Exhibit 4.2
[CONFORMED COPY
WITH EXHIBITS G,H,J & L
CONFORMED AS EXECUTED]

CREDIT AGREEMENT
among
AMERISTAR CASINOS, INC.,
VARIOUS LENDERS,
WELLS FARGO BANK, NATIONAL ASSOCIATION, BANK OF AMERICA, N.A. and
JPMORGAN CHASE BANK, N.A.,
as SYNDICATION AGENTS,
DEUTSCHE BANK SECURITIES INC., WELLS FARGO SECURITIES, LLC, MERRILL
LYNCH, PIERCE, FENNER & SMITH INCORPORATED, and
J.P. MORGAN SECURITIES INC.,
as JOINT LEAD ARRANGERS and JOINT BOOKRUNNERS,
COMMERZBANK AG, NEW YORK AND GRAND CAYMAN BRANCHES and US BANK
NATIONAL ASSOCIATION,
as CO-DOCUMENTATION AGENTS,
and
DEUTSCHE BANK TRUST COMPANY AMERICAS,
as ADMINISTRATIVE AGENT

Dated as of April 14, 2011

(i)

(ii)

		Page

8.20	Legal Names; Type of Organization (and Whether a Registered Organization); Jurisdiction of Organization; etc.	92

SECTION 9.	Affirmative Covenants	92

9.01	Information Covenants	92
9.02	Books, Records and Inspections	96
9.03	Maintenance of Property; Insurance	96
9.04	Corporate Franchises	97
9.05	Compliance with Statutes, etc.	97
9.06	ERISA	97
9.07	End of Fiscal Years; Fiscal Quarters	98
9.08	Performance of Obligations	99
9.09	Payment of Taxes	99
9.10	Intellectual Property Rights	99
9.11	Additional Security; Further Assurances	99
9.12	Ratings	101
9.13	Permitted Acquisitions	101
9.14	Compliance with Environmental Laws	103

SECTION 10.	Negative Covenants	104

10.01	Liens	104
10.02	Consolidation, Merger, Purchase or Sale of Assets, etc.	106
10.03	Dividends	108
10.04	Indebtedness	110
10.05	Advances, Investments and Loans	112
10.06	Transactions with Affiliates	114
10.07	Maximum Capital Expenditures	115
10.08	Senior Secured Net Leverage Ratio	115
10.09	Total Net Leverage Ratio	115
10.10	Interest Expense Coverage Ratio	116
10.11	Limitation on Modifications of Certificate or Articles of Incorporation, By-Laws and Certain Other Agreements; Limitations of Prepayments and Modifications of Indebtedness; etc.	116
10.12	Limitation on Certain Restrictions on Subsidiaries	117
10.13	Limitation on Issuance of Capital Stock	117
10.14	Business	118

SECTION 11.	Events of Default	118

11.01	Payments	118
11.02	Representations, etc.	118
11.03	Covenants	118
11.04	Default Under Other Agreements	118
11.05	Bankruptcy, etc.	119
11.06	ERISA	119
11.07	Security Documents	120
11.08	Guaranty	120

(iii)

SCHEDULE 2.01	Commitments
SCHEDULE 2.17	Reverse Dutch Auctions
SCHEDULE 3.01	Existing Letters of Credit
SCHEDULE 6.10	Ship Properties
SCHEDULE 8.09	Tax Matters

(iv)

SCHEDULE 8.10	ERISA Matters
SCHEDULE 8.11(c)	Real Property
SCHEDULE 8.13	Subsidiaries
SCHEDULE 8.18	Existing Indebtedness
SCHEDULE 8.19	Environmental Matters
SCHEDULE 8.20	Legal Names; Type of Organization (and Whether a Registered Organization); Jurisdiction of Organization, etc.
SCHEDULE 9.03(b)	Insurance Policy Endorsement
SCHEDULE 10.01(iii)	Existing Liens
SCHEDULE 10.03	Restricted Payment Basket Amount
SCHEDULE 13.03	Lender Addresses
SCHEDULE 13.19	Required Post-Closing Items

EXHIBIT A-1	Form of Notice of Borrowing
EXHIBIT A-2	Form of Notice of Conversion/Continuation
EXHIBIT B-1	Form of A Term Note
EXHIBIT B-2	Form of B Term Note
EXHIBIT B-3	Form of Revolving Note
EXHIBIT B-4	Form of Swingline Note
EXHIBIT C	Form of Letter of Credit Request
EXHIBIT D	Form of Section 5.04(b)(ii) Certificate
EXHIBIT E	Opinion of Gibson, Dunn & Crutcher LLP, Special Counsel to the Credit Parties
EXHIBIT F	Form of Officers’ Certificate
EXHIBIT G	Form of Pledge Agreement
EXHIBIT H	Form of Security Agreement
EXHIBIT I	Form of Mortgage
EXHIBIT J	Form of Subsidiary Guaranty
EXHIBIT K	Form of Assignment and Assumption Agreement
EXHIBIT L	Form of Solvency Certificate
EXHIBIT M	Form of Ship Mortgage
EXHIBIT N	Form of Intercompany Note

(v)

          CREDIT AGREEMENT, dated as of April 14, 2011, among AMERISTAR CASINOS, INC., a Nevada corporation (the “Borrower”), the Lenders party hereto from time to time, and DEUTSCHE BANK TRUST COMPANY AMERICAS, as Administrative Agent (all capitalized terms used herein and defined in Section 1 are used herein as therein defined).
WITNESSETH:
          WHEREAS, subject to and upon the terms and conditions herein set forth, the Lenders are willing to make available to the Borrower the respective credit facilities provided for herein;
          NOW, THEREFORE, IT IS AGREED:
          SECTION 1. Definitions and Accounting Terms.
          1.01 Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
          “Accounting Changes” shall have the meaning provided in Section 13.07(a).
          “Acquired Entity or Business” shall mean either (x) the assets constituting a business, division or product line of any Person not already a Subsidiary of the Borrower or (y) 100% of the Equity Interests of any such Person, which Person shall, as a result of the acquisition of such Equity Interests, become a Wholly-Owned Domestic Subsidiary of the Borrower (or shall be merged with and into the Borrower or another Wholly-Owned Domestic Subsidiary of the Borrower that is a Subsidiary Guarantor, with the Borrower or such Subsidiary Guarantor being the surviving or continuing Person).
          “Additional Collateral” shall mean all property (whether real or personal) in which security interests are granted (or have been purported to be granted) (and continue to be in effect at the time of determination) pursuant to Section 9.11.
          “Additional Mortgage” shall have the meaning provided in Section 9.11(a).
          “Additional Security Documents” shall mean all mortgages, pledge agreements, security agreements and other security documents entered into pursuant to Section 9.11 with respect to Additional Collateral.
          “Additional Ship Mortgage” shall have the meaning provided in Section 9.11(b).
          “Additional Ship Mortgaged Property” shall have the meaning provided in Section 9.11(b).
          “Adjustable Applicable Margins” shall have the meaning provided in the definition of Applicable Margin.

          “Adjusted Consolidated Net Income” shall mean, for any period, Consolidated Net Income for such period plus the sum of the amount of all non-cash charges (including, without limitation, depreciation, amortization, impairments, deferred tax expense and non-cash interest expense), non-cash losses and losses from the disposition of assets which were included in arriving at Consolidated Net Income for such period, less the amount of all non-cash gains, non-cash credits and gains from the disposition of assets which were included in arriving at Consolidated Net Income for such period.
          “Adjusted Consolidated Working Capital” shall mean, at any time, Consolidated Current Assets (but excluding therefrom all cash and Cash Equivalents) less Consolidated Current Liabilities at such time. For purposes of calculating Adjusted Consolidated Working Capital, (i) for any period in which a Permitted Acquisition occurs, the “consolidated current assets” and “consolidated current liabilities” of any Acquired Entity or Business (determined on a basis consistent with the corresponding definitions herein, with appropriate reference changes) as of the date such Permitted Acquisition is consummated shall be added to Consolidated Current Assets or Consolidated Current Liabilities, as the case may be, as of the first day of the applicable period and (ii) for any period in which an Asset Sale occurs, the “consolidated current assets” and “consolidated current liabilities” transferred in such Asset Sale (determined on a basis consistent with the corresponding definitions herein, with appropriate reference changes), as of the date such Asset Sale is consummated shall be deducted from Consolidated Current Assets or Consolidated Current Liabilities, as the case may be, as of the first day of the applicable period.
          “Additional Lender” shall have the meaning provided in Section 2.15(d).
          “Administrative Agent” shall mean Deutsche Bank Trust Company Americas, in its capacity as Administrative Agent for the Lenders hereunder, and shall include any successor to the Administrative Agent appointed pursuant to Section 12.09.
          “Affiliate” shall mean, with respect to any Person, any other Person (including for purposes of Section 10.06 only, all directors, officers and partners of such Person) directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person; provided, however, that for purposes of Section 10.06, an Affiliate of the Borrower shall include any Person that directly or indirectly owns more than 10% of any class of the capital stock of the Borrower. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.
          “Agreement” shall mean this Credit Agreement, as amended, modified, extended, renewed, replaced, restated or supplemented from time to time.
          “Anticipated Reinvestment Amount” shall mean, with respect to any Reinvestment Election, the amount specified in the Reinvestment Notice delivered by the Borrower in connection therewith as the amount of Net Asset Sale Proceeds or Net Insurance Proceeds from the related Asset Sale or Recovery Event, as the case may be, that the Borrower and/or its Subsidiaries intend to use to purchase, construct or otherwise acquire Reinvestment Assets.
          “Applicable Commitment Commission Rate” shall mean, for each Non-Defaulting RL Lender, a rate per annum equal to 0.50% of the Unutilized Revolving Loan Commitment of such Non-Defaulting RL Lender as in effect from time to time; provided that, commencing upon the delivery of the Quarterly Pricing Certificate for the full fiscal quarter of the Borrower ending December 31, 2011, from and after any Start Date to and including the corresponding End Date, the Applicable Commitment Commission Rate shall be that set forth below opposite the Total Net Leverage Ratio achieved as indicated in the Quarterly Pricing Certificate delivered with respect to such period:

Applicable Commitment
Total Net Leverage Ratio	Commission Rate
Equal to or greater than 4.5 to 1.0	0.50%
Less than 4.5 to 1.0	0.375%
          “Applicable Excess Cash Flow Percentage” shall mean, with respect to any Excess Cash Payment Date, 25%; provided that so long as no Event of Default under Section 11.01 is then in existence, if on the last day of the relevant Excess Cash Payment Period, the Total Net Leverage Ratio for the Test Period then most recently ended (as set forth in the officer’s certificate delivered (or required to be delivered) with respect to such Test Period pursuant to Section 9.01(e), is less than 4.75:1.00, then the Applicable Excess Cash Flow Percentage shall instead be 0%.
          “Applicable Margin” shall mean a percentage per annum equal to (i) in the case of A Term Loans maintained as (A) Base Rate Loans, 1.75% and (B) Eurodollar Loans, 2.75%; (ii) in the case of B Term Loans, maintained as (A) Base Rate Loans, 2.00% and (B) Eurodollar Loans, 3.00%; (iii) in the case of Revolving Loans maintained as (A) Base Rate Loans, 1.75% and (B) Eurodollar Loans, 2.75%; and (iv) in the case of Swingline Loans, 1.75%. From and after each date of delivery of any Quarterly Pricing Certificate indicating an entitlement to a different margin for any Tranche of Loans (other than B Term Loans) than that described in the immediately preceding sentence or that described below as a result of the then most recent adjustment made to the Adjustable Applicable Margins (each, a “Start Date”) to and including the applicable End Date described below, the Applicable Margins for such Tranches of Loans (hereinafter, the “Adjustable Applicable Margins”) shall be those set forth below opposite the Total Net Leverage Ratio indicated to have been achieved in any certificate delivered in accordance with the following paragraph:

			Revolving Loan Base
			Rate Margin and
	A Term Loan	A Term Loan	Swingline Loan	Revolving Loan
Total Net Leverage Ratio	Base Rate Margin	Eurodollar Margin	Margin	Eurodollar Margin
Equal to or greater than 5.5 to 1.0	1.75%	2.75%	1.75%	2.75%
Equal to or greater than 4.5 to 1.0 but less than 5.5 to 1.0	1.50%	2.50%	1.50%	2.50%
Less than 4.5 to 1.0	1.25%	2.25%	1.25%	2.25%
          The Total Net Leverage Ratio used in a determination of Adjustable Applicable Margins shall be determined based on the delivery of a certificate of the Borrower (each, a “Quarterly Pricing Certificate”) by an Authorized Officer of Borrower to the Administrative Agent (with a copy to be sent by the Administrative Agent to each Lender), within 45 days of the last day of any fiscal quarter of the Borrower, which certificate shall set forth the calculation of the Total Net Leverage Ratio as at the last day of the Test Period ended immediately prior to the relevant Start Date. The Adjustable Applicable Margins so determined shall apply, except as set forth in the succeeding sentence, from the relevant Start Date to the earlier of (x) the date on which the next Quarterly Pricing Certificate is delivered to the Administrative Agent or (y) the date which is 45 days following the last day of the Test Period in which the previous Start Date occurred (such earliest date, the “End Date”), at which time, if no certificate has been delivered to the Administrative Agent indicating an entitlement to new Adjustable Applicable Margins (and thus commencing a new Start Date), the Adjustable Applicable Margins shall be those set forth in the first sentence of this definition (such Adjustable Applicable Margins as so determined, the “Highest Adjustable Applicable Margins”) until the date, if any, on which the overdue Quarterly Pricing Certificate is delivered demonstrating an entitlement to new Adjustable Applicable Margins. Notwithstanding anything to the contrary contained above in this definition, the Adjustable Applicable Margins shall be the Highest Adjustable Applicable Margins (x) at all times, after the election of Required Lenders, during which there shall exist any Event of Default under Section 11.01 and (y) at all times prior to the date of delivery of the financial statements pursuant to Section 9.01(a) for the fiscal quarter of Borrower ending December 31, 2011. In addition, the Applicable Margin shall be subject to adjustment pursuant to Section 2.15(b).
          “Asset Sale” shall mean the sale, transfer or other disposition by the Borrower or any of its Subsidiaries to any Person other than the Borrower or any of its Subsidiaries of any asset of the Borrower or such Subsidiary, other than (a) sales, transfers or other dispositions in the ordinary course of business of goods or inventory and/or obsolete, worn out or excess equipment (including gaming equipment replaced in the ordinary course of business, leases or subleases of real or personal property in the ordinary course of business and licenses or other dispositions of intellectual property in the ordinary course of business), (b) making Investments as permitted by Section 10.05 and (c) sales, transfers or other dispositions the proceeds of which do not exceed $20,000,000 for any transaction or series of related transactions.
          “Assignment and Assumption Agreement” shall mean the Assignment and Assumption Agreement substantially in the form of Exhibit K (appropriately completed).
          “A Term Loan” shall have the meaning provided in Section 2.01(a).
          “A Term Loan Commitment” shall mean, for each Lender, the amount set forth opposite such Lender’s name in Schedule 2.01 directly below the column entitled “A Term Loan Commitment” as the same may be terminated pursuant to Sections 4.03 and/or 11.
          “A Term Loan Maturity Date” shall mean the fifth anniversary of the Initial Borrowing Date.
          “A Term Note” shall have the meaning provided in Section 2.05(a).
          “A TL Percentage” shall mean, at any time, a fraction (expressed as a percentage) the numerator of which is equal to the aggregate principal amount of all A Term Loans outstanding at such time and the denominator of which is equal to the aggregate principal amount of all Term Loans outstanding at such time.
          “Auction” shall have the meaning provided in Section 2.17(a).
          “Auction Manager” shall have the meaning provided in Section 2.17(a).
          “Authorized Officer” of any Credit Party shall mean any of the Chairman of the Board, the President, the Chief Executive Officer, any Vice President, the Treasurer, the Secretary, any Assistant Secretary, any Assistant Treasurer, the Chief Financial Officer or the Controller of such Credit Party or any other officer of such Credit Party which is designated in writing to the Administrative Agent and the Issuing Lender by any of the foregoing officers of such Credit Party as being authorized to give such notices under this Agreement.
          “Available Investment Basket Amount” shall mean, on any date of determination, an amount equal to the sum (without duplication) of (i) the greater of $50,000,000 and 2.5% of Consolidated Net Tangible Assets minus (ii) the aggregate amount of Investments made (including for such purpose the fair market value of any assets contributed to any Investment Entity (as determined in good faith by senior management of the Borrower), net of Indebtedness assigned to, and assumed by, the respective Investment Entity in connection therewith) pursuant to Section 10.05(xiii) after the Effective Date, plus (iii) the amount of any increase to the Available Investment Basket Amount made after the Effective Date in accordance with the provisions of Section 10.05(xiii).
          “Bankruptcy Code” shall have the meaning provided in Section 11.05.
          “Base Rate” shall mean, for any day, a rate per annum equal to the highest of (i) the Prime Lending Rate in effect on such day, (ii) the Federal Funds Rate in effect on such day plus 0.50%, (iii) the Eurodollar Rate for a Eurodollar Loan denominated in Dollars with a one-

month interest period commencing on such day plus 1.00% and (iv) in the case of B Term Loans only, the Base Rate Floor. For purposes of this definition, the Eurodollar Rate shall be determined using the Eurodollar Rate as otherwise determined by the Administrative Agent in accordance with the definition of Eurodollar Rate, except that (x) if a given day is a Business Day, such determination shall be made on such day (rather than two Business Days prior to the commencement of an Interest Period) or (y) if a given day is not a Business Day, the Eurodollar Rate for such day shall be the rate determined by the Administrative Agent pursuant to preceding clause (x) for the most recent Business Day preceding such day. Any change in the Base Rate due to a change in the Prime Lending Rate, the Federal Funds Rate or such Eurodollar Rate shall be effective as of the opening of business on the day of such change in the Prime Lending Rate, the Federal Funds Rate or such Eurodollar Rate, respectively.
          “Base Rate Floor” shall mean 2.00% per annum.
          “Base Rate Loan” shall mean (i) each Swingline Loan and (ii) each other Loan designated or deemed designated as such by the Borrower at the time of the incurrence thereof or conversion thereto.
          “Borrower” shall have the meaning provided in the first paragraph of this Agreement.
          “Borrowing” shall mean the borrowing of one Type of Loan of a single Tranche from all the Lenders (other than Defaulting Lenders) having Commitments of the respective Tranche (or from the Swingline Lender in the case of Swingline Loans) on a given date (or resulting from a conversion or conversions on such date) having in the case of Eurodollar Loans the same Interest Period; provided that Base Rate Loans incurred pursuant to Section 2.10(b) shall be considered part of the related Borrowing of Eurodollar Loans.
          “B Term Loan” shall have the meaning provided in Section 2.01(b).
          “B Term Loan Commitment” shall mean, for each Lender, the amount set forth opposite such Lender’s name in Schedule 2.01 directly below the column entitled “B Term Loan Commitment” as the same may be terminated pursuant to Sections 4.03 and/or 11.
          “B Term Loan Maturity Date” shall mean the seventh anniversary of the Initial Borrowing Date.
          “B Term Note” shall have the meaning provided in Section 2.05(a).
          “B TL Percentage” shall mean, at any time, a fraction (expressed as a percentage) the numerator of which is equal to the aggregate principal amount of all B Term Loans outstanding at such time and the denominator of which is equal to the aggregate principal amount of all Term Loans outstanding at such time.
          “Business Day” shall mean (i) for all purposes other than as covered by clause (ii) below, any day except Saturday, Sunday and any day which shall be in New York City a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, any day which is a Business Day described in clause (i) above and which is also a day for trading by and between banks in the New York interbank Eurodollar market.
          “Calculation Date” shall mean the date of the respective Permitted Acquisition (or, if earlier, the date on which a binding agreement is made to complete a Permitted Acquisition), incurrence, assumption or issuance of Indebtedness, repayment of Indebtedness, or other event, as the case may be, which gives rise to the requirement to calculate compliance with the financial covenants set forth in Sections 10.08, 10.09 and 10.10 on a Pro Forma Basis.
          “Calculation Period” shall mean, with respect to any Calculation Date, the Test Period (taken as one accounting period) most recently ended prior to such Calculation Date for which financial statements are available.
          “Capital Expenditures” shall mean, with respect to any Person, all expenditures by such Person which should be capitalized in accordance with GAAP, including all such expenditures with respect to fixed or capital assets (including, without limitation, expenditures for maintenance and repairs which should be capitalized in accordance with GAAP) and the amount of capital assets associated with Capitalized Lease Obligations incurred by such Person (which Capital Expenditures shall be deemed to include expenditures by such person to acquire stock or other evidence of beneficial ownership of any other Person for the purpose of acquiring the capital assets of such Person (to the extent of such capital assets); provided that the term “Capital Expenditures” shall not include (i) expenditures made in connection with the replacement, substitution, restoration or repair of assets and constituting reinvestment of Net Asset Sale Proceeds or Net Insurance Proceeds in accordance with Sections 5.02(e) or (f), (ii) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time or (iii) any capitalized interest expense reflected as additions to property, plant or equipment on the consolidated balance sheet of the Borrower and its Consolidated Subsidiaries.
          “Capitalized Lease Obligations” shall mean, with respect to any Person, all rental obligations which, under GAAP, are or will be required to be capitalized on the books of such Person, in each case taken at the amount thereof accounted for as indebtedness in accordance with GAAP, it being understood that solely with respect to any change in GAAP after the Effective Date with respect to the accounting for leases as either operating leases or capital leases, any obligation that is not a Capital Lease Obligation under GAAP as in effect on the Effective Date will not be treated as a Capital Lease Obligation hereunder or under the other Credit Documents solely as a result of such change in GAAP after the Effective Date.
          “Cash Equivalents” shall mean, as to any Person, (i) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition, (ii) time deposits and certificates of deposit with maturities of not more than one year from the date of acquisition by such Person of any commercial bank having, or which is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any State thereof, the District of Columbia or any foreign jurisdiction having capital, surplus and undivided profits aggregating in excess of $200,000,000, (iii) repurchase obligations with a term of not more than 90 days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (ii) above, (iv) commercial paper issued by any Person incorporated in the United States rated at least A-1 or the equivalent thereof by S&P or at least P 1 or the equivalent thereof by Moody’s and in each case maturing not more than one year after the date of acquisition by such Person, (v) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (i) through (iv) above and (vi) demand deposit accounts maintained in the ordinary course of business.
          “CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq., and any successor thereto.
          “Change of Control” shall mean (i) any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act, together with any Affiliates thereof (other than, prior to the consummation of the Stock Repurchase, the Neilsen Family Group), shall become the beneficial owner, directly or indirectly, of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Voting Stock of the Borrower or (ii) a “change of control” or similar event shall occur as provided in any Senior Notes Document or the documentation relating to any Material Indebtedness.
          “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
          “Collateral” shall mean all property (whether real or personal) with respect to which any security interests have been granted (or purported to be granted) pursuant to any Security Document, including, without limitation, all Pledge Agreement Collateral, all Security Agreement Collateral, all Mortgaged Properties, all Ship Properties and all cash and Cash Equivalents delivered as collateral pursuant to Section 6.02 or Section 11 hereof and all Additional Collateral, if any.
          “Collateral Agent” shall mean the Administrative Agent acting as collateral agent for the Secured Creditors pursuant to the Security Documents.
          “Commitment” shall mean any of the commitments of any Lender, i.e., an A Term Loan Commitment, a B Term Loan Commitment or a Revolving Loan Commitment.
          “Commitment Commission” shall have the meaning provided in Section 4.01(a).
          “Consolidated Cash Interest Expense” shall mean, for any period, the total consolidated interest expense of the Borrower and its Consolidated Subsidiaries (excluding amortization or write-off of debt discount and debt issuance costs but including commissions and other fees and charges associated with Indebtedness and all commissions and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under any Interest Rate Protection or Other Hedging Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP) determined on a consolidated basis in accordance with GAAP for such period and which is required to be paid in cash during that period (calculated without regard to any limitations on the payment thereof) plus, without duplication, that portion of Capitalized Lease Obligations of the Borrower and its Consolidated Subsidiaries determined on a consolidated basis in accordance with GAAP representing the interest factor for such period.
          “Consolidated Current Assets” shall mean, at any time, the consolidated current assets of the Borrower and its Subsidiaries at such time, excluding the following: amounts related to current or deferred taxes based on income or profits, assets held for sale, loans (permitted) to third parties, pension assets, deferred bank fees and derivative financial instruments, and the effects of adjustments pursuant to GAAP resulting from the application of recapitalization accounting or purchase accounting, as the case may be, in relation to any consummated acquisition.
          “Consolidated Current Liabilities” shall mean, at any time, the consolidated current liabilities of the Borrower and its Subsidiaries at such time, but excluding the current portion of any Indebtedness under this Agreement and the current portion of any other long-term Indebtedness which would otherwise be included therein, excluding the following: accruals for current or deferred taxes based on income or profits, accruals of any costs or expenses related to restructuring reserves, deferred revenue arising from cash receipts that are earmarked for specific projects, liabilities in respect of unpaid earn-outs, and the effects of adjustments pursuant to GAAP resulting from the application of recapitalization accounting or purchase accounting, as the case may be, in relation to any consummated acquisition.
          “Consolidated EBITDA” shall mean, for any period, the Consolidated Net Income of the Borrower and its Consolidated Subsidiaries determined on a consolidated basis in accordance with GAAP, before Consolidated Net Interest Expense, provision for taxes and non- cash compensation expense and without giving effect to any extraordinary or unusual or nonrecurring income, gains, expenses or losses, adjusted by adding thereto (i) the amount of all depreciation and amortization charges, (ii) the amount of pre-opening expenses, (iii) the amount of all other non-cash charges, losses or expenses of the Borrower and its Subsidiaries determined on a consolidated basis for such period, in each case other than (A) any non-cash charge representing amortization of a prepaid cash item that was paid and not expensed in a prior period and (B) any non-cash charge relating to write-offs, write-downs or reserves with respect to accounts receivable or inventory; provided that if any non-cash charges referred to in this clause (iii) represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA in such future period to such extent paid, (iv) in the case of any fiscal period ended on or prior to December 31, 2011, costs and expenses arising from or related to the Transaction, (v) any net after-tax gains or losses on disposal of abandoned, disposed or discontinued operations during such period or attributable to asset dispositions or the sale or other disposition of any Equity Interests of any person in each case other than in the ordinary course of business during such period and (vi) any customary and reasonable fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, investment, recapitalization, disposition, issuance or repayment of Indebtedness (and related hedging obligations), issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transaction undertaken but not completed), in each case that were deducted in arriving at Consolidated Net Income for such period.
          “Consolidated Indebtedness” shall mean, at any time, without duplication, the sum of the aggregate outstanding principal amount of all Indebtedness and the principal component of Capitalized Lease Obligations, of the Borrower and its Consolidated Subsidiaries determined on a consolidated basis in accordance with GAAP; provided that (x) the aggregate amount available to be drawn (i.e., unfunded amounts) under all letters of credit, bankers’ acceptances, bank guaranties and similar obligations issued for the account of the Borrower or any of its Subsidiaries (but excluding, for avoidance of doubt, all unpaid drawings or other matured monetary obligations owing in respect of such letters of credit, bankers’ acceptances, bank guaranties and similar obligations) shall not be included in any determination of “Consolidated Indebtedness” and (y) the amount of Indebtedness in respect of the Interest Rate Protection or Other Hedging Agreements shall be at any time the unrealized net loss position, if any, of the Borrower and/or its Subsidiaries thereunder on a marked-to-market basis determined no more than one month prior to such time.
          “Consolidated Net Income” shall mean, for any period, the net after-tax income of the Borrower and its Consolidated Subsidiaries determined on a consolidated basis in accordance with GAAP.
          “Consolidated Net Interest Expense” shall mean, for any period, the total consolidated interest expense (calculated without regard to any limitations on the payment thereof) of the Borrower and its Consolidated Subsidiaries determined on a consolidated basis in accordance with GAAP for such period plus, without duplication, that portion of Capitalized Lease Obligations of the Borrower and its Consolidated Subsidiaries determined on a consolidated basis in accordance with GAAP representing the interest factor for such period, in each case net of the total consolidated cash interest income of the Borrower and its Consolidated Subsidiaries for such period.
          “Consolidated Net Tangible Assets” shall mean, as of any date of determination thereof, the total amount of assets that would appear on the consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as at the end of the most recently completed fiscal quarter for which financial statements are available, less the sum of (i) goodwill and other intangible assets and (ii) all current liabilities (other than any current portion of long-term Indebtedness), in each case as they would appear on the consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as at the end of the most recently completed fiscal quarter for which financial statements are available, determined on a consolidated basis in accordance with GAAP.
          “Consolidated Subsidiaries” shall mean, as to any Person, all Subsidiaries of such Person which are consolidated with such Person for financial reporting purposes in accordance with GAAP.
          “Contingent Obligation” shall mean, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.
          “Credit Documents” shall mean this Agreement and, after the execution and delivery thereof pursuant to the terms of this Agreement, each Note, each Security Document and each Subsidiary Guaranty.
          “Credit Event” shall mean the making of any Loan or the issuance, amendment, extension or renewal of any Letter of Credit (other than any amendment, extension or renewal that does not increase the maximum Stated Amount of such Letter of Credit).
          “Credit Party” shall mean the Borrower and each Subsidiary Guarantor.
          “DBTCA” shall mean Deutsche Bank Trust Company Americas in its individual capacity.
          “Default” shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.
          “Defaulting Lender” shall mean any Lender with respect to which a Lender Default is in effect.
          “Disqualified Stock” shall mean any capital stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (i) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than solely as a result of a requirement of any applicable Gaming Regulations and other than solely for capital stock other than Disqualified Stock and cash in lieu of fractional shares), or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the first anniversary of the Maturity Date existing on the date such capital stock is issued, (ii) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for

(a) debt securities or (b) any capital stock referred to in (i) above, in each case at any time prior to the first anniversary of the latest Maturity Date existing on the date such capital stock is issued or (iii) contains any restrictive covenants other than those which are reasonably satisfactory to the Administrative Agent; provided, that if such capital stock is issued to any plan for the benefit of employees of the Borrower or its Subsidiaries or by any such plan to such employees, such capital stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations. The amount of any Disqualified Stock shall be the greater of the face amount and the maximum redemption or repurchase price thereof.
          “Dividend” shall mean, with respect to any Person, that such Person has declared or paid a dividend, made a distribution or returned any equity capital to its stockholders, partners or members in their capacity as such or authorized or made any other distribution, payment or delivery of property (other than common Equity Interests of such Person) or cash to its stockholders, partners or members in their capacity as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for consideration any of its Equity Interests outstanding on or after the Effective Date, or set aside any funds for any of the foregoing purposes, or shall have permitted any of its Subsidiaries to purchase or otherwise acquire for consideration (other than common Equity Interests) any shares of any class of the Equity Interests of such Person outstanding on or after the Effective Date; provided that, “Dividends” with respect to any Person shall include payments made by such Person with respect to any stock appreciation rights, plans, equity incentive or achievement plans or any similar plans, or irrevocable setting aside of any funds for the foregoing purposes, but only to the extent such payments (or the obligations to make such payments) do not result in a deduction to Consolidated Net Income.
          “Documents” shall mean, collectively, (i) the Credit Documents, (ii) the Refinancing Documents, (iii) the Senior Note Documents and (iv) the Stock Repurchase Documents.
          “Dollars” and the sign “$” shall each mean freely transferable lawful money of the United States.
          “Domestic Subsidiary” shall mean each Subsidiary that is incorporated or organized in the United States or any State thereof.
          “Drawing” shall have the meaning provided in Section 3.05(b).
          “Effective Date” shall have the meaning provided in Section 13.10.
          “Effective Yield” shall mean, as to any Loans of any Tranche, the effective yield on such Loans as reasonably determined by the Administrative Agent, taking into account the applicable interest rate margins, any interest rate floors or similar devices, all recurring fees and all other fees, including upfront or similar fees or original issue discount (amortized over the shorter of (x) the Weighted Average Life to Maturity of such Loans and (y) the four years following the date of incurrence thereof) payable to all Lenders making such Loans, but excluding any arrangement, structuring, syndication or other fees payable in connection therewith that are not generally shared with all Lenders making such Loans and customary consent fees paid generally to consenting Lenders.
          “Eligible Transferee” shall mean and include a commercial bank, an insurance company, a finance company, a financial institution, any fund that invests in loans or any other “accredited investor” (as defined in Regulation D of the Securities Act), but in any event excluding the Borrower and its Affiliates (other than, in the case of an assignment of Term Loans effected in accordance with Section 13.04(e), an Affiliated Lender).
          “End Date” shall have the meaning provided in the definition of Applicable Margin.
          “Environmental Claims” shall mean any and all administrative, regulatory or judicial actions, suits, written demands, demand letters, written claims, liens, written notices of non-compliance or violation, investigations or proceedings arising under any Environmental Law or any permit issued under any such law, including, without limitation, (a) any and all claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.
          “Environmental Law” shall mean any applicable Federal, state, provincial, foreign or local statute, law, rule, regulation or rule of common law now or hereafter in effect and in each case as amended, and any legally binding judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment relating to the environment, employee health and safety or Hazardous Materials, including, without limitation, CERCLA, the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 2601 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 3803 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the Hazardous Material Transportation Act, 49 U.S.C. § 1801 et seq.; and any state and local or foreign counterparts or equivalents, in each case as amended from time to time.
          “Equity Interests” of any Person shall mean any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interest in (however designated) equity of such Person, including any common stock, preferred stock, any limited or general partnership interest and any limited liability company membership or member’s interest.
          “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect at the date of this Agreement and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.
          “ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) which together with the Borrower or a Subsidiary of the Borrower would be deemed to be a

“single employer” (i) within the meaning of Section 414(b), (c), (m) or (o) of the Code or (ii) as a result of the Borrower or a Subsidiary of the Borrower being or having been a general partner of such person.
          “Eurodollar Loan” shall mean each Loan designated as such by the Borrower at the time of the incurrence thereof or conversion thereto.
          “Eurodollar Rate” shall mean, with respect to any Eurodollar Loan for any Interest Period, (i) (a) the rate per annum determined by the Administrative Agent at approximately 11:00 a.m., London time, on the date that is two Business Days prior to the commencement of such Interest Period by reference to the Reuters Screen LIBOR01 for deposits in Dollars (or such other comparable page as may, in the opinion of the Administrative Agent, replace such page for the purpose of displaying such rates) for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “Eurodollar Rate” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in Dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period or (b) solely in the case of B Term Loans which are incurred or maintained as Eurodollar Loans, the higher of the rate pursuant to preceding clause (a) and the LIBOR Floor, in either case divided by (ii) a percentage equal to 100% minus the then stated maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves required by applicable law) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency funding or liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D).
          “Event of Default” shall have the meaning provided in Section 11.
          “Excess Cash Flow” shall mean, for any period, the remainder of (a) the sum of, without duplication, (i) Adjusted Consolidated Net Income for such period and (ii) the decrease, if any, in Adjusted Consolidated Working Capital from the first day to the last day of such period, minus (b) the sum of, without duplication, (i) the aggregate amount of all Capital Expenditures made by the Borrower and its Subsidiaries during such period with internally generated funds, Revolving Loans and Swingline Loans, (ii) the aggregate amount of permanent principal payments of Indebtedness for borrowed money of the Borrower and its Subsidiaries and the permanent repayment of the principal component of Capitalized Lease Obligations of the Borrower and its Subsidiaries during such period (other than (1) repayments made pursuant to the Refinancing, (2) repayments made with the proceeds of asset sales, sales or issuances of Equity Interests, capital contributions, insurance or Indebtedness, (3) all voluntary and mandatory prepayments of Term Loans and Revolving Loans, except Scheduled Repayments made pursuant to Section 5.02(b) and (4) payments of Loans and/or other Obligations; provided that repayments of Loans shall be deducted in determining Excess Cash Flow to the extent such repayments were required as a result of a Scheduled Repayment pursuant to Section 5.02(b), (iii) the increase, if any, in Adjusted Consolidated Working Capital from the first day to the last day of such period and (iv) the amount of Investments made during such period to the extent permitted under Section 10.05(x) to the extent such Investments were made by the Borrower and its Subsidiaries during such period with internally generated funds, Revolving Loans and Swingline Loans.
          “Excess Cash Payment Date” shall mean the date occurring 120 days after the last day of each fiscal year of the Borrower (commencing with the fiscal year of the Borrower ending December 31, 2011).
          “Excess Cash Payment Period” shall mean (i) with respect to the repayment required on the first Excess Cash Payment Date, the period from April 1, 2011 to the last day of the Borrower’s fiscal quarter ending on December 31, 2011 (taken as one accounting period), and (ii) with respect to the repayment required on each successive Excess Cash Payment Date, the immediately preceding fiscal year of the Borrower.
          “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder.
          “Excluded Information” shall have the meaning provided in Section 2.17(d).
          “Excluded Recovery Event” shall mean any Recovery Event or series of related Recovery Events the proceeds of which do not exceed $20,000,000.
          “Excluded Taxes” shall have the meaning provided in Section 5.04(a).
          “Existing Credit Agreement” shall mean the credit agreement dated as of November 10, 2005, among, inter alia, the Borrower, various lenders and DBTCA, as administrative agent, as amended modified or otherwise supplemented from time to time prior to the date hereof.
          “Existing Indebtedness” shall have the meaning provided in Section 8.18. For the avoidance of doubt, for purposes of this Agreement, the Outstanding Existing Senior Notes and the Senior Notes do not constitute Existing Indebtedness.
          “Existing Senior Notes” shall mean the Borrower’s 9.25% senior unsecured notes issued pursuant to the Existing Senior Notes Indenture and due 2014.
          “Existing Senior Notes Indenture” shall mean the indenture governing the Existing Senior Notes dated as of May 27, 2009, as supplemented, among the Borrower, the subsidiary guarantors party thereto and Wilmington Trust FSB, as successor trustee.
          “Existing Senior Notes Indenture Amendment” shall mean an amendment to the Existing Senior Notes Indenture to substantially eliminate the covenants contained therein.
          “Existing Senior Notes Repurchase” shall mean the repurchase by the Borrower for cash on or after the Initial Borrowing Date of all of the Tendered Existing Senior Notes, and the payment by the Borrower of all related tender premiums (not to exceed $70,000,000) and accrued and unpaid interest owing in connection therewith (and, to the extent any Existing Senior Notes thereafter remain outstanding, any redemption pursuant to the Existing Senior

Notes Indenture (or repurchase for the same or lower consideration) thereafter of any such remaining Existing Notes).
          “Extended Revolving Commitment” shall have the meaning provided in Section 2.16(a)(ii).
          “Extended Term Loans” shall have the meaning provided in Section 2.16(a)(iii).
          “Extending Revolving Lender” shall have the meaning provided in Section 2.16(a)(ii).
          “Extending Term Lender” shall have the meaning provided in Section 2.16(a)(iii).
          “Extension” shall have the meaning provided in Section 2.16(a).
          “Extension Offer” shall have the meaning provided in Section 2.16(a).
          “Facing Fee” shall have the meaning provided in Section 4.01(c).
          “FATCA” shall mean Sections 1471 through 1474 of the Code, as enacted on the Effective Date (and any amended or successor version that is substantively comparable, provided that any such amended or successor version imposes criteria that are not substantially more onerous than those contained in such sections as enacted on the Closing Date), and the regulations promulgated thereunder or published administrative guidance implementing such Sections.
          “Federal Funds Rate” shall mean for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent.
          “Fees” shall mean all amounts payable pursuant to or referred to in Section 4.01.
          “Financial Covenants” shall mean the covenants set forth in Sections 10.08, 10.09 and 10.10.
          “Foreign Lender” shall have the meaning provided in Section 5.04(b).
          “Foreign Subsidiary” shall mean each Subsidiary of the Borrower that is incorporated or organized under the laws of any jurisdiction other than the United States or any State thereof.
          “Former Lender” shall have the meaning provided in Section 13.04(c).

          “GAAP” shall mean generally accepted accounting principles in the United States as in effect from time to time; provided that determinations in accordance with GAAP for purposes of all computations of Excess Cash Flow (including the Applicable Excess Cash Flow Percentage), the Applicable Margin, the Total Net Leverage Ratio, the Senior Secured Net Leverage Ratio and the Interest Expense Coverage Ratio, and all computations and all definitions (including accounting terms) used in determining compliance with Sections 9.13 and 10.07 and the Financial Covenants, are subject (to the extent provided therein) to Section 13.07(a).
          “Gaming Authorities” shall mean the Governmental Authorities charged with the administration and enforcement of the Gaming Regulations.
          “Gaming Business” and “Gaming Businesses” shall mean the businesses and operations of the Borrower and its Subsidiaries with respect to, and the properties and assets of the Borrower and its Subsidiaries used in connection with, the Specified Casino Properties and any other casinos, hotel casinos or gaming businesses now or in the future owned by the Borrower or any of its Subsidiaries or in which the Borrower or any of its Subsidiaries has an interest either through a joint venture or as a party to a management agreement.
          “Gaming Regulations” shall mean the laws, rules, regulations and orders applicable to the ownership or conduct of Gaming Businesses or casino and gaming activities of the Borrower or any of its Subsidiaries in any jurisdiction, as in effect from time to time, including the policies, interpretations and administration thereof by the Gaming Authorities.
          “Governmental Authorities” shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
          “Guarantor” shall mean each Subsidiary Guarantor.
          “Guaranty” shall mean the Subsidiary Guaranty executed pursuant to Section 6.09, and any Subsidiary Guaranty executed pursuant to Section 9.11(c).
          “Hazardous Materials” shall mean (a) any petrochemical or petroleum products, radioactive materials, asbestos in any form that is friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; and (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “restricted hazardous materials,” “extremely hazardous materials,” “restrictive hazardous wastes,” “toxic substances,” “toxic pollutants,” “contaminants” or “pollutants,” or words of similar meaning and regulatory effect under any applicable Environmental Law.
          “Highest Adjustable Applicable Margins” shall have the meaning provided in the definition of Applicable Margin.
          “Incremental Amendment” shall have the meaning provided in Section 2.15(d).

          “Incremental Loans” shall have the meaning provide in Section 2.15(a).
          “Incremental Term Loans” shall have the meaning provided in Section 2.15(a).
          “Indebtedness” shall mean, as to any Person, without duplication, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than (x) trade accounts payable and other accrued liabilities incurred in the ordinary course of business (including deferred payments in respect of services by employees) and (y) any earn-out obligation that becomes a liability on the balance sheet of such Person in accordance with GAAP and is not paid after becoming due and payable), (ii) the maximum amount available to be drawn under all letters of credit issued for the account of such Person and all unpaid drawings in respect of such letters of credit, (iii) all indebtedness of the types described in clause (i), (ii), (iv), (v), (vi) or (vii) of this definition secured by any Lien on any property owned by such Person, whether or not such Indebtedness has been assumed by such Person (to the extent of the lesser of the amount of such Indebtedness and the value of the respective property), (iv) all Capitalized Lease Obligations of such Person, (v) all Contingent Obligations of such Person in respect of Indebtedness of another Person of the type described in clauses (ii), (iii), (iv), (vi) or (vii) of this definition, (vi) all obligations under any Interest Rate Protection or Other Hedging Agreement or under any similar type of agreement and (vii) all obligations under Synthetic Leases of such Person.
          “Indemnified Person” shall have the meaning provided in Section 13.1(a).
          “Individual Exposure” of any Lender shall mean, at any time, the sum of (a) the aggregate principal amount of all Revolving Loans made by such Lender and then outstanding, (b) such Lender’s RL Percentage in the aggregate principal amount of all Swingline Loans then outstanding and (c) such Lender’s RL Percentage in the aggregate amount of all Letter of Credit Outstandings at such time.
          “Initial Borrowing Date” shall mean the date occurring on or after the Effective Date on which the initial Borrowing of Loans hereunder occurs.
          “Intellectual Property” shall mean all United States and foreign patents, patent applications, registered and unregistered trademarks, trade names, service marks and registered copyrights, owned by or licensed to any of the Credit Parties as of the Initial Borrowing Date that is material to the operation of the business of any of the Credit Parties.
          “Interest Expense Coverage Ratio” shall mean, on the last day of any applicable Test Period, the ratio of (a) Consolidated EBITDA for the applicable Test Period to (b) Consolidated Cash Interest Expense for the applicable Test Period; provided that all calculations of the Interest Expense Coverage Ratio shall be determined on a Pro Forma Basis.
          “Interest Determination Date” shall mean, with respect to any Eurodollar Loan, the second Business Day prior to the commencement of any Interest Period relating to such Eurodollar Loan.
          “Interest Period” shall have the meaning provided in Section 2.09.

          “Interest Rate Protection or Other Hedging Agreement” shall mean (i) any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement, and/or (ii) other types of hedging agreements or arrangements between the Borrower and an Other Creditor.
          “Investment” shall have the meaning provided in Section 10.05.
          “Investment Entity” shall mean any Person (other than the Borrower or any Subsidiary Guarantor) in which an Investment is made by the Borrower or its Subsidiaries.
          “Issuing Lender” shall mean DBTCA or any of its Affiliates including, but not limited to, Deutsche Bank AG, New York Branch, and, in the event DBTCA or such Affiliate declines to become an Issuing Lender for the purpose of issuing Letters of Credit pursuant to Section 3, any Lender which at the request of the Borrower and with the consent of the Administrative Agent agrees, in such Lender’s sole discretion, to become an Issuing Lender for the purpose of issuing Letters of Credit pursuant to Section 3. On the Initial Borrowing Date, the sole Issuing Lender is (x) in the case of Standby Letters of Credit, DBTCA and (y) in the case of Trade Letters of Credit, Deutsche Bank AG, New York Branch.
          “L/C Supportable Obligations” shall mean obligations of the Borrower or its Subsidiaries incurred in the ordinary course of business.
          “Leaseholds” of any Person means all the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.
          “Lender” shall mean each financial institution listed on Schedule 2.01, as well as any Person which becomes a “Lender” hereunder pursuant to Sections 2.13 and 13.04(b); provided that in any event, each such institution shall be a Qualified Person.
          “Lender Default” shall mean, as to any Lender, (i) the wrongful refusal (which has not been retracted) of such Lender or the failure of such Lender (which has not been cured) to make available its portion of any Borrowing (including any Mandatory Borrowing) or to fund its portion of any unreimbursed payment with respect to a Letter of Credit pursuant to Section 2.03(a), (ii) such Lender having been deemed insolvent or having become the subject of a bankruptcy or insolvency proceeding or a takeover by a regulatory authority, or (iii) such Lender having notified the Administrative Agent, the Swingline Lender, any Issuing Lender and/or any Credit Party (x) that it does not intend to comply with its obligations under Sections 2.01(c), (d) or (e) or Section 3, as the case may be, in circumstances where such non-compliance would constitute a breach of such Lender’s obligations under the respective Section or (y) of the events described in preceding clause (ii); provided that, for purposes of (and only for purposes of) Sections 2.13 (with respect to clause (i) below only) and 2.14 and any documentation entered into pursuant to the Letter of Credit Back-Stop Arrangements (and the term “Defaulting Lender” as used therein), the term “Lender Default” shall also include, as to any Lender, (i) any Affiliate of such Lender that has “control” (within the meaning provided in the definition of “Affiliate”) of such Lender having been deemed insolvent or having become the subject of a bankruptcy or insolvency proceeding or a takeover by a regulatory authority, (ii) any previously cured “Lender Default” of such Lender under this Agreement, unless such Lender Default has ceased to exist for a period of at least 90 consecutive days, (iii) any default by such Lender with respect to its funding obligations under any two or more other credit facilities to which it is a party and which the Swingline Lender, any Issuing Lender or the Administrative Agent reasonably believes in good faith has occurred and is continuing, and (iv) the failure of such Lender to make available its portion of any Borrowing (including any Mandatory Borrowing) or to fund its portion of any unreimbursed payment with respect to a Letter of Credit pursuant to Section 3.04(c) within three (3) Business Days of the date (x) the Administrative Agent (in its capacity as a Lender) or (y) Lenders constituting the Majority Lenders with Revolving Loan Commitments has or have, as applicable, funded its or their portion thereof.
          “Letter of Credit” shall have the meaning provided in Section 3.01(a).
          “Letter of Credit Back-Stop Arrangements” shall have the meaning provided in Section 2.14(a)(ii).
          “Letter of Credit Exposure” shall mean, at any time, the aggregate amount of all Letter of Credit Outstandings at such time in respect of Letters of Credit. The Letter of Credit Exposure of any RL Lender at any time shall be its RL Percentage of the aggregate Letter of Credit Exposure at such time.
          “Letter of Credit Fee” shall have the meaning provided in Section 4.01(b).
          “Letter of Credit Outstandings” shall mean, at any time, the sum of (i) the Stated Amount of all outstanding Letters of Credit at such time and (ii) the aggregate amount of all Unpaid Drawings in respect of all Letters of Credit at such time.
          “Letter of Credit Request” shall have the meaning provided in Section 3.03(a).
          “LIBOR Floor” shall mean 1.00% per annum.
          “License Revocation” shall mean the revocation, failure to renew or suspension of, or the appointment of a receiver, supervisor or similar official with respect to, any material casino, gambling or gaming license issued by any Gaming Authority covering any Material Gaming Facility.
          “Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), preference or priority arrangement in the nature of a security interest or other security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the UCC or any other similar recording or notice statute, and any lease having substantially the same effect as any of the foregoing).
          “Liquor Laws” shall have the meaning provided in Section 13.17.
          “Loan” shall mean each Term Loan, each Revolving Loan and each Swingline Loan.

          “Majority Lenders” of any Tranche shall mean those Non-Defaulting Lenders which would constitute the Required Lenders under, and as defined in, this Agreement if all outstanding Obligations of the other Tranches under this Agreement were repaid in full and all Commitments with respect thereto were terminated.
          “Mandatory Borrowing” shall have the meaning provided in Section 2.01(e).
          “Margin Stock” shall have the meaning provided in Regulation U.
          “Material Adverse Effect” shall mean a material adverse effect on (i) the business, operations, properties, assets, liabilities or financial condition of the Borrower and its Subsidiaries taken as a whole (after giving effect to the Transaction), (ii) the ability of the Credit Parties to perform their material obligations under the Credit Documents or (iii) the rights and remedies of the Administrative Agent and the Lenders under the Credit Documents.
          “Material Gaming Facility” means any gaming facility the absence, loss or closing of which could reasonably be expected to have a Material Adverse Effect, including in any event the Specified Casino Properties (other than Cactus Petes and The Horseshu).
          “Material Indebtedness” shall mean (i) any First Lien Notes, any Second Lien Notes, and any Permitted Unsecured Notes having an aggregate outstanding principal amount exceeding $50,000,000 and (ii) any Specified Indebtedness.
          “Material Subsidiary” shall mean each Subsidiary of Borrower now existing or hereafter acquired or formed by Borrower which, (a) on a consolidated basis for such Subsidiary and its Subsidiaries, (i) for the four fiscal quarters most recently ended accounted for more than 5% of the Consolidated EBITDA of the Borrower and its Subsidiaries, or (ii) as at the end of such four fiscal quarters, was the owner of more than 5% of the consolidated assets of the Borrower and its Subsidiaries, (b) owns, supplies or operates any assets or function necessary for the conduct of business at any Material Gaming Facility, or (c) owns any material Intellectual Property necessary for the conduct of business at any of the Material Gaming Facilities; provided that the Subsidiaries of the Borrower which are not otherwise Material Subsidiaries but for this proviso shall be Material Subsidiaries to the extent that on a consolidated basis all such Subsidiaries and their Subsidiaries (i) for the four fiscal quarters most recently ended accounted for more than 10% of the Consolidated EBITDA of the Borrower and its Subsidiaries or (ii) as at the end of such four fiscal quarters were the owner of more than 10% of the consolidated assets of the Borrower and its Subsidiaries; provided that in any event each Subsidiary which is required to be a guarantor of the Senior Notes or any other Material Indebtedness shall be a “Material Subsidiary”.
          “Maturity Date” shall mean, with respect to the relevant Tranche of Loans, the A Term Loan Maturity Date, the B Term Loan Maturity Date, the Revolving Loan Maturity Date or the Swingline Expiry Date, as the case may be.
          “Maximum Permitted Consideration” shall mean, with respect to any Permitted Acquisition, the sum (without duplication) of (i) the fair market value of Equity Interests of the Borrower issued as consideration in connection with such Permitted Acquisition, (ii) the aggregate principal amount of all cash paid by the Borrower or any of its Subsidiaries in connection with such Permitted Acquisition (including payments of fees and costs and expenses in connection therewith), and (iii) the fair market value (determined in good faith by senior management of the Borrower) of all other consideration payable by the Borrower or any of its Subsidiaries in connection with such Permitted Acquisition.
          “Maximum Swingline Amount” shall mean $30,000,000.
          “Minimum Borrowing Amount” shall mean (A) with respect to Base Rate Loans, (i) for Term Loans of any Tranche, $1,000,000 (and, if greater, in an integral multiple thereof), (ii) for Revolving Loans, $1,000,000 (and, if greater, in an integral multiple thereof) and (iii) for Swingline Loans, $100,000 (and, if greater, in an integral multiple thereof) and (B) with respect to Eurodollar Loans, (i) for Term Loans of any Tranche, $10,000,000 (and, if greater, in an integral multiple of $1,000,000) and (ii) for Revolving Loans, $5,000,000 (and, if greater, in an integral multiple of $1,000,000); provided that, all Tranches of Revolving Loans will be considered as a single Tranche for purposes of such determination.
          “Minimum Condition” shall mean, with respect to the Existing Senior Notes, that more than 50% of the aggregate principal amount of all Outstanding Existing Senior Notes shall have been validly tendered and not withdrawn pursuant to the Tender Offer Consent Solicitation and repurchased pursuant to the Existing Senior Notes Repurchase.
          “Minimum Extension Condition” shall have the meaning provided in Section 2.16(b).
          “Minimum Tranche Amount” shall have the meaning provided in Section 2.16(b).
          “Moody’s” shall mean Moody’s Investors Service, Inc. and its successors.
          “Mortgage” shall have the meaning provided in Section 6.08(a), and, after the execution and delivery thereof, shall include each Additional Mortgage delivered pursuant to Section 9.11.
          “Mortgage Policies” shall have the meaning provided in Section 6.08(c).
          “Mortgaged Property” shall have the meaning provided in Section 6.08(a) and, after the execution or delivery thereof, shall include each property covered by an Additional Mortgage.
          “Mortgaged Ship Property” shall have the meaning provided in Section 6.10 and, after the execution or delivery thereof, shall include each property covered by an Additional Ship Mortgage.
          “Native American Subsidiary” shall mean each Subsidiary of the Borrower formed for the exclusive purpose of engaging in the business of managing, constructing, developing, servicing, and otherwise supporting gaming, lodging and related businesses under the auspices of a Native American tribe, band or other form of government.

          “Neilsen Family Group” shall have the meaning provided in the Existing Credit Agreement.
          “Net Asset Sale Proceeds” shall mean for any Asset Sale, the gross cash proceeds (including any cash received by way of deferred payment pursuant to a promissory note, receivable or otherwise, but only as and when received) received by the Borrower and/or any of its Subsidiaries from such Asset Sale, net of reasonable transaction costs (including, without limitation, any underwriting, brokerage or other customary selling commissions and reasonable legal, advisory and other fees and expenses, including survey, title and recording expenses, transfer taxes and reasonable expenses incurred for preparing such assets for sale, associated therewith) and payments of unassumed liabilities relating to the assets sold at the time of, or within 30 days after, the date of such sale, the amount of such gross cash proceeds required to be used to repay any Indebtedness (other than Indebtedness owed to the Lenders pursuant to this Agreement) which is secured by the respective assets which were disposed of, and the estimated marginal increase in income taxes which will be payable in cash by the Borrower’s consolidated group with respect to the fiscal year in which the sale occurs as a result of such Asset Sale and all distributions and other payments required to be made to minority interest holders in a Subsidiary as a result of such Asset Sale to the extent not available for distribution to or for the account of the Borrower as a result thereof; but excluding (i) any portion of any such gross cash proceeds which the Borrower determines in good faith should be reserved for post-closing adjustments (to the extent the Borrower delivers to the Lenders a certificate signed by an Authorized Officer as to such determination), it being understood and agreed that on the day that all such post-closing adjustments have been determined (which shall not be later than 60 days following the date of the respective asset sale), the amount (if any) by which the reserved amount in respect of such Asset Sale exceeds the actual post-closing adjustments payable by the Borrower or any of its Subsidiaries shall constitute Net Asset Sale Proceeds on such date and (ii) any portion of any such gross cash proceeds which the Borrower determines in good faith should be reserved for post-closing liabilities, it being understood and agreed that on the day that all such post-closing liabilities have been determined (which shall not be later than one year following the date of the respective Asset Sale), the amount (if any) by which the reserved amount in respect of such Asset Sale exceeds the actual post-closing liabilities, plus any related reasonable transaction costs, payable by the Borrower or any of its Subsidiaries shall constitute Net Asset Sale Proceeds on such date.
          “Net Insurance Proceeds” shall mean, with respect to any Recovery Event, the cash proceeds (net of reasonable fees and costs (including legal fees) and taxes of the Borrower and its Subsidiaries incurred in connection with such Recovery Event) received by the respective Person in connection with such Recovery Event, less the amount of such cash proceeds required to be used to repay any Indebtedness (other than Indebtedness owed to the Lenders pursuant to this Agreement) which is secured by the respective assets which were subject to such Recovery Event.
          “Non-Defaulting Lender” and “Non-Defaulting RL Lender” shall mean and include each Lender or RL Lender, as the case may be, which is not a Defaulting Lender.
          “Note” shall mean each A Term Note, each B Term Note, each Revolving Note and the Swingline Note.

          “Notice of Borrowing” shall have the meaning provided in Section 2.03(a).
          “Notice of Conversion/Continuation” shall have the meaning provided in Section 2.06.
          “Notice Office” shall mean the office of the Administrative Agent located at 60 Wall Street, New York, New York 10005, Attention: Mary Kay Coyle, or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.
          “Obligations” shall mean all amounts owing to the Administrative Agent, the Collateral Agent, any Issuing Lender, the Swingline Lender or any Lender pursuant to the terms of this Agreement or any other Credit Document (including all interest which accrues after the commencement of any case or proceeding in bankruptcy after the insolvency of, or for the reorganization of Borrower or any of its Subsidiaries, whether or not allowed in such case or proceeding).
          “Other Creditor” shall mean any Lender or any Affiliate of any Lender (even if the respective Lender ceases to be a Lender under this Agreement for any reason, and their successors and subsequent assigns, if any).
          “Outstanding Existing Senior Notes” shall mean all of the Existing Senior Notes outstanding after giving effect to the Existing Senior Notes Repurchase.
          “Participant” shall have the meaning provided in Section 3.04(a).
          “Participant Register” shall have the meaning provided in Section 13.16.
          “PATRIOT Act” shall have the meaning provided in Section 13.18.
          “Payment Office” shall mean the office of the Administrative Agent located at 60 Wall Street, New York, New York 10005, Attention: Monica Tomasevich, Deal Administrator, 5022 Gate Parkway, Suite 200, Jacksonville, FL 32256, Tel: (904)527-6567, or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.
          “PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.
          “Permitted Acquisition” shall mean the acquisition by the Borrower or any of its Wholly-Owned Subsidiaries of assets constituting a business, division or product line of any Person not already a Subsidiary of the Borrower or any of its Wholly-Owned Subsidiaries or of more than 50% of the Equity Interests of any such Person; provided that (A) those acquisitions that are structured as stock acquisitions shall be effected through a purchase of more than 50% of the Equity Interests of such Person by the Borrower or such Wholly-Owned Subsidiary or through a merger between such Person and a Wholly-Owned Subsidiary of the Borrower, so that after giving effect to such merger, more than 50% of the Equity Interests of the surviving corporation of such merger is owned by the Borrower or a Wholly-Owned Subsidiary, (B) in the

case of the acquisition of more than 50% of the Equity Interests of any Person, such Person (the “Acquired Person”) shall own no Equity Interests of any other Person unless the Acquired Person owns 100% of the Equity Interests of such other Person or an Investment in such other Person is otherwise permitted under Section 10.05, (C) substantially all of the business, division or product line acquired pursuant to the Permitted Acquisition, or the business of the Acquired Person and its Subsidiaries taken as a whole, is in the United States, unless (i) the fair market value of the acquired business, division or product line, or portion thereof, located outside the United States is less than $100,000,000 or (ii) substantially all of the assets of the acquired business, division or product line are intangible assets associated with internet gaming, (D) the assets acquired, or the business of the Acquired Person and its Subsidiaries, shall be in (or after the acquisition will be used in) a business permitted to be conducted pursuant to Section 10.14 and (E) all applicable requirements of Section 9.13 applicable to Permitted Acquisitions are satisfied. It is understood and agreed that, for purposes of this Agreement, (i) the Borrower, at its option, may treat an acquisition the consideration for which is $20,000,000 or less as either a Permitted Acquisition subject to Section 9.13 or a Capital Expenditure subject to Section 10.07 and (ii) no expenditures treated as consideration for a Permitted Acquisition subject to Section 9.13 under this Agreement shall be included as Capital Expenditures subject to Section 10.07.
          “Permitted Encumbrance” shall mean, with respect to any Mortgaged Property, such exceptions to title as are set forth in the title insurance policy or title commitment delivered with respect thereto, all of which exceptions must be acceptable to the Administrative Agent in its reasonable discretion.
          “Permitted First Lien Notes” shall mean secured Indebtedness incurred by the Borrower and issued under an indenture or similar governing instrument in a registered public offering or a Rule 144A or other private placement transaction or other transaction not subject to registration under the Securities Act in the form of one or more series of first lien secured notes; provided that (i) such Indebtedness may only be secured by Collateral on a first lien, pari passu basis to the Obligations, and shall not be secured by any property or assets of the Borrower or any of its Subsidiaries other than the Collateral, (ii) such Indebtedness does not mature or have scheduled amortization or other required payments of principal prior to the date that is one year after the latest Maturity Date of the Loans then outstanding hereunder at the time such Indebtedness is incurred (other than customary offers to repurchase upon a change of control, asset sale or casualty or condemnation event and customary acceleration rights after an event of default), (iii) the security agreements relating to such Indebtedness are substantially the same as the Security Documents (with such differences as are reasonably satisfactory to the Administrative Agent), (iv) such Indebtedness is not guaranteed by any Person other than the Credit Parties, (v) such Indebtedness and the indenture or other governing instrument applicable thereto does not contain covenants, events of default, or other terms and conditions that, when taken as a whole, are materially more restrictive to the Credit Parties than the terms of this Agreement (it being understood that (A) interest rates, redemption or prepayment premiums and restrictions on prepayment or redemption shall not be taken into account in determining whether terms are materially more restrictive to the Credit Parties, (B) the limitations on indebtedness covenant contained therein may take into account permanent repayments of Indebtedness which have occurred after the Effective Date, (C) covenants, events of default or other terms and conditions that correspond to, and when taken as a whole are not materially more restrictive to the Credit Parties than, the terms of the Senior Notes will not be regarded as materially more restrictive to the Credit Parties than the terms of this Agreement and (D) a certificate of an Authorized Officer of the Borrower delivered to the Administrative Agent at least five Business Days (or such shorter period as the Administrative Agent may reasonably agree) prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Borrower within two Business Days after receipt of such certificate that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees)), and (vi) the holders of such Indebtedness pursuant to the indenture or other instrument governing such Indebtedness (or a trustee, agent or other representative on their behalf) shall have become party to a customary intercreditor agreement with the Collateral Agent on terms reasonably satisfactory to the Collateral Agent and the Administrative Agent.
          “Permitted Liens” shall have the meaning provided in Section 10.01.
          “Permitted Refinancing Indebtedness” shall mean, with respect to any Indebtedness of the Borrower or any of its Subsidiaries, any Indebtedness of the Borrower or any of its Subsidiaries issued or given in exchange for, or the proceeds of which are used to, extend, refinance, renew, replace or refund such refinanced Indebtedness, so long as (a) such Indebtedness has a Weighted Average Life to Maturity greater than or equal to the Weighted Average Life to Maturity of the Indebtedness being extended, refinanced, renewed, replaced or refunded, (b) such extension, refinancing, renewal, replacement or refunding does not (i) increase the amount of such Indebtedness outstanding immediately prior to such extension, refinancing, renewal, replacement or refunding plus an amount equal to the unpaid interest, premium or other payment thereon pursuant to the terms thereof plus any other reasonable fees and expenses of the Borrower or any Subsidiary incurred in connection with such extension, refinancing, renewal, replacement or refunding, unless (for the avoidance of doubt) such increase is otherwise expressly permitted under a separate subclause of Section 10.04 or (ii) add obligors or security from that which applied to such Indebtedness being extended, refinanced, renewed, replaced or refunded, and (c) such Indebtedness has subordination provisions, if any, at least as favorable to the Lenders as the subordination provisions applicable to the Indebtedness being extended, renewed, refinanced, replaced or refunded.
          “Permitted Second Lien Notes” shall mean secured Indebtedness incurred by the Borrower and issued under an indenture or similar governing instrument in a registered public offering or a Rule 144A or other private placement transaction or other transaction not subject to registration under the Securities Act in the form of one or more series of second lien secured notes; provided that (i) such Indebtedness may only be secured by Collateral on a second lien basis, subordinated to the Liens securing the Obligations and any Permitted First Lien Notes, and shall not be secured by any property or assets of the Borrower or any of its Subsidiaries other than the Collateral, (ii) such Indebtedness does not mature or have scheduled amortization or other required payments of principal prior to the date that is one year after the latest Maturity Date of the Loans then outstanding at the time such Indebtedness is incurred (other than customary offers to repurchase upon a change of control, asset sale or casualty or condemnation event and customary acceleration rights after an event of default), (iii) the security agreements relating to such Indebtedness are substantially the same as the Security Documents (with such differences as are reasonably satisfactory to the Administrative Agent), (iv) such Indebtedness is not guaranteed by any Person other than the Credit Parties, (v) such Indebtedness and the indenture or other governing instrument applicable thereto does not contain covenants, events of default, or other terms and conditions that, when taken as a whole, are materially more restrictive to the Credit Parties than the terms of this Agreement (it being understood that (A) interest rates, redemption or prepayment premiums and restrictions on prepayment or redemption shall not be taken into account in determining whether terms are materially more restrictive to the Credit Parties, (B) the limitations on indebtedness covenant contained therein may take into account permanent repayments of Indebtedness which have occurred after the Effective Date, (C) covenants, events of default or other terms and conditions that correspond to, and when taken as a whole are not materially more restrictive to the Credit Parties than, the terms of the Senior Notes will not be regarded as materially more restrictive to the Credit Parties than the terms of this Agreement and (D) a certificate of an Authorized Officer of the Borrower delivered to the Administrative Agent at least five Business Days (or such shorter period as the Administrative Agent may reasonably agree) prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Borrower within two Business Days after receipt of such certificate that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees)), and (vi) the holders of such Indebtedness pursuant to the indenture or other instrument governing such Indebtedness (or a trustee, agent or other representative on their behalf) shall have become party to a customary intercreditor agreement with the Collateral Agent on terms satisfactory to the Collateral Agent and the Administrative Agent.
          “Permitted Unsecured Notes” shall mean senior unsecured or unsecured subordinated Indebtedness incurred by the Borrower and issued under an indenture or similar governing instrument in a registered public offering or a Rule 144A or other private placement transaction or other transaction not subject to registration under the Securities Act in the form of one or more series of senior unsecured or unsecured subordinated notes; provided that (i) such Indebtedness does not mature or have scheduled amortization or other required payments of principal prior to the date that is one year after the latest Maturity Date of the Loans then outstanding hereunder at the time such Indebtedness is incurred (other than customary offers to repurchase upon a change of control, asset sale or casualty or condemnation event and customary acceleration rights after an event of default), (ii) such Indebtedness is not guaranteed by any Person other than the Credit Parties, (iii) such Indebtedness and the indenture or other governing instrument applicable thereto does not contain covenants, events of default, or other terms and conditions that, when taken as a whole, are materially more restrictive to the Credit Parties than the terms of this Agreement (it being understood that (A) interest rates, redemption or prepayment premiums and restrictions on prepayment or redemption shall not be taken into account in determining whether terms are materially more restrictive to the Credit Parties, (B) the limitations on indebtedness covenant contained therein may take into account permanent repayments of Indebtedness which have occurred after the Effective Date, (C) covenants, events of default or other terms and conditions that correspond to, and when taken as a whole are not materially more restrictive to the Credit Parties than, the terms of the Senior Notes will not be regarded as materially more restrictive to the Credit Parties than the terms of this Agreement and (D) a certificate of an Authorized Officer of the Borrower delivered to the Administrative Agent at least five Business Days (or such shorter period as the Administrative Agent may reasonably agree) prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Borrower within two Business Days after receipt of such certificate that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees)) and (iv) such Indebtedness is not secured by any Lien on any property or assets of the Borrower or any of its Subsidiaries.
          “Person” shall mean any individual, partnership, joint venture, firm, corporation, association, limited liability company, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.
          “Plan” shall mean any multiemployer or single-employer plan, as defined in Section 4001 of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute of), the Borrower or a Subsidiary of the Borrower or an ERISA Affiliate, and each such plan with respect to which the Borrower, a Subsidiary of the Borrower or an ERISA Affiliate maintained, contributed or had an obligation to contribute to and with respect to which any such entity has any actual or contingent liability.
          “Pledge Agreement” shall have the meaning provided in Section 6.06.
          “Pledge Agreement Collateral” shall mean all “Collateral” as defined in the Pledge Agreement.
          “Pledged Securities” shall mean “Pledged Securities” as defined in the Pledge Agreement.
          “Post-Closing Entities” shall mean Cactus Pete’s, Inc., a Nevada corporation, Ameristar Casino Vicksburg, Inc., a Mississippi corporation, Ameristar Casino Council Bluffs, Inc., an Iowa corporation, Ameristar Casino St. Charles, Inc., a Missouri corporation, and Ameristar Casino Kansas City, Inc., a Missouri corporation.
          “Prime Lending Rate” shall mean the rate which the Administrative Agent announces from time to time as its prime lending rate, the Prime Lending Rate to change when and as such prime lending rate changes. The Prime Lending Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Administrative Agent may make commercial loans or other loans at rates of interest at, above or below the Prime Lending Rate.
          “Pro Forma Basis” shall mean, in connection with any calculation of compliance with any financial covenant or financial term, the calculation thereof after giving effect on a pro forma basis to (i) the assumption, incurrence or issuance of any Indebtedness incurred (or for purposes of Section 2.15 the incurrence of any Incremental Term Loan or Incremental Revolving Commitment) after the first day of the relevant Calculation Period as if such Indebtedness had been assumed, incurred or issued (and the proceeds thereof applied) on the first day of the relevant Calculation Period, (ii) the permanent repayment of any Indebtedness (other than such revolving Indebtedness that may be reborrowed) after the first day of the relevant Calculation Period as if such Indebtedness had been retired or repaid on the first day of the relevant Calculation Period, (iii) any Significant Permitted Acquisition occurring after the first day of the relevant Calculation Period as if such Significant Permitted Acquisition had been effected on the first day of the respective Calculation Period, and (iv) the commencement of operations of any Substantial Project occurring after the first day of the relevant Calculation Period, as if such Substantial Project commenced on the first day of the respective Calculation Period (annualized on a straight-line basis), with in each case any such calculation being made in good faith by a responsible financial or accounting officer of the Borrower and which may include, for the avoidance of doubt, the amount of cost savings and synergies projected by the Borrower in good faith to be realized as a result of specified actions taken, committed to be taken or expected to be taken (calculated on a pro forma basis as though such cost savings and synergies had been realized on the first day of such Calculation Period and as if such cost savings and synergies were realized during the entirety of such Calculation Period) relating to such specified transaction, net of the amount of actual benefits realized during such Calculation Period from such actions; provided that (A) such amounts are reasonably identifiable, quantifiable and factually supportable in the good faith judgment of the Borrower, (B) such actions are taken, committed to be taken or expected to be taken no later than twelve (12) months after the date of such specified transaction and (C) no amounts shall be added to the extent duplicative of any amounts that are otherwise added back in computing Consolidated EBITDA, whether through a pro forma adjustment or otherwise, with respect to such period.
          “Projections” shall have the meaning provided in Section 8.05(d).
          “Qualified Person” shall mean, with respect to any Lender party to this Agreement on the Initial Borrowing Date or that becomes a Lender pursuant to Section 2.13, 2.15, 13.04(b) or 13.04(c), any Eligible Transferee which shall not have been found unsuitable under the Gaming Regulations of any, and which meets the requirements, if any, of all jurisdictions regulating the Gaming Business of the Borrower and its Subsidiaries to the extent that the Borrower has so notified the Lenders of such requirements of such jurisdictions pursuant to Section 13.04(e).
          “Quarterly Payment Date” shall mean the last Business Day of each March, June, September and December occurring after the Initial Borrowing Date.
          “Quarterly Pricing Certificate” shall have the meaning provided in the definition of Applicable Margin.
          “Real Property” of any Person shall mean all the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds.
          “Recovery Event” shall mean the receipt by the Borrower or any of its Subsidiaries of any (i) cash insurance proceeds payable (x) by reason of theft, loss, physical destruction or damage or any other similar event with respect to any property or assets of the Borrower or any of its Subsidiaries and (y) under any casualty policy of insurance required to be maintained under Section 9.03 (excluding proceeds of business interruption insurance) or (ii) condemnation award payable by reason of eminent domain or deed in lieu thereof (which, for the avoidance of doubt, shall include any requisition, purchase or taking of the title or ownership of any vessel by a Governmental Authority).
          “Refinancing” shall have the meaning provided in Section 6.05.
          “Refinancing Documents” shall mean all pay-off letters, guaranty releases, Lien releases (including, without limitation, UCC termination statements) and other documents and agreements entered into in connection with the Refinancing.
          “Register” shall have the meaning provided in Section 13.16.
          “Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.
          “Regulation T” shall mean Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.
          “Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.
          “Regulation X” shall mean Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.
          “Reinvestment Assets” shall mean any long-term productive assets to be employed in the business of the Borrower and its Subsidiaries (or any Capital Expenditures in connection with improvement of capital assets of the Borrower or any of its Subsidiaries) or capital stock of a Person that becomes a Subsidiary Guarantor.
          “Reinvestment Election” shall have the meaning provided in Section 5.02(e).
          “Reinvestment Notice” shall mean a written notice signed by an Authorized Officer of the Borrower stating that the Borrower, in good faith, intends and expects to use all or a specified portion of the Net Asset Sale Proceeds of an Asset Sale to purchase, construct or otherwise acquire Reinvestment Assets.
          “Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migration into the environment.
          “Replaced Lender” shall have the meaning provided in Section 2.13.
          “Replacement Lender” shall have the meaning provided in Section 2.13.

          “Reportable Event” shall mean an event described in Section 4043(c) of ERISA with respect to a Plan that is subject to Title IV of ERISA other than those events as to which the 30-day notice period is waived.
          “Repricing Transaction” shall mean (1) the incurrence by the Borrower or any of its Subsidiaries of any Indebtedness (including, without limitation, any new or additional term loans under this Agreement, whether incurred directly or by way of the conversion of B Term Loans into a new tranche of replacement term loans under this Agreement) that is broadly marketed or syndicated to banks and other institutional investors in financings similar to the facilities provided for in this Agreement (i) having an Effective Yield for the respective Type of such Indebtedness that is less than the Effective Yield for B Term Loans of the respective Type (with the comparative determinations to be made in the reasonable judgment of the Administrative Agent consistent with generally accepted financial practices, after giving effect to, among other factors, margin, upfront or similar fees or “original issue discount”, in each case, shared with all lenders or holders of such Indebtedness or B Term Loans, as the case may be, but excluding the effect of any arrangement, structuring, syndication or other fees payable in connection therewith that are not shared with all lenders or holders of such Indebtedness or B Term Loans, as the case may be, and without taking into account any fluctuations in Eurodollar or comparable rate) and (ii) the proceeds of which are used to prepay (or, in the case of a conversion, deemed to prepay or replace), in whole or in part, outstanding principal of B Term Loans or (2) any effective reduction in the Applicable Margin for B Term Loans (e.g., by way of amendment, waiver or otherwise) (with such determination to be made in the reasonable judgment of the Administrative Agent, consistent with generally accepted financial practices). Any such determination by the Administrative Agent as contemplated by preceding clauses (1) and (2) shall be conclusive and binding on all Lenders holding B Term Loans.
          “Required Lenders” shall mean, at any time, Non-Defaulting Lenders the sum of whose outstanding Term Loans and Revolving Loan Commitments at such time (or, after the termination thereof, outstanding Revolving Loans and RL Percentages of (x) outstanding Swingline Loans at such time and (y) Letter of Credit Outstandings at such time) represents at least a majority of the sum of (i) all outstanding Term Loans of Non-Defaulting Lenders and (ii) the Total Revolving Loan Commitment in effect at such time less the Revolving Loan Commitments of all Defaulting Lenders at such time (or, after the termination thereof, the sum of then total outstanding Revolving Loans of Non-Defaulting Lenders and the aggregate RL Percentages of all Non-Defaulting Lenders of the total outstanding Swingline Loans and Letter of Credit Outstandings at such time).
          “Restricted Cash” shall mean cash or Cash Equivalents of the Borrower or any of its Subsidiaries that (i) appears as “Restricted Cash” on the consolidated balance sheet of the Borrower (unless such appearance is related to the Credit Documents or Liens created thereunder) or (ii) is subject to any Lien in favor of any Person other than the Collateral Agent for the benefit of the Secured Creditors, the holders of the Permitted First Lien Notes (or any trustee or collateral agent with respect to such Permitted First Lien Notes), the holders of the Permitted Second Lien Notes (or any trustee or collateral agent with respect to such Permitted Second Lien Notes) and the holders of any Permitted Refinancing Indebtedness with respect thereto (or any trustee or collateral agent with respect to such Permitted Refinancing Indebtedness).
          “Restricted Payment Basket Amount” shall have the meaning provided in Schedule 10.03.
          “Returns” shall have the meaning provided in Section 8.09.
          “Revolving Commitment Increase” shall have the meaning provided in Section 2.15(a).
          “Revolving Commitment Increase Lender” shall have the meaning provided in Section 2.15(e).
          “Revolving Loan” shall have the meaning provided in Section 2.01(c).
          “Revolving Loan Commitment” shall mean, for each Lender, the amount set forth opposite such Lender’s name in Schedule 2.01 directly below the column entitled “Revolving Loan Commitment,” as same may be (x) reduced from time to time or terminated pursuant to Sections 4.02, 4.03 and/or 11, as applicable, or (y) adjusted from time to time as a result of assignments to or from such Lender pursuant to Section 2.13 or 13.04(b).
          “Revolving Loan Maturity Date” shall mean the fifth anniversary of the Initial Borrowing Date.
          “Revolving Note” shall have the meaning provided in Section 2.05(a).
          “Revolving Obligations” means (i) all Revolving Loans, Swingline Loans, Letters of Credit (including Letter of Credit Outstandings) and the Revolving Loan Commitments and (ii) all Obligations relating to the Indebtedness and Commitments described in preceding clause (i).
          “RL Lender” shall mean each Lender with a Revolving Loan Commitment or with outstanding Revolving Loans (or participations in other Revolving Obligations).
          “RL Percentage” of any RL Lender at any time shall mean a fraction (expressed as a percentage) the numerator of which is the Revolving Loan Commitment of such RL Lender at such time and the denominator of which is the Total Revolving Loan Commitment at such time; provided that (x) if the RL Percentage of any RL Lender is to be determined after the Total Revolving Loan Commitment has been terminated, then the RL Percentages of such RL Lender shall be determined immediately prior (and without giving effect) to such termination (but giving effect to assignments made thereafter in accordance with the terms hereof) and (y) in the case of Section 2.14 when a Defaulting Lender shall exist, “RL Percentage” shall mean the percentage of the Total Revolving Loan Commitments (disregarding any Defaulting Lender’s Revolving Loan Commitment) represented by such Lender’s Revolving Loan Commitment.

          “S&P” shall mean Standard & Poor’s Rating Services, a division of the McGraw-Hill Companies, Inc., and its successors.
          “Scheduled A Term Loan Repayment” shall have the meaning provided in Section 5.02(b).
          “Scheduled B Term Loan Repayment” shall have the meaning provided in Section 5.02(c).
          “Scheduled Repayment” shall mean each Scheduled A Term Loan Repayment and/or each Scheduled B Term Loan Repayment, as the context may require.
          “SEC” shall mean the Securities and Exchange Commission or any successor thereto.
          “Section 5.04(b)(ii) Certificate” shall have the meaning provided in Section 5.04(b).
          “Secured Creditors” shall have the meaning assigned that term in the Security Documents.
          “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
          “Security Agreement” shall have the meaning provided in Section 6.07 and include any Additional Security Document delivered pursuant to Section 9.11.
          “Security Agreement Collateral” shall mean all “Collateral” as defined in the Security Agreement.
          “Security Document” shall mean and include the Pledge Agreement, the Security Agreement, each Mortgage, each Ship Mortgage and, after the execution and delivery thereof, each Additional Mortgage, each Additional Ship Mortgage, each Additional Security Document required to be delivered pursuant to Section 8.11 and each intercreditor agreement executed and delivered pursuant to the definition of Permitted First Lien Notes and the definition of Permitted Second Lien Notes; provided, that cash collateral or other agreements entered into pursuant to the Letter of Credit Back-Stop Arrangements shall constitute “Security Documents” solely for purposes of (x) Sections 10.01(v) and 12 and (y) the term “Credit Documents” as used in Sections 10.04(i) and 12.
          “Senior Notes” shall mean the Borrower’s 7.50% senior unsecured notes due 2021 in an aggregate principal amount of $800,000,000 issued pursuant to the Senior Notes Documents.
          “Senior Notes Documents” shall mean and include the documentation related to the Senior Notes, in each case as may be amended, modified, or supplemented pursuant to the terms hereof and thereof.

          “Senior Secured Net Leverage Ratio” shall mean the ratio of (a) Total Consolidated Net Debt on the last day of the applicable Test Period (minus any portion of such Total Consolidated Net Debt that is (x) secured by a Lien junior to the Lien securing the Obligations in a manner reasonably acceptable to the Administrative Agent or (y) unsecured) to (b) Consolidated EBITDA for the applicable Test Period; provided that all calculations of the Senior Secured Net Leverage Ratio shall be made on a Pro Forma Basis.
          “Ship Mortgage” shall have the meaning provided in Section 6.10 and, after the execution and delivery thereof, shall include each Additional Ship Mortgage delivered pursuant to Section 9.11.
          “Ship Property” shall mean each of the vessels listed on Schedule 6.10 on which the casino businesses and related activities of the respective Subsidiaries of the Borrower are conducted.
          “Significant Permitted Acquisition” shall mean a Permitted Acquisition with respect to which the Maximum Permitted Consideration is more than $20,000,000.
          “Specified Casino Properties” shall mean the properties of the Borrower’s Subsidiaries known as “Ameristar Vicksburg”, “Ameristar Council Bluffs”, “Ameristar St. Charles”, “Ameristar Kansas City”, “Cactus Petes and The Horseshu”, “Ameristar East Chicago” and “Ameristar Black Hawk”.
          “Specified Indebtedness” shall mean any Permitted Unsecured Notes incurred under Section 10.04 and any Permitted Refinancing Indebtedness incurred in connection with the foregoing, in each case having an aggregate outstanding principal amount exceeding $50,000,000 and subordinated to the Obligations.
          “Start Date” shall have the meaning provided in the definition of Applicable Margin.
          “Stated Amount” of each Letter of Credit shall, at any time, mean the maximum amount available to be drawn thereunder (in each case determined without regard to whether any conditions to drawing could then be met).
          “Stock Repurchase” shall mean the Borrower’s repurchase of its Equity Interests from the Neilsen Family Group for an aggregate amount not to exceed $458,000,000 pursuant to the Stock Repurchase Documents.
          “Stock Repurchase Documents” shall mean the Stock Purchase Agreement dated as of March 25, 2011 and all other documentation relating to the Stock Repurchase, in each case as may be amended, modified or supplemented pursuant to the terms hereof and thereof.
          “Subsidiary” shall mean, as to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more

Subsidiaries of such Person and (ii) any partnership, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a 50% Equity Interest at the time.
          “Subsidiary Guarantor” shall mean each Domestic Subsidiary of the Borrower that is a Material Subsidiary in existence on the Initial Borrowing Date, as well as each Domestic Subsidiary of the Borrower that is a Material Subsidiary established, created or acquired after the Initial Borrowing Date which becomes a party to the Subsidiary Guaranty in accordance with the requirements of this Agreement or the provisions of the Subsidiary Guaranty.
          “Subsidiary Guaranty” shall have the meaning provided in Section 6.09.
          “Substantial Project” shall mean each capital project commencing after the Effective Date for which the overall amount expended for Capital Expenditures exceeds $20,000,000.
          “Substitute Lender” shall have the meaning provided in Section 13.04(c).
          “Swingline Expiry Date” shall mean that date which is five Business Days prior to the Revolving Loan Maturity Date.
          “Swingline Lender” shall mean DBTCA, in its capacity as Swingline Lender hereunder.
          “Swingline Loan” shall have the meaning provided in Section 2.01(d).
          “Swingline Loan Exposure” shall mean, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Loan Exposure of any RL Lender at any time shall be its RL Percentage of the aggregate Swingline Loan Exposure at such time.
          “Swingline Note” shall have the meaning provided in Section 2.05(a).
          “Syndication Agents” shall mean Wells Fargo Bank, National Association, Bank of America, N.A. and JPMorgan Chase Bank, N.A.
          “Syndication Termination Date” shall mean the date which is the earlier of (i) the 90th day after the Effective Date or (ii) the date on which the Joint Lead Arrangers, in their discretion, determine (and notify the Borrower) that the primary syndication (and the resultant addition of institutions as Lenders pursuant to Section 13.04) has been completed.
          “Synthetic Lease” shall mean, as applied to any Person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) (x) that is not a capital lease in accordance with GAAP and (y) in respect of which the lessee retains or obtains ownership of the property so leased for federal income tax purposes, other than any such lease under which that Person is the lessor.
          “Tax Benefit” shall have the meaning provided in Section 5.04(c).

          “Taxes” shall have the meaning provided in Section 5.04(a).
          “Tender Offer Consent Solicitation” shall mean a tender offer and consent solicitation commenced by the Borrower prior to the Effective Date with respect to the Existing Senior Notes, pursuant to which the Borrower shall (x) offer to purchase for cash any and all of the Outstanding Existing Senior Notes, subject to the satisfaction of the Minimum Condition, and (y) solicit consents to the Existing Senior Notes Indenture Amendment.
          “Tendered Existing Senior Notes” shall mean all of the Existing Senior Notes validly tendered and not withdrawn pursuant to the Tender Offer Consent Solicitation.
          “Term Loan” shall mean each A Term Loan, each B Term Loan and, on and after the incurrence thereof, each Incremental Term Loan.
          “Term Loan Tranche” shall mean a Tranche of Term Loans (i.e. the A Term Loans, B Term Loans or any Incremental Term Loans).
          “Test Period” shall mean four consecutive fiscal quarters (taken as one accounting period).
          “Total Commitment” shall mean, at any time, the sum of the Commitments of each of the Lenders at such time.
          “Total Consolidated Net Debt” shall mean, as of any date of determination, (a) Consolidated Indebtedness of the Borrower and its Consolidated Subsidiaries minus (b) up to $100,000,000 of cash and Cash Equivalents (which for the avoidance of doubt does not include Restricted Cash but does include “cage cash”) of the Borrower and its Consolidated Subsidiaries, included on the consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of such date.
          “Total Net Leverage Ratio” shall mean the ratio of (a) Total Consolidated Net Debt on the last day of the applicable Test Period to (b) Consolidated EBITDA for the applicable Test Period; provided that all calculations of the Total Net Leverage Ratio shall be made on a Pro Forma Basis.
          “Total Revolving Loan Commitment” shall mean, at any time, the sum of the Revolving Loan Commitments of each of the Lenders at such time.
          “Total Unutilized Revolving Loan Commitment” shall mean, at any time, an amount equal to the remainder of (x) the Total Revolving Loan Commitment in effect at such time less (y) the sum of (i) the aggregate principal amount of all Revolving Loans and Swingline Loans outstanding at such time plus (ii) the aggregate amount of all Letter of Credit Outstandings at such time.
          “Tranche” shall mean the respective facility and commitments utilized in making Loans hereunder, with there being initially four separate Tranches, i.e., A Term Loans, B Term Loans, Revolving Loans and Swingline Loans; provided that for purposes of Sections 2.13, 13.04(b), 13.12(a) and (b) and the definition of “Majority Lenders”, Revolving Loans and

Swingline Loans shall be deemed to constitute part of a single “Tranche”. In addition, any Incremental Term Loans, Extended Revolving Commitments and/or Extended Term Loans may be made pursuant to one or more new Tranches in accordance with the requirements specified in Section 2.15 or Section 2.16, as applicable.
          “Transaction” shall mean, collectively, the Refinancing, the Existing Senior Notes Repurchase, the Existing Senior Notes Indenture Amendment, the Stock Repurchase and the incurrence of Loans on the Initial Borrowing Date.
          “Type” shall mean the type of Loan determined with regard to the interest option applicable thereto, i.e., whether a Base Rate Loan or a Eurodollar Loan.
          “UCC” shall mean the Uniform Commercial Code as from time to time in effect in the relevant jurisdiction.
          “Unfunded Current Liability” of any Plan shall mean the amount, if any, by which the value of the accumulated plan benefits under the Plan, determined on a plan termination basis in accordance with actuarial assumptions at such time consistent with those prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds the fair market value of all plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions).
          “United States” and “U.S.” shall each mean the United States of America.
          “Unpaid Drawing” shall have the meaning provided in Section 3.05(a).
          “Unutilized Revolving Loan Commitment” shall mean, with respect to any Lender at any time, such Lender’s Revolving Loan Commitment at such time less the sum of (i) the aggregate outstanding principal amount of all Revolving Loans made by such Lender at such time and (ii) such Lender’s RL Percentage of the Letter of Credit Outstandings at such time.
          “Voting Stock” shall mean, as to any Person, any class or classes of capital stock of such Person pursuant to which the holders thereof have the general voting power under ordinary circumstances to vote for the election of the board of directors of such Person, or any class or classes of capital stock convertible into or exchangeable for such stock at the option of the holders thereof.
          “Waivable Repayment” shall have the meaning provided in Section 5.02(j).
          “Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) the then outstanding principal amount of such Indebtedness.

          “Wholly-Owned Domestic Subsidiary” shall mean each Wholly-Owned Subsidiary of the Borrower incorporated or organized under the laws of the United States or any State thereof.
          “Wholly-Owned Subsidiary” shall mean, as to any Person, (i) any corporation 100% of whose capital stock (other than director’s qualifying shares) is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and (ii) any partnership, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person has a 100% Equity Interest at such time. Any reference to a Wholly-Owned Subsidiary, unless expressly to a Wholly-Owned Subsidiary of another Person, shall mean a Wholly-Owned Subsidiary of the Borrower.
          “Withdrawal Period” shall have the meaning provided in Section 13.04(d).
          “Yield Differential” shall have the meaning provided in Section 2.15(b).
          SECTION 2. Amount and Terms of Credit.
          2.01 The Commitments. (a) Subject to and upon the terms and conditions set forth herein, each Lender with an A Term Loan Commitment severally agrees to make a term loan or term loans (each, an “A Term Loan” and, collectively, the “A Term Loans”) to the Borrower, which A Term Loans (i) shall be incurred pursuant to a single drawing on the Initial Borrowing Date, (ii) shall be denominated in Dollars, (iii) except as hereinafter provided, shall, at the option of the Borrower, be incurred and maintained as, and/or converted into, Base Rate Loans or Eurodollar Loans; provided that except as otherwise specifically provided in Section 2.10(b), all A Term Loans comprising the same Borrowing shall at all times be of the same Type and (iv) shall be made by each such Lender in that aggregate principal amount which does not exceed the A Term Loan Commitment of such Lender on the Initial Borrowing Date. Once repaid, A Term Loans incurred hereunder may not be reborrowed.
          (b) Subject to and upon the terms and conditions set forth herein, each Lender with a B Term Loan Commitment severally agrees to make a term loan or term loans (each, a “B Term Loan” and, collectively, the “B Term Loans”) to the Borrower, which B Term Loans (i) shall be incurred pursuant to a single drawing on the Initial Borrowing Date, (ii) shall be denominated in Dollars, (iii) except as hereinafter provided, shall, at the option of the Borrower, be incurred and maintained as, and/or converted into, Base Rate Loans or Eurodollar Loans, provided that except as otherwise specifically provided in Section 2.10(b), all B Term Loans comprising the same Borrowing shall at all times be of the same Type, and (iv) shall be made by each such Lender in that aggregate principal amount which does not exceed the B Term Loan Commitment of such Lender on the Initial Borrowing Date. Once repaid, B Term Loans incurred hereunder may not be reborrowed.
          (c) Subject to and upon the terms and conditions set forth herein, each Lender with a Revolving Loan Commitment severally agrees to make, at any time and from time to time on or after the Initial Borrowing Date and prior to the Revolving Loan Maturity Date, a revolving loan or revolving loans (each, a “Revolving Loan” and, collectively, the “Revolving Loans”) to the Borrower, which Revolving Loans (i) shall be denominated in Dollars, (ii) shall, at the option of the Borrower, be incurred and maintained as, and/or converted into, Base Rate Loans or Eurodollar Loans; provided that except as otherwise specifically provided in Section 2.10(b), all Revolving Loans comprising the same Borrowing shall at all times be of the same Type, (iii) may be repaid and reborrowed in accordance with the provisions hereof, and (iv) shall not exceed for any such Lender at any time outstanding that aggregate principal amount which, when added to the product of (x) such Lender’s RL Percentage and (y) the sum of (I) the aggregate amount of all Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Revolving Loans) at such time and (II) the aggregate principal amount of all Swingline Loans (exclusive of Swingline Loans which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Revolving Loans) then outstanding, equals the Revolving Loan Commitment of such Lender at such time.
          (d) Subject to and upon the terms and conditions set forth herein, the Swingline Lender agrees to make, at any time and from time to time on or after the Initial Borrowing Date and prior to the Swingline Expiry Date, a revolving loan or revolving loans (each, a “Swingline Loan” and, collectively, the “Swingline Loans”) to the Borrower, which Swingline Loans (i) shall be incurred and maintained as Base Rate Loans, (ii) shall be denominated in Dollars, (iii) may be repaid and reborrowed in accordance with the provisions hereof, (iv) shall not exceed in aggregate principal amount at any time outstanding, when combined with the aggregate principal amount of all Revolving Loans then outstanding and the aggregate amount of all Letter of Credit Outstandings at such time, an amount equal to the Total Revolving Loan Commitment at such time, and (v) shall not exceed in aggregate principal amount at any time outstanding the Maximum Swingline Amount. Notwithstanding anything to the contrary contained in this Section 2.01(d), the Swingline Lender shall not make any Swingline Loan after it has received written notice from the Borrower, any other Credit Party or the Required Lenders stating that a Default or an Event of Default exists and is continuing until such time as the Swingline Lender shall have received written notice (A) of rescission of all such notices from the party or parties originally delivering such notice or notices or (B) of the waiver of such Default or Event of Default by the Required Lenders.
          (e) On any Business Day, the Swingline Lender may, in its sole discretion, give notice to the RL Lenders that the Swingline Lender’s outstanding Swingline Loans shall be funded with one or more Borrowings of Revolving Loans (provided that such notice shall be deemed to have been automatically given upon the occurrence of a Default or an Event of Default under Section 11.05 or upon the exercise of any of the remedies provided in the last paragraph of Section 11), in which case one or more Borrowings of Revolving Loans constituting Base Rate Loans (each such Borrowing, a “Mandatory Borrowing”) shall be made on the immediately succeeding Business Day by all RL Lenders pro rata based on each such RL Lender’s RL Percentage (determined before giving effect to any termination of the Revolving Loan Commitments pursuant to the last paragraph of Section 11) and the proceeds thereof shall be applied directly by the Swingline Lender to repay the Swingline Lender for such outstanding Swingline Loans. Each RL Lender hereby irrevocably agrees to make Revolving Loans upon one Business Day’s notice pursuant to each Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the date specified in writing by the Swingline Lender notwithstanding (i) the amount of the Mandatory Borrowing may not comply with the Minimum Borrowing Amount otherwise required hereunder, (ii) whether any conditions specified in Section 7 are then satisfied, (iii) whether a Default or an Event of Default then exists, (iv) the date of such Mandatory Borrowing, and (v) the amount of the Total Revolving Loan Commitment at such time. In the event that any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code with respect to the Borrower), then each RL Lender hereby agrees that it shall forthwith purchase (as of the date the Mandatory Borrowing would otherwise have occurred, but adjusted for any payments received from the Borrower on or after such date and prior to such purchase) from the Swingline Lender such participations in the outstanding Swingline Loans as shall be necessary to cause the RL Lenders to share in such Swingline Loans ratably based upon their respective RL Percentages (determined before giving effect to any termination of the Revolving Loan Commitments pursuant to the last paragraph of Section 11); provided that (x) all interest payable on the Swingline Loans shall be for the account of the Swingline Lender until the date as of which the respective participation is required to be purchased and, to the extent attributable to the purchased participation, shall be payable to the participant from and after such date and (y) at the time any purchase of participations pursuant to this sentence is actually made, the purchasing RL Lender shall be required to pay the Swingline Lender interest on the principal amount of participation purchased for each day from and including the day upon which the Mandatory Borrowing would otherwise have occurred to but excluding the date of payment for such participation, at the overnight Federal Funds Rate for the first three days and at the interest rate otherwise applicable to Revolving Loans maintained as Base Rate Loans hereunder for each day thereafter.
          (f) If the Maturity Date shall have occurred in respect of any Tranche of Revolving Loan Commitments at a time when another Tranche or Tranches of Revolving Loan Commitments is or are in effect with a longer Maturity Date, then on the earliest occurring Maturity Date all then outstanding Swingline Loans shall be repaid in full on such date (and there shall be no adjustment to the participations in such Swingline Loans as a result of the occurrence of such Maturity Date); provided, however, that if on the occurrence of such earliest Maturity Date (after giving effect to any repayments of Revolving Loans and any reallocation of Letter of Credit participations as contemplated in Section 3.04), there shall exist sufficient unutilized Extended Revolving Commitments so that the respective outstanding Swingline Loans could be incurred pursuant to the Extended Revolving Commitments which will remain in effect after the occurrence of such Maturity Date, then there shall be an automatic adjustment on such date of the participations in such Swingline Loans and same shall be deemed to have been incurred solely pursuant to the relevant Extended Revolving Commitments, and such Swingline Loans shall not be so required to be repaid in full on such earliest maturity date.
          2.02 Minimum Amount of Each Borrowing. The aggregate principal amount of each Borrowing of Loans under a respective Tranche shall not be less than the Minimum Borrowing Amount applicable to such Tranche. More than one Borrowing may occur on the same date, but at no time shall there be outstanding more than (x) ten Borrowings of Eurodollar Loans under any one Tranche in the case of Revolving Loans and (y) four Borrowings of Eurodollar Loans under any one Tranche in the case of Term Loans.
          2.03 Notice of Borrowing. (a) Whenever the Borrower desires to incur (x) Eurodollar Loans hereunder, the Borrower shall give the Administrative Agent at the Notice

Office at least three Business Days’ prior notice of each Eurodollar Loan to be incurred hereunder and (y) Base Rate Loans hereunder (excluding Swingline Loans and Revolving Loans made pursuant to a Mandatory Borrowing), the Borrower shall give the Administrative Agent at the Notice Office at least one Business Day’s prior notice of each Base Rate Loan to be incurred hereunder; provided that (in each case) any such notice shall be deemed to have been given on a certain day only if given before 12:00 Noon (New York City time) on such day. Each such notice (each, a “Notice of Borrowing”), except as otherwise expressly provided in Section 2.10, shall be irrevocable and shall be in writing, or by telephone promptly confirmed in writing, in the form of Exhibit A-1, appropriately completed to specify: (i) the aggregate principal amount of the Loans to be incurred pursuant to such Borrowing, (ii) the date of such Borrowing (which shall be a Business Day), (iii) whether the Loans being incurred pursuant to such Borrowing shall constitute A Term Loans, B Term Loans or Revolving Loans and (iv) whether the Loans being incurred pursuant to such Borrowing are to be initially maintained as Base Rate Loans or, to the extent permitted hereunder, Eurodollar Loans and, if Eurodollar Loans, the initial Interest Period to be applicable thereto. The Administrative Agent shall promptly give each Lender which is required to make Loans of the Tranche specified in the respective Notice of Borrowing, notice of such proposed Borrowing, of such Lender’s proportionate share thereof and of the other matters required by the immediately preceding sentence to be specified in the Notice of Borrowing.
          (b) (i) Whenever the Borrower desires to incur Swingline Loans hereunder, the Borrower shall give the Swingline Lender no later than 1:00 P.M. (New York City time) on the date that a Swingline Loan is to be incurred, written notice or telephonic notice promptly confirmed in writing of each Swingline Loan to be incurred hereunder. Each such notice shall be irrevocable and specify in each case (A) the date of Borrowing (which shall be a Business Day), and (B) the aggregate principal amount of the Swingline Loans to be incurred pursuant to such Borrowing.
          (ii) Mandatory Borrowings shall be made upon the notice specified in Section 2.01(e), with the Borrower irrevocably agreeing, by its incurrence of any Swingline Loan, to the making of the Mandatory Borrowings as set forth in Section 2.01(e).
          (c) Without in any way limiting the obligation of the Borrower to confirm in writing any telephonic notice of any Borrowing or prepayment of Loans, the Administrative Agent or the Swingline Lender, as the case may be, may act without liability upon the basis of telephonic notice of such Borrowing or prepayment, as the case may be, believed by the Administrative Agent or the Swingline Lender, as the case may be, in good faith to be from an Authorized Officer of the Borrower, prior to receipt of written confirmation. In each such case, the Borrower hereby waives the right to dispute the Administrative Agent’s or the Swingline Lender’s record of the terms of such telephonic notice of such Borrowing or prepayment of Loans, as the case may be, absent manifest error.
          2.04 Disbursement of Funds. No later than 12:00 Noon (New York City time) on the date specified in each Notice of Borrowing (or (x) in the case of Swingline Loans, no later than 4:00 P.M. (New York City time) on the date specified pursuant to Section 2.03(b)(i) or (y) in the case of Mandatory Borrowings, no later than 1:00 P.M. (New York City time) on the date specified in Section 2.01(e)), each Lender with a Commitment of the respective Tranche will make available its pro rata portion (determined in accordance with Section 2.07) of each such Borrowing requested to be made on such date (or in the case of Swingline Loans, the Swingline Lender will make available the full amount thereof). All such amounts will be made available in Dollars and in immediately available funds at the Payment Office, and the Administrative Agent will, except in the case of Revolving Loans made pursuant to a Mandatory Borrowing, make available to the Borrower at the Payment Office, or to such other account as the Borrower may specify in writing prior to or after the Initial Borrowing Date, the aggregate of the amounts so made available by the Lenders; provided that, if, on the date of a Borrowing of Revolving Loans (other than a Mandatory Borrowing), there are Unpaid Drawings or Swingline Loans then outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such Unpaid Drawings with respect to Letters of Credit, second, to the payment in full of any such Swingline Loans, and third, to the Borrower as otherwise provided above. Unless the Administrative Agent shall have been notified by any Lender prior to the date of Borrowing that such Lender does not intend to make available to the Administrative Agent such Lender’s portion of any Borrowing to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing and the Administrative Agent may (but shall not be obligated to), in reliance upon such assumption, make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Administrative Agent. The Administrative Agent also shall be entitled to recover on demand from such Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower until the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if recovered from such Lender, the overnight Federal Funds Rate for the first three days and at the interest rate otherwise applicable to such Loans for each day thereafter and (ii) if recovered from the Borrower, the rate of interest applicable to the respective Borrowing, as determined pursuant to Section 2.08. Nothing in this Section 2.04 shall be deemed to relieve any Lender from its obligation to make Loans hereunder or to prejudice any rights which the Borrower may have against any Lender as a result of any failure by such Lender to make Loans hereunder.
          2.05 Notes. (a) The Borrower’s obligation to pay the principal of, and interest on, the Loans made by each Lender shall be evidenced in the Register maintained by the Administrative Agent pursuant to Section 13.16 and shall, if requested by such Lender, also be evidenced (i) in the case of A Term Loans, by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit B-1, with blanks appropriately completed in conformity herewith (each, an “A Term Note” and, collectively, the “A Term Notes”), (ii) in the case of B Term Loans, by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit B-2, with blanks appropriately completed in conformity herewith (each, a “B Term Note” and, collectively, the “B Term Notes”), (iii) in the case of Revolving Loans, by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit B-3, with blanks appropriately completed in conformity herewith (each, a “Revolving Note” and, collectively, the “Revolving Notes”), and (iv) in the case of Swingline Loans, by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit B-4, with blanks appropriately completed in conformity herewith (the “Swingline Note”).
          (b) Each Lender will note on its internal records the amount of each Loan made by it and each payment in respect thereof and prior to any transfer of any of its Notes will endorse on the reverse side thereof the outstanding principal amount of Loans evidenced thereby. Failure to make any such notation or any error in such notation shall not affect the Borrower’s obligations in respect of such Loans.
          (c) Notwithstanding anything to the contrary contained above in this Section 2.05 or elsewhere in this Agreement, Notes shall only be delivered to Lenders which at any time specifically request the delivery of such Notes. No failure of any Lender to request or obtain a Note evidencing its Loans to the Borrower shall affect or in any manner impair the obligations of the Borrower to pay the Loans (and all related Obligations) incurred by the Borrower which would otherwise be evidenced thereby in accordance with the requirements of this Agreement, and shall not in any way affect the security or guaranties therefor provided pursuant to the various Credit Documents. Any Lender which does not have a Note evidencing its outstanding Loans shall in no event be required to make the notations otherwise described in preceding clause (b). At any time when any Lender requests the delivery of a Note to evidence any of its Loans, the Borrower shall promptly execute and deliver to the respective Lender the requested Note in the appropriate amount or amounts to evidence such Loans.
          2.06 Conversions. The Borrower shall have the option to convert, on any Business Day, all or a portion equal to at least the Minimum Borrowing Amount of the outstanding principal amount of Loans (other than Swingline Loans which may not be converted pursuant to this Section 2.06) made pursuant to one or more Borrowings (so long as of the same Tranche) of one or more Types of Loans into a Borrowing (of the same Tranche) of another Type of Loan; provided that, (i) except as otherwise provided in Section 2.10(b), Eurodollar Loans may be converted into Base Rate Loans only on the last day of an Interest Period applicable to the Loans being converted and no such partial conversion of Eurodollar Loans shall reduce the outstanding principal amount of such Eurodollar Loans made pursuant to a single Borrowing to less than the Minimum Borrowing Amount applicable thereto, (ii) unless the Required Lenders otherwise agree, Base Rate Loans may only be converted into Eurodollar Loans if no Event of Default is in existence on the date of the conversion, and (iii) no conversion pursuant to this Section 2.06 shall result in a greater number of Borrowings of Eurodollar Loans than is permitted under Section 2.02. Each such conversion shall be effected by the Borrower by giving the Administrative Agent at the Notice Office prior to 12:00 Noon (New York City time) at least (x) in the case of conversions of Base Rate Loans into Eurodollar Loans, three Business Days’ prior notice and (y) in the case of conversions of Eurodollar Loans into Base Rate Loans, one Business Day’s prior notice (each, a “Notice of Conversion/Continuation”), in each case in the form of Exhibit A-2, appropriately completed to specify the Loans to be so converted, the Borrowing or Borrowings pursuant to which such Loans were incurred and, if to be converted into Eurodollar Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall give each Lender prompt notice of any such proposed conversion affecting any of its Loans.

          2.07 Pro Rata Borrowings. All Borrowings of A Term Loans, B Term Loans and Revolving Loans under this Agreement shall be incurred from the Lenders pro rata on the basis of their A Term Loan Commitments, B Term Loan Commitments or Revolving Loan Commitments, as the case may be; provided that all Mandatory Borrowings shall be incurred from the RL Lenders pro rata on the basis of their RL Percentages. It is understood that no Lender shall be responsible for any default by any other Lender of its obligation to make Loans hereunder and that each Lender shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Loans hereunder.
          2.08 Interest. (a) The Borrower agrees to pay interest in respect of the unpaid principal amount of each Base Rate Loan from the date of Borrowing thereof until the earlier of (i) the maturity thereof (whether by acceleration or otherwise) and (ii) the conversion of such Base Rate Loan to a Eurodollar Loan pursuant to Section 2.06 or 2.09, as applicable, at a rate per annum which shall be equal to the sum of the relevant Applicable Margin plus the Base Rate, each as in effect from time to time.
          (b) The Borrower agrees to pay interest in respect of the unpaid principal amount of each Eurodollar Loan from the date of Borrowing thereof until the earlier of (i) the maturity thereof (whether by acceleration or otherwise) and (ii) the conversion of such Eurodollar Loan to a Base Rate Loan pursuant to Section 2.06, 2.09 or 2.10, as applicable, at a rate per annum which shall, during each Interest Period applicable thereto, be equal to the sum of the relevant Applicable Margin as in effect from time to time during such Interest Period plus the Eurodollar Rate for such Interest Period.
          (c) Overdue principal and, to the extent permitted by law, overdue interest in respect of each Loan shall, in each case, bear interest at a rate per annum equal to the greater of (x) the rate which is 2% in excess of the rate then borne by such Loans and (y) the rate which is 2% in excess of the rate otherwise applicable to Base Rate Loans of the respective Tranche from time to time, and all other overdue amounts payable hereunder and under any other Credit Document shall bear interest at a rate per annum equal to the rate which is 2% in excess of the rate applicable to Revolving Loans that are maintained as Base Rate Loans from time to time. Interest that accrues under this Section 2.08(c) shall be payable on demand.
          (d) Accrued (and theretofore unpaid) interest shall be payable (i) in respect of each Base Rate Loan, (x) quarterly in arrears on each Quarterly Payment Date, (y) on the date of any repayment or prepayment in full of all outstanding Base Rate Loans of any Tranche, and (z) at maturity (whether by acceleration or otherwise) and, after such maturity, on demand, and (ii) in respect of each Eurodollar Loan, (x) on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three month intervals after the first day of such Interest Period, and (y) on the date of any repayment or prepayment (on the amount repaid or prepaid), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.
          (e) Upon each Interest Determination Date, the Administrative Agent shall determine the Eurodollar Rate for each Interest Period applicable to the respective Eurodollar Loans and shall promptly notify the Borrower and the Lenders thereof. Each such determination shall, absent manifest error, be final and conclusive and binding on all parties hereto.

          2.09 Interest Periods. At the time the Borrower gives any Notice of Borrowing or Notice of Conversion/Continuation in respect of the making of, or conversion into, or continuation of, any Eurodollar Loan (in the case of the initial Interest Period applicable thereto) or prior to 12:00 Noon (New York City time) on the third Business Day prior to the expiration of an Interest Period applicable to such Eurodollar Loan (in the case of any subsequent Interest Period), the Borrower shall have the right to elect the interest period (each, an “Interest Period”) applicable to such Eurodollar Loan, which Interest Period shall, at the option of the Borrower, be (x) a one, two, three, six or, if approved by each Lender with Loans and/or Commitments under the relevant Tranche, nine or twelve month period or (y) if agreed by the Administrative Agent in its sole discretion, such other period not to exceed one-month; provided that (in each case):
     (i) all Eurodollar Loans comprising a Borrowing shall at all times have the same Interest Period;
     (ii) the initial Interest Period for any Eurodollar Loan shall commence on the date of Borrowing of such Eurodollar Loan (including the date of any conversion thereto from a Base Rate Loan) and each Interest Period occurring thereafter in respect of such Eurodollar Loan shall commence on the day on which the next preceding Interest Period applicable thereto expires;
     (iii) if any Interest Period for a Eurodollar Loan begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;
     (iv) if any Interest Period for a Eurodollar Loan would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, however, that if any Interest Period for a Eurodollar Loan would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;
     (v) unless the Required Lenders otherwise agree, no Interest Period may be selected at any time when an Event of Default is then in existence;
     (vi) no Interest Period in respect of any Borrowing of any Tranche of Loans shall be selected which extends beyond the Maturity Date for such Tranche of Loans;
     (vii) no Interest Period in respect of any Borrowing of A Term Loans or B Term Loans shall be selected which extends beyond any date upon which a mandatory repayment of such A Term Loans or B Term Loans, as the case may be, will be required to be made under Section 5.02(b) or (c), as the case may be, if the aggregate principal amount of such A Term Loans or B Term Loans, as the case may be, which have Interest Periods which will expire after such date will be in excess of the aggregate principal amount of such A Term Loans or B Term Loans, as the case may be, then outstanding less the aggregate amount of such required repayment; and

     (viii) no Interest Period other than a one month Interest Period may be selected prior to the Syndication Termination Date, and such an Interest Period may only be selected so long as all outstanding Loans that are maintained as Eurodollar Loans are subject to the same one month Interest Period which begins and ends on the same day.
          If by 12:00 Noon (New York City time) on the third Business Day prior to the expiration of any Interest Period applicable to a Borrowing of Eurodollar Loans, the Borrower has failed to elect, or is not permitted to elect, a new Interest Period to be applicable to such Eurodollar Loans as provided above, the Borrower shall be deemed to have elected to convert such Eurodollar Loans into Base Rate Loans effective as of the expiration date of such current Interest Period.
          2.10 Increased Costs, Illegality, etc. (a) In the event that any Lender shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto but, with respect to clause (i) below, may be made only by the Administrative Agent):
     (i) on any Interest Determination Date that, by reason of any changes arising after the Effective Date affecting the London interbank market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Eurodollar Rate; or
     (ii) at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any Eurodollar Loan because of (x) any change since the Effective Date in any applicable law or governmental rule, regulation, order, guideline or request (whether or not having the force of law) or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, order, guideline or request, such as, but not limited to: (A) a change in the basis of taxation of payment to any Lender of the principal of or interest on such Eurodollar Loans or any other amounts payable hereunder (except for the imposition of, or any changes in the rate of, any Excluded Tax) but without duplication of any amounts payable in respect of Taxes pursuant to Section 5.04(a) or (B) a change in official reserve requirements, but, in all events, excluding reserves required under Regulation D to the extent included in the computation of the Eurodollar Rate and/or (y) other circumstances arising since the Effective Date affecting such Lender, the London interbank market or the position of such Lender in such market; or
     (iii) at any time, that the making or continuance of any Eurodollar Loan has been made (x) unlawful by any law or governmental rule, regulation or order, (y) impossible by compliance by any Lender in good faith with any governmental request (whether or not having force of law) or (z) impracticable as a result of a contingency occurring after the Effective Date which materially and adversely affects the London interbank market;
then, and in any such event, such Lender (or the Administrative Agent, in the case of clause (i) above) shall promptly give notice (by telephone promptly confirmed in writing) to the Borrower and, except in the case of clause (i) above, to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter (x) in the case of clause (i) above, Eurodollar Loans shall no longer be available until such time as the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist, and any Notice of Borrowing or Notice of Conversion/Continuation given by the Borrower with respect to Eurodollar Loans which have not yet been incurred (including by way of conversion) shall be deemed rescinded by the Borrower, (y) in the case of clause (ii) above, the Borrower agrees, subject to the provisions of Section 2.10(b) (to the extent applicable), to pay to such Lender, upon such Lender’s written request therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts received or receivable hereunder (a written notice as to the additional amounts owed to such Lender, showing in reasonable detail the basis for the calculation thereof, submitted to the Borrower by such Lender in good faith shall, absent manifest error, be final and conclusive and binding on all the parties hereto) and (z) in the case of clause (iii) above, the Borrower shall take one of the actions specified in Section 2.10(b) as promptly as possible and, in any event, within the time period required by law. Each of the Administrative Agent and each Lender agrees that if it gives notice to the Borrower of any of the events described in clause (i) or (iii) above, it shall promptly notify the Borrower and, in the case of any such Lender, the Administrative Agent, if such event ceases to exist. If any such event described in clause (iii) above ceases to exist as to a Lender, the obligations of such Lender to make Eurodollar Loans and to convert Base Rate Loans into Eurodollar Loans on the terms and conditions contained herein shall be reinstated.
          (b) At any time that any Eurodollar Loan is affected by the circumstances described in Section 2.10(a)(ii), the Borrower may, and in the case of a Eurodollar Loan affected by the circumstances described in Section 2.10(a)(iii), the Borrower shall, either (x) if the affected Eurodollar Loan is then being made initially or pursuant to a conversion, cancel such Borrowing by giving the Administrative Agent telephonic notice (confirmed in writing) on the same date that the Borrower was notified by the affected Lender or the Administrative Agent pursuant to Section 2.10(a)(ii) or (iii) or (y) if the affected Eurodollar Loan is then outstanding, upon at least three Business Days’ written notice to the Administrative Agent, require the affected Lender to convert such Eurodollar Loan into a Base Rate Loan; provided that, if more than one Lender is affected at any time, then all affected Lenders must be treated the same pursuant to this Section 2.10(b).
          (c) If any Lender determines that after the Effective Date the introduction of or any change in any applicable law or governmental rule, regulation, order, guideline, directive or request (whether or not having the force of law) concerning capital adequacy, or any change in interpretation or administration thereof by any Governmental Authority, central bank or comparable agency, will have the effect of increasing the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender based on the existence of such Lender’s Commitments hereunder or its obligations hereunder, then the Borrower agrees to pay to such Lender, upon its written demand therefor, such additional amounts as shall be required to compensate such Lender or such other corporation for the increased cost to such Lender or such other corporation or the reduction in the rate of return to such Lender or such other corporation as a result of such increase of capital. In determining such additional amounts, each Lender will act reasonably and in good faith and will use averaging and attribution methods which are reasonable; provided that such Lender’s reasonable good faith determination of compensation owing under this Section 2.10(c) shall, absent manifest error, be final and conclusive and binding on all the parties hereto. Each Lender, upon determining that any additional amounts will be payable pursuant to this Section 2.10(c), will give prompt written notice thereof to the Borrower, which notice shall show in reasonable detail the basis for calculation of such additional amounts.
          (d) Notwithstanding anything in this Agreement to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, shall be deemed to be a change after the Effective Date in a requirement of law or government rule, regulation or order, regardless of the date enacted, adopted, issued or implemented (including for purposes of this Section 2.10 and Section 3.06).
          2.11 Compensation. The Borrower agrees to compensate each Lender, upon its written request (which request shall set forth in reasonable detail the basis for requesting such compensation), for all reasonable losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its Eurodollar Loans but excluding loss of anticipated profits) which such Lender may sustain: (i) if for any reason (other than a default by such Lender or the Administrative Agent) a Borrowing of, or conversion from or into, Eurodollar Loans does not occur on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation (whether or not withdrawn by the Borrower or deemed withdrawn pursuant to Section 2.10(a)); (ii) if any prepayment or repayment (including any prepayment or repayment made pursuant to Section 5.01, Section 5.02 or as a result of an acceleration of the Loans pursuant to Section 11) or conversion of any of its Eurodollar Loans occurs on a date which is not the last day of an Interest Period with respect thereto; (iii) if any prepayment of any of its Eurodollar Loans is not made on any date specified in a notice of prepayment given by the Borrower; or (iv) as a consequence of (x) any other default by the Borrower in repaying Eurodollar Loans when required by the terms of this Agreement or any Note held by such Lender or (y) any election made pursuant to Section 2.10(b).
          2.12 Change of Lending Office. Each Lender agrees that upon the occurrence of any event giving rise to the operation of Section 2.10(a)(ii) or (iii), Section 2.10(c), Section 3.06 or Section 5.04 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans or Letters of Credit affected by such event; provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of such Section. Nothing in this Section 2.12 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Sections 2.10, 3.06 and 5.04.
          2.13 Replacement of Lenders. (w) If any Lender becomes a Defaulting Lender, (x) if any Lender is incurring or is reasonably expected to incur costs which are or would be material in amount and are associated with a Gaming Authority’s investigation of whether or not such Lender is a Qualified Person, (y) upon the occurrence of any event giving rise to the operation of Section 2.10(a)(ii) or (iii), Section 2.10(c), Section 3.06 or Section 5.04 with respect to any Lender which results in such Lender charging to the Borrower increased costs in excess of those being generally charged by the other Lenders or (z) in the case of a refusal by a Lender to consent to a proposed change, waiver, discharge or termination with respect to this Agreement which has been approved by the Required Lenders as (and to the extent) provided in Section 13.12(b), the Borrower shall have the right, in accordance with Section 13.04(b), to replace such Lender (the “Replaced Lender”) with one or more other Qualified Persons, none of whom shall constitute a Defaulting Lender at the time of such replacement (collectively, the “Replacement Lender”) and each of which shall be reasonably acceptable to the Administrative Agent or, in the case of a replacement as provided in Section 13.12(b) where the consent of the respective Lender is required with respect to less than all Tranches of its Loans or Commitments, to replace the Commitments and/or outstanding Loans of such Lender in respect of each Tranche where the consent of such Lender would otherwise be individually required, with identical Commitments and/or Loans of the respective Tranche provided by the Replacement Lender; provided that:
     (a) at the time of any replacement pursuant to this Section 2.13, the Replacement Lender shall enter into one or more Assignment and Assumption Agreements pursuant to Section 13.04(b) (and with all fees payable pursuant to said Section 13.04(b) to be paid by the Replacement Lender and/or the Replaced Lender (as may be agreed to at such time by and among the Borrower, the Replacement Lender and the Replaced Lender)) pursuant to which the Replacement Lender shall acquire all of the Commitments and outstanding Loans (or, in the case of the replacement of only (a) the Revolving Loan Commitment, the Revolving Loan Commitment and outstanding Revolving Loans and participations in Letter of Credit Outstandings and/or (b) the outstanding Term Loans of any Tranche, the outstanding Term Loans of the respective Tranche or Tranches with respect to which such Lender is being replaced) of, and in each case (except for the replacement of only the outstanding Term Loans of any or all Tranches of Term Loans of the respective Lender) all participations in Letters of Credit by, the Replaced Lender and, in connection therewith, shall pay to (x) the Replaced Lender in respect thereof an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the respective Replaced Lender under each Tranche with respect to which such Replaced Lender is being replaced, (B) an amount equal to all Unpaid Drawings (unless there are no Unpaid Drawings with respect to the Tranche being replaced) that have been funded by (and not reimbursed to) such Replaced Lender, together with all then unpaid interest with respect thereto at such time and (C) an amount equal to all accrued, but theretofore unpaid, Fees owing to the Replaced Lender (but only with respect to the relevant Tranche, in the case of the replacement of less than all Tranches of Loans then held by the respective Replaced Lender) pursuant to Section 4.01, (y) except in the case of the replacement of only the outstanding Term Loans of one or more Tranches of a Replaced Lender, each Issuing Lender an amount equal to such Replaced Lender’s RL Percentage of any Unpaid Drawing relating to Letters of Credit issued by such Issuing Lender (which at such time remains an Unpaid Drawing) to the extent such amount was not theretofore funded by such Replaced Lender and (z) in the case of any replacement of Revolving Loan Commitments, the Swingline Lender an amount equal to such Replaced Lender’s

RL Percentage of any Mandatory Borrowing to the extent such amount was not theretofore funded by such Replaced Lender to the Swingline Lender; and
     (b) all obligations of the Borrower then owing to the Replaced Lender (other than those (a) specifically described in clause (a) above in respect of which the assignment purchase price has been, or is concurrently being, paid, but including all amounts, if any, owing under Section 2.11(a), or (b) relating to any Tranche of Loans and/or Commitments of the respective Replaced Lender which will remain outstanding after giving effect to the respective replacement) shall be paid in full to such Replaced Lender concurrently with such replacement.
Upon receipt by the Replaced Lender of all amounts required to be paid to it pursuant to this Section 2.13, the Administrative Agent shall be entitled (but not obligated) and is authorized (which authorization is coupled with an interest) to execute an Assignment and Assumption Agreement on behalf of such Replaced Lender, and any such Assignment and Assumption Agreement so executed by the Administrative Agent and the Replacement Lender shall be effective for purposes of this Section 2.13 and Section 13.04. Upon the execution of the respective Assignment and Assumption Agreement, the payment of amounts referred to in clauses (a) and (b) above, recordation of the assignment on the Register by the Administrative Agent pursuant to Section 13.16 and, if so requested by the Replacement Lender, delivery to the Replacement Lender of the appropriate Note or Notes executed by the Borrower, (x) the Replacement Lender shall become a Lender hereunder and, unless the respective Replaced Lender continues to have outstanding Term Loans and/or a Revolving Loan Commitment hereunder, the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 2.10, 2.11, 3.06, 5.04, 12.06, 13.01 and 13.06), which shall survive as to such Replaced Lender and (y) except in the case of the replacement of only outstanding Term Loans pursuant to this Section 2.13, the RL Percentages of the Lenders shall be automatically adjusted at such time to give effect to such replacement.
          2.14 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any RL Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such RL Lender is a Defaulting Lender:
          (a) if any Swingline Loan Exposure or Letter of Credit Exposure exists at the time a RL Lender becomes a Defaulting Lender then:
     (i) all or any part of such Swingline Loan Exposure and Letter of Credit Exposure shall be reallocated among the RL Lenders that are Non-Defaulting RL Lenders in accordance with their respective RL Percentages but only to the extent (x) the sum of all RL Lenders’ that are Non-Defaulting RL Lenders Individual Exposures plus such Defaulting Lender’s Swingline Loan Exposure and Letter of Credit Exposure does not exceed the aggregate amount of all Non-Defaulting RL Lenders’ Available Revolving Loan Commitments, (y) immediately following the reallocation to a RL Lender that is a Non-Defaulting Lender, the Individual Exposure of such RL Lender does not exceed its Available Revolving Loan Commitment at such time and (z) the conditions set forth in Section 7 are satisfied at such time;

     (ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent (x) first, prepay such Swingline Loan Exposure and (y) second, cash collateralize in a manner reasonably satisfactory to the applicable Issuing Lender such Defaulting Lender’s Letter of Credit Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in aggregate amount equal to 103% of such Defaulting Lender’s Letter of Credit Exposure for so long as such Letter of Credit Exposure is outstanding (the “Letter of Credit Back-Stop Arrangements”);
     (iii) the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 4.01(b) with respect to such Defaulting Lender’s Letter of Credit Exposure;
     (iv) if the Letter of Credit Exposure of the Non-Defaulting Lenders is reallocated pursuant to this Section 2.14(a), then the fees payable to the RL Lenders pursuant to Section 4.01(b) shall be adjusted in accordance with such Non-Defaulting Lenders’ RL Percentages; and
     (v) if any Defaulting Lender’s Letter of Credit Exposure is neither cash collateralized nor reallocated pursuant to this Section 2.14(a), then, without prejudice to any rights or remedies of any Issuing Lender or any RL Lender hereunder, all Letter of Credit Fees payable under Section 4.01(b) with respect to such Defaulting Lender’s Letter of Credit Exposure shall be payable to each Issuing Lender until such Letter of Credit Exposure is cash collateralized and/or reallocated; and
          (b) notwithstanding anything to the contrary contained in Section 2.01(c) or Section 3, so long as any RL Lender is a Defaulting Lender (i) the Swingline Lender shall not be required to fund any Swingline Loan and no Issuing Lender shall be required to issue, amend, renew or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Available Revolving Loan Commitments of the Non-Defaulting Lenders and/or cash collateral has been provided by the Borrower in accordance with Section 2.14(a), and (ii) participating interests in any such newly issued or increased Letter of Credit or newly made Swingline Loan shall be allocated among RL Lenders that are Non-Defaulting Lenders in a manner consistent with Section 2.14(a)(i) (and Defaulting Lenders shall not participate therein).
In the event that the Administrative Agent, the Borrower, each Issuing Lender and the Swingline Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such RL Lender to be a Defaulting Lender, then (i) the Swingline Loan Exposure and Letter of Credit Exposure of the RL Lenders shall be readjusted to reflect the inclusion of such RL Lender’s Revolving Loan Commitments and on such date such RL Lender shall purchase at par such of the Revolving Loans of the other RL Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such RL Lender to hold such Revolving Loans in accordance with its RL Percentage and (ii) so long as no Event of Default then exists, all funds held as cash collateral pursuant to the Letter of Credit Back-Stop Arrangements shall thereafter be promptly returned to the Borrower. If the Revolving Loan Commitments have been terminated, all other Revolving Obligations have been paid in full and no Letters of Credit are outstanding, then, so long as no Event of Default then exists, all funds held as cash collateral pursuant to the Letter of Credit Back-Stop Arrangements shall thereafter be promptly returned to the Borrower.
          2.15 Incremental Credit Extensions. (a) The Borrower may at any time or from time to time after the Syndication Termination Date, by notice to the Administrative Agent, request (x) one or more additional tranches or additions to an existing Tranche of Term Loans (the “Incremental Term Loans”) or (y) one or more additional tranches or increases in the amount of the Revolving Loan Commitments on the same terms as the Revolving Loans (the “Revolving Commitment Increase”, and, together with the Incremental Term Loans, collectively, the “Incremental Loans”); provided that:
     (i) upon the effectiveness of any Incremental Amendment referred to below after giving effect to the incurrence of such Incremental Term Loan, no Default or Event of Default shall exist;
     (ii) upon the effectiveness of any Incremental Amendment referred to below, all of the representations and warranties of each Credit Party set forth in Section 8 and in each other Credit Document shall be true and correct in all material respects as of such time (except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date);
     (iii) the aggregate amount of Incremental Term Loans and Revolving Commitment Increases pursuant to this Section 2.15 shall not exceed the greater of (x) $200,000,000 and (y) the amount which, after giving effect thereto (determined after giving effect to the incurrence of such Incremental Loans and the full utilization of all Commitments under this Agreement), would result in the Borrower being in compliance on a Pro Forma Basis with the Financial Covenants set forth in Sections 10.08 and 10.10 and with a Total Net Leverage Ratio that is at least 0.25x lower than the maximum Total Net Leverage Ratio set forth in Section 10.09, in each case for the last fiscal quarter ending prior to the effectiveness of such Incremental Amendment for which financial statements are available (it being acknowledged and agreed that the required ratio levels to be satisfied will be the level applicable on the last day of the fiscal quarter in which such Incremental Amendment becomes effective);
     (iv) the Borrower shall have delivered to the Administrative Agent an acknowledgment, in form and substance reasonably satisfactory to the Administrative Agent and executed by each Credit Party, acknowledging that all Incremental Loans (and all interest, fees and other amounts payable thereon) shall be Obligations under this Agreement and the other applicable Credit Documents and shall be secured by the Security Documents, and guaranteed under the Guaranty, on a pari passu basis with all other Obligations of the Borrower and the other Credit Parties under this Agreement secured by the Security Documents and guaranteed under the Guaranty;
     (v) the Borrower shall have delivered to the Administrative Agent a certificate executed by an Authorized Officer of the Borrower (x) certifying compliance with the requirements of preceding clauses (i), (ii) and (iii), and (y) demonstrating and certifying to the Administrative Agent’s reasonable satisfaction that the full amount of the respective Incremental Loans shall not result in any violation or breach of the terms and conditions of the Outstanding Existing Senior Notes, the Senior Notes or any other Material Indebtedness of the Borrower and its Subsidiaries;
     (vi) each Credit Party shall have delivered to the Administrative Agent such other officers’ certificates, board of director (or equivalent governing body) resolutions and evidence of good standing (to the extent available under applicable law) as the Administrative Agent shall reasonably request; and
     (vii) each Credit Party shall have completed such other actions as the Administrative Agent may reasonably request in connection with such Incremental Loans in order to create, continue or maintain the security interests of the Collateral Agent in the Collateral and the perfection thereof (including such other documents reasonably requested by the Administrative Agent to be delivered in connection therewith).
          (b) Incremental Term Loans that are added to the existing Tranche of B Term Loans, as applicable, shall have identical terms to such existing Tranche of Term Loans. All other Incremental Term Loans shall rank pari passu in right of payment and of security with the Obligations; provided, however, that:
     (i) the interest rate applicable to the Incremental Term Loans may differ from that applicable to the existing B Term Loans, but if the Effective Yield applicable to a given tranche of Incremental Term Loans determined as of the initial funding date for such Incremental Term Loans exceeds the Effective Yield then applicable to any A Term Loans or B Term Loans by more than 0.50% (the amount of such excess being the “Yield Differential”), the Applicable Margin for such existing Tranche of Term Loans subject to a Yield Differential shall automatically be increased by the applicable Yield Differential effective upon the making of the applicable Incremental Term Loans;
     (ii) the final stated maturity date for a given Tranche of Incremental Term Loans may be later (but not sooner) than the B Term Loan Maturity Date;
     (iii) the amortization requirements for a given Tranche of Incremental Term Loans may differ, so long as the Average Weighted Life to Maturity of such Incremental Term Loans is no shorter than the Average Weighted Life to Maturity applicable to the then outstanding B Term Loans;
     (iv) any Term Loans of a new Tranche may participate on a pro rata basis or less than a pro rata basis (but not greater than a pro rata basis except in the case of the scheduled amortization thereof) in any voluntary or mandatory prepayments of Term Loans hereunder; and
     (v) the other terms of a given Tranche of Incremental Term Loans may differ if reasonably satisfactory to the Administrative Agent.
          (c) Each Tranche of Incremental Term Loans shall be in an aggregate principal amount that is not less than $25,000,000 (or such lesser amount as agreed to by the

Administrative Agent) and shall be in an increment of $5,000,000 and each Revolving Commitment Increase shall be in an aggregate principal amount that is not less than $25,000,000 (or such lesser amount as agreed to by the Administrative Agent) and shall be in an increment of $5,000,000 (provided that in each case such amount may be less if such amount represents all remaining availability under the limit set forth in clause (iii) of Section 2.15(a)).
          (d) Each notice from the Borrower pursuant to this Section 2.15 shall set forth the requested amount and proposed terms of the relevant Incremental Term Loans or Revolving Commitment Increases. Incremental Term Loans may be made, and Revolving Commitment Increases may be provided, by any existing Lender (but no existing Lender will have an obligation to make a portion of any Incremental Term Loan or any portion of any Revolving Commitment Increase) or by any other bank or other financial institution which is a Qualified Person (any such other bank or other financial institution being called an “Additional Lender”); provided that the Administrative Agent, the Swingline Lender and each Issuing Lender shall have consented (such consent not to be unreasonably withheld or delayed) to such Lender’s or Additional Lender’s making such Incremental Term Loans or providing such Revolving Commitment Increases if such consent would be required under Section 13.04 for an assignment of Loans or Revolving Loan Commitments, as applicable, to such Lender or Additional Lender. Commitments in respect of Incremental Term Loans and Revolving Commitment Increases shall become Commitments under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Credit Documents, executed by the Borrower, each Lender agreeing to provide such Commitment, if any, each Additional Lender, if any, and the Administrative Agent. The Incremental Amendment may, without the consent of Lenders, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.15. The effectiveness of any Incremental Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 7 (it being understood that all references to “the time of such Credit Event” or similar language in such Section 7 shall be deemed to refer to the effective date of such Incremental Amendment) and such other conditions as the parties thereto shall agree. The Borrower will use the proceeds of the Incremental Term Loans and Revolving Commitment Increases for any purpose not prohibited by this Agreement.
          (e) Upon each increase in the Revolving Loan Commitments pursuant to this Section 2.15, (a) each RL Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each Lender providing a portion of the Revolving Commitment Increase (each a “Revolving Commitment Increase Lender”), and each such Revolving Commitment Increase Lender will automatically and without further act be deemed to have assumed, a portion of such RL Lender’s participations hereunder in outstanding Letters of Credit and Swingline Loans such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding (i) participations hereunder in Letters of Credit and (ii) participations hereunder in Swingline Loans held by each RL Lender (including each such Revolving Commitment Increase Lender) will equal the percentage of the aggregate Revolving Loan Commitments of all RL Lenders represented by such RL Lender’s Revolving Loan Commitment and (b) if, on the date of such increase, there are any Revolving Loans outstanding, such Revolving Loans shall on or prior to the effectiveness of such Revolving Commitment Increase be prepaid from the proceeds of additional Revolving Loans made hereunder (reflecting such increase in Revolving Loan Commitments), which prepayment shall be accompanied by accrued interest on the Revolving Loans being prepaid and any costs incurred by any Lender in accordance with Section 2.11. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.
          (f) This Section 2.15 shall supersede any provisions in Section 13.06 or 13.12 to the contrary.
          2.16 Extensions of Term Loans and Revolving Loan Commitments. (a) Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrower to all Lenders of Term Loans with a like maturity date or Revolving Loan Commitments with a like maturity date, in each case on a pro rata basis (based on the aggregate outstanding principal amount of the respective Term Loans or Revolving Loan Commitments with a like maturity date, as the case may be) and on the same terms to each such Lender, the Borrower is hereby permitted to consummate from time to time transactions with individual Lenders that accept the terms contained in such Extension Offers to extend the maturity date of each such Lender’s Term Loans and/or Revolving Loan Commitments and otherwise modify the terms of such Term Loans and/or Revolving Loan Commitments pursuant to the terms of the relevant Extension Offer (including, without limitation, by increasing the interest rate or fees payable in respect of such Term Loans and/or Revolving Loan Commitments (and related outstandings) and/or modifying the amortization schedule in respect of such Lender’s Term Loans) (each, an “Extension”, and each group of Term Loans or Revolving Loan Commitments, as applicable, in each case as so extended, as well as the original Term Loans and the original Revolving Loan Commitments (in each case not so extended), being a “Tranche”; any Extended Term Loans shall constitute a separate Tranche of Term Loans from the Tranche of Term Loans from which they were converted, and any Extended Revolving Commitments shall constitute a separate Tranche of Revolving Loan Commitments from the Tranche of Revolving Loan Commitments from which they were converted), so long as the following terms are satisfied:
     (i) no Default or Event of Default shall have occurred and be continuing at the time the offering document in respect of an Extension Offer is delivered to the Lenders;
     (ii) except as to interest rates, fees and final maturity (which shall be determined by the Borrower and set forth in the relevant Extension Offer), the Revolving Loan Commitment of any Revolving Lender that agrees to an extension with respect to such Revolving Loan Commitment (an “Extending Revolving Lender”) extended pursuant to an Extension (an “Extended Revolving Commitment”), and the related outstandings, shall be a Revolving Loan Commitment (or related outstandings, as the case may be) with the same terms as the original Revolving Loan Commitments (and related outstandings); provided that (x) subject to the provisions of Sections 2.01(f) and 3.01(c) to the extent dealing with Swingline Loans and Letters of Credit which mature or expire after a Maturity Date when there exist Revolving Commitments with a longer Maturity Date, all Swingline Loans and Letters of Credit shall be participated in on a pro rata basis by all Lenders with Revolving Loan Commitments in accordance with their RL Percentage of the Revolving Loan Commitments (and except as provided in Section 2.01(f) and 3.01(c), without giving effect to changes thereto on an earlier Maturity Date with respect to Swingline Loans and Letters of Credit theretofore incurred or issued) and all borrowings under Revolving Loan Commitments and repayments thereunder shall be made on a pro rata basis (except for (A) payments of interest and fees at different rates on Extended Revolving Commitments (and related outstandings) and (B) repayments required upon the Maturity Date of the non-extending Revolving Loan Commitments) and (y) at no time shall there be Revolving Loan Commitments hereunder (including Extended Revolving Commitments and any original Revolving Loan Commitments) which have more than three different Maturity Dates;
     (iii) except as to interest rates, fees, amortization, final maturity date, premium, required prepayment dates and participation in prepayments (which shall, subject to immediately succeeding clauses (iv), (v) and (vi), be determined by the Borrower and set forth in the relevant Extension Offer), the Term Loans of any Term Lender that agrees to an extension with respect to such Term Loans (an “Extending Term Lender”) extended pursuant to any Extension (“Extended Term Loans”) shall have the same terms as the Tranche of Term Loans subject to such Extension Offer;
     (iv) the final maturity date of any Extended Term Loans shall be no earlier than the then latest Maturity Date hereunder of the Tranche of Term Loans subject to such Extension Offer and the amortization schedule applicable to Term Loans pursuant to Section 5.02 for periods prior to the A Term Loan Maturity Date (if the A Term Loans are subject to such Extension Offer) or prior to the B Term Loan Maturity Date (if the B Term Loans are subject to such Extension Offer) may not be increased;
     (v) the Weighted Average Life to Maturity of any Extended Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Term Loans extended thereby;
     (vi) any Extended Term Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis except in the case of subordinated amortization thereof) in any voluntary or mandatory repayments or prepayments of Term Loans hereunder, in each case as specified in the respective Extension Offer;
     (vii) if the aggregate principal amount of Term Loans (calculated on the face amount thereof) or Revolving Loan Commitments, as the case may be, in respect of which the respective Lenders shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Term Loans or Revolving Loan Commitments, as the case may be, offered to be extended by the Borrower pursuant to such Extension Offer, then the Term Loans or Revolving Loans, as the case may be, of such respective Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such respective Lenders have accepted such Extension Offer;

     (viii) all documentation in respect of such Extension shall be consistent with the foregoing;
     (ix) any applicable Minimum Extension Condition shall be satisfied unless waived by the Borrower; and
     (x) the Minimum Tranche Amount (as defined below) shall be satisfied unless waived by the Administrative Agent.
          (b) With respect to all Extensions consummated by the Borrower pursuant to this Section 2.16, (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 5.02(b)(ii) and (ii) no Extension Offer is required to be in any minimum amount or any minimum increment; provided that (x) the Borrower may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in the Borrower’s sole discretion and which may be waived by the Borrower) of Term Loans or Revolving Loan Commitments (as applicable) of any or all applicable tranches be tendered and (y) no tranche of Extended Term Loans shall be in an amount of less than $50,000,000 (the “Minimum Tranche Amount”), unless such Minimum Tranche Amount is waived by the Administrative Agent. The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this Section 2.16 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Term Loans and/or Extended Revolving Commitments on such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement or any other Credit Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.16.
          (c) No consent of any Lender or the Administrative Agent shall be required to effectuate any Extension, other than (A) the consent of each Lender agreeing to such Extension with respect to one or more of its Term Loans and/or Revolving Loan Commitments (or a portion thereof) and (B) with respect to any Extension of the Revolving Loan Commitments, the consent of each Issuing Lender and the Swingline Lender. All Extended Term Loans, Extended Revolving Commitments and all obligations in respect thereof shall be Obligations under this Agreement and the other Credit Documents that are secured by the Collateral on a pari passu basis with all other applicable Obligations under this Agreement and the other Credit Documents. The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Credit Documents with the Borrower as may be necessary in order to establish new Tranches or sub-Tranches in respect of Revolving Loan Commitments or Term Loans so extended and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new Tranches or sub-Tranches, in each case on terms consistent with this Section 2.16. Without limiting the foregoing, in connection with any Extensions the respective Credit Parties shall (at their expense) amend (and the Administrative Agent is hereby directed to amend) any Mortgage that has a maturity date prior to the then latest Maturity Date so that such maturity date is extended to the then latest Maturity Date (or such later date as may be advised by local counsel to the Administrative Agent).

          (d) In connection with any Extension, the Borrower shall provide the Administrative Agent at least 10 Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures (including, without limitation, regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.16.
          2.17 Reverse Dutch Auction Repurchases. (a) Notwithstanding anything to the contrary contained in this Agreement or any other Credit Document, the Borrower may, at any time and from time to time after the later to occur of the Initial Borrowing Date and the Syndication Termination Date, conduct reverse Dutch auctions in order to purchase Term Loans (each, an “Auction”) (each such Auction to be managed exclusively by DBTCA or another investment bank of recognized standing selected by the Borrower following consultation with the Administrative Agent (in such capacity, the “Auction Manager”)), so long as the following conditions are satisfied:
     (i) each Auction shall be conducted in accordance with the procedures, terms and conditions set forth in this Section 2.17 and Schedule 2.17;
     (ii) no Default or Event of Default shall have occurred and be continuing at the time of purchase of any Term Loans in connection with any Auction;
     (iii) the minimum principal amount (calculated on the face amount thereof) of all Term Loans that the Borrower offers to purchase in any such Auction shall be no less than $5,000,000 (or integral multiples of $500,000 in excess thereof) (unless another amount is agreed to by the Administrative Agent);
     (iv) after giving effect to any purchase of Term Loans pursuant to this Section 2.17, the sum of (x) the Total Unutilized Revolving Loan Commitment and (y) the aggregate amount of all cash and Cash Equivalents of the Borrower and the other Credit Parties, shall not be less than $200,000,000;
     (v) the aggregate principal amount (calculated on the face amount thereof) of all Term Loans so purchased by the Borrower shall automatically be cancelled and retired by the Borrower on the settlement date of the relevant purchase (and may not be resold);
     (vi) no more than one Auction may be ongoing at any one time;
     (vii) each Auction shall be open and offered to all Lenders of the relevant Tranche on a pro rata basis; and
     (viii) at the time of each purchase of Term Loans through an Auction, the Borrower shall have delivered to the Auction Manager an officer’s certificate of an Authorized Officer certifying as to compliance with preceding clause (iv).
          (b) The Borrower must terminate an Auction if it fails to satisfy one or more of the conditions set forth above which are required to be met at the time which otherwise would have been the time of purchase of Term Loans pursuant to the respective Auction. If the Borrower commences any Auction and if at such time of commencement the Borrower reasonably believes that all required conditions set forth above which are required to be satisfied at the time of the purchase of Term Loans pursuant to such Auction shall be satisfied, then any failure to satisfy one or more of the conditions set forth above shall not result in any Default or Event of Default hereunder. With respect to all purchases of Term Loans made by the Borrower pursuant to this Section 2.17, (x) the Borrower shall pay on the settlement date of each such purchase all accrued and unpaid interest (except to the extent otherwise set forth in the relevant offering documents), if any, on the purchased Term Loans up to the settlement date of such purchase and (y) such purchases (and the payments made by the Borrower and the cancellation of the purchased Term Loans, in each case in connection therewith) shall not constitute voluntary or mandatory payments or prepayments for purposes of Sections 5.01, 5.02 or 13.06.
          (c) The Administrative Agent and the Lenders hereby consent to the Auctions and the other transactions contemplated by this Section 2.17 (provided that no Lender shall have an obligation to participate in any such Auctions) and hereby waive the requirements of any provision of this Agreement (including, without limitation, Sections 5.01, 5.02 and 13.06 (it being understood and acknowledged that purchases of the Term Loans by the Borrower contemplated by this Section 2.17 shall not constitute Investments by the Borrower)) or any other Credit Document that may otherwise prohibit any Auction or any other transaction contemplated by this Section 2.17. The Auction Manager acting in its capacity as such hereunder shall be entitled to the benefits of the provisions of Section 12 and Section 13.01 mutatis mutandis as if each reference therein to the “Administrative Agent” were a reference to the Auction Manager, and the Administrative Agent shall cooperate with the Auction Manager as reasonably requested by the Auction Manager in order to enable it to perform its responsibilities and duties in connection with each Auction.
          (d) Each Lender participating in any Auction hereby acknowledges and agrees that in connection with such Auction, (1) the Borrower may have, and later may come into possession of, information regarding the Term Loans or the Credit Parties hereunder that is not known to such Lender and that may be material to a decision by such Lender to participate in such Auction (such information, the “Excluded Information”), (2) such Lender has independently, without reliance on the Borrower, any of its Subsidiaries, the Administrative Agent or any of their respective Affiliates, made its own analysis and determination to participate in such Auction notwithstanding such Lender’s lack of knowledge of the Excluded Information and (3) none of the Borrower, its Subsidiaries, the Administrative Agent or any of their respective Affiliates shall have any liability to such Lender, and such Lender hereby waives and releases, to the extent permitted by law, any claims such Lender may have against the Borrower, its Subsidiaries, the Administrative Agent, and their respective Affiliates, under applicable laws or otherwise, with respect to the nondisclosure of the Excluded Information. Each Lender participating in any Auction further acknowledges that the Excluded Information may not be available to the Administrative Agent or the other Lenders.
          SECTION 3. Letters of Credit.
          3.01 Letters of Credit. (a) (I) Subject to and upon the terms and conditions set forth herein, the Borrower may request that an Issuing Lender issue, at any time and from time to time on and after the Initial Borrowing Date and prior to the 30th day prior to the Revolving Loan Maturity Date, for the account of the Borrower and for the benefit of (x) any holder (or any trustee, agent or other similar representative for any such holders) of L/C Supportable Obligations, an irrevocable standby letter of credit, in a form customarily used by such Issuing Lender or in such other form as is reasonably acceptable to such Issuing Lender, and (y) sellers of goods to the Borrower or any of its Subsidiaries, an irrevocable trade letter of credit, in a form customarily used by such Issuing Lender or in such other form as has been approved by such Issuing Lender (each such letter of credit, a “Letter of Credit” and, collectively, the “Letters of Credit”). All Letters of Credit shall be denominated in Dollars and shall be issued on a sight basis only.
          (II) Schedule 3.01 contains a description of letters of credit that were originally issued pursuant to the Existing Credit Agreement and which remain outstanding on the Effective Date (and setting forth, with respect to each such letter of credit, (i) the name of the issuing lender, (ii) the letter of credit number, (iii) the name(s) of the account party or account parties, (iv) the stated amount, (v) the currency in which the letter of credit is denominated, (vi) the name of the beneficiary, (vii) the expiry date and (viii) whether such letter of credit constitutes a standby letter of credit or a trade letter of credit). Each such letter of credit which remains outstanding on the Effective Date, including any extension or renewal thereof in accordance with the terms thereof and hereof, shall constitute a “Letter of Credit” for all purposes of this Agreement and shall be deemed issued on the Initial Borrowing Date.
          (b) Subject to and upon the terms and conditions set forth herein, each Issuing Lender agrees that it will, at any time and from time to time on and after the Initial Borrowing Date and prior to the 30th day prior to the Revolving Loan Maturity Date, following its receipt of the respective Letter of Credit Request, issue for the account of the Borrower, one or more Letters of Credit as are permitted to remain outstanding hereunder without giving rise to a Default or an Event of Default; provided that no Issuing Lender shall be under any obligation to issue any Letter of Credit of the types described above if at the time of such issuance:
     (i) any order, judgment or decree of any Governmental Authority or arbitrator shall purport by its terms to enjoin or restrain such Issuing Lender from issuing such Letter of Credit or any requirement of law applicable to such Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Lender shall prohibit, or request that such Issuing Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Lender with respect to such Letter of Credit any restriction or reserve or capital requirement (for which such Issuing Lender is not otherwise compensated hereunder) not in effect with respect to such Issuing Lender on the date hereof, or any unreimbursed loss, cost or expense which was not applicable or in effect with respect to such Issuing Lender as of the date hereof and which such Issuing Lender reasonably and in good faith deems material to it; or
          (ii) such Issuing Lender shall have received from the Borrower, any other Credit Party or the Required Lenders prior to the issuance of such Letter of Credit notice of the type described in the second sentence of Section 3.03(b).

          (c) If the Maturity Date in respect of any Tranche of Revolving Loan Commitments occurs prior to the expiration of any Letter of Credit, then (i) if one or more other Tranches of Revolving Loan Commitments in respect of which the Maturity Date shall not have occurred are then in effect, such Letters of Credit shall automatically be deemed to have been issued (including for purposes of the obligations of the Revolving Lenders to purchase participations therein and to make Revolving Loans and payments in respect thereof pursuant to Section 3.04) under (and ratably participated in by Lenders pursuant to) the Revolving Loan Commitments in respect of such non-terminating Tranches up to an aggregate amount not to exceed the aggregate principal amount of the unutilized Revolving Loan Commitments thereunder at such time (it being understood that no partial face amount of any Letter of Credit may be so reallocated) and (ii) to the extent not reallocated pursuant to immediately preceding clause (i), the Borrower shall cash collateralize any such Letter of Credit. If, for any reason, such cash collateral is not provided or the reallocation does not occur, the Revolving Lenders under the maturing Tranche shall continue to be responsible for their participating interests in the Letters of Credit. Except to the extent of reallocations of participations pursuant to clause (i) of the second preceding sentence, the occurrence of a Maturity Date with respect to a given tranche of Revolving Loan Commitments shall have no effect upon (and shall not diminish) the percentage participations of the Revolving Lenders in any Letter of Credit issued before such Maturity Date. Commencing with the Maturity Date of any Tranche of Revolving Loan Commitments, the sublimit for Letters of Credit shall be agreed with the Lenders under the extended Tranches.
          3.02 Maximum Letter of Credit Outstandings; Final Maturities. Notwithstanding anything to the contrary contained in this Agreement, (i) no Letter of Credit shall be issued the Stated Amount of which, when added to the Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid on the date of, and prior to the issuance of, the respective Letter of Credit) at such time would exceed either (x) $100,000,000 or (y) when added to the sum of (I) the aggregate principal amount of all Revolving Loans then outstanding and (II) the aggregate principal amount of all Swingline Loans then outstanding, an amount equal to the Total Revolving Loan Commitment at such time, (ii) each Letter of Credit shall by its terms terminate (x) in the case of standby Letters of Credit, on or before the earlier of (A) the date which occurs 12 months after the date of the issuance thereof (although any such standby Letter of Credit may be extendible for successive periods of up to 12 months each, but, in each case, not beyond the tenth Business Day prior to the Revolving Loan Maturity Date, on terms acceptable to the Issuing Lender) and (B) ten Business Days prior to the Revolving Loan Maturity Date, and (y) in the case of trade Letters of Credit, on or before the earlier of (A) the date which occurs 180 days after the date of issuance thereof and (B) 10 Business Days prior to the Revolving Loan Maturity Date and (iii) no Letter of Credit may be issued with a termination date that is later than a Maturity Date for a Tranche of Revolving Loan Commitments if the Stated Amount thereof, together with the Stated Amount of all outstanding Letters of Credit with a termination date after such Maturity Date, shall exceed the Revolving Loan Commitments after giving effect to the termination of the Revolving Loan Commitments under such Tranche.
          3.03 Letter of Credit Requests; Minimum Stated Amount. (a) Whenever the Borrower desires that a Letter of Credit be issued for its account, the Borrower shall give the Administrative Agent and the respective Issuing Lender at least three Business Days’ (or such shorter period as is acceptable to such Issuing Lender) written notice thereof (including by way of facsimile). Each notice shall be in the form of Exhibit C, appropriately completed (each, a “Letter of Credit Request”).
          (b) The making of each Letter of Credit Request shall be deemed to be a representation and warranty by the Borrower to the Lenders that such Letter of Credit may be issued in accordance with, and will not violate the requirements of, Section 3.02. Unless the respective Issuing Lender has received notice from the Borrower, any other Credit Party or the Required Lenders before it issues a Letter of Credit that one or more of the conditions specified in Section 6 or 7 are not then satisfied, or that the issuance of such Letter of Credit would violate Section 3.02, then such Issuing Lender shall, subject to the terms and conditions of this Agreement, issue the requested Letter of Credit for the account of the Borrower in accordance with such Issuing Lender’s usual and customary practices. Upon the issuance of or modification or amendment to any standby Letter of Credit, each Issuing Lender shall promptly notify the Borrower and the Administrative Agent, in writing, of such issuance, modification or amendment and such notice shall be accompanied by a copy of such Letter of Credit or the respective modification or amendment thereto, as the case may be. Promptly after receipt of such notice the Administrative Agent shall notify the Participants, in writing, of such issuance, modification or amendment. On the first Business Day of each week, each Issuing Lender shall furnish the Administrative Agent with a written (including via facsimile) report of the daily aggregate outstandings of trade Letters of Credit issued by such Issuing Lender for the immediately preceding week.
          (c) The initial Stated Amount of each Letter of Credit shall not be less than $50,000 or such lesser amount as is acceptable to the respective Issuing Lender.
          3.04 Letter of Credit Participations. (a) Immediately upon the issuance by an Issuing Lender of any Letter of Credit, such Issuing Lender shall be deemed to have sold and transferred to each RL Lender, and each such RL Lender (in its capacity under this Section 3.04, a “Participant”) shall be deemed irrevocably and unconditionally to have purchased and received from such Issuing Lender, without recourse or warranty, an undivided interest and participation, to the extent of such Participant’s RL Percentage, in such Letter of Credit, each Drawing or payment made thereunder and the obligations of the Borrower under this Agreement with respect thereto, and any security therefor or guaranty pertaining thereto. Upon any change in the Revolving Loan Commitments or RL Percentages of the Lenders pursuant to Section 2.13, 2.15 or 13.04(b), it is hereby agreed that, with respect to all outstanding Letters of Credit and Unpaid Drawings relating thereto, there shall be an automatic adjustment to the participations pursuant to this Section 3.04 to reflect the new RL Percentages of the assignor and assignee Lender, as the case may be.
          (b) In determining whether to pay under any Letter of Credit, no Issuing Lender shall have any obligation relative to the other Lenders other than to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered and that they appear to substantially comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by an Issuing Lender under or in connection with any Letter of Credit issued by it shall not create for such Issuing Lender any resulting liability to the Borrower, any other Credit Party, any Lender or any other Person unless such action is taken or omitted to be taken with gross negligence or willful misconduct on the part of such Issuing Lender (as determined by a court of competent jurisdiction in a final and non-appealable decision).
          (c) In the event that an Issuing Lender makes any payment under any Letter of Credit issued by it and the Borrower shall not have reimbursed such amount in full to such Issuing Lender pursuant to Section 3.05(a), such Issuing Lender shall promptly notify the Administrative Agent, which shall promptly notify each Participant of such failure, and each Participant shall promptly and unconditionally pay to such Issuing Lender the amount of such Participant’s RL Percentage of such unreimbursed payment in Dollars and in same day funds. If the Administrative Agent so notifies, prior to 12:00 Noon (New York City time) on any Business Day, any Participant required to fund a payment under a Letter of Credit, such Participant shall make available to the respective Issuing Lender in Dollars such Participant’s RL Percentage of the amount of such payment on such Business Day in same day funds. If and to the extent such Participant shall not have so made its RL Percentage of the amount of such payment available to the respective Issuing Lender, such Participant agrees to pay to such Issuing Lender, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to such Issuing Lender at the overnight Federal Funds Rate for the first three days and at the interest rate applicable to Revolving Loans that are maintained as Base Rate Loans for each day thereafter. The failure of any Participant to make available to an Issuing Lender its RL Percentage of any payment under any Letter of Credit issued by such Issuing Lender shall not relieve any other Participant of its obligation hereunder to make available to such Issuing Lender its RL Percentage of any payment under any Letter of Credit on the date required, as specified above, but no Participant shall be responsible for the failure of any other Participant to make available to such Issuing Lender such other Participant’s RL Percentage of any such payment.
          (d) Whenever an Issuing Lender receives a payment of a reimbursement obligation as to which it has received any payments from the Participants pursuant to clause (c) above, such Issuing Lender shall pay to each such Participant which has paid its RL Percentage thereof, in Dollars and in same day funds, an amount equal to such Participant’s share (based upon the proportionate aggregate amount originally funded by such Participant to the aggregate amount funded by all Participants) of the principal amount of such reimbursement obligation and interest thereon accruing after the purchase of the respective participations.
          (e) Upon the request of any Participant, each Issuing Lender shall furnish to such Participant copies of any standby Letter of Credit issued by it and such other documentation as may reasonably be requested by such Participant.
          (f) The obligations of the Participants to make payments to each Issuing Lender with respect to Letters of Credit shall be irrevocable and not subject to any qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:
     (i) any lack of validity or enforceability of this Agreement or any of the other Credit Documents;

     (ii) the existence of any claim, setoff, defense or other right which the Borrower or any of its Subsidiaries may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, any Issuing Lender, any Participant, or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the Borrower or any Subsidiary of the Borrower and the beneficiary named in any such Letter of Credit);
     (iii) any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;
     (iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit Documents; or
     (v) the occurrence of any Default or Event of Default.
          3.05 Agreement to Repay Letter of Credit Drawings. (a) The Borrower hereby agrees to reimburse each Issuing Lender, by making payment to the Administrative Agent in immediately available funds at the Payment Office, for any payment or disbursement made by such Issuing Lender under any Letter of Credit issued by it (each such amount, so paid until reimbursed by the Borrower, an “Unpaid Drawing”), not later than one Business Day following receipt by the Borrower of notice of such payment or disbursement (provided that no such notice shall be required to be given if a Default or an Event of Default under Section 11.05 shall have occurred and be continuing, in which case the Unpaid Drawing shall be due and payable immediately without presentment, demand, protest or notice of any kind (all of which are hereby waived by the Borrower)), with interest on the amount so paid or disbursed by such Issuing Lender, to the extent not reimbursed prior to 12:00 Noon (New York City time) on the date of such payment or disbursement, from and including the date paid or disbursed to but excluding the date such Issuing Lender was reimbursed by the Borrower therefor at a rate per annum equal to the Base Rate as in effect from time to time plus the Applicable Margin as in effect from time to time for Revolving Loans that are maintained as Base Rate Loans; provided, however, to the extent such amounts are not reimbursed prior to 12:00 Noon (New York City time) on the third Business Day following the receipt by the Borrower of notice of such payment or disbursement or following the occurrence of a Default or an Event of Default under Section 11.05, interest shall thereafter accrue on the amounts so paid or disbursed by such Issuing Lender (and until reimbursed by the Borrower) at a rate per annum equal to the Base Rate as in effect from time to time plus the Applicable Margin for Revolving Loans that are maintained as Base Rate Loans as in effect from time to time plus 2%, with such interest to be payable on demand. Each Issuing Lender shall give the Borrower prompt written notice of each Drawing under any Letter of Credit issued by it; provided that the failure to give any such notice shall in no way affect, impair or diminish the Borrower’s obligations hereunder.
          (b) The obligations of the Borrower under this Section 3.05 to reimburse each Issuing Lender with respect to drafts, demands and other presentations for payment under Letters of Credit issued by it (each, a “Drawing”) (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower or any Subsidiary of the Borrower may have or have had against any Lender (including in its capacity as an Issuing Lender or as a Participant), including, without limitation, any defense based upon the failure of any Drawing under a Letter of Credit to conform to the terms of the Letter of Credit or any nonapplication or misapplication by the beneficiary of the proceeds of such Drawing; provided, however, that the Borrower shall not be obligated to reimburse any Issuing Lender for any wrongful payment made by such Issuing Lender under a Letter of Credit issued by it as a result of acts or omissions constituting willful misconduct or gross negligence on the part of such Issuing Lender (as determined by a court of competent jurisdiction in a final and non-appealable decision).
          3.06 Increased Costs. If at any time after the Effective Date, the introduction of or any change in any applicable law, rule, regulation, order, guideline or request or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by any Issuing Lender or any Participant with any request or directive by any such Governmental Authority (whether or not having the force of law), shall either (i) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against letters of credit issued by any Issuing Lender or participated in by any Participant, or (ii) impose on any Issuing Lender or any Participant any other conditions relating, directly or indirectly, to this Agreement or any Letter of Credit; and the result of any of the foregoing is to increase the cost to any Issuing Lender or any Participant of issuing, maintaining or participating in any Letter of Credit, or reduce the amount of any sum received or receivable by any Issuing Lender or any Participant hereunder or reduce the rate of return on its capital with respect to Letters of Credit (except for the imposition of, or any change in the rate of, any Excluded Tax payable by any Issuing Lender or any Participant), then, upon the delivery of the certificate referred to below to the Borrower by any Issuing Lender or any Participant (a copy of which certificate shall be sent by such Issuing Lender or such Participant to the Administrative Agent), the Borrower agrees, subject to the provisions of Section 2.11 (to the extent applicable), to pay to such Issuing Lender or such Participant such additional amount or amounts as will compensate such Issuing Lender or such Participant for such increased cost or reduction in the amount receivable or reduction on the rate of return on its capital. Any Issuing Lender or any Participant, upon determining that any additional amounts will be payable to it pursuant to this Section 3.06, will give prompt written notice thereof to the Borrower, which notice shall include a certificate submitted to the Borrower by such Issuing Lender or such Participant (a copy of which certificate shall be sent by such Issuing Lender or such Participant to the Administrative Agent), setting forth in reasonable detail the basis for the calculation of such additional amount or amounts necessary to compensate such Issuing Lender or such Participant. The certificate required to be delivered pursuant to this Section 3.06 shall, absent manifest error, be final and conclusive and binding on the Borrower.
          SECTION 4. Commitment Commission; Fees; Reductions of Commitment.
          4.01 Fees. (a) The Borrower agrees to pay to the Administrative Agent for distribution to each Non-Defaulting RL Lender a commitment commission (the “Commitment Commission”) for the period from and including the Initial Borrowing Date to and including the Revolving Loan Maturity Date (or such earlier date on which the Total Revolving Loan Commitment has been terminated) at the Applicable Commitment Commission Rate. Accrued

Commitment Commission shall be due and payable quarterly in arrears on each Quarterly Payment Date and on the date upon which the Total Revolving Loan Commitment is terminated.
          (b) The Borrower agrees to pay to the Administrative Agent for distribution to each RL Lender (based on each such RL Lender’s respective RL Percentage) a fee in respect of each Letter of Credit (the “Letter of Credit Fee”) for the period from and including the date of issuance of such Letter of Credit to and including the date of termination or expiration of such Letter of Credit, computed at a rate per annum equal to the Applicable Margin as in effect from time to time during such period with respect to Revolving Loans that are maintained as Eurodollar Loans on the daily Stated Amount of each such Letter of Credit. Accrued Letter of Credit Fees shall be due and payable quarterly in arrears on each Quarterly Payment Date and on the first day on or after the termination of the Total Revolving Loan Commitment upon which no Letters of Credit remain outstanding.
          (c) The Borrower agrees to pay to each Issuing Lender, for its own account, a facing fee in respect of each Letter of Credit issued by it (the “Facing Fee”) for the period from and including the date of issuance of such Letter of Credit to and including the date of termination or expiration of such Letter of Credit, computed at a rate per annum equal to 1/5 of 1% on the daily Stated Amount of such Letter of Credit; provided that in any event the minimum amount of Facing Fees payable in any twelve-month period for each Letter of Credit shall be not less than $500, it being agreed that, on the day of issuance of any Letter of Credit and on each anniversary thereof prior to the termination or expiration of such Letter of Credit, if $500 will exceed the amount of Facing Fees that will accrue with respect to such Letter of Credit for the immediately succeeding twelve-month period, the full $500 shall be payable on the date of issuance of such Letter of Credit and on each such anniversary thereof. Except as otherwise provided in the proviso to the immediately preceding sentence, accrued Facing Fees shall be due and payable quarterly in arrears on each Quarterly Payment Date and upon the first day on or after the termination of the Total Revolving Loan Commitment upon which no Letters of Credit remain outstanding.
          (d) The Borrower agrees to pay to each Issuing Lender, for its own account, upon each payment under, issuance of, or amendment to, any Letter of Credit issued by it, such amount as shall at the time of such event be the administrative charge and the reasonable expenses which such Issuing Lender is generally imposing in connection with such occurrence with respect to letters of credit.
          (e) At the time of the effectiveness of any Repricing Transaction that is consummated prior to the first anniversary of the Initial Borrowing Date, the Borrower agrees to pay to the Administrative Agent, for the ratable account of each Lender with outstanding B Term Loans which are repaid or prepaid pursuant to such Repricing Transaction (including each Lender that withholds its consent to such Repricing Transaction and is replaced as a Replaced Lender under Section 2.13), a fee in an amount equal to 1.00% of (x) in the case of a Repricing Transaction of the type described in clause (1) of the definition thereof, the aggregate principal amount of all B Term Loans prepaid (or converted) in connection with such Repricing Transaction and (y) in the case of a Repricing Transaction described in clause (2) of the definition thereof, the aggregate principal amount of all B Term Loans outstanding on such date that are subject to an effective reduction of the Applicable Margin pursuant to such Repricing

Transaction. Such fees shall be due and payable upon the date of the effectiveness of such Repricing Transaction.
          (f) The Borrower agrees to pay to the Administrative Agent such fees as may be agreed to in writing from time to time by the Borrower or any of its Subsidiaries and the Administrative Agent.
          4.02 Voluntary Termination of Unutilized Loan Commitments. (a) Upon at least two Business Days’ prior written notice (or by telephone and promptly confirmed in writing) to the Administrative Agent at the Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Borrower shall have the right, at any time or from time to time, without premium or penalty to terminate the Total Unutilized Revolving Loan Commitment in whole, or reduce it in part, pursuant to this Section 4.02(a), in an integral multiple of $1,000,000 in the case of partial reductions to the Total Unutilized Revolving Loan Commitment; provided that each such reduction shall apply proportionately to permanently reduce the Revolving Loan Commitment of each RL Lender.
          (b) In the event of certain refusals by a Lender to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders as (and to the extent) provided in Section 13.12(b), the Borrower shall have the right, subject to obtaining the consents required by Section 13.12(b), upon five Business Days’ prior written notice to the Administrative Agent at the Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), to terminate the entire Revolving Loan Commitment of such Lender, so long as all Loans, together with accrued and unpaid interest, Fees and all other amounts, owing to such Lender (including all amounts, if any, owing pursuant to Section 2.11 but excluding the payment of amounts owing in respect of Loans of any Tranche maintained by such Lender, if such Loans are not being repaid pursuant to Section 13.12(b)) are repaid concurrently with the effectiveness of such termination (at which time Schedule 2.01 shall be deemed modified to reflect such changed amounts) and such Lender’s RL Percentage of all outstanding Letters of Credit is cash collateralized in a manner satisfactory to the Administrative Agent and the respective Issuing Lenders, and at such time, unless the respective Lender continues to have outstanding Term Loans hereunder, such Lender shall no longer constitute a “Lender” for purposes of this Agreement, except with respect to indemnification under this Agreement (including, without limitation, Sections 2.10, 2.11, 3.06, 5.04, 12.06, 13.01 and 13.06), which shall survive as to such repaid Lender.
          4.03 Mandatory Reduction of Commitments. (a) The Total Commitment (and the Commitment of each Lender) shall terminate in its entirety at 5:00 p.m. (New York City time) on April 29, 2011 unless the Initial Borrowing Date has occurred on or prior to such date.
          (b) In addition to any other mandatory commitment reductions pursuant to this Section 4.03, the A Term Loan Commitment of each Lender shall terminate in its entirety on the Initial Borrowing Date (after giving effect to the incurrence of A Term Loans on such date).

          (c) In addition to any other mandatory commitment reductions pursuant to this Section 4.03, the B Term Loan Commitment of each Lender shall terminate in its entirety on the Initial Borrowing Date (after giving effect to the incurrence of B Term Loans on such date).
          (d) In addition to any other mandatory commitment reductions pursuant to this Section 4.03, the Total Revolving Loan Commitment shall terminate in its entirety upon the Revolving Loan Maturity Date.
          (e) The Total Revolving Loan Commitment shall be reduced, and the Revolving Loan Commitment of the respective Former Lender shall be terminated, in the amount and at the times provided in Section 13.04(d).
          SECTION 5. Prepayments; Payments; Taxes.
          5.01 Voluntary Prepayments. (a) The Borrower shall have the right to prepay the Loans, without premium (except as provided in Section 4.01(e)) or penalty, in whole or in part at any time and from time to time on the following terms and conditions: (i) the Borrower shall give the Administrative Agent prior to 11:00 A.M. (New York City time) at its Notice Office (x) at least one Business Day’s prior written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay Base Rate Loans (or, in the case of Swingline Loans prior to 1:00 P.M. (New York City time) on the date of such prepayment) and (y) at least three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay Eurodollar Loans, which notice shall in each case specify whether A Term Loans, B Term Loans, Revolving Loans or Swingline Loans shall be prepaid, the amount of such prepayment and the Types of Loans to be prepaid and, in the case of Eurodollar Loans, the specific Borrowing or Borrowings pursuant to which such Eurodollar Loans were made, which notice the Administrative Agent shall, except in the case of a prepayment of Swingline Loans, promptly transmit to each of the Lenders; (ii) each prepayment shall be in an aggregate principal amount of at least $5,000,000 and, if greater, in an integral multiple of $1,000,000 (or in the case of Swingline Loans, $10,000 and, if greater, in an integral multiple thereof); provided that if any partial prepayment of Eurodollar Loans made pursuant to any Borrowing shall reduce the outstanding Eurodollar Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount for such Tranche, then such Borrowing shall be converted at the end of the then current Interest Period into a Borrowing of Base Rate Loans; (iii) prepayments of Eurodollar Loans made pursuant to this Section 5.01(a) made on any day other than the last day of an Interest Period applicable thereto shall be subject to the provisions of Section 2.11; (iv) each prepayment in respect of any Loans made pursuant to a Borrowing shall, except as provided in clause (v) below, be applied pro rata among the Lenders which made such Loans; (v) at the Borrower’s election in connection with any prepayment of Revolving Loans pursuant to this Section 5.01(a), such prepayment shall not be applied to the Revolving Loans of a Defaulting Lender; (vi) subject to any waiver of prepayment pursuant to Section 5.02(j), each voluntary prepayment of Term Loans made pursuant to this Section 5.01(a) shall be applied to the A Term Loans and B Term Loans on a pro rata basis (with the A TL Percentage of the aggregate amount of such prepayment to be applied as a prepayment of the A Term Loans and the B TL Percentage of the aggregate amount of such prepayment to be applied as a prepayment of the B Term Loans); (vii) no voluntary prepayments of Revolving Loans shall be permitted at any time unless there are no Swingline Loans outstanding or simultaneously with the repayment of Revolving

Loans, all Swingline Loans then outstanding will be repaid; and (viii) subject to any waiver of prepayment pursuant to Section 5.02(j), each voluntary prepayment of A Term Loans and B Term Loans pursuant to this Section 5.01(a) shall be applied (x) first to reduce, in direct order of maturity those Scheduled Repayments which will be due and payable within 24 months after the date the respective prepayment is made and (y) second, to the extent the amount to be applied to Term Loans of a given Tranche exceeds the amount to be applied pursuant to preceding clause (x), to reduce the then remaining Scheduled Repayments of the respective Tranche pro rata based upon the then remaining amounts of the Scheduled Repayments of the respective Tranche after giving effect to all prior reductions and/or increases thereto.
          (b) In the event of certain refusals by a Lender as (and to the extent) provided in Section 13.12(b) to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders, the Borrower may, upon five Business Days’ prior written notice to the Administrative Agent at its Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders) repay all Loans, together with accrued and unpaid interest, Fees, and other amounts (including any amounts payable under Section 2.11) owing to such Lender (or, at the option of the Borrower, owing to such Lender with respect to each Tranche which gave rise to the need to obtain such Lender’s individual consent) in accordance with and subject to the requirements of said Section 13.12(b) so long as (A) in the case of the repayment of Revolving Loans of any Lender pursuant to this Section 5.01(b), (x) the Revolving Loan Commitment of such Lender is terminated concurrently with such repayment pursuant to Section 4.02(b) (at which time Schedule 2.01 shall be deemed modified to reflect the changed Revolving Loan Commitments) and (y) such Lender’s RL percentage of all outstanding Letters of Credit is cash collateralized in a manner satisfactory to the Administrative Agent and the respective Issuing Lenders, and (B) the consents, if any, required by Section 13.12(b) in connection with the repayment pursuant to this Section 5.01(b) shall have been obtained. Any repayment of any Tranche of Term Loans pursuant to this clause (b) shall only apply to reduce the then remaining Scheduled Repayments of such Tranche to the extent the Term Loans so repaid are not replaced pursuant to Section 13.12(b), and with any such reductions to reduce the then remaining Scheduled Repayments of the respective Tranche pro rata based upon the then remaining principal amounts of the Scheduled Repayments of the respective Tranche after giving effect to all prior reductions thereto unless otherwise specifically agreed to by the Required Lenders.
          5.02 Mandatory Repayments and Commitment Reductions. (a) On any day on which the sum of (I) the aggregate outstanding principal amount of all Revolving Loans (after giving effect to all other repayments thereof on such date), (II) the aggregate outstanding principal amount of all Swingline Loans (after giving effect to all other repayments thereof on such date) and (III) the aggregate amount of all Letter of Credit Outstandings exceeds the Total Revolving Loan Commitment at such time, the Borrower shall prepay on such day the principal of Swingline Loans and, after all Swingline Loans have been repaid in full or if no Swingline Loans are outstanding, Revolving Loans in an amount equal to such excess. If, after giving effect to the prepayment of all outstanding Swingline Loans and Revolving Loans, the aggregate amount of the Letter of Credit Outstandings exceeds the Total Revolving Loan Commitment at such time, the Borrower shall pay to the Administrative Agent at the Payment Office on such day an amount of cash and/or Cash Equivalents equal to the amount of such excess (up to a maximum amount equal to the Letter of Credit Outstandings at such time), such cash and/or

Cash Equivalents to be held as security for all Obligations of the Borrower to the Issuing Lenders and the Lenders hereunder in a cash collateral account to be established by the Administrative Agent. So long as no Default or Event of Default is then continuing, such cash and Cash Equivalents, if any, shall be released to the Borrower to the extent that the amount of such cash and Cash Equivalents, if any, exceeds the Letter of Credit Outstandings.
          (b) In addition to any other mandatory repayments or commitment reductions pursuant to this Section 5.02, on each date set forth below the Borrower shall be required to repay that principal amount of A Term Loans, to the extent then outstanding, equal to that percentage set forth opposite such date multiplied by the aggregate principal amount of A Term Loans outstanding on the Initial Borrowing Date (each such repayment as the same may be reduced as provided in Section 5.01(a), 5.01(b) or 5.02(h), a “Scheduled A Term Loan Repayment”):

Percentage of A Term Loan
Schedule A Term Loan Repayment Date	Reference Amount
June 30, 2012	1.25%
September 30, 2012	1.25%
December 31, 2012	1.25%
March 31, 2013	1.25%
June 30, 2013	3.75%
September 30, 2013	3.75%
December 31, 2013	3.75%
March 31, 2014	3.75%
June 30, 2014	5.00%
September 30, 2014	5.00%
December 31, 2014	5.00%
March 31, 2015	5.00%
June 30, 2015	15.00%
September 30, 2015	15.00%
December 31, 2015	15.00%
A Term Loan Maturity Date	15.00%

; provided that A Term Loans and all other amounts owed hereunder with respect to the A Term Loans shall be paid in full no later than the A Term Loan Maturity Date, and the final installment payable by the Borrower in respect of the A Term Loans on such date shall be in an amount, if such amount is different from that specified above, sufficient to repay all amounts owing by the Borrower under this Agreement with respect to the A Term Loans.
          (c) In addition to any other mandatory repayments or commitment reductions pursuant to this Section 5.02, on each date set forth below the Borrower shall be required to repay that principal amount of B Term Loans equal to that percentage set forth opposite such date multiplied by the aggregate principal amount of B Term Loans outstanding on the Initial Borrowing Date (each such repayment as the same may be reduced as provided in Section 5.01(a), 5.01(b) or 5.02(h), a “Scheduled B Term Loan Repayment”):

Percentage of B Term Loan
Schedule B Term Loan Repayment Date	Reference Amount
June 30, 2011	0.25%
September 30, 2011	0.25%
December 31, 2011	0.25%
March 31, 2012	0.25%
June 30, 2012	0.25%
September 30, 2012	0.25%
December 31, 2012	0.25%
March 31, 2013	0.25%
June 30, 2013	0.25%
September 30, 2013	0.25%
December 31, 2013	0.25%
March 31, 2014	0.25%
June 30, 2014	0.25%
September 30, 2014	0.25%

Percentage of B Term Loan
Schedule B Term Loan Repayment Date	Reference Amount
December 31, 2014	0.25%
March 31, 2015	0.25%
June 30, 2015	0.25%
September 30, 2015	0.25%
December 31, 2015	0.25%
March 31, 2016	0.25%
June 30, 2016	0.25%
September 30, 2016	0.25%
December 31, 2016	0.25%
March 31, 2017	0.25%
June 30, 2017	0.25%
September 30, 2017	0.25%
December 31, 2017	0.25%
B Term Loan Maturity Date	93.25%
; provided that B Term Loans and all other amounts owed hereunder with respect to the B Term Loans shall be paid in full no later than the B Term Loan Maturity Date, and the final installment payable by the Borrower in respect of the B Term Loans on such date shall be in an amount, if such amount is different from that specified above, sufficient to repay all amounts owing by the Borrower under this Agreement with respect to the B Term Loans.
          (d) In addition to any other mandatory repayments or commitment reductions pursuant to this Section 5.02, by no later than the Business Day immediately following each date after the Initial Borrowing Date upon which the Borrower or any of its Subsidiaries receives any proceeds from any incurrence by the Borrower or any of its Subsidiaries of Indebtedness for borrowed money (other than Indebtedness for borrowed money permitted to be incurred pursuant to Section 10.04), an amount equal to 100% of the cash proceeds of the respective incurrence of Indebtedness (net of all reasonable costs associated therewith, including, without limitation, all due diligence costs and expenses paid for, or reimbursed by, the Borrower and/or any of its Subsidiaries, any underwriting, agency, structuring or similar fees, discounts and commissions, attorneys’ fees and expenses paid for, or reimbursed by, the Borrower and/or any of its Subsidiaries, all financing and/or commitment fees and other costs associated therewith) shall be applied as a mandatory repayment of principal of outstanding Term Loans in accordance with the requirements of Sections 5.02(h) and (j).
          (e) In addition to any other mandatory repayments or commitment reductions pursuant to this Section 5.02, by no later than the fifth Business Day following each date after the Initial Borrowing Date upon which the Borrower or any of its Subsidiaries receives proceeds from any Asset Sale, an amount equal to 100% of the Net Asset Sale Proceeds therefrom shall be applied as a mandatory repayment of principal of outstanding Term Loans in accordance with the requirements of Sections 5.02(h) and (j); provided that the Net Asset Sale Proceeds from Asset Sales shall not be required to be used to so repay Term Loans to the extent the Borrower elects, as hereinafter provided, to cause such Net Asset Sale Proceeds to be reinvested in Reinvestment Assets (a “Reinvestment Election”). The Borrower may exercise its Reinvestment Election (within the parameters specified in the preceding sentence) with respect to an Asset Sale if the Borrower delivers a Reinvestment Notice to the Administrative Agent within five Business Days following the date of the consummation of the respective Asset Sale, with such Reinvestment Election being effective with respect to the Net Asset Sale Proceeds of such Asset Sale equal to the Anticipated Reinvestment Amount specified in such Reinvestment Notice and, provided, that (i) if a Default or Event of Default exists, pending such reinvestment (or an exercise of remedies by the Administrative Agent), such Net Asset Sale Proceeds should be deposited in a deposit account subject to the control of the Collateral Agent as security for the Obligations and (ii) if all or any portion of such Net Asset Sale Proceeds not applied to the repayment of Term Loans due to a Reinvestment Election are not so used within 365 days after the date of receipt of such Net Asset Sale Proceeds (or 450 days to the extent that, upon expiration of such 365 day period, such proceeds are committed (pursuant to binding commitments with third parties) to be used to complete such replacement or restoration), then such remaining portion not used shall be applied on the date which is 365 days (or 450 days) following the date of receipt of such Net Asset Sale Proceeds as a mandatory repayment of principal of outstanding Term Loans in accordance with the requirements of Sections 5.02(h) and (j). At the time of the acquisition of any Reinvestment Assets, the Borrower shall comply and shall cause its Subsidiaries to comply with Section 9.11, to the extent applicable.
          (f) In addition to any other mandatory repayments or commitment reductions pursuant to this Section 5.02, within five Business Days following each date on or after the Initial Borrowing Date upon which the Borrower or any of its Subsidiaries receives any cash proceeds from any Recovery Event (other than an Excluded Recovery Event), an amount equal to 100% of the Net Insurance Proceeds from such Recovery Event shall be applied as a mandatory repayment of principal of outstanding Term Loans; provided, that Net Insurance Proceeds shall not be required to be used to so repay Term Loans to the extent the Borrower makes a Reinvestment Election. The Borrower may exercise its Reinvestment Election with respect to a Recovery Event if the Borrower delivers a Reinvestment Notice to the Administrative Agent within five Business Days following the date of receipt of Net Insurance Proceeds from such Recovery Event, with such Reinvestment Election being effective with respect to the Net Insurance Proceeds of such Recovery Event equal to the Anticipated Reinvestment Amount specified in such Reinvestment Notice; provided, that (i) if a Default or Event of Default exists, pending such reinvestment (or an exercise of remedies by the Administrative Agent), such Net Insurance Proceeds should be deposited in a deposit account subject to the control of the Collateral Agent as security for the Obligations and (ii) if all or any portion of the Net Insurance Proceeds from a Recovery Event not applied to the repayment of Term Loans due to a Reinvestment Election are not so used within 365 days after the date of receipt of such Net Insurance Proceeds (or 720 days to the extent that, upon expiration of such 365 day period, such proceeds are committed (pursuant to binding commitments with third parties) to be used to complete such replacement or restoration), then such remaining portion not used shall be applied on the date which is 365 days (or 720 days) following the date of receipt of such Net Insurance Proceeds as a mandatory repayment of principal of outstanding Term Loans in accordance with the requirements of Sections 5.02(h) and (j). At the time of the acquisition of any Reinvestment Assets, the Borrower shall comply and shall cause its Subsidiaries to comply with Section 9.11, to the extent applicable.
          (g) In addition to any other mandatory repayments or commitment reductions pursuant to this Section 5.02, on each Excess Cash Payment Date, an amount equal to the Applicable Excess Cash Flow Percentage of the Excess Cash Flow for the related Excess Cash Payment Period shall be applied as a mandatory repayment of Term Loans in accordance with the requirements of Sections 5.02(h) and (j); provided that repayments of principal of Loans made as a voluntary prepayment pursuant to Section 5.01 with internally generated funds (but in the case of a voluntary prepayment of Revolving Loans or Swingline Loans, only to the extent accompanied by a voluntary reduction to the Total Revolving Loan Commitment in an amount equal to such prepayment) during the applicable Excess Cash Payment Period shall reduce on a dollar-for-dollar basis the amount of such mandatory repayment and/or commitment reduction otherwise required on the applicable Excess Cash Payment Date pursuant to this Section 5.02(g).
          (h) Notwithstanding anything to the contrary contained in this Section 5.02, no mandatory repayment of Term Loans shall be required pursuant to Section 5.02(e) or (f) until the date on which the aggregate amount of all Net Asset Sale Proceeds and Net Insurance Proceeds required to be applied as mandatory repayments of Term Loans in the absence of this sentence equals or exceeds $20,000,000. Subject to Section 5.02(j), each amount required to be applied to repay Term Loans (or to reduce the Total Term Loan Commitment) pursuant to Sections 5.02(d), (e), (f) and (g) shall be applied to each Tranche of Term Loans on a pro rata basis. After giving effect to the allocation amongst Tranches required by the immediately preceding sentence, each amount required to be applied to Term Loans of a given Tranche shall be applied (i) first, to reduce in direct order of maturity those Scheduled Repayments which will be due and payable within 24 months after the date the respective prepayment is made pursuant to said Sections 5.02(d), (e), (f) and/or (g) and (ii) second, to the extent the amount to be applied to Term Loans of a given Tranche exceeds the amount to be applied pursuant to preceding clause (i), to reduce the then remaining Scheduled Repayments of the respective Tranche pro rata based upon the then remaining amounts of the Scheduled Repayments of the respective Tranche after giving effect to all prior reductions and/or increases thereto.
          (i) With respect to each repayment of Loans required by this Section 5.02, the Borrower may designate the Types of Loans of the respective Tranche which are to be repaid and, in the case of Eurodollar Loans, the specific Borrowing or Borrowings of the respective Tranche pursuant to which made; provided that: (i) repayments of Eurodollar Loans pursuant to this Section 5.02 may only be made on the last day of an Interest Period applicable thereto unless all Eurodollar Loans of the respective Tranche with Interest Periods ending on such date of required repayment and all Base Rate Loans of the respective Tranche have been paid in full; (ii)

if any repayment of Eurodollar Loans made pursuant to a single Borrowing under a Tranche shall reduce the outstanding Eurodollar Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount for such Tranche, such Borrowing shall be converted at the end of the then current Interest Period into a Borrowing of Base Rate Loans; and (iii) each repayment of any Loans made pursuant to a Borrowing shall be applied pro rata among the Lenders which made such Loans. In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its sole discretion with a view, but no obligation, to minimize breakage costs owing under Section 2.11.
          (j) Notwithstanding anything to the contrary contained in Section 5.01, this Section 5.02 or elsewhere in this Agreement, the Borrower shall have the option, in its sole discretion, to give the Lenders with outstanding B Term Loans the option to waive a voluntary prepayment or mandatory repayment of such Term Loans pursuant to Section 5.01 or Sections 5.02(d), (e), (f) and/or (g) (each such prepayment or repayment, a “Waivable Repayment”). If the Borrower elects to exercise the option referred to in the preceding sentence, the Borrower shall give to the Administrative Agent written notice of its intention to give the Lenders of the B Term Loan Tranche the right to waive a Waivable Repayment at least five Business Days prior to such repayment, which notice the Administrative Agent shall promptly forward to all B Term Loan Lenders (indicating in such notice the amount of such repayment to be applied to each such Lender’s outstanding B Term Loans). Any offer by the Borrower to permit such Lenders to waive any such Waivable Repayment may apply to all or part of such repayment; provided that (x) any offer to waive part of such repayment must be made ratably to such B Term Loan Lenders on the basis of their outstanding B Term Loans and (y) no Lender may waive any voluntary prepayment or mandatory repayment if the effect of such waiver would be to reduce the A Term Loans to less than $0. In the event any such Lender desires to waive such Lender’s right to receive any such Waivable Repayment in whole or in part, such Lender shall so advise the Administrative Agent no later than the close of business two Business Days after the date of such notice from the Administrative Agent, which notice shall also include the amount such Lender desires to receive in respect of such repayment. If any Lender does not reply to the Administrative Agent within the aforementioned two Business Day period, such Lender will be deemed not to have waived any part of such repayment. If any Lender replies to the Administrative Agent but does not specify an amount such Lender wishes to receive, it will be deemed to have waived 100% of the amount of its share of such payment. In the event that any such Lender waives all or part of such right to receive any such Waivable Repayment, the amount so waived shall be applied to the repayment of the A Term Loans in accordance with Section 5.01 or Sections 5.02(h) and (i), as applicable.
          5.03 Method and Place of Payment. Except as otherwise specifically provided herein, all payments under this Agreement or any Note shall be made to the Administrative Agent for the account of the Lender or Lenders entitled thereto not later than 12:00 Noon (New York City time) (or 1:00 p.m. (New York City time) in the case of Swingline Loans) on the date when due and shall be made in Dollars in immediately available funds at the Payment Office of the Administrative Agent. Whenever any payment to be made hereunder or under any Note shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable at the applicable rate during such extension.

          5.04 Net Payments (a) All payments made by the Borrower hereunder or under any Note will be made without set-off, counterclaim or other defense. Except as provided in Section 5.04(b), all such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding, except as provided in the second succeeding sentence, (i) any tax imposed on or measured by the net income, overall gross income, or net profits of a Lender, or any franchise tax based on the net income, overall gross income, or net profits of a Lender, in each case pursuant to the laws of the jurisdiction in which it is organized or in which the principal office or applicable lending office of such Lender is located or any subdivision thereof or therein and (ii) any United States federal withholding tax imposed pursuant to FATCA, (iii) any branch profits taxes or similar taxes imposed on a Lender, (iv) any U.S. withholding taxes that are imposed as a result of such Lender’s failure to comply with Section 5.04(b), and (v) any taxes, unless such taxes result from a change in or adoption of any applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof, occurring (x) after the date the Lender becomes a party to this Agreement, or (y) in the case of an assignment or designation of a new lending office, the effective date of such assignment or designation, except to the extent the assignor, or the Lender in respect of its prior lending office, as the case may be, was entitled to any additional payments under this Section 5.04(a) under the laws in effect immediately prior to the assignment to such assignee or the designation of the new lending office, as the case may be (all such amounts referred to in clauses (i) through (v) of this Section 5.04(a) being referred to collectively as “Excluded Taxes”)) and all interest, penalties or similar liabilities with respect to such taxes, levies, imposts, duties, fees, assessments or other charges that are not Excluded Taxes (all such taxes, levies, imposts, duties, fees, assessments or other charges that are not Excluded Taxes being referred to collectively as “Taxes”). Except as provided in Section 5.04(b), if any Taxes are so levied or imposed, the Borrower agrees to pay the full amount of such Taxes, and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement or under any Note, after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein or in such Note. If any amounts are payable in respect of Taxes pursuant to the preceding sentence of this Section 5.04(a), then the Borrower agrees to reimburse each Lender, upon the written request of such Lender, for taxes imposed on or measured by the net income or net profits of such Lender, or any franchise tax based on the net income or net profits of such Lender, in either case pursuant to the laws of the jurisdiction in which such Lender is organized or in which the principal office or applicable lending office of such Lender is located or under the laws of any political subdivision or taxing authority of any such jurisdiction in which such Lender is organized or in which the principal office or applicable lending office of such Lender is located and for any withholding of income or similar taxes as such Lender shall determine are payable by, or withheld from, such Lender in respect of such amounts so paid to or on be half of such Lender pursuant to the preceding sentence and in respect of any amounts paid to or on behalf of such Lender pursuant to this sentence. The Borrower will furnish to the Administrative Agent within 45 days after the date the payment of any Taxes is due pursuant to applicable law certified copies of tax receipts evidencing such payment by the Borrower. The Borrower agrees to indemnify and hold harmless each Lender, and reimburse such Lender upon its written request, for the amount of any Taxes that arise from the failure of the Borrower to pay any Taxes when due to the appropriate Tax authority and that become payable by the Administrative Agent or any Lender as a result of any such failure.
          (b) Each Lender agrees to deliver to the Borrower and the Administrative Agent on or prior to the Effective Date, or in the case of a Lender that is an assignee or transferee of an interest under this Agreement pursuant to Sections 2.13, 2.15 or 13.04 (unless the respective Lender was already a Lender hereunder immediately prior to such assignment or transfer), on the date of such assignment or transfer to such Lender, (i) in the event such Lender is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) (each a “Foreign Lender”) for U.S. Federal income tax purposes, (x) two accurate and complete original signed copies of Internal Revenue Service Form W-8ECI or Form W-8BEN (with respect to a complete exemption under an income tax treaty) (or successor forms) certifying to such Lender’s entitlement to a complete exemption from or reduction in United States withholding tax with respect to payments to be made under this Agreement and under any Note, or (y) if the Lender is claiming the benefits of the exemption for portfolio interest under Section 871(h) or Section 881(c) of the Code, (I) a certificate substantially in the form of Exhibit D (any such certificate, a “Section 5.04(b)(ii) Certificate”) and (II) two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN certifying to such Lender’s entitlement to a complete exemption from United States withholding tax with respect to payments of interest to be made under this Agreement, and (ii) in the event such Lender is a United States person as defined in Section 7701(a)(3) of the Code, two accurate and complete original signed copies of Internal Revenue Service Form W-9 certifying that such Lender is a United States person and is entitled to a complete exemption from United States backup withholding tax, in each case (except as otherwise provided), with respect to payments to be made under this Agreement and under any Note. In addition, each Foreign Lender shall, in the case of any payment made after December 31, 2012 in respect of any Loan, Letters of Credit, Note or Obligation that was not treated as outstanding for purposes of FATCA on March 18, 2012, provide any forms, documentation, or other information as shall be prescribed by the IRS to demonstrate that the relevant Lender has complied with the applicable reporting requirements of FATCA so that such payments made to such Lender hereunder would not be subject to U.S. federal withholding taxes imposed by FACTA. In addition, each Lender agrees that from time to time after the Effective Date, when a lapse in time or change in circumstances (including, without limitation, the grant or termination of a participation interest) renders the previous certification obsolete, incomplete or inaccurate in any material respect, it will deliver to the Borrower and the Administrative Agent two new accurate and complete original signed copies of Internal Revenue Service Form W-9, Form W-8ECI, Form W-8BEN (with respect to the benefits of any income tax treaty), or Form W-8BEN (with respect to the portfolio interest exemption), Form W-8IMY (and any related required Form W-8BEN) and a Section 5.04(b)(ii) Certificate, as the case may be, and such other forms as may be required in order to confirm or establish the entitlement of such Lender to a continued exemption from or reduction in United States withholding tax with respect to payments under this Agreement and any Note, or it shall immediately notify the Borrower and the Administrative Agent of its inability to deliver any such form or Certificate, in which case such Lender shall not be required to deliver any such form or Certificate pursuant to this Section 5.04(b). Notwithstanding anything to the contrary contained in Section 5.04(a), but subject to the immediately succeeding sentence, the Borrower shall be entitled, to the extent it is required to do so by law, to deduct or withhold any taxes imposed by the United States (or any political subdivision or taxing authority thereof or therein) from interest, fees or other amounts payable hereunder for the account of any Lender for U.S. Federal income tax purposes to the extent that such Lender has not provided to the Borrower U.S. Internal Revenue Service Forms that establish a complete exemption from such deduction or withholding. Notwithstanding anything to the contrary contained in the preceding sentence or elsewhere in this Section 5.04 and except as set forth in Section 13.04(b), the Borrower agrees to pay additional amounts and to indemnify each Lender in the manner set forth in Section 5.04(a) (without regard to the identity of the jurisdiction requiring the deduction or withholding) in respect of any amounts deducted or withheld by it as described in the immediately preceding sentence as a result of any changes after the Effective Date in any applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof, relating to the deducting or withholding of such Taxes; provided that the Lender complies with the foregoing provisions of this Section 5.04(b) with respect to providing forms and certificates.
          (c) If the Borrower pays any additional amount under this Section 5.04 to a Lender and such Lender determines in its sole discretion that it has actually received or realized in connection therewith any refund or any reduction of, or credit against, its Tax liabilities in or with respect to the taxable year in which the additional amount is paid (a “Tax Benefit”), such Lender shall pay to the Borrower an amount that the Lender shall, in its sole discretion, determine is equal to the net benefit, after tax, which was obtained by the Lender in such year as a consequence of such Tax Benefit; provided, however, that (i) any Lender may determine, in its sole discretion consistent with the policies of such Lender, whether to seek a Tax Benefit; (ii) any Taxes that are imposed on a Lender as a result of a disallowance or reduction (including through the expiration of any tax credit carryover or carryback of such Lender that otherwise would not have expired) of any Tax Benefit with respect to which such Lender has made a payment to the Borrower pursuant to this Section 5.04(c) shall be treated as a Tax for which the Borrower is obligated to indemnify such Lender pursuant to this Section 5.04 without any exclusions or defenses; and (iii) nothing in this Section 5.04(c) shall require the Lender to disclose any confidential information to the Borrower (including, without limitation, its tax returns).
          SECTION 6. Conditions Precedent to Credit Events on the Initial Borrowing Date. The obligation of each Lender to make Loans and to participate in Letters of Credit, and the obligations of each Issuing Lender to issue Letters of Credit, in each case on the Initial Borrowing Date is subject, at the time of such Credit Event, to the satisfaction of the following conditions:
          6.01 Execution of Agreement; Notes. On or prior to the Initial Borrowing Date (i) the Effective Date shall have occurred and (ii) there shall have been delivered to the Administrative Agent for the account of each of the Lenders which has requested the same at least three Business Days prior to the Effective Date, the appropriate Note or Notes executed by the Borrower, in each case in the amount, maturity and as otherwise provided herein.
          6.02 Fees, etc. On the Initial Borrowing Date, the Borrower shall have paid to the Administrative Agent and the Lenders all reasonable costs, fees and expenses (including, without limitation, reasonable legal fees and expenses to the extent invoiced) payable to the Administrative Agent and the Lenders to the extent then due.

          6.03 Opinions of Counsel. On the Initial Borrowing Date, the Administrative Agent shall have received (i) from Gibson, Dunn & Crutcher LLP, special counsel to the Borrower and its Subsidiaries, an opinion addressed to the Administrative Agent and each of the Lenders and dated the Initial Borrowing Date covering the matters set forth in Exhibit E, (ii) from local counsel satisfactory to the Administrative Agent, opinions which in each case shall be in form and substance reasonably satisfactory to the Administrative Agent and shall cover the perfection of the security interests granted pursuant to the Security Agreement, the validity of the liens under the Mortgages, in each case to the extent granted on the Initial Borrowing Date, and such other matters incident to the transactions contemplated herein as the Administrative Agent may reasonably request and (iii) from local gaming counsel reasonably satisfactory to the Administrative Agent, opinions which in each case shall be in form and substance reasonably satisfactory to the Administrative Agent and shall cover Colorado, Missouri, Nevada, Mississippi, Iowa and Indiana Gaming Regulations and such other matters incident to the transactions contemplated herein as the Administrative Agent may reasonably request.
          6.04 Corporate Documents; Proceedings; etc. (a) On the Initial Borrowing Date, the Administrative Agent shall have received a certificate, dated the Initial Borrowing Date, signed by an Authorized Officer of each Credit Party, and attested to by the Secretary or any Assistant Secretary of such Credit Party, all in the form of Exhibit F with appropriate insertions, together with copies of the Certificate or Articles of Incorporation and By-Laws or equivalent governing documents of such Credit Party, as the case may be, and the resolutions, or such other administrative approval, of such Credit Party, as the case may be, referred to in such certificate, and the foregoing shall be reasonably acceptable to the Administrative Agent.
          (b) On the Initial Borrowing Date, the Administrative Agent shall have received all information and copies of all documents and papers, including governmental approvals, good standing certificates and bring-down telegrams or facsimiles, if any, of or with respect to the Credit Parties which the Administrative Agent reasonably may have requested in connection therewith, such documents and papers where appropriate to be certified by proper corporate or governmental authorities.
          6.05 Refinancing; Indebtedness. (a) On or prior to the Initial Borrowing Date, the total commitments pursuant to the Existing Credit Agreement shall have been terminated, and all loans and notes with respect thereto shall have been repaid in full (together with interest thereon) and all other amounts owing pursuant to the Existing Credit Agreement shall have been repaid in full (the “Refinancing”). The creditors in respect of the Existing Credit Agreement shall have terminated and released all security interests in and Liens on the assets of Borrower and its Subsidiaries created pursuant to the security documentation relating to the Existing Credit Agreement, and such creditors shall have returned all assets (if any) in their possession pursuant to the security documentation relating to the Existing Credit Agreement to the Borrower, and the Administrative Agent shall have received evidence, in form and substance reasonably satisfactory to the Administrative Agent, that the matters set forth in this Section 6.05 have been satisfied as of the Initial Borrowing Date.
          (b) On or prior to the Initial Borrowing Date, the initial stage of the Existing Senior Notes Repurchase shall have been consummated and the Administrative Agent shall have received evidence to the effect thereof in form and substance reasonably satisfactory to the Administrative Agent.
          (c) On or prior to the Initial Borrowing Date, the Existing Senior Notes Indenture Amendment shall be in full force and effect and the Administrative Agent shall have received evidence to such effect in form and substance reasonably satisfactory to the Administrative Agent.
          (d) On the Initial Borrowing Date, the Borrower and its Subsidiaries shall have no outstanding preferred equity or Indebtedness, except for Indebtedness incurred pursuant to (i) this Agreement, (ii) the Outstanding Existing Senior Notes, (iii) the Senior Notes and (iv) Indebtedness permitted by Section 10.04.
          6.06 Pledge Agreement. On the Initial Borrowing Date, each Credit Party shall have duly authorized, executed and delivered a Pledge Agreement in the form of Exhibit G (such Pledge Agreement, as amended, modified, extended, renewed, replaced, restated or supplemented from time to time, the “Pledge Agreement”) and shall have delivered to the Collateral Agent, as Pledgee, all the Pledge Agreement Collateral referred to therein then owned by such Credit Party, (x) endorsed in blank in the case of promissory notes constituting Pledge Agreement Collateral and (y) together with executed and undated endorsements for transfer in the case of Equity Interests constituting certificated Pledge Agreement Collateral, along with evidence that all other actions necessary or, in the reasonable opinion of the Collateral Agent, desirable, to perfect the security interests purported to be created by the Pledge Agreement have been taken and the Pledge Agreement shall be in full force and effect; provided that the pledge and delivery of the certificates evidencing the Equity Interests of each of the Post-Closing Entities will not be required to be made on the Initial Borrowing Date but will be subject to delivery pursuant to Section 13.19.
          6.07 Security Agreement. On the Initial Borrowing Date (except to the extent permitted by Section 13.19 to occur post-Closing), each Credit Party shall have duly authorized, executed and delivered a Security Agreement in the form of Exhibit H (as amended, modified, extended, renewed, replaced, restated or supplemented from time to time, the “Security Agreement”) covering all of such Credit Party’s present and future Security Agreement Collateral, together with:
          (a) properly completed Financing Statements (Form UCC-1) of each of the Credit Parties for filing with the Secretary of State or other applicable Governmental Authority in the jurisdiction of incorporation or organization of such Credit Party;
          (b) certified copies of Requests for Information or Copies (Form UCC-11), or equivalent reports, listing all effective financing statements that name the Borrower or any of its Subsidiaries as debtor and that are filed in the jurisdictions referred to in clause (a) above, together with copies of such other financing statements (none of which shall cover the Collateral except to the extent evidencing Permitted Liens or in respect of which the Collateral Agent shall have received termination statements (Form UCC-3) or such other termination statements as shall be required by local law);

          (c) except for any items permitted to be delivered post-Closing pursuant to Section 13.19 or the Security Agreement, evidence of the completion (or that such completion will occur within 10 days of the Initial Borrowing Date) of all other recordings and filings of, or with respect to, the Security Agreement as may be necessary or, in the reasonable opinion of the Collateral Agent, desirable to perfect the security interests intended to be created by the Security Agreement; and
          (d) except for any items permitted to be delivered post-Closing pursuant to Section 13.19 or the Security Agreement, evidence that all other actions necessary or, in the reasonable opinion of the Collateral Agent, desirable to perfect and protect the security interests purported to be created by the Security Agreement have been taken or will be taken within 10 days of the Initial Borrowing Date.
          6.08 Mortgages; Title Insurance; etc. On the Initial Borrowing Date (except to the extent permitted by Section 13.19 to occur post-Closing), the Collateral Agent shall have received:
          (a) duly authorized, fully executed, acknowledged, and delivered deeds of trust, mortgages, leasehold deeds of trust or leasehold mortgages substantially in the form of Exhibit I (as amended, modified, extended, renewed, replaced, restated or supplemented from time to time, each a “Mortgage” and collectively, the “Mortgages”), which Mortgages shall cover such of the Real Property owned or leased by each Credit Party as shall be designated as such on Schedule 8.11(c) as a mortgaged property thereunder (each, a “Mortgaged Property” and collectively, the “Mortgaged Properties”), together with evidence that counterparts of the Mortgages have been delivered to the title insurance company insuring the Lien of the Mortgages for recording in all places to the extent necessary or, in the reasonable opinion of the Collateral Agent, desirable to effectively create a valid and enforceable Lien on each Mortgaged Property in favor of the Collateral Agent (or such other trustee as may be required or desired under local law) for the benefit of the Secured Creditors;
          (b) duly authorized, fully executed, acknowledged, and delivered subordination, nondisturbance and attornment agreements, assignments of leases, landlord consents, tenant estoppel certificates, and such other documents relating to the Mortgages that the Collateral Agent may reasonably request;
          (c) extended coverage policies of mortgage title insurance covering each Mortgaged Property, together with all endorsements reasonably requested by the Collateral Agent relating thereto issued by title insurers reasonably satisfactory to the Collateral Agent (the “Mortgage Policies”) in amounts reasonably satisfactory to the Administrative Agent (but not in excess of the value of the respective Mortgaged Property and which in the aggregate shall not exceed $1,400,000,000 subject to increase for any Incremental Loans issued under Section 2.15) assuring the Collateral Agent that the Mortgages on such Mortgaged Properties are valid and enforceable first priority mortgage liens on the respective Mortgaged Properties, free and clear of all defects and encumbrances except Permitted Encumbrances and such Mortgage Policies shall otherwise be in form and substance reasonably satisfactory to the Administrative Agent and shall include, as appropriate and to the extent available, an endorsement for future advances under this Agreement and the Notes and for any other matter that the Collateral Agent in its reasonable discretion may reasonably request, shall not include an exception for mechanics’ liens, and shall provide for affirmative insurance (to the extent available) and such reinsurance as the Collateral Agent in its discretion may reasonably request;
          (d) a survey of each Mortgaged Property (and all improvements thereon) or update to an existing survey (i) prepared by a surveyor or engineer licensed to perform surveys in the state where such Mortgaged Property is located, (ii) certified by the surveyor (in a manner reasonably acceptable to the Collateral Agent) to the Collateral Agent in its capacity as such and the title company, (iii) complying in all respects with the minimum detail requirements of the American Land Title Association as such requirements are in effect on the date of preparation of such survey, and (iv) sufficient for the title company to remove all standard survey exceptions from the Mortgage Policy relating to such Mortgaged Property and issue the Mortgage Policies and endorsements required pursuant to the provisions of Section 6.08(c) above; and
          (e) flood certificates covering each Mortgaged Property in form and substance reasonably satisfactory to the Administrative Agent, certified to the Collateral Agent in its capacity as such, stating whether or not each such Mortgaged Property is located in a flood hazard area, as determined by designation of each such Mortgaged Property in a specified flood hazard zone by reference to the applicable FEMA map.
          6.09 Subsidiary Guaranty. On the Initial Borrowing Date, except for Ameristar Casino Council Bluffs, Inc. (the Subsidiary Guaranty of which will be delivered after the Initial Borrower Date as described in Section 13.19), each Subsidiary Guarantor shall have executed and delivered a guaranty agreement, substantially in the form of Exhibit J (as amended, modified, extended, renewed, replaced, restated or supplemented from time to time, the “Subsidiary Guaranty”).
          6.10 Ship Mortgages. On the Initial Borrowing Date (except to the extent permitted by Section 13.19 to occur post-Closing), the Collateral Agent shall have received duly authorized, fully executed, acknowledged, and delivered first preferred ship mortgages substantially in the form of Exhibit M (as amended, modified, extended, renewed, replaced, restated or supplemented from time to time, each a “Ship Mortgage” and collectively, the “Ship Mortgages”), which Ship Mortgages shall cover such of the Ship Properties owned or leased by the Borrower and/or its Subsidiaries as shall be designated as such on Schedule 6.10 as a mortgaged ship property thereunder (each, a “Mortgaged Ship Property” and collectively, the “Mortgaged Ship Properties”), together with evidence that the Ship Mortgages have been recorded or filed (or will be filed or recorded within 10 days of the Initial Borrowing Date) in all places to the extent necessary or, in the reasonable opinion of the Collateral Agent, desirable to effectively create a valid and enforceable Lien on each Mortgaged Ship Property in favor of the Collateral Agent (or such other trustee as may be required or desired under local law) for the benefit of the Secured Creditors.
          6.11 Adverse Change, etc. On the Initial Borrowing Date, after giving effect to the Transaction, nothing shall have occurred since December 31, 2010 which could reasonably be expected to have a Material Adverse Effect.

          6.12 Solvency Certificate; Insurance. On or before the Initial Borrowing Date, the Borrower shall have delivered or shall cause to be delivered to the Administrative Agent (i) a solvency certificate in the form of Exhibit L from the chief financial officer or treasurer of the Borrower, which shall be delivered to each of the Lenders and dated the Initial Borrowing Date, stating that, after giving effect to the Transaction and the incurrence of all financings contemplated herein, the Borrower and its Subsidiaries (on a consolidated basis) are not insolvent and will not be rendered insolvent by the Indebtedness incurred in connection herewith, will not be left with unreasonably small capital with which to engage in their respective businesses and will not have incurred debts beyond their ability to pay such debts as they mature and become due and (ii) evidence of insurance complying with the requirements of Section 9.03 for the business and properties of the Borrower and its Subsidiaries, in scope, form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders and naming the Collateral Agent as an additional insured and/or loss payee, and stating that such insurance shall not be canceled or revised without 30 days’ prior written notice by the insurer to the Collateral Agent.
          6.13 Litigation. On the Initial Borrowing Date, no litigation by any entity (private or governmental) shall be pending or, to the knowledge of Borrower, threatened with respect to this Agreement, any other Document or any documentation executed in connection herewith or with respect to the Transaction, or which has had, or could reasonably be expected to have, a Material Adverse Effect.
          6.14 Approvals, etc. (a) On or prior to the Initial Borrowing Date, (i) all necessary governmental (domestic and foreign) and material third party approvals and consents (including, in any event, (x) all required Gaming Authority approvals and consents (except for approvals and consents in respect of the Post-Closing Entities which are permitted to be delivered post-Closing pursuant to Section 13.19) and (y) all shareholder and board of director approvals and consents) required in connection with the elements of the Transaction which are to occur by the Initial Borrowing Date shall have been obtained and remain in full force and effect and all applicable waiting periods shall have expired without any action being taken by any competent authority which restrains, prevents or imposes materially adverse conditions upon the consummation of the Transaction and (ii) the Administrative Agent shall have received copies or other evidence reasonably satisfactory to it of all such approvals and consents. Additionally, there shall not exist any judgment, order, injunction or other restraint issued or filed prohibiting or imposing materially adverse conditions upon the consummation of the Transaction.
          On or prior to the Initial Borrowing Date, except for approvals and consents in respect of the Post-Closing Entities which are permitted to be delivered after the Initial Borrowing Date pursuant to Section 13.19, all approvals and licenses required to be obtained by the Borrower and its Subsidiaries from Gaming Authorities in each state of operation for the Transaction (including those required in connection with this Agreement and the Senior Notes) shall have been obtained and remain in effect.
          6.15 Credit Facility Rating. On or prior to the Initial Borrowing Date, each of S&P and Moody’s shall have provided a public corporate rating or public corporate family rating as applicable for the Indebtedness to be incurred pursuant to this Agreement, which ratings shall be in full force and effect on the Effective Date.

          6.16 Margin Regulations. All Loans and Letters of Credit (and all guaranties thereof and security therefor) shall be in compliance with Regulations T, U and X.
          6.17 Senior Notes Issuance. On or prior to the Initial Borrowing Date (i) the Borrower shall have received gross proceeds in an amount equal to $800,000,000 from the issuance of the Senior Notes (as such amount may be adjusted to take into account initial purchase discounts and the issuance of the Senior Notes with original issue discount), (ii) the Borrower shall have used such proceeds to make payments owing in connection with the Transaction and (iii) the Borrower shall have delivered evidence of the satisfaction of the items set out in clause (i) and (ii) above to the Administrative Agent, which evidence shall be in form and substance reasonably satisfactory to the Administrative Agent.
          6.18 Know Your Customer. The Lenders shall have received all documentation and other information as may be reasonably requested by the Lenders to the extent the Lenders and Borrower in good faith mutually agree such information is required by regulatory authorities under applicable “know you customer” and anti-money laundering rules and regulations, including without limitation the Patriot Act, with respect to the Borrower and its Subsidiaries.
          SECTION 7. Conditions Precedent to All Credit Events. The obligation of each Lender to make Loans and participate in Letters of Credit (including Loans made and Letters of Credit issued on the Initial Borrowing Date), and the obligation of any Issuing Lender to issue any Letter of Credit (including any Letter of Credit issued on the Initial Borrowing Date), is subject, at the time of each such Credit Event (except as hereinafter indicated), to the satisfaction of the following conditions:
          7.01 No Default; Representations and Warranties. At the time of each such Credit Event and also after giving effect thereto (i) there shall exist no Default or Event of Default and (ii) all representations and warranties contained herein or in any other Credit Document shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on the date of such Credit Event (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).
          7.02 Notice of Borrowing; Letter of Credit Request. (a) Prior to the making of each Loan (other than a Swingline Loan or a Mandatory Borrowing), the Administrative Agent shall have received the notice required by Section 2.03(a). Prior to the making of each Swingline Loan, the Swingline Lender shall have received the notice referred to in Section 2.03(b).
          (b) Prior to the issuance of each Letter of Credit, the Administrative Agent and the respective Issuing Lender shall have received a Letter of Credit Request meeting the requirements of Section 3.03.
          The acceptance of the benefit of each Credit Event shall constitute a representation and warranty by the Borrower to the Administrative Agent and each of the Lenders (i) as of the Initial Borrowing Date that all the conditions specified in Section 6 are satisfied as of such date (except to the extent that any of the conditions specified in Section 6 are required to be satisfactory to or determined by the Administrative Agent) and (ii) as of the date of such Credit Event that all the conditions specified in this Section 7 and applicable to such Credit Event are satisfied as of that time. All of the Notes, certificates, legal opinions and other documents and papers referred to in Section 6 and in this Section 7, unless otherwise specified, shall be delivered to the Administrative Agent at the Notice Office or to counsel for the Administrative Agent.
          SECTION 8. Representations and Warranties. In order to induce the Lenders to enter into this Agreement and to make the Loans, and issue (or participate in) the Letters of Credit as provided herein, the Borrower makes the following representations and warranties, in each case after giving effect to the Transaction consummated on the Initial Borrowing Date, all of which shall survive the execution and delivery of this Agreement and the Notes and the making of the Loans and the issuance of the Letters of Credit, with the occurrence of each Credit Event on the Initial Borrowing Date being deemed to constitute a representation and warranty that the matters specified in this Section 8 are true and correct on and as of the Initial Borrowing Date in all material respects and the occurrence of each Credit Event after the Initial Borrowing Date being deemed to constitute a representation and warranty that the matters specified in this Section 8 are true and correct in all material respects on the date of such Credit Event (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).
          8.01 Corporate Status. The Borrower and each of its Material Subsidiaries (i) is a duly organized and validly existing corporation or limited liability company in good standing under the laws of the jurisdiction of its organization, (ii) has the corporate or limited liability company power and authority to own its property and assets and to transact the business in which it is engaged and presently proposes to engage and (iii) is duly qualified to do business and is in good standing in each jurisdiction where the conduct of its business requires such qualifications except for failures to be so qualified which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
          8.02 Corporate Power and Authority. Each Credit Party has the corporate or limited liability company power and authority to execute, deliver and perform the terms and provisions of each of the Credit Documents to which it is party and has taken all necessary corporate or limited liability company action, as the case may be, to authorize the execution, delivery and performance by it of each of such Credit Documents. Each Credit Party has duly executed and delivered each of the Credit Documents to which it is party, and each of such Credit Documents constitutes such Credit Party’s legal, valid and binding obligation enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).
          8.03 No Violation. Neither the execution, delivery or performance by any Credit Party of the Credit Documents to which it is a party, nor compliance by it with the terms and provisions thereof, (i) will contravene any material provision of any applicable law, statute, rule or regulation or any applicable order, writ, injunction or decree of any court or governmental instrumentality subject to obtaining approvals and consents in respect of the Post-Closing Entities which are permitted to be delivered after the Initial Borrowing Date pursuant to Section 13.19, (ii) will conflict with or result in any breach of any of the material terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except pursuant to the Security Documents) upon any of the material properties or assets of the Borrower or any of its Subsidiaries pursuant to the terms of any material indenture, mortgage, deed of trust, credit agreement or loan agreement, or any other material agreement, contract or instrument, to which the Borrower or any of its Subsidiaries is a party or by which it or any of its property or assets is bound or to which it may be subject or (iii) will violate any provision of the Certificate of Incorporation or By-Laws (or corresponding governing documents) of the Borrower or any of its Subsidiaries.
          8.04 Governmental Approvals. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except as have been obtained or made prior to the Initial Borrowing Date or, if later, the date as of which this representation is being made), or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with, (i) the execution, delivery and performance of any Credit Document or (ii) the legality, validity, binding effect or enforceability of any such Credit Document, except (x) the approval of one or more Gaming Authorities may be required in connection with foreclosure and the exercise of rights and remedies under the Security Documents and (y) approvals and consents in respect of the Post-Closing Entities which are permitted to be delivered after the Initial Borrowing Date pursuant to Section 13.19.
          8.05 Financial Statements; Financial Condition; Undisclosed Liabilities; Projections; etc. (a) The consolidated balance sheets of the Borrower as at December 31, 2008, December 31, 2009 and December 31, 2010, and the related consolidated statements of operation, cash flows and (with respect to December 31, 2010), stockholders’ equity of the Borrower for each fiscal year ended on such dates, copies of which have been furnished to the Lenders prior to the Effective Date, present fairly in all material respects the consolidated financial position of the Borrower at the dates of such balance sheets and the consolidated results of the operations of the Borrower for the periods covered thereby. All of the foregoing financial statements have been prepared in accordance with generally accepted accounting principles consistently applied by the Borrower. Since December 31, 2010, there has been no material adverse change in the business, operations, property, assets, liabilities, or financial condition (after giving effect to the Transaction) of the Borrower and its Subsidiaries taken as a whole.
          (b) (i) On and as of the Initial Borrowing Date, after giving effect to the Transaction (and assuming that the Stock Repurchase and all of the Existing Senior Notes Repurchase was made on the Initial Borrowing Date) and to all Indebtedness incurred, and to be incurred, and Liens created, and to be created, by the Borrower and its Subsidiaries in connection therewith, (a) the sum of the assets, at a fair valuation, of the Borrower and its Subsidiaries will exceed their debts; (b) the Borrower and its Subsidiaries taken as a whole have not incurred and do not intend to incur, and do not believe that they will incur, debts beyond their ability to pay such debts as such debts mature; and (c) the Borrower and its Subsidiaries taken as a whole will have sufficient capital with which to conduct their businesses. For purposes of this Section

8.05(b), “debt” means any liability on a claim, and “claim” means (i) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured or (ii) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.
          (c) Except as disclosed in the financial statements delivered pursuant to Section 8.05(a) or as disclosed in writing to the Lenders prior to the Effective Date, there were as of the Initial Borrowing Date no liabilities or obligations with respect to the Borrower or any of its Subsidiaries of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due) which, either individually or in aggregate, would be material to the Borrower or to the Borrower and its Subsidiaries taken as a whole.
          (d) On and as of the Initial Borrowing Date, the financial projections dated as of March 14, 2011 (the “Projections”) previously delivered to the Administrative Agent and the Lenders have been prepared on a basis consistent with the financial statements referred to in Section 8.05(a) (other than as set forth or presented in such Projections). The Projections were prepared in good faith based upon assumptions believed by the Company to be reasonable at the time made and at the time delivered to the Administrative Agent (it being understood that such Projections are not to be viewed as facts and that actual results during the period or periods covered by the Projections may differ significantly from the projected results (and such differences may be material) and that no assurance can be given that the projected results will be realized).
          8.06 Litigation. There are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened (i) on the Initial Borrowing Date, with respect to any Document or the Transaction or (ii) that could reasonably be expected to have a Material Adverse Effect.
          8.07 True and Complete Disclosure. None of the factual information furnished by or on behalf of the Borrower in writing to the Administrative Agent or any Lender for purposes of or in connection with this Agreement, the other Credit Documents or any transaction contemplated herein or therein, taken as a whole, contained and all other such factual information hereafter furnished by or on behalf of the Borrower in writing to the Administrative Agent or any Lender taken as a whole will contain, as of the time it was (or hereafter is) furnished, any material misstatement of fact or omitted (or will omit) as of such time any statement of material fact necessary to make the statements therein taken as a whole not materially misleading, in the light of the circumstances under which they were (or hereafter are) made (after giving effect to all supplements thereto).
          8.08 Use of Proceeds; Margin Regulations. (a) All proceeds of the Term Loans drawn on the Initial Borrowing Date shall be utilized by the Borrower (i) to effect the Transaction and (ii) to pay fees and expenses related to the Transaction.
          (b) Proceeds of Revolving Loans and Swingline Loans may be utilized for the Borrower’s and its Subsidiaries’ general corporate and working capital purposes; provided that no more than $380,000,000 of Revolving Loans may be utilized by the Borrower (i) to effect the Transaction and (ii) to pay fees and expenses related to the Transaction.
          (c) No part of the proceeds of any Loan will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock in violation of Regulation T, U or X. Neither the making of any Loan nor the use of the proceeds thereof will violate the provisions of Regulation T, U or X.
          8.09 Tax Returns and Payments. Each of the Borrower and its Subsidiaries has timely filed or caused to be timely filed, on the due dates thereof or within applicable grace periods, with the appropriate taxing authority, all Federal and all material state and foreign returns, statements, forms and reports for taxes (the “Returns”) required to be filed by or with respect to the income, properties or operations of the Borrower and/or any of its Subsidiaries. The Returns accurately reflect in all material respects all liability for taxes of the Borrower and its Subsidiaries, as the case may be, for the periods covered thereby. Each of the Borrower and its Subsidiaries has paid all material taxes payable by them other than taxes which are not delinquent or are being contested in good faith and for which adequate reserves have been established in accordance with GAAP. Except as disclosed in the financial statements referred to in Section 8.05(a), as of the Initial Borrowing Date there is no material action, suit, proceeding, investigation, audit, or claim now pending or, to the best knowledge of the Borrower or any of its Subsidiaries, threatened by any authority regarding any taxes relating to the Borrower or any of its Subsidiaries. As of the Initial Borrowing Date, except as set forth in Schedule 8.09, neither the Borrower nor any of its Subsidiaries has entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of taxes of the Borrower or any of its Subsidiaries, or is aware of any circumstances that would cause the taxable years or other taxable periods of the Borrower or any of its Subsidiaries not to be subject to the normally applicable statute of limitations.
          8.10 Compliance with ERISA. As of the Initial Borrowing Date, except as set forth on Schedule 8.10, neither Borrower, any Subsidiary nor any ERISA Affiliate sponsors, contributes to or maintains a Plan or has any actual or contingent liability under any Plan. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, (i) to the extent applicable, each Plan (and each related trust, insurance contract or fund) is in compliance with its terms and with all applicable laws including, without limitation, ERISA and the Code; (ii) each Plan (and each related trust, if any) which is intended to be qualified under Section 401(a) of the Code has received or has applied for a determination letter from the Internal Revenue Service to the effect that it meets the requirements of Sections 401(a) and 501(a) of the Code covering all tax law changes including the Economic Growth and Tax Relief Reconciliation Act of 2001 or is comprised of a master or prototype plan that has received a favorable opinion letter from the IRS; (iii) no Reportable Event has occurred with respect to a Plan; (iv) to the knowledge of the Borrower, each of its Subsidiaries and each ERISA Affiliate, no Plan which is a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) is insolvent or in reorganization; (v) no Plan other than a multiemployer plan (as defined in Section 4001(a)(3) of ERISA), has an Unfunded Current Liability; (vi) no Plan, other than a multiemployer plan (as defined in Section 4001(a)(3) of ERISA), which is subject to Section 412 of the Code or Section 302 of ERISA has failed to satisfy the minimum funding standard within the meaning of such sections of the Code or ERISA, and no Plan, other than a multiemployer plan (as defined in Section 4001(a)(3) of ERISA), has applied for or received a waiver of the minimum funding standard or an extension of any amortization period within the meaning of Section 412 of the Code or Section 303 or 304 of ERISA; (vii) no determination has been made that any Plan is, or is reasonably expected to be, considered an at-risk plan within the meaning of Section 430 of the Code or Section 303 of ERISA; (viii) all contributions required to be made with respect to a Plan have been timely made; (ix) neither the Borrower nor any of its Subsidiaries nor any ERISA Affiliate has incurred any liability (including any indirect, contingent or secondary liability) to or on account of a Plan pursuant to Section 409, 502(i), 502(1), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 436(f), 4971 or 4975 of the Code or reasonably expects to incur any such liability under any of the foregoing Sections with respect to any Plan; (x) to the knowledge of Borrower, each Subsidiary and each ERISA Affiliate, no proceedings have been instituted to terminate or appoint a trustee to administer any Plan which is subject to Title IV of ERISA; (xi) no action, suit, proceeding, hearing, audit or investigation with respect to the administration, operation or the investment of assets of any Plan (other than routine claims for benefits) is pending or, to the knowledge of Borrower, Subsidiary and each ERISA Affiliate, expected or threatened; (xii) using actuarial assumptions and computation methods consistent with Part 1 of subtitle E of Title IV of ERISA, the aggregate liabilities of the Borrower, its Subsidiaries and their ERISA Affiliates to all Plans which are multiemployer plans (as defined in Section 4001(a)(3) of ERISA) in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Plan ended prior to the date of the most recent Credit Event, would not exceed $10,000,000; (xiii) neither the Borrower nor any of its Subsidiaries nor any ERISA Affiliate has received any notice, and no Plan which is a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) has received from the Borrower, any of its Subsidiaries or any ERISA Affiliate any notice, that a Plan which is a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) is in endangered or critical status under Section 305 of ERISA; (xiv) each group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code) which covers or has covered employees or former employees of the Borrower, any Subsidiary of the Borrower, or any ERISA Affiliate has at all times been operated in compliance in all material respects with the provisions of Part 6 of subtitle B of Title I of ERISA and Section 4980B of the Code and each group health plan (as defined in 45 Code of Federal Regulations Section 160.103) which covers or has covered employees or former employees of the Borrower, any Subsidiary of the Borrower, or any ERISA Affiliate has at all times been operated in compliance in all material respects with the provisions of the Health Insurance Portability and Accountability Act of 1996 and the regulations promulgated thereunder; and (xv) no lien imposed under the Code or ERISA on the assets of the Borrower or any Subsidiary of the Borrower or any ERISA Affiliate exists or is likely to arise on account of any Plan. The Borrower and its Subsidiaries do not maintain or contribute to any employee welfare benefit plan (as defined in Section 3(1) of ERISA) which provides benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or any Plan the obligations with respect to which could reasonably be expected to have a Material Adverse Effect on the ability o f the Borrower to perform its obligations under this Agreement.
          8.11 The Security Documents(a) Subject to applicable Gaming Regulations, the provisions of the Security Agreement are effective to create in favor of the Collateral Agent for the benefit of the Secured Creditors a legal, valid and enforceable security interest in all right, title and interest of the Credit Parties in the Security Agreement Collateral described therein, and the Security Agreement, upon the filing of Form UCC-1 financing statements or the appropriate equivalent (which filing, if this representation is being made more than 10 days after the Initial Borrowing Date, has been made), creates a fully perfected Lien on, and security interest in, all right, title and interest in all of the Security Agreement Collateral described therein which is capable of being perfected with such filings, subject to no other Liens other than Permitted Liens and Liens to be released in connection with the Transaction.
          (b) Subject to applicable Gaming Regulations, the security interests created in favor of the Collateral Agent, as Pledgee, for the benefit of the Secured Creditors under the Pledge Agreement constitute first priority perfected security interests in the Pledged Securities described in the Pledge Agreement, subject to no security interests of any other Person. No filings or recordings are required in order to perfect (or maintain the perfection or priority of) the security interests created in the Pledged Securities and the proceeds thereof under the Pledge Agreement, so long as the Collateral Agent maintains possession of such Pledged Securities consisting of certificated securities.
          (c) Upon execution, delivery and recording thereof in the appropriate recording office, the Mortgages shall create, as security for the obligations purported to be secured thereby, a valid and enforceable perfected security interest in and mortgage lien on all of the Mortgaged Properties in favor of the Collateral Agent (or such other trustee as may be required or desired under local law) for the benefit of the Secured Creditors, superior to and prior to the rights of all third persons (except that the security interest and mortgage lien created in the Mortgaged Properties may be subject to the Permitted Encumbrances, Permitted Liens and Liens to be released in connection with the Transaction related thereto) and subject to no other Liens (other than Liens permitted under Section 10.01). Schedule 8.11(c) contains a true and complete list of each parcel of Real Property having a value in excess of $10,000,000 owned or leased by the Borrower and its Subsidiaries on the Initial Borrowing Date (after giving effect to the Transaction) and the type of interest therein held by the Borrower or such Subsidiary.
          (d) Upon execution, delivery and recording thereof in the appropriate recording office, the Ship Mortgages shall create, as security for the obligations purported to be secured thereby, a valid and enforceable perfected security interest in and mortgage lien on all of the Ship Properties in favor of the Collateral Agent (or such other trustee as may be required or desired under local law) for the benefit of the Secured Creditors, superior to and prior to the rights of all third persons (except that the security interest and mortgage lien created in the Ship Properties may be subject to the Permitted Encumbrances, Permitted Liens and Liens to be released in connection with the Transaction related thereto) and subject to no other Liens (other than Liens permitted under Section 10.01). Schedule 6.11 contains a true and complete list of each Ship Property owned or leased by the Borrower and its Subsidiaries on the Initial Borrowing Date and the type of interest therein held by the Borrower or such Subsidiary.
          8.12 Properties. The Borrower and each of its Subsidiaries have good and valid title to all material properties owned by them (or a valid leasehold estate with respect to all material properties leased by them), including all property reflected in the most recent balance sheet of the Borrower referred to in Section 8.05(a) (except for property sold or otherwise disposed of since the date of such balance sheet in the ordinary course of business or as otherwise permitted by this Agreement or if prior to the Initial Borrowing Date, the Existing

Credit Agreement), free and clear of all Liens, other than (i) as referred to in the balance sheet or in the notes thereto or in such pro forma balance sheet or (ii) Permitted Liens.
          8.13 Subsidiaries. As of the Initial Borrowing Date, the Borrower will have no direct or indirect Subsidiaries other than those listed on Schedule 8.13.
          8.14 Compliance with Statutes, etc. Each of the Borrower and its Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property, except such noncompliance as could not individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
          8.15 Investment Company Act. Neither the Borrower nor any of its Subsidiaries is an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.
          8.16 Labor Relations. Neither the Borrower nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect. There is (i) no unfair labor practice complaint pending against the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower, threatened against any of them, before the National Labor Relations Board, and no significant grievance or significant arbitration proceeding arising out of or under any Collective Bargaining Agreement is so pending against the Borrower or any of its Subsidiaries or, to the best knowledge of the Borrower, threatened against any of them, (ii) no strike, labor dispute, slowdown or stoppage pending against the Borrower or any of its Subsidiaries or, to the best knowledge of the Borrower, threatened against the Borrower or any of its Subsidiaries and (iii) to the best knowledge of the Borrower, no concerted and continuous effort to organize a union with respect to the employees of the Borrower or any of its Subsidiaries, except (with respect to any matter specified in clause (i), (ii) or (iii) above, either individually or in the aggregate) such as could not reasonably be expected to have a Material Adverse Effect.
          8.17 Patents, Licenses, Franchises and Formulas. Each of the Borrower and its Subsidiaries owns all material patents, trademarks, permits, service marks, trade names, copyrights, licenses, franchises and formulas, or has sufficient rights to use the foregoing, and has obtained assignments of all leases and other rights of whatever nature, necessary for the present conduct of its business, without any known conflict with the rights of others which, or the failure to obtain which, as the case may be, could reasonably be expected to have a Material Adverse Effect.
          8.18 Indebtedness. Schedule 8.18 sets forth a true and complete list of all Indebtedness (other than (x) the Loans and Indebtedness incurred under the Senior Notes and the Existing Senior Notes and (y) Indebtedness having an outstanding principal balance less than $5,000,000; provided that in no event shall the aggregate principal amount of the Indebtedness described in this clause (y) exceed $20,000,000) of the Credit Parties as of the Initial Borrowing Date after giving effect to the Transaction and the other transactions contemplated hereby, in each case showing the aggregate amount thereof and the name of the respective obligor and any other entity which directly or indirectly guaranteed such debt (the “Existing Indebtedness”).

          8.19 Environmental Matters. Except for matters that either individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect or as are set forth on Schedule 8.19:
          (a) Each of the Borrower and its Subsidiaries has complied and is in compliance with all applicable Environmental Laws and the requirements of any permits issued under such Environmental Laws. There are no past, pending or, to the knowledge of the Borrower or any of its Subsidiaries, threatened Environmental Claims against the Borrower or any of its Subsidiaries or any Real Property currently or, to the best knowledge of the Borrower or any of its Subsidiaries, previously owned or operated by the Borrower or any of its Subsidiaries. There are no facts, circumstances, conditions or occurrences on any Real Property currently owned or operated by the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower or any of its Subsidiaries, on any formerly owned or operated Real Property or any property adjoining or in the vicinity of any currently owned or operated Real Property that could reasonably be expected (i) to form the basis of an Environmental Claim against the Borrower or any of its Subsidiaries or any currently owned or operated Real Property or (ii) to cause any such Real Property to be subject to any restrictions on the ownership, occupancy, use or transferability of such Real Property by the Borrower or any of its Subsidiaries under any applicable Environmental Law.
          (b) Hazardous Materials have not at any time been generated, used, treated or stored on, or transported to or from, or Released on or from, any Real Property owned or operated by the Borrower or any of its Subsidiaries except in compliance with all Environmental Laws and reasonably required in connection with the operation, use and maintenance of any such Real Property by the Borrower’s or such Subsidiary’s business. There are not now any underground storage tanks owned or operated by the Borrower or any of its Subsidiaries located on any Real Property owned or operated by the Borrower or any of its Subsidiaries.
          8.20 Legal Names; Type of Organization (and Whether a Registered Organization); Jurisdiction of Organization; etc. Schedule 8.20 attached hereto contains, as of the Effective Date, the exact legal name of the Borrower and each Subsidiary Guarantor, the type of organization of the Borrower and each Subsidiary Guarantor, whether or not the Borrower and each Subsidiary Guarantor is a registered organization, the jurisdiction of organization of the Borrower and each Subsidiary Guarantor, the Borrower and each Subsidiary Guarantor’s location (for purposes of Section 9-307 of the UCC) and the organizational identification number (if any) of the Borrower and each Subsidiary Guarantor.
          SECTION 9. Affirmative Covenants. The Borrower hereby covenants and agrees that on and after the Effective Date and until the Total Commitment and all Letters of Credit have terminated (or such Letters of Credit have been cash collateralized or backstopped on terms, and pursuant to documentation, reasonably satisfactory to the applicable Issuing Lender thereof) and the Loans, Notes and Unpaid Drawings, together with interest, Fees and all other Obligations incurred hereunder and thereunder, are paid in full:
          9.01 Information Covenants. The Borrower will furnish to the Administrative Agent for distribution to each Lender:

          (a) Quarterly Financial Statements. As soon as available and in any event within 45 days after the close of each of the first three quarterly accounting periods in each fiscal year of the Borrower (subject to extension in the event of an SEC Form 12b-25 filing), (i) the consolidated balance sheets of the Borrower and its Consolidated Subsidiaries as of the end of such quarter and the related consolidated statements of operations and statements of cash flows for such quarter and for the elapsed portion of the fiscal year ended with the last day of such quarter and setting forth in the statements of operations only, the comparative figures for the corresponding quarter in the prior fiscal year and the budgeted figures for such quarter as set forth in the respective budget delivered pursuant to Section 9.01(d), (ii) the consolidating balance sheets of each of the Borrower’s Subsidiaries as of the end of such quarter and the related consolidating statements of operations for such quarter and for the elapsed portion of the fiscal year ended with the last day of such quarter, in each case setting forth in the statements of operations only, the comparative figures for the corresponding quarter in the prior fiscal year and the budgeted figures for such quarter as set forth in the respective budget delivered pursuant to Section 9.01(d), and (iii) management’s discussion and analysis of operational and financial developments during such quarterly period in respect of the Borrower and its Subsidiaries.
          (b) Annual Financial Statements. Within 90 days after the close of each fiscal year of the Borrower (subject to extension in the event of an SEC Form 12b-25 filing), (i) the consolidated balance sheets of the Borrower and its Consolidated Subsidiaries as at the end of such fiscal year and the related statements of operations and retained earnings and of cash flows for such fiscal year and, setting forth comparative figures for the preceding fiscal year and certified, in the case of such consolidated statements, by Ernst & Young LLP or such other independent registered public accounting firm of recognized national standing reasonably acceptable to the Administrative Agent, together with a report of such accounting firm (which report shall be unqualified as to scope) and a statement stating that in the course of its regular audit of the financial statements of the Borrower and its Subsidiaries, which audit was conducted in accordance with generally accepted auditing standards, such accounting firm obtained no knowledge of any Default or Event of Default under Sections 10.03, 10.04, 10.05 and 10.07 through 10.10, inclusive, which has occurred and is continuing or, if in the opinion of such accounting firm such a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof, (ii) the consolidating balance sheets of each of the Borrower’s Subsidiaries at the end of such fiscal year and the related consolidating statement of operations for such fiscal year, in each case setting forth comparative figures for the preceding fiscal year, and (iii) management’s discussion and analysis of operational and financial developments during such fiscal year in respect of the Borrower and its Subsidiaries.
          (c) Management Letters. Promptly after the receipt thereof by the Borrower or any of its Subsidiaries, a copy of any final “management letter” received by the Borrower or such Subsidiary from its independent registered public accounting firm and management’s responses thereto.
          (d) Budgets. No later than 60 days following the commencement of each fiscal year of the Borrower, a budget in form reasonably satisfactory to the Administrative Agent prepared by the Borrower for (x) in the case of budgeted statements of operations, each of the twelve months of such fiscal year prepared in detail, including break-downs for each fiscal quarter, and (y) in the case of budgeted statements of cash flows and balance sheets, for such fiscal year on an annual basis and prepared in reasonable detail, including break-downs for, or as of the end of, each fiscal quarter.
          (e) Officer’s Certificates. At the time of the delivery of the financial statements provided for in Section 9.01(a) and (b), a certificate of the Chief Executive Officer, President, Vice President or Chief Financial Officer of the Borrower to the effect that, to the best of such officer’s knowledge, no Default or Event of Default has occurred and is continuing or, if any Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof, which certificate shall (x) set forth the calculations required to establish whether the Borrower was in compliance with the provisions of Sections 10.03, 10.04, 10.05, and 10.07 through 10.10, inclusive, at the end of such fiscal quarter or year, as the case may be, and (y) set forth the Applicable Margin commencing with the delivery of the respective financial statements in accordance with the definition thereof; and, at the time of the delivery of the financial statements provided in Section 9.01(b) such certificate shall also certify that there have been no changes to Annexes C, E, and Annexes G through J, in each case of the Security Agreement and Annexes A through F of the Pledge Agreement, in each case since the Initial Borrowing Date or, if later, since the date of the most recent certificate delivered pursuant to this Section 9.01(e), or if there have been any such changes, a list in reasonable detail of such changes (but, in each case, only to the extent that such changes are required to be reported to the Collateral Agent pursuant to the terms of such Security Documents) and whether the Borrower and the other Credit Parties have otherwise taken all actions required to be taken by them pursuant to such Security Documents in connection with any such changes.
          (f) Notice of Default or Litigation. Promptly, and in any event within five Business Days after an Authorized Officer of the Borrower obtains knowledge thereof, notice of (i) the occurrence of any event which constitutes a Default or Event of Default or (ii) any litigation or governmental investigation or proceeding (including, without limitation, any investigation by any Gaming Authority) pending against the Borrower or any of its Subsidiaries which could reasonably be expected to result in a Material Adverse Effect.
          (g) Other Reports and Filings. Promptly, copies of all (i) financial information, proxy materials and other information and reports, if any, which the Borrower or any of its Subsidiaries shall file with the SEC and (ii) notices of default in the observance or performance by the Borrower or any of its Subsidiaries of any agreement or provision relating to any Indebtedness in a principal amount equal to or exceeding $20,000,000 in the aggregate (other than the Obligations).
          (h) Environmental Matters. Promptly upon, and in any event within 30 days after, an Authorized Officer of the Borrower obtains knowledge thereof, notice of one or more of the following environmental matters which occurs after the Initial Borrowing Date unless such environmental matters could not, individually or when aggregated with all other such environmental matters, be reasonably expected to have a Material Adverse Effect:
     (i) any material Environmental Claim pending or threatened in writing against the Borrower or any of its Subsidiaries or any Real Property owned, operated or occupied by the Borrower or any of its Subsidiaries;

     (ii) any condition or occurrence on or arising from any Real Property owned, operated or occupied by the Borrower or any of its Subsidiaries that (a) results in material noncompliance by the Borrower or any of its Subsidiaries with any applicable Environmental Law or (b) would reasonably be expected to form the basis of a material Environmental Claim against the Borrower or any of its Subsidiaries or any such Real Property;
     (iii) any condition or occurrence on any Real Property owned, operated or occupied by the Borrower or any of its Subsidiaries that would reasonably be expected to cause such Real Property to be subject to any material restrictions on the ownership, occupancy, use or transferability by the Borrower or any of its Subsidiaries of such Real Property under any Environmental Law; and
     (iv) the taking of any material removal or remedial action in response to the actual or alleged presence of any Hazardous Material on any Real Property owned, operated or occupied by the Borrower or any of its Subsidiaries as required by any Environmental Law or any governmental or other administrative agency; provided that in any event the Borrower shall deliver to the Administrative Agent all material notices received by it or any of its Subsidiaries from any government or governmental agency under, or pursuant to, CERCLA.
All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and the Borrower’s or such Subsidiary’s response thereto. In addition, the Borrower will provide the Lenders with copies of all material communications with any government or governmental agency and all material communications with any Person relating to any Environmental Claim of which notice is required to be given pursuant to this Section 9.01(h), and such detailed reports of any such Environmental Claim as to which notice is required, as may reasonably be requested by the Administrative Agent or the Lenders.
          (i) Notice of Mandatory Repayments. On or prior to the date of any mandatory repayment of outstanding Term Loans pursuant to any of Sections 5.02(d) through (g), inclusive, the Borrower shall provide written notice of the amount of the respective reduction or repayment, as the case may be, the calculation thereof (in reasonable detail) and the event to which the respective reduction or repayment relates.
          (j) Other Information. From time to time, such other information or documents (financial or otherwise) with respect to the Borrower or its Subsidiaries as any Lender may reasonably request in writing; provided that such written request shall be delivered by any such Lender to the Administrative Agent and such other information or documents shall be delivered by the Borrower to the Administrative Agent, who shall promptly deliver same to the Lender making such written request.
          Documents required to be delivered pursuant to Section 9.01(a), (b) or (g)(i) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 9.01(g); or (ii) on which such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) upon written request by the Administrative Agent, the Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.
          9.02 Books, Records and Inspections. The Borrower will, and will cause each of its Material Subsidiaries to, keep proper books of record and account in which full, true and correct entries in material conformity with generally accepted accounting principles in the United States and all requirements of law shall be made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each of its Material Subsidiaries to, permit officers and designated representatives of the Administrative Agent or any Lender to visit and inspect, during regular business hours, upon reasonable advance notice and under guidance of officers of the Borrower or such Subsidiary, any of the properties of the Borrower or such Subsidiary, and to discuss the affairs, finances and accounts of the Borrower or such Subsidiary with, and be advised as to the same by, its and their officers (and in connection therewith representatives of the Administrative Agent may examine, and may coordinate the examination by the Lenders of, the books of account of the Borrower or such Subsidiary), all at such reasonable times and intervals and to such reasonable extent as the Administrative Agent or such Lender may request and subject to compliance with applicable Gaming Regulations.
          9.03 Maintenance of Property; Insurance (a) The Borrower will, and will cause each of its Subsidiaries to, (i) keep all property necessary in its business in good working order and condition (ordinary wear and tear excepted), (ii) maintain insurance on all its property in at least such amounts and against at least such risks as is consistent and in accordance with industry practice and (iii) furnish to each Lender, upon written request, full information as to the insurance carried.
          (b) All policies (including Mortgage Policies) or certificates (or certified copies thereof) with respect to such insurance (i) shall be endorsed to the Collateral Agent’s satisfaction for the benefit of the Collateral Agent (including, without limitation, by naming the Collateral Agent as loss payee or as an additional insured), (ii) shall state that such insurance policies shall not be canceled without 30 days’ prior written notice thereof (or 10 days’ notice for nonrenewal or any termination due to nonpayment of premium) by the respective insurer to the Collateral Agent, (iii) shall provide that the respective insurers irrevocably waive (upon Borrower’s waiver, which it hereby irrevocably grants) any and all rights of subrogation with respect to the Collateral Agent and the Secured Creditors and (iv) shall, except in the case of public liability insurance, business interruption insurance and workers’ compensation insurance, in substance be in all material respects at least as favorable to the Collateral Agent and the

Secured Creditors as the endorsement attached as Schedule 9.03, provided that such coverage is available at commercially reasonable rates.
          (c) If the Borrower or any of its Subsidiaries shall fail to maintain all insurance in accordance with this Section 9.03, or if the Borrower or any of its Subsidiaries shall fail to so endorse and deposit all policies or certificates with respect thereto, the Administrative Agent and/or the Collateral Agent shall have the right (but shall be under no obligation) to procure such insurance and the Borrower agrees to reimburse the Administrative Agent or the Collateral Agent as the case may be, for all reasonable costs and expenses of procuring such insurance.
          9.04 Corporate Franchises. The Borrower will, and will cause each of its Material Subsidiaries to, do or cause to be done, all things necessary to preserve and keep in full force and effect its existence and its material rights, franchises, licenses and patents; provided, however, that nothing in this Section 9.04 shall prevent (i) sales of assets (including, without limitation, Equity Interests in Subsidiaries of the Borrower) by the Borrower or any of its Material Subsidiaries in accordance with Section 10.02, (ii) the withdrawal by the Borrower or any of its Material Subsidiaries of their qualification as a foreign corporation or of their license under any Gaming Regulations in any jurisdiction where such withdrawal could not reasonably be expected to have a Material Adverse Effect or (iii) mergers or consolidations or liquidations permitted under Section 10.02.
          9.05 Compliance with Statutes, etc. The Borrower will, and will cause each of its Subsidiaries to, comply with all applicable laws, statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property, except for instances of noncompliance as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
          9.06 ERISA. To the extent that Borrower, any Subsidiary or any ERISA Affiliate sponsors, contributes to or maintains a Plan or has any actual or contingent liability under a Plan, as soon as possible and, in any event, within 10 days after the Borrower or any of its Subsidiaries or any ERISA Affiliate knows of the occurrence of any of the following (provided that any such occurrence is material), the Borrower will deliver to the Administrative Agent a certificate of an Authorized Officer of the Borrower setting forth the full details as to such occurrence and the action, if any, that the Borrower, such Subsidiary or such ERISA Affiliate is required or proposes to take, together with any notices then required or proposed to be given to or filed with or by the Borrower, such Subsidiary, the Plan administrator or such ERISA Affiliate to or with the PBGC or any other government agency, or a Plan participant and any material notices received by such Borrower, such Subsidiary or ERISA Affiliate from the PBGC or any other government agency, or a Plan participant with respect thereto: that a Reportable Event has occurred (except to the extent that the Borrower has previously delivered to the Administrative Agent a certificate and notices (if any) concerning such event pursuant to the next clause hereof); that a contributing sponsor (as defined in Section 4001(a)(13) of ERISA) of a Plan subject to Title IV of ERISA is subject to the advance reporting requirement of PBGC Regulation Section 4043.61 (without regard to subparagraph (b)(1) thereof), and an event described in subsection .62, .63, .64, .65, .66, .67 or .68 of PBGC Regulation Section 4043 is

reasonably expected to occur with respect to such Plan within the following 30 days; that a Plan, other than a multiemployer plan (as defined in Section 4001(a)(3) of ERISA), has failed to satisfy the minimum funding standard within the meaning of Section 412 of the Code or Section 302 of ERISA, or an application may be or has been made for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code or Section 303 or 304 of ERISA with respect to a Plan, other than a multiemployer plan (as defined in Section 4001(a)(3) of ERISA); that a determination has been made that any Plan is, or is reasonably expected to be, considered an at-risk plan within the meaning of Section 430 of the Code or Section 303 of ERISA; that a Plan which is a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) is in endangered or critical status under Section 305 of ERISA; that any contribution required to be made with respect to a Plan has not been timely made; that a Plan has been or is reasonably expected to be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA; that a Plan, other than a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) has an Unfunded Current Liability; that proceedings are in the reasonable opinion of the Borrower likely to be or have been instituted or notice has been given to terminate or appoint a trustee to administer a Plan which is subject to Title IV of ERISA; that a proceeding has been instituted pursuant to Section 515 of ERISA to collect a delinquent contribution to a Plan; that the Borrower, any of its Subsidiaries or any ERISA Affiliate will or is reasonably expected to incur any liability (including any indirect, contingent or secondary liability) to or on account of the termination of or withdrawal from a Plan under Section 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA under Section 436(f), 4971, 4975 or 4980 of the Code or Section 409 or 502(i) or 502(l) of ERISA or with respect to a group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code) under section 4980B of the Code; or that the Borrower or any of its Subsidiaries may reasonably be expected to incur any liability pursuant to any employee welfare benefit plan (as defined in Section 3(1) of ERISA) that provides benefits to retired employees or other former employees (other than as required by Section 601 of ERISA or benefits the full cost of which is borne by the employee or former employee) or any Plan. The Borrower will deliver to the Administrative Agent copies of any records, documents or other information that must be furnished to the PBGC with respect to any Plan pursuant to Section 4010 of ERISA. The Borrower will also deliver to the Administrative Agent a complete copy of the annual report (Form 5500 series) of each Plan (including, to the extent required, the related financial and actuarial statements and opinions and other supporting statements, certifications, schedules and information) required to be filed with the annual report. In addition to any certificates or notices delivered to the Administrative Agent pursuant to the first sentence hereof, copies of annual reports and any records, documents or other information required to be furnished to the PBGC or any other government agency, and any material notices received by the Borrower or any of its Subsidiaries or any ERISA Affiliate with respect to any Plan shall be delivered to the Administrative Agent reasonably promptly after the date such annual report has been filed or such records, documents or other information required to be furnished to the PBGC or any other government agency or such mate rial notice has been received by the Borrower, the respective Subsidiary or the ERISA Affiliate, as applicable.
          9.07 End of Fiscal Years; Fiscal Quarters. The Borrower shall cause (i) each of its fiscal years to end on December 31, and (ii) each of its fiscal quarters to end on March 31, June 30 and September 30.

          9.08 Performance of Obligations. The Borrower will, and will cause each of its Subsidiaries to, perform all of their obligations under the terms of each mortgage, indenture, security agreement and other debt instrument by which it is bound, except for instances of such non-performance as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
          9.09 Payment of Taxes. The Borrower will pay and discharge or cause to be paid and discharged, and will cause each of its Subsidiaries to pay and discharge, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, in each case on a timely basis, except in each case to the extent (i) any such tax, assessment, charge, levy or claim is being contested in good faith and by proper proceedings if the Borrower or the applicable Subsidiary has maintained adequate reserves with respect thereto in accordance with GAAP or (ii) the failure of which to pay or discharge the same could not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.
          9.10 Intellectual Property Rights. The Borrower shall, and shall cause each of its Subsidiaries to, maintain in full force and effect all material Intellectual Property rights necessary or appropriate to the business of the Credit Parties and take no action (including, without limitation, the licensing of Intellectual Property), or fail to take an action, as the case may be, in connection with such Intellectual Property rights which could reasonably be expected to result in a Material Adverse Effect.
          9.11 Additional Security; Further Assurances. (a) The Borrower will, and will cause each of the other Credit Parties that are Subsidiaries to, grant to the Collateral Agent security interests and mortgages (an “Additional Mortgage”) in such Real Property of the Borrower or such other Credit Parties that are Subsidiaries as are not covered by the original Mortgages to the extent acquired after the Initial Borrowing Date (including to the extent acquired through a Permitted Acquisition) and having a fair market value in excess of $20,000,000 (as determined in good faith by the Borrower), or, if an Event of Default has occurred and is continuing, as may reasonably be requested from time to time by the Administrative Agent or the Required Lenders.
          (b) The Borrower will, and will cause each of the other Credit Parties that are Subsidiaries to, grant to the Collateral Agent security interests and mortgages (an “Additional Ship Mortgage”) in such ship, barge or other vessel of the Borrower or such other Credit Parties that are Subsidiaries as are not covered by the original Ship Mortgages to the extent acquired after the Initial Borrowing Date (including to the extent acquired through a Permitted Acquisition) and having a fair market value in excess of $20,000,000 (as determined in good faith by the Borrower), or, if an Event of Default has occurred and is continuing, as may reasonably be requested from time to time by the Administrative Agent or the Required Lenders (each such Ship Property, an “Additional Ship Mortgaged Property”).
          (c) In connection with the acquisition of the capital stock of a Person that becomes a Subsidiary of the Borrower or the formation of a new Subsidiary of the Borrower, the Borrower shall pledge or cause to be pledged all capital stock of any such Person so acquired which is owned by the Borrower or any Subsidiary Guarantor pursuant to the Pledge Agreement

(excluding (i) any Subsidiary that does not constitute a Material Subsidiary, (ii) any Native American Subsidiary, (iii) that portion of the Voting Stock of any Foreign Subsidiary which would be in excess of 65% of the total outstanding Voting Stock of such Foreign Subsidiary and (iv) any Subsidiary of a Foreign Subsidiary) and cause such Person (excluding any Subsidiary that does not constitute a Material Subsidiary, any Native American Subsidiary, any Foreign Subsidiary and any Subsidiary of a Foreign Subsidiary) to enter into a guaranty substantially similar to the Subsidiary Guaranty and additional security documents substantially similar to the Security Documents (to the extent applicable), all as otherwise set forth in this Section 9.11; provided that if the pledge of the capital stock of any Subsidiary acquired or created after the Initial Borrowing Date requires approval under applicable Gaming Regulations, the Borrower shall be required to pledge such stock only if the requisite approvals from the applicable Gaming Authorities are obtained after the exercise of its commercially reasonable efforts to obtain such approvals (and the Borrower agrees to use its commercially reasonable efforts to obtain such approvals).
          (d) The Borrower will cause each Domestic Subsidiary acquired, established or created after the Initial Borrowing Date (except for any Subsidiary that does not constitute a Material Subsidiary, any Native American Subsidiary and any Domestic Subsidiary of a Foreign Subsidiary) to grant to the Collateral Agent a first priority Lien, subject to Permitted Liens, on all personal property (tangible and intangible) of such Domestic Subsidiary upon terms substantially similar to those set forth in the Security Documents (including, without limitation, the Pledge Agreement and the Security Agreement) as appropriate; provided that such Subsidiary shall not be required to be a Subsidiary Guarantor or grant Liens pursuant to the Security Documents to the extent any such action is prohibited by applicable Gaming Regulations.
          (e) The Borrower will, and will cause each of its Subsidiaries required to take action under Section 9.11 (a), (b), (c) and (d) to, at the expense of the Borrower, make, execute, endorse, acknowledge, file and/or deliver to the Collateral Agent from time to time such vouchers, invoices, schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, real property surveys, reports and other assurances or instruments and take such further steps relating to the Collateral covered by any of the Security Documents as the Collateral Agent may reasonably require pursuant to this Section 9.11. Furthermore, the Borrower shall cause to be delivered to the Collateral Agent such opinions of counsel, title insurance and other related documents as may be reasonably requested by the Collateral Agent to assure itself that this Section 9.11 has been complied with.
          (f) The security interests required to be granted pursuant to this Section 9.11 shall be granted pursuant to security documentation which shall be substantially similar to the Security Documents previously executed and delivered by the Borrower or its Subsidiaries, as applicable and otherwise reasonably satisfactory in form and substance to the Administrative Agent and shall constitute valid and enforceable perfected security interests prior to the rights of all third Persons and subject to no other Liens except such Liens and priority as are permitted by Section 10.01. The Additional Security Documents and other instruments related thereto shall be duly recorded or filed in such manner and in such places and at such times as are required by law to establish, perfect, preserve and protect the Liens, in favor of the Collateral Agent for the benefit of the respective Secured Creditors, required to be granted pursuant to the Additional Security Documents and all taxes, fees and other charges payable in connection therewith shall be paid in full by the Borrower. At the time of the execution and delivery of the Additional Security Documents, the Borrower shall cause to be delivered to the Collateral Agent such opinions of counsel, Mortgage Policies, title surveys, real estate appraisals and other related documents as may be reasonably requested by the Administrative Agent or the Required Lenders to assure themselves that this Section 9.11 has been complied with.
          (g) Subject to receipt of any requisite approvals under applicable Gaming Regulations, the Borrower agrees that each action required above by Section 9.11(a), (b) and (e) shall be completed as soon as possible, but in no event later than 60 days after such action is requested to be taken by the Administrative Agent or the Required Lenders. Subject to receipt of any requisite approvals under applicable Gaming Regulations, the Borrower further agrees that each action required by Sections 9.11(c) and (d) shall be completed within 30 days of the creation or acquisition of a new Subsidiary subject thereto (or within 30 days of the date a Subsidiary first becomes a Material Subsidiary, as the case may be) (or within such additional time period as may be required by applicable Gaming Authorities or to obtain any requisite approvals under applicable Gaming Regulations).
          (h) Neither the Borrower nor any of its Subsidiaries which is a Credit Party shall be required to pledge more than 65% of the total outstanding Voting Stock of any Foreign Subsidiary (although 100% of the non-Voting Stock of each Foreign Subsidiary which is a Material Subsidiary owned by any Credit Party shall be required to be so pledged) and Foreign Subsidiaries of the Borrower shall not be required to enter into the Subsidiary Guaranty or any of the Security Documents.
          9.12 Ratings. The Borrower shall use commercially reasonable efforts to maintain a public corporate rating from S&P and a public corporate family rating from Moody’s, in each case with respect to the Borrower, and a rating of the Indebtedness under this Agreement by each of S&P and Moody’s.
          9.13 Permitted Acquisitions. (a) Subject to the provisions of this Section 9.13 and the requirements contained in the definition of Permitted Acquisition, the Borrower and any of its Wholly-Owned Domestic Subsidiaries may from time to time effect Permitted Acquisitions, so long as (in each case except to the extent the Required Lenders otherwise specifically agree in writing in the case of a specific Permitted Acquisition):
     (i) no Default or Event of Default shall be in existence at the time of the consummation of the proposed Permitted Acquisition (or, if earlier, the date on which the Borrower or its Subsidiary enters into a binding agreement for such Permitted Acquisition, in each case both before and after giving effect thereto);
     (ii) the Borrower shall have given the Administrative Agent at least ten Business Days’ prior written notice of any Permitted Acquisition (or such shorter period as may be agreed to by the Administrative Agent) and shall have given the Lenders such other information related to the Person or business, division or product line being acquired and the Permitted Acquisition as any Lender shall reasonably request, including, if such acquisition is a Significant Permitted Acquisition, due diligence materials, organizational documents, good standing certificates, governmental approvals and consents as the Required Lenders shall reasonably request;
     (iii) if such acquisition is a Significant Permitted Acquisition or if such Permitted Acquisition is being made in reliance on sub-clause (y) of clause (iv) below, calculations are made by the Borrower of compliance with the covenants contained in Sections 10.08 and 10.09, on a Pro Forma Basis and/or compliance with sub-clause (y) of clause (iv) below, as if the respective Permitted Acquisition (as well as all other Permitted Acquisitions theretofore consummated) had occurred on the first day of the relevant Calculation Period, and such calculations shall show that such financial covenants would have been complied with if the Permitted Acquisition had occurred on the first day of such Calculation Period;
     (iv) either (x) the aggregate Maximum Permitted Consideration paid in connection with all Permitted Acquisitions consummated in reliance on this clause (x) after the Initial Borrowing Date and on or prior to the date of the consummation of the proposed Permitted Acquisition does not exceed $200,000,000 or (y) after giving effect to such Permitted Acquisition the Total Net Leverage Ratio determined on a Pro Forma Basis, for the Test Period ending on the last day of the fiscal quarter preceding the date on which such Permitted Acquisition is consummated for which financial statements are available, would be no greater than 0.25x less than the maximum Total Net Leverage Ratio set forth in Section 10.09, it being acknowledged and agreed that the required ratio levels to be satisfied will be the levels applicable on the last day of the fiscal quarter in which such Permitted Acquisition is made;
     (v) all representations and warranties contained herein and in the other Credit Documents (other than exceptions thereto agreed by the Administrative Agent with respect to the Permitted Acquisition) shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Permitted Acquisition (or, if earlier, the date on which the Borrower or its Subsidiary enters into a binding agreement for such Permitted Acquisition, in each case both before and after giving effect thereto), unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date;
     (vi) if such acquisition is a Significant Permitted Acquisition or if the Administrative Agent requests, the Borrower provides to the Administrative Agent and the Lenders as soon as available, but not later than 10 Business Days after the execution thereof, a copy of any executed purchase agreement or similar agreement with respect to such Permitted Acquisition; and
     (vii) the Borrower shall have delivered to the Administrative Agent an officer’s certificate executed by an Authorized Officer of the Borrower, certifying to the best of his knowledge, compliance with the requirements of preceding clauses (i) through (vi), inclusive, containing the calculations required by the preceding clauses (iii) and (iv), if applicable.

          (b) In the case of Permitted Acquisitions involving the creation or acquisition of a Subsidiary, or the acquisition of any Equity Interests of any Person, the Equity Interests thereof created or acquired in connection with such Permitted Acquisition shall be pledged for the benefit of the Secured Creditors pursuant to the Pledge Agreement in accordance with the requirements of Section 9.11, to the extent applicable.
          (c) The Borrower shall cause each Subsidiary which is formed to effect, or is acquired pursuant to, a Permitted Acquisition to comply with, and to execute and deliver, all of the documentation required by, Section 9.11 to the reasonable satisfaction of the Administrative Agent.
          (d) The consummation of each Permitted Acquisition shall be deemed to be a representation and warranty by the Borrower that the certifications by the Borrower (or by one or more of its Authorized Officers) pursuant to Section 9.13(a) are true and correct and that all conditions thereto have been satisfied and that such acquisition is permitted in accordance with the terms of this Agreement, which representation and warranty shall be deemed to be a representation and warranty for all purposes hereunder, including, without limitation, Sections 7 and 11.
          9.14 Compliance with Environmental Laws. (a) (i) The Borrower will comply, and will use its best efforts to cause each of its Subsidiaries to comply, with all Environmental Laws applicable to the ownership or use of its Real Property now or hereafter owned or operated by the Borrower or any of its Subsidiaries, will promptly pay or cause to be paid all costs and expenses incurred in connection with such compliance, and will keep or cause to be kept all such Real Property free and clear of any Liens imposed pursuant to such Environmental Laws and (ii) neither the Borrower nor any of its Subsidiaries will generate, use, treat, store, release or dispose of, or permit the generation, use, treatment, storage, release or disposal of Hazardous Materials on any Real Property now or hereafter owned or operated by the Borrower or any of its Subsidiaries, or transport or permit the transportation of Hazardous Materials to or from any such Real Property, except in compliance with all Environmental Laws and reasonably required in connection with the operation, use and maintenance of any such Real Property in the Borrower’s or such Subsidiary’s business, and except to the extent that the failure to comply with the requirements specified in clause (i) or (ii) above, either individually or in the aggregate, could not reasonably be expected to result in liability under Environmental Laws that could have a Material Adverse Effect. If required to do so under any applicable legally binding directive or order of any governmental agency, the Borrower agrees to undertake, and cause each of its Subsidiaries to undertake, to the extent required under applicable Environmental Laws, any cleanup, removal, remedial or other action necessary to remove and clean up any Hazardous Materials from any Real Property owned or operated by the Borrower or any of its Subsidiaries in accordance with the requirements of all applicable Environmental Laws and in accordance with such legally binding orders and directives of all governmental authorities, except to the extent that (x) the Borrower or such Subsidiary is contesting such order or directive in good faith and by appropriate proceedings and for which adequate reserves have been established to the extent required by GAAP or (y) the failure to take any such action could not reasonably be expected to have a Material Adverse Effect.

          (b) At the written request of the Administrative Agent or the Required Lenders, at any time and from time to time as is reasonable after (i) the Obligations have become due and payable pursuant to Section 11 or (ii) the Lenders receive notice under Section 9.01(h) for any event for which notice is required to be delivered with respect to conditions at any Real Property, the Borrower and its Subsidiaries will provide, at their sole cost and expense, an environmental site assessment report of reasonable scope and expense concerning any relevant Real Property now or hereafter owned or operated by the Borrower or any of its Subsidiaries, prepared by an environmental consulting firm approved by the Administrative Agent in its reasonable discretion, indicating the presence or absence of Hazardous Materials and the potential cost of any removal or remedial action in connection with any Hazardous Materials on such Real Property. If the Borrower and any of its Subsidiaries fail to provide the same within 45 days after such request was made, the Administrative Agent may order the same, and the Borrower and its Subsidiaries, to the extent the Borrower and any of its Subsidiaries have the authority to do so, shall grant and hereby grant, to the Administrative Agent and the Lenders, access to such Real Property and specifically grant the Administrative Agent and the Lenders an irrevocable non-exclusive license, subject to the rights of tenants, to undertake such an assessment, all at the Borrower’s and its Subsidiary’s expense.
          SECTION 10. Negative Covenants. The Borrower covenants and agrees that on and after the Effective Date and until the Total Commitment and all Letters of Credit have terminated (or such Letters of Credit have been cash collateralized or backstopped on terms, and pursuant to documentation, reasonably satisfactory to the applicable Issuing Lender thereof) and the Loans, Notes and Unpaid Drawings, together with interest, Fees and all other Obligations incurred hereunder and thereunder, are paid in full:
          10.01 Liens. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets (real or personal, tangible or intangible) of the Borrower or any of its Subsidiaries, whether now owned or hereafter acquired; provided that the provisions of this Section 10.01 shall not prevent the creation, incurrence, assumption or existence of the following (Liens described below are herein referred to as “Permitted Liens”):
     (i) Liens for taxes, assessments or governmental charges or levies not yet due and payable or which are being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with GAAP or Liens for property taxes on property which is to be abandoned or for which the sole recourse for such tax, assessment or governmental charge or levy is to such property;
     (ii) Liens in respect of property or assets of the Borrower or any of its Subsidiaries imposed by law, which do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s and mechanics’ liens and other similar Liens, and (x) which do not in the aggregate materially detract from the value of the Borrower’s or such Subsidiary’s property or assets or materially impair the use thereof in the operation of the business of the Borrower or such Subsidiary or (y) which are being contested in good faith by appropriate proceedings for which adequate reserves with respect thereto are maintained in accordance with GAAP;

     (iii) Liens in existence on the Effective Date which are listed in Schedule 10.01(iii) and securing Indebtedness incurred pursuant to Section 10.04(v); provided that Liens securing any Permitted Refinancing Indebtedness incurred pursuant thereto does not encumber any additional assets or properties of the Borrower or any of its Subsidiaries;
     (iv) Permitted Encumbrances;
     (v) Liens created by or pursuant to the Security Documents and Liens on Collateral securing Permitted Second Lien Notes and Permitted First Lien Notes permitted pursuant to Section 10.04(i)(B) or Section 10.04(xi) and any Permitted Refinancing Indebtedness in respect thereof incurred pursuant to Sections 10.04(i)(B) and 10.04(xiii);
     (vi) licenses, leases or subleases granted to other Persons not materially interfering with the conduct of the business of the Borrower and its Subsidiaries taken as a whole;
     (vii) Liens securing Indebtedness permitted by Section 10.04(iii); provided that such Liens do not encumber any asset of the Borrower or any Subsidiary of the Borrower other than the property or equipment that is purchased, leased, constructed, installed or improved;
     (viii) easements, rights-of-way, restrictions (including zoning restrictions), encroachments, licenses, protrusions and other similar charges or encumbrances, and minor title deficiencies or irregularities, in each case whether now or hereafter in existence, not securing Indebtedness for borrowed money and not materially interfering with the conduct of the business of the Borrower or any of its Subsidiaries;
     (ix) Liens arising from precautionary UCC financing statement filings regarding operating leases entered into by the Borrower or any of its Subsidiaries;
     (x) Liens arising out of the existence of judgments or awards not constituting an Event of Default under Section 11.09;
     (xi) statutory, contractual and common law landlords’ liens under leases to which the Borrower or any of its Subsidiaries is a party;
     (xii) Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);
     (xiii) any interest or title of a lessor, sublessor, licensee or licensor under any lease or license agreement permitted by this Agreement;

     (xiv) Liens in favor of a banking institution arising as a matter of law encumbering deposits consisting of bankers’ liens, rights of set-off or similar rights and remedies relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness;
     (xv) Liens arising in connection with transactions relating to the selling or discounting of accounts receivable in the ordinary course of business;
     (xvi) Liens securing Indebtedness assumed in connection with a Permitted Acquisition pursuant to Section 10.04(x); provided that (i) such Liens may not extend to any other property owned by the Borrower or any Material Subsidiary and (ii) the aggregate outstanding principal amount of the obligations secured thereby does not exceed (as to the Borrower and all of its Subsidiaries) $15,000,000 at any one time;
     (xvii) Liens solely on any cash earnest money deposits made by the Borrower or any of its Material Subsidiaries in connection with any letter of intent or purchase agreement in respect of a Permitted Acquisition or Investment permitted under this Agreement;
     (xviii) in the case of any non-wholly owned Subsidiary or Investment Entity, any put and call arrangements or restrictions on disposition related to its Equity Interests set forth in its organizational documents or any related joint venture or similar agreement;
     (xix) Liens on cash and Cash Equivalents arising in connection with the defeasance, discharge or redemption of Indebtedness; and
     (xx) Liens not otherwise permitted by this Section 10.01 so long as the aggregate outstanding principal amount of the obligations secured thereby does not exceed (as to the Borrower and all of its Subsidiaries) $10,000,000 at any one time.
          10.02 Consolidation, Merger, Purchase or Sale of Assets, etc. The Borrower will not, and will not permit any of its Subsidiaries to, wind up, liquidate or dissolve its affairs or enter into any transaction of merger or consolidation, or convey, sell, lease or otherwise dispose of (or agree to do any of the foregoing at any future time) all or any part of its property or assets, or enter into any sale-leaseback transactions, or purchase or otherwise acquire (in one or a series of related transactions) assets constituting a business, division or product line of any Person not already a Subsidiary of the Borrower or of 50% or more of the Equity Interests of such Person, except that:
     (i) the Borrower and its Subsidiaries may make Capital Expenditures to the extent not in violation of Section 10.07;
     (ii) the Borrower and its Subsidiaries may sell, lease or otherwise dispose of assets in the ordinary course of business;
     (iii) the Borrower and its Subsidiaries may sell, lease or otherwise dispose of one or more of the Specified Casino Properties including by merger of a Subsidiary owning any such Specified Casino Properties, provided that (a) the aggregate amount of the sale proceeds received from all such sales, leases or other dispositions shall not exceed $300,000,000, (b) the Borrower or a Material Subsidiary, as the case may be, receives consideration for such sale, lease or disposition at least equal to the fair market value of the assets sold or otherwise disposed of as determined in good faith by the Board of Directors of the Borrower, (c) at least 75% of the purchase price for such sale, lease or other disposition is paid in cash or Cash Equivalents received at the consummation of such sale, lease or other disposition (and, for purposes of this clause (c) Cash shall include (x) any liabilities assumed by the transferee, (y) any notes or other obligations or securities or assets received by the Borrower or its Subsidiaries from the transferee to the extent converted into Cash or Cash Equivalents within 180 days and (z) long-term productive assets received by the Borrower or its Subsidiaries from the transferee), and (d) the Net Asset Sale Proceeds thereof are applied as set forth in Section 5.02;
     (iv) the Borrower and its Subsidiaries may sell, lease, transfer, convey or otherwise dispose of property, equipment or any other asset that is (a) obsolete or worn out or (b) no longer useful or necessary in the operation of the business of such Person;
     (v) the Borrower and its Subsidiaries may make Investments to the extent permitted by Section 10.05;
     (vi) the Borrower or any Subsidiary may transfer or lease assets to the Borrower or any other Subsidiary Guarantor, any Subsidiary of the Borrower may be merged or consolidated with or into, or be liquidated into, the Borrower or any Subsidiary Guarantor (so long as the Borrower or such Subsidiary Guarantor is the surviving corporation) and any Foreign Subsidiary may be merged into another Foreign Subsidiary;
     (vii) the Borrower and its Subsidiaries may transfer, license or sublicense to any other Subsidiary, on a non-exclusive basis, rights to use software, trademarks and other intellectual property and proprietary information;
     (viii) the Borrower and its Subsidiaries may make sales, transfers or other dispositions the proceeds of which do not exceed $10,000,000 for any transaction or series of related transactions;
     (ix) any taking by a Governmental Authority of assets or property, or any part thereof, for public or quasi-public use under the power of eminent domain shall be permitted under this Section 10.04, so long as the net proceeds, if any, of any such disposition received by the Borrower or any Subsidiary shall be treated as if they were Net Insurance Proceeds of a Recovery Event and applied in accordance with Section 5.02(f);
     (x) the Borrower and its Subsidiaries may make sales, transfers or other dispositions of property subject to a Recovery Event upon receipt of the Net Insurance Proceeds of such Recovery Event, so long as the net proceeds, if any, of any such disposition received by the Borrower or any Subsidiary shall be treated as if they were Net Insurance Proceeds of a Recovery Event and applied in accordance with Section 5.02(f);

     (xi) the granting, creation or existence of a Permitted Lien, and any dispositions of assets pursuant to an exercise of remedies, including by way of foreclosure, against the underlying assets subject to such Permitted Liens, under circumstances not otherwise resulting in a Default or Event of Default, shall be permitted under this Section 10.04;
     (xii) the Borrower and its Subsidiaries may make sales, transfers or other dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;
     (xiii) the Borrower and its Subsidiaries may make Permitted Acquisitions so long as such Permitted Acquisitions are effected in accordance with Section 9.13; and
     (xiv) the Borrower may sell, transfer, merge, liquidate or dissolve Subsidiaries which are not Material Subsidiaries.
To the extent the Required Lenders waive the provisions of this Section 10.02 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 10.02 (other than to another Credit Party or pursuant to clause (vi) hereof), such Collateral shall be sold free and clear of the Liens created by the Security Documents, and the Administrative Agent and Collateral Agent shall be authorized to take any actions deemed appropriate in order to effect the foregoing and shall, at the request of the Borrower, take any such actions reasonably appropriate to effect the foregoing.
          10.03 Dividends. The Borrower shall not, and shall not permit any of its Subsidiaries to, authorize, declare or pay any Dividends with respect to the Borrower or any of its Subsidiaries except that:
     (i) any Subsidiary of the Borrower may pay Dividends to the Borrower or any Wholly-Owned Subsidiary of the Borrower or to the holders of its Equity Interests so long as the Borrower and/or its respective Subsidiaries which own Equity Interests in the Subsidiary paying such Dividends receive at least their proportionate share thereof (based upon their relative holdings of the Equity Interests in the Subsidiary paying such cash Dividends and taking into account the relative preferences, if any, of the various classes of Equity Interests of such Subsidiary);
     (ii) so long as (x) no Default or Event of Default exists or would result therefrom and (y) the Borrower shall be in compliance with Sections 10.08, 10.09 and 10.10 on a Pro Forma Basis after giving effect to such Dividend, the Borrower may authorize, declare or pay Dividends so long as the aggregate amount paid (or value of property distributed) in respect of all such Dividends (x) from the Effective Date through December 31, 2011, shall not exceed $12,000,000 and (y) during any fiscal year thereafter shall not exceed $16,000,000, provided that the amount of the basket not utilized in any fiscal year may be utilized in any subsequent fiscal year;
     (iii) the Borrower may authorize, declare or pay Dividends so long as (x) no Default or Event of Default exists or would result therefrom, (y) the Borrower shall be in compliance with Sections 10.08, 10.09 and 10.10 on a Pro Forma Basis after giving effect to such any Dividend and (z) after giving effect to any such Dividend, the aggregate amount of Dividends paid since the Effective Date in reliance on this clause (iii) shall not exceed an amount equal to (1) the Restricted Payment Basket Amount less (2) the aggregate amount of Investments made since the Effective Date pursuant to Section 10.05(xvii) less (3) the aggregate amount of payments, prepayments, redemptions or acquisitions of Specified Indebtedness made since the Effective Date pursuant to Section 10.11(iii)(y);
     (iv) the Borrower may make the Stock Repurchase on or before the date which is 90 days after the Initial Borrowing Date;
     (v) the Borrower may pay Dividends solely in the form of Equity Interests (other than Disqualified Stock);
     (vi) the Borrower may pay Dividends within 60 days of the date of declaration in the event that such Dividend was payable pursuant to the terms of Section 10.03(ii) or (iii) at the time of declaration; provided that any amount paid under this Section 10.03(vi) shall be deducted from the amount of Dividends otherwise payable pursuant to Section 10.03(ii) or 10.03(iii), as applicable;
     (vii) redemptions, repurchases, defeasances, repayments or other acquisitions or retirements for value of Equity Interests to the extent required by any Gaming Authority having jurisdiction over the Borrower or any Material Subsidiary or deemed necessary by the Board of Directors of the Borrower in order to avoid the suspension, revocation or denial of a gaming license by any Gaming Authority or other right to conduct lawful gaming operations; provided that any amount paid under this Section 10.03(vii) shall be deducted from the amount of Dividends otherwise payable pursuant to Section 10.03(ii) or 10.03(iii), as applicable;
     (viii) repurchases of Equity Interests deemed to occur upon the exercise of stock options to the extent such Equity Interests represent a portion of the exercise price of those stock options, or upon the vesting of restricted stock, restricted stock units or performance share units to the extent the amount of such repurchase is deducted as compensation expense in the determination of Consolidated Net Income or is necessary to satisfy tax withholding obligations attributable to such vesting;
     (ix) payments in lieu of fractional shares of the Borrower’s Equity Interests; and
     (x) the Borrower may purchase Equity Interests of the Borrower from present or former officers, consultants, directors or employees (or their transferees, estates or beneficiaries under their estates) of the Borrower or any Subsidiary following the death, disability or termination of employment or service of such officer, consultant, director or employee so long as (x) no Default or Event of Default exists at the time of such purchase or as a result therefrom and (y) the aggregate amount of purchases made pursuant to this Section 10.03(x) in any fiscal year of the Borrower shall not exceed $5,000,000.
          10.04 Indebtedness. The Borrower will not, and will not permit any of its Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness, except:
     (i) Indebtedness of the Borrower and its Subsidiaries incurred pursuant to (A) this Agreement (including Sections 2.15 and 2.16) and the other Credit Documents and (B) Permitted Refinancing Indebtedness incurred with respect to indebtedness theretofore outstanding pursuant to this clause (i); provided that (x) Permitted Refinancing Indebtedness incurred pursuant to this clause (i)(B) may only be in the form of one or more issues of Permitted First Lien Notes, Permitted Second Lien Notes or Permitted Unsecured Notes and (y) if any such Permitted Refinancing Indebtedness is incurred to replace or refinance Revolving Loan Commitments or outstandings pursuant thereto, there shall be required to be a permanent reduction to the Total Revolving Loan Commitment in an amount equal to the respective Permitted Refinancing Indebtedness (in which case Revolving Loans or Swingline Loans then outstanding pursuant to the Revolving Loan Commitments shall be required to be repaid with such amounts only to the extent then outstanding in excess of such Revolving Loan Commitments as reduced);
     (ii) Indebtedness under Interest Rate Protection or Other Hedging Agreements to the extent entered into pursuant to Section 10.05;
     (iii) Indebtedness of the Borrower and any Subsidiary of the Borrower (including Capitalized Lease Obligations and purchase money Indebtedness) incurred to finance the purchase, lease, construction, installation or improvement of property (real or personal) or equipment that is used or useful in a business permitted by Section 10.14, whether through the direct purchase of assets or the Equity Interests of any Person owning such assets and any Permitted Refinancing Indebtedness in respect thereof; provided that the aggregate amount of such Indebtedness and all such Permitted Refinancing Indebtedness outstanding under this clause (iii) at any one time shall not exceed the greater of (A) $25,000,000 and (B) 1.25% of Consolidated Net Tangible Assets at the time of incurrence;
     (iv) Indebtedness of the Borrower and the Subsidiary Guarantors in respect of Senior Notes, together with any Permitted Refinancing Indebtedness in respect thereof, in an aggregate principal amount not to exceed $800,000,000 (plus all accrued interest and the amount of all underwriting discounts, fee, expenses and premiums incurred in connection with any such Permitted Refinancing Indebtedness) at any one time outstanding, less the amount of principal payments, redemptions or purchases thereof made with asset sale proceeds pursuant to the terms of the Senior Notes;
     (v) the Existing Indebtedness and any Permitted Refinancing Indebtedness in respect thereof;

     (vi) Contingent Obligations of the Borrower or any Subsidiary with respect to any Indebtedness of the Borrower or a Subsidiary permitted by this Section 10.04 (other than Section 10.04(i)(B), (iv), (x) and (xi)) or permitted under Section 10.05(v));
     (vii) (x) the Borrower may make loans or advances to any Subsidiary Guarantor, (y) any Subsidiary of the Borrower may make loans or advances to the Borrower or to any Subsidiary Guarantor and (z) the Borrower or any Subsidiary of the Borrower may make loans or advances to any other Subsidiary that is not a Subsidiary Guarantor, so long as, (A) in the case of any intercompany loans or advances made to the Borrower or a Subsidiary Guarantor by a Subsidiary that is not a Subsidiary Guarantor, such loans shall be evidenced by notes that contain subordination provisions contained in Exhibit N and (B) the aggregate principal amount of any loans and advances made by the Borrower or any Subsidiary Guarantor described in clause (z) shall not exceed $10,000,000 outstanding at any time;
     (viii) Indebtedness of the Borrower or its Subsidiaries in respect of trade-related letters of credit, in each case provided in the ordinary course of business, and any extension, renewal or refinancing thereof to the extent not provided to secure the repayment of other Indebtedness and to the extent that the amount of refinancing Indebtedness is not greater than the amount of Indebtedness being refinanced plus any discounts, fees, expenses and premiums incurred in connection therewith;
     (ix) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within two Business Days of its incurrence;
     (x) additional Indebtedness of the Borrower and the Subsidiary Guarantors incurred to finance, or assumed in connection with, a Permitted Acquisition; provided that (w) no Event of Default then exists or would result therefrom, (x) such Indebtedness is unsecured, (y) the maturity date of such Indebtedness and any mandatory redemptions in connection therewith occur in each case after the date that is six months after the B Term Loan Maturity Date (other than customary asset sale and change of control offers) and (z) after giving effect to such Indebtedness, in each case for the Test Period ending on the last day of the fiscal quarter preceding the date on which such Indebtedness is incurred for which financial statements are available, the Borrower will be in compliance with the Financial Covenants set forth in Sections 10.08 and 10.10 determined on a Pro Forma basis and the Total Net Leverage Ratio determined on a Pro Forma Basis would be no greater than 0.25x less than the maximum Total Net Leverage Ratio set forth in Section 10.09, it being acknowledged and agreed that the required ratio levels to be satisfied will be the levels applicable on the last day of the fiscal quarter in which such Indebtedness is incurred;
     (xi) additional Indebtedness of the Borrower and the Subsidiary Guarantors; provided that (w) no Event of Default then exists or would result therefrom, (x) such Indebtedness consists of Permitted Unsecured Notes or Permitted Second Lien Notes and (y) after giving effect to such Indebtedness, in each case for the Test Period ending on the last day of the fiscal quarter preceding the date on which such Indebtedness is incurred for which financial statements are available, the Borrower will be in compliance with the Financial Covenants set forth in Sections 10.08 and 10.10 determined on a Pro Forma Basis and the Total Net Leverage Ratio determined on a Pro Forma Basis would be no greater than 0.25x less than the maximum Total Net Leverage Ratio set forth in Section 10.09 for the last day of such fiscal quarter, it being acknowledged and agreed that the required ratio levels to be satisfied will be the levels applicable on the last day of the fiscal quarter in which such Indebtedness is incurred;
     (xii) Indebtedness consisting of the financing of insurance premiums, in each case entered into in the ordinary course of business;
     (xiii) Permitted Refinancing Indebtedness incurred in respect of the Indebtedness incurred pursuant to clause (x) or clause (xi) of this Section 10.04; and
     (xiv) additional Indebtedness of the Borrower and its Subsidiaries not to exceed $50,000,000 in aggregate principal amount outstanding at any time.
          10.05 Advances, Investments and Loans. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, lend money or credit (including pursuant to a guaranty) or make advances to any Person, or purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any other Person, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract (each of the foregoing an “Investment” and collectively, the “Investments”), except that the following shall be permitted:
     (i) the Borrower and its Subsidiaries may acquire and hold accounts receivables owing to any of them, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary terms;
     (ii) the Borrower and its Subsidiaries may acquire and hold cash and Cash Equivalents;
     (iii) the Borrower and its Subsidiaries may make loans and advances in the ordinary course of business to their respective officers, directors and employees so long as the aggregate principal amount thereof at any time outstanding (determined without regard to any write-downs or write-offs of such loans and advances) shall not exceed $10,000,000;
     (iv) the Borrower and its Subsidiaries may enter into non-speculative Interest Rate Protection or Other Hedging Agreements;
     (v) the Borrower and its Subsidiaries may incur Contingent Obligations in Native American Subsidiaries or other Persons in support of capital projects entered into in conjunction with Persons which are not Subsidiaries of the Borrower; provided that the exposure incurred by the Borrower and its Subsidiaries in respect of such Contingent

Obligations shall be expressly limited to an aggregate amount which is not in excess of $250,000,000;
     (vi) the Borrower and any of its Subsidiaries may make Investments in any Subsidiary that is not a Material Subsidiary;
     (vii) the Borrower and its Subsidiaries may acquire and own promissory notes and other similar non-cash consideration received by the Borrower and its Subsidiaries in connection with dispositions not prohibited by Section 10.02;
     (viii) the Borrower and its Subsidiaries may acquire and own investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers;
     (ix) the Borrower or any Subsidiary may make Investments in the Borrower or any Subsidiary Guarantor;
     (x) the Borrower and its Subsidiaries may make Permitted Acquisitions permitted under Section 9.13 and Capital Expenditures permitted under Section 10.07;
     (xi) the Borrower and its Subsidiaries may incur Indebtedness permitted under Section 10.04;
     (xii) the Borrower and its Subsidiaries may make Investments with the net cash proceeds of new issuances of common Equity Interests of the Borrower so long as such Investments are made within 180 days following the date of receipt of such proceeds;
     (xiii) in addition to investments permitted by clauses (i) through (xii) and clauses (xiv) through (xvii) of this Section 10.05, the Borrower and its Subsidiaries may make Investments on any date in an amount not to exceed the Available Investment Basket Amount on such date, it being understood and agreed that to the extent the Borrower or one or more other Credit Parties (after the respective Investment has been made) receives (A) a cash return from the respective Investment previously invested pursuant to this clause (xiii) (which cash return may be made by way of repayment of principal in the case of loans and cash equity returns (whether as a distribution, dividend or redemption or proceeds of a disposition) in the case of equity investments), (B) a reduction or termination of an Investment in the form of a Contingent Obligation made under this clause (xiii) or (C) a return in the form of an asset distribution in respect of the respective Investment previously invested pursuant to this clause (xiii), then the amount of such cash return of investment, such reduction or termination of a Contingent Obligation or the fair market value of such distributed asset (as determined in good faith by senior management of the Borrower), as the case may be, shall apply to increase the Available Investment Basket Amount; provided that the aggregate amount of increases to the Available Investment Basket Amount described above in respect of any Investment shall not exceed the amount previously invested pursuant to this clause (xiii) in such Investment;

     (xiv) Investments of a Subsidiary acquired after the Effective Date or of a Person merged or consolidated with or into the Borrower or a Subsidiary, in each case in accordance with the terms of this Agreement to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation, do not constitute a material portion of the aggregate assets acquired by the Borrower and its Material Subsidiaries in such transaction and were in existence on the date of such acquisition, merger or consolidation;
     (xv) Guarantees by the Borrower or any of its Subsidiaries of leases (other than Capitalized Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;
     (xvi) Investments in the nature of pledges or deposits with respect to leases or utilities provided to third parties in the ordinary course of business; and
     (xvii) the Borrower and its Subsidiaries may make Investments so long as (x) no Default or Event of Default exists or would result therefrom, (y) the Borrower shall be in compliance with Sections 10.08, 10.09 and 10.10 on a Pro Forma Basis after giving effect to such Investment and (z) after giving effect to such Investment, the aggregate amount of Investments made since the Effective Date pursuant to this clause (xiv) shall not exceed an amount equal to (1) the Restricted Payment Basket Amount less (2) the aggregate amount of Dividends paid since the Effective Date pursuant to Section 10.03(iii), less (3) the aggregate amount of payments, prepayments, redemptions or acquisitions of Specified Indebtedness made since the Effective Date pursuant to Section 10.11(iii)(y).
          10.06 Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any transaction or series of related transactions, whether or not in the ordinary course of business, with any Affiliate of the Borrower or any of its Subsidiaries, other than on terms and conditions substantially as favorable to the Borrower or such Subsidiary as would reasonably be obtained by the Borrower or such Subsidiary at that time in a comparable arm’s-length transaction with a Person other than an Affiliate, except that:
     (i) Dividends may be paid to the extent provided in Section 10.03;
     (ii) loans may be made and other transactions may be entered into by the Borrower and its Subsidiaries to the extent permitted by Sections 10.02, 10.04 and 10.05;
     (iii) customary fees, indemnities and reimbursements may be paid to officers, employees, consultants and directors of the Borrower and its Subsidiaries;
     (iv) the Borrower and its Subsidiaries may enter into and make payments and provide benefits pursuant to reasonable and customary employment arrangements with officers and senior management employees;
     (v) the Borrower and its Subsidiaries may make payments and provide benefits pursuant to Employment Agreements existing on the Initial Borrowing Date;

     (vi) the Borrower and its Subsidiaries may make payments pursuant to the Tax Sharing Agreements or under substantially similar agreements with existing Subsidiaries or Subsidiaries created or acquired after the Effective Date;
     (vii) the Borrower and the Subsidiaries may enter into transactions among themselves; and
     (viii) the Borrower may issue its capital stock (other than Disqualified Stock).
          10.07 Maximum Capital Expenditures. The Borrower will not, and will not permit any of its Subsidiaries to, make any Capital Expenditures, except that:
     (i) the Borrower and its Subsidiaries may make Capital Expenditures so long as the aggregate amount of such Capital Expenditures made under this Section 10.07(i) does not exceed $80,000,000 for any fiscal year of the Borrower, provided that in each case the aggregate amount of such Capital Expenditures permitted under this Section 10.07(i) that is not expended in a fiscal year may be carried over for expenditure in any subsequent fiscal year, and
     (ii) the Borrower and its Subsidiaries may make Capital Expenditures in addition to Capital Expenditures permitted under clause (i) above provided that at the time that such Capital Expenditure is incurred, and after giving effect to the incurrence or assumption of any Indebtedness to finance such Capital Expenditure, the Borrower shall be in compliance on an Pro Forma Basis, in each case for the Test Period ending on the last day of the fiscal quarter preceding the date on which such Capital Expenditure is made for which financial statements are available, with the Financial Covenants set forth in Sections 10.08 and 10.10 and with a Total Net Leverage Ratio that is at least 0.25x lower than the maximum Total Net Leverage Ratio set forth in Section 10.10, it being acknowledged and agreed that the required ratio levels to be satisfied will be the levels applicable on the last day of the fiscal quarter in which such Capital Expenditure is made.
          10.08 Senior Secured Net Leverage Ratio. The Borrower will not permit the Senior Secured Net Leverage Ratio as of the last day of any fiscal quarter set forth below to be greater than the ratio set forth opposite such period below:

Test Period	Ratio
Commencing June 30, 2011 and for each remaining fiscal quarter in 2011	4.50:1.00
For each fiscal quarter ending in 2012	4.00:1.00
For each fiscal quarter ending in 2013, and thereafter	3.50:1.00
          10.09 Total Net Leverage Ratio. The Borrower will not permit the Total Net Leverage Ratio as of the last day of any fiscal quarter set forth below to be greater than the ratio set forth opposite such period below:

Test Period	Ratio
Commencing June 30, 2011 and for each remaining fiscal quarter in 2011	7.00:1.00
For each fiscal quarter ending in 2012	6.50:1.00
For each fiscal quarter ending in 2013	6.00:1.00
For each fiscal quarter ending in 2014	5.50:1.00
For each fiscal quarter ending in 2015, and thereafter	5.25:1.00
          10.10 Interest Expense Coverage Ratio. The Borrower will not permit the Interest Expense Coverage Ratio as of the last day of any fiscal quarter of the Borrower, for any Test Period ending on or after June 30, 2011, to be less than 2.00:1.00.
          10.11 Limitation on Modifications of Certificate or Articles of Incorporation, By-Laws and Certain Other Agreements; Limitations of Prepayments and Modifications of Indebtedness; etc. The Borrower will not, and will not permit any of its Subsidiaries to:
     (i) amend, modify or change its Certificate or Articles of Incorporation (including, without limitation, by the filing or modification of any certificate of designation) or By-Laws or equivalent organizational documents, other than any amendments, modifications or changes which would not be reasonably likely to be materially adverse to the interest of the Lenders,
     (ii) amend or modify, or permit the amendment or modification of, any provision of any agreement relating to Specified Indebtedness or make any payment consistent with an amendment thereof or change thereto, if the effect of such amendment or change could reasonably be expected to be materially adverse to the Credit Parties, or
     (iii) make (or give any notice in respect thereof) any voluntary or optional payment or prepayment on or voluntary or optional redemption or acquisition for value (including, without limitation, by way of depositing with the trustee with respect thereto monies or securities before due for the purpose of paying when due) of any Specified Indebtedness other than:
     (x) from the proceeds of Permitted Refinancing Indebtedness incurred in respect thereof, and
     (y) so long as (a) no Default or Event of Default exists or would result therefrom, (b) the Borrower shall be in compliance with Sections 10.08, 10.09 and 10.10 on a Pro Forma Basis after giving effect to such payment, prepayment, redemption or acquisition, and (c) after giving effect to any such payment, prepayment, redemption or acquisition in reliance on this clause (y) the aggregate amount of such payments, prepayments, redemptions or acquisitions made since the Effective Date in reliance on this clause (y) shall not exceed an amount equal to (1) the Restricted Payment Basket Amount less (2) the aggregate amount of Dividends made since the Effective Date pursuant to Section 10.03(iii) less (3) the aggregate amount of Investments made since the Effective Date pursuant to Section 10.05(xvii).
          10.12 Limitation on Certain Restrictions on Subsidiaries. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any such Subsidiary to (a) pay dividends or make any other distributions on its capital stock or any other interest or participation in its profits owned by Borrower or any Subsidiary of the Borrower, or pay any Indebtedness owed to the Borrower or any Subsidiary of the Borrower, (b) make loans or advances to the Borrower or any Subsidiary of the Borrower or (c) transfer any of its properties or assets to the Borrower or any Subsidiary of the Borrower, except for such encumbrances or restrictions existing under or by reason of (i) applicable law, rules or regulations, (ii) this Agreement and the other Credit Documents, (iii) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Borrower or any Subsidiary of the Borrower, (iv) customary provisions restricting assignment of any contract or licensing agreement entered into by the Borrower or any Subsidiary of the Borrower, (v) the Senior Notes Documents, any Permitted First Lien Notes and any Permitted Refinancing Indebtedness in respect thereof so long as the restrictions set forth in such Permitted Refinancing Indebtedness taken as a whole are not more materially restrictive than the restrictions of the same type in the Senior Notes Documents, (vi) restrictions imposed by agreements relating to Indebtedness permitted pursuant to Sections 10.04(iii) and (x) and Permitted Refinancing Indebtedness in respect thereof that imposes restrictions taken as a whole that are not more materially restrictive than the restrictions of the same type in the agreements for the Indebtedness being refinanced, (vii) Permitted Liens on assets securing Indebtedness permitted under Section 10.04, (viii) restrictions applicable to assets subject to an agreement for the sale or disposition of such assets, (ix) restrictions applicable to Indebtedness, assets or capital stock of a Person acquired by the Borrower or any Subsidiary as in effect at the time of acquisition, except if such restriction was incurred in connection with, or in contemplation of, such acquisition or such restriction applies to the Borrower, any Subsidiary (other than the Person acquired) or the assets thereof (other than the assets of the Person so acquired) or any after-acquired property (other than proceeds of such assets), (x) any Permitted Second Lien Notes and Permitted Unsecured Notes and Permitted Refinancing Indebtedness in respect thereof that imposes restrictions taken as a whole that are not materially more restrictive than the restrictions of the same type in the agreements for the Indebtedness being refinanced (or if Indebtedness is not thereby being refinanced, restrictions of the same type in the Senior Notes Documents) and (xi) customary provisions in joint venture agreements and other similar agreements relating solely to such joint venture.
          10.13 Limitation on Issuance of Capital Stock. (a) The Borrower shall not issue any Disqualified Stock.
          (b) The Borrower will not permit any of its Subsidiaries to issue any capital stock or other Equity Interests (including by way of sales of treasury stock), except (i) for transfers and replacements of then outstanding shares of capital stock, (ii) for stock splits, stock dividends and similar issuances which do not decrease the percentage ownership of the Borrower or any of its Subsidiaries in any class of the capital stock of such Subsidiary, (iii) to qualify directors to the extent required by applicable law, (iv) in connection with the creation or acquisition of Subsidiaries of the Borrower which are not Wholly-Owned Domestic Subsidiaries, so long as any Capital Stock therein owned by one or more Credit Parties are pledged pursuant to the Pledge Agreement to the extent required by the terms thereof and Section 9.11 and (v) to the Borrower or a Wholly-Owned Subsidiary.
          10.14 Business. The Borrower will not, and will not permit any of its Subsidiaries to, engage (directly or indirectly) in any business other than the type of business in which the Borrower and its Subsidiaries are engaged on the Effective Date, any reasonable extensions thereof and any business reasonably related to, necessary for, in support or anticipation of, ancillary or complementary to or in preparation for (or required by a Gaming Authority to be developed, constructed, improved or acquired in connection with licensing approval for) any such business.
          SECTION 11. Events of Default. Upon the occurrence of any of the following specified events (each an “Event of Default”):
          11.01 Payments. The Borrower shall (i) default in the payment when due of any principal of any Loan or any Note or (ii) default, and such default shall continue unremedied for three or more Business Days, in the payment when due of any Unpaid Drawings or interest on any Loan or Note, or any Fees or any other amounts owing hereunder, thereunder or under any other Credit Document; or
          11.02 Representations, etc. Any representation, warranty or statement made by any Credit Party herein or in any other Credit Document or in any certificate delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or
          11.03 Covenants. The Borrower shall (i) default in the due performance or observance by it of any term, covenant or agreement contained in Section 8.08, 9.01(f)(i), 9.07 or Section 10 or (ii) default in the due performance or observance by it of any other term, covenant or agreement contained in this Agreement (other than as described in Section 11.01, 11.02 or 11.03(i)), and such default shall continue unremedied for a period of 30 days after written notice to the Borrower by the Administrative Agent or any Lender specifying such default; or
          11.04 Default Under Other Agreements. The Borrower or any of its Subsidiaries shall (i) default in any payment of any Indebtedness (other than the Obligations) beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created or (ii) default in the observance or performance of any agreement or condition relating to any Indebtedness (other than the Obligations) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist (other than customary due on sale clauses), the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (determined without regard to whether any notice is required), any such Indebtedness to become due or required to be repurchased prior to its stated maturity; provided that it shall not be a Default or Event of Default under this Section 11.04 unless the aggregate principal amount of all Indebtedness as described in preceding clauses (i) and (ii) is at least $50,000,000; or
          11.05 Bankruptcy, etc. The Borrower or any of its Material Subsidiaries shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled “Bankruptcy”, as now or hereafter in effect, or any successor thereto (the “Bankruptcy Code”); or an involuntary case is commenced against the Borrower or any of its Material Subsidiaries and the petition is not controverted within 10 days, or is not dismissed within 60 days, after commencement of the case; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of the Borrower or any of its Material Subsidiaries, or the Borrower or any of its Material Subsidiaries commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Borrower or any of its Material Subsidiaries, or there is commenced against the Borrower or any of its Material Subsidiaries any such proceeding which remains undismissed for a period of 60 days, or the Borrower or any of its Material Subsidiaries is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Borrower or any of its Material Subsidiaries suffers any appointment of any custodian or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or the Borrower or any of its Material Subsidiaries makes a general assignment for the benefit of creditors; or any corporate action is taken by the Borrower or any of its Material Subsidiaries for the purpose of effecting any of the foregoing; or
          11.06 ERISA. To the extent that the Borrower, any Subsidiary or any ERISA Affiliate sponsors, contributes to or maintains a Plan or has any actual or contingent liability under a Plan at any time during the course of a Loan under this Agreement, (a) any Plan, other than a multiemployer plan (as defined in Section 4001(a)(3) of ERISA), shall fail to satisfy the minimum funding standard required for any plan year or part thereof under Section 412 of the Code or Section 302 of ERISA or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Code or Section 302 of ERISA, a determination has been made that any Plan is, or is reasonably expected to be, considered an at-risk plan within the meaning of Section 430 of the Code or Section 303 of ERISA, a Plan which is a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) is in endangered or critical status under Section 305 of ERISA, a Reportable Event shall have occurred, a contributing sponsor (as defined in Section 4001(a)(13) of ERISA) of a Plan subject to Title IV of ERISA shall be subject to the advance reporting requirement of PBGC Regulation Section 4043.61 (without regard to subparagraph (b)(1) thereof) and an event described in subsection .62, .63, .64, .65, .66, .67 or .68 of PBGC Regulation Section 4043 shall be reasonably expected to occur with respect to such Plan within the following 30 days, any Plan which is subject to Title IV of ERISA shall have had or is reasonably likely to have a trustee appointed to administer such Plan, any Plan which is subject to Title IV of ERISA is, shall have been or is likely to be terminated or to be the subject of termination proceedings under ERISA, any Plan, other than a multiemployer plan (as defined in Section 4001(a)(3) of ERISA), shall have an Unfunded Current Liability, a contribution required to be made with respect to a Plan has not been timely made, the Borrower or any of its Subsidiaries or any ERISA Affiliate has incurred or is reasonably likely to incur a liability to or on account of a Plan under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 436(f), 4971 or 4975 of the Code or on account of a group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code or 45 Code of Federal Regulations Section 160.103) under Section 4980B of the Code and/or the Health Insurance Portability and Accountability Act of 1996, or the Borrower or any of its Subsidiaries has incurred or is reasonably likely to incur liabilities pursuant to one or more employee welfare benefit plans (as defined in Section 3(1) of ERISA) which provide benefits to retired employees or other former employees (other than as required by Section 601 of ERISA or benefits the full cost of which are borne by the employee or former employee); (b) there shall result from any such event or events the imposition of a Lien, or a liability or a material risk of incurring a liability; and (c) such Lien or liability, individually and/or in the aggregate has had or could reasonably be expected to have a Material Adverse Effect; or
          11.07 Security Documents. At any time after the execution and delivery thereof, any of the Security Documents shall cease to be in full force and effect, or shall cease in any material respect to give the Collateral Agent for the benefit of the Secured Creditors the Liens, rights, powers and privileges purported to be created thereby (including, without limitation, a perfected security interest in, and Lien on, all of the Collateral), in favor of the Collateral Agent, superior to and prior to the rights of all third Persons (except as permitted by Section 10.01), and subject to no other Liens (except as permitted by Section 10.01), in each case other than release or termination in accordance with the terms of the Security Documents, or any Credit Party shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any of the Security Documents and such default shall continue unremedied for a period of 30 days after written notice to the Borrower by the Administrative Agent specifying such default; or
          11.08 Guaranty. Any Guaranty or any material provision thereof shall cease to be in full force or effect as to the relevant Guarantor or other party thereunder (other than in accordance with the express terms thereof) or any Guarantor or other party thereunder or Person acting by or on behalf of such Guarantor or such party shall deny or disaffirm in writing such Guarantor’s or such party’s obligations under the relevant Guaranty, or any Guarantor or such party shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any Guaranty; or
          11.09 Judgments. One or more judgments or decrees shall be entered against the Borrower or any of its Subsidiaries involving a liability of $50,000,000 or more in the aggregate for all such judgments and decrees for the Borrower and its Subsidiaries (to the extent not paid or covered by insurance provided by a reputable and solvent insurance company) and any such judgments or decrees shall not have been satisfied, vacated, discharged or stayed or bonded pending appeal within 60 days after the entry thereof; or
          11.10 Gaming Authority. Any License Revocation occurs that continues for more than 30 consecutive days with respect to any Material Gaming Facility; or
          11.11 Change of Control. A Change of Control shall occur;

then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent, upon the written request of the Required Lenders, shall by written notice to the Borrower, take any or all of the following actions (provided that, if an Event of Default specified in Section 11.05 shall occur with respect to the Borrower, the result which would occur upon the giving of written notice by the Administrative Agent to the Borrower as specified in clauses (i) and (ii) below shall occur automatically without the giving of any such notice): (i) declare the Total Commitment terminated, whereupon all Commitments of each Lender shall forthwith terminate immediately and any Commitment Commission shall forthwith become due and payable without any other notice of any kind; (ii) declare the principal of and any accrued interest in respect of all Loans and the Notes and all Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Credit Party; (iii) terminate any Letter of Credit which may be terminated in accordance with its terms; (iv) direct the Borrower to pay (and the Borrower agrees that upon receipt of such notice, or upon the occurrence of an Event of Default specified in Section 11.05 with respect to the Borrower, it will pay) to the Collateral Agent at the Payment Office such additional amount of cash, to be held as security by the Collateral Agent, as is equal to the aggregate Stated Amount of all Letters of Credit issued for the account of the Borrower and then outstanding; (v) enforce, as Collateral Agent, all of the Liens and security interests created pursuant to the Security Documents (subject to compliance with Gaming Regulations); and (vi) apply any cash collateral held pursuant to Section 5.02 in satisfaction of the Obligations.
          SECTION 12. The Administrative Agent.
          12.01 Appointment. (a) The Lenders hereby irrevocably designate and appoint Deutsche Bank Trust Company Americas as Administrative Agent (for purposes of this Section 12 and 13.01, the term “Administrative Agent” shall also include Deutsche Bank Trust Company Americas in its capacity as Collateral Agent pursuant to the Security Documents) to act as specified herein and in the other Credit Documents. Each Lender hereby irrevocably authorizes, and each holder of any Note by the acceptance of such Note shall be deemed irrevocably to authorize, the Administrative Agent to take such action on its behalf under the provisions of this Agreement, the other Credit Documents and any other instruments and agreements referred to herein or therein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Administrative Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto. The Administrative Agent may perform any of its duties hereunder by or through its respective officers, directors, agents, employees or Affiliates.
          (b) Except for Sections 12.09(a), (b) and (c) and Section 12.10(b), the provisions of this Section 12 are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrower nor any of its Subsidiaries shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement, the Administrative Agent shall act solely as agent for the Lenders, and the Administrative Agent does not assume (and shall not be deemed to have assumed) any obligation or relationship of agency or trust with or for the Borrower or any of its Subsidiaries.

          12.02 Nature of Duties. (a) The Administrative Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement and the Security Documents. Neither the Administrative Agent nor any of its respective officers, directors, agents, employees or Affiliates shall be liable for any action taken or omitted by it or them hereunder or under any other Credit Document or in connection herewith or therewith, unless caused by its or their gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision). The duties of the Administrative Agent shall be mechanical and administrative in nature; the Administrative Agent shall not have by reason of this Agreement or any other Credit Document a fiduciary relationship in respect of any Lender or the holder of any Note; and nothing in this Agreement or any other Credit Document, expressed or implied, is intended to or shall be so construed as to impose upon the Administrative Agent any obligations in respect of this Agreement or any other Credit Document except as expressly set forth herein or therein.
          (b) Notwithstanding any other provision of this Agreement or any provision of any other Credit Document, each of the Syndication Agents and the Joint Lead Arrangers is named as such for recognition purposes only, and in its capacity as such shall have no powers, duties, responsibilities or liabilities with respect to this Agreement or the other Credit Documents or the transactions contemplated hereby and thereby; it being understood and agreed that the Syndication Agents and each such Joint Lead Arranger shall be entitled to all indemnification and reimbursement rights in favor of the Administrative Agent as, and to the extent, provided for under Sections 12.06 and 13.01. Without limitation of the foregoing, each of the Syndication Agents and the Joint Lead Arrangers shall not, solely by reason of this Agreement or any other Credit Documents, have any fiduciary relationship in respect of any Lender or any other Person.
          12.03 Lack of Reliance on the Administrative Agent. Independently and without reliance upon the Administrative Agent, each Lender and the holder of each Note, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of the Borrower and its Subsidiaries in connection with the making and the continuance of the Loans and the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of the Borrower and its Subsidiaries and, except as expressly provided in this Agreement, the Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter. The Administrative Agent shall not be responsible to any Lender or the holder of any Note for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectability, priority or sufficiency of this Agreement or any other Credit Document or the financial condition of the Borrower and its Subsidiaries or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Credit Document, or the financial condition of the Borrower and its Subsidiaries or the existence or possible existence of any Default or Event of Default.
          12.04 Certain Rights of the Administrative Agent. If the Administrative Agent shall request instructions from the Required Lenders with respect to any act or action

(including failure to act) in connection with this Agreement or any other Credit Document, the Administrative Agent shall be entitled to refrain from such act or taking such action unless and until the Administrative Agent shall have received instructions from the Required Lenders; and the Administrative Agent shall not incur liability to any Person by reason of so refraining provided, however, that this shall not affect the obligations of the Administrative Agent or any Lender to the Borrower. Without limiting the foregoing, neither any Lender nor the holder of any Note shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder or under any other Credit Document in accordance with the instructions of the Required Lenders.
          12.05 Reliance. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, radiogram, order or other document or telephone message signed, sent or made by any Person that the Administrative Agent believed to be the proper Person, and, with respect to all legal matters pertaining to this Agreement and any other Credit Document and its duties hereunder and thereunder, upon advice of counsel selected by the Administrative Agent.
          12.06 Indemnification. To the extent the Administrative Agent (or any Affiliate thereof) is not reimbursed and indemnified by the Borrower, the Lenders will reimburse and indemnify the Administrative Agent (and any Affiliate thereof), in proportion to their respective “percentages” as used in determining the Required Lenders (determined as if there were no Defaulting Lenders), for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by the Administrative Agent (or any Affiliate thereof) in performing its respective duties hereunder or under any other Credit Document or in any way relating to or arising out of this Agreement or any other Credit Document; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s (or such Affiliate’s) gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).
          12.07 The Administrative Agent in Its Individual Capacity. With respect to its obligation to make Loans, or issue or participate in Letters of Credit, under this Agreement, the Administrative Agent shall have the rights and powers specified herein for a “Lender” and may exercise the same rights and powers as though it were not performing the duties specified herein; and the term “Lenders”, “Required Lenders”, “Majority Lenders”, “holders of Notes” or any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity. The Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, investment banking trust or other business with, or provide debt financing, equity capital or other services (including financial advisory services) to any Credit Party or any Affiliate of any Credit Party (or any Person engaged in a similar business with any Credit Party or any Affiliate thereof) as if it were not performing the duties specified herein, and may accept fees and other consideration from the Borrower or any other Credit Party or any Affiliate thereof for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.

          12.08 Holders. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with the Administrative Agent. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or endorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.
          12.09 Resignation by the Administrative Agent (a) The Administrative Agent may resign from the performance of all its respective functions and duties hereunder and/or under the other Credit Documents at any time by giving 15 Business Days’ prior written notice to the Lenders and, unless a Default or an Event of Default under Section 11.05 then exists, the Borrower. Any such resignation by an Administrative Agent hereunder shall also constitute its resignation as an Issuing Lender and the Swingline Lender, in which case the resigning Administrative Agent (x) shall not be required to issue any further Letters of Credit or make any additional Swingline Loans hereunder and (y) shall maintain all of its rights as Issuing Lender or Swingline Lender, as the case may be, with respect to any Letters of Credit issued by it, or Swingline Loans made by it, prior to the date of such resignation. Such resignation shall take effect upon the appointment of a successor Administrative Agent pursuant to clauses (b) and (c) below or as otherwise provided below.
          (b) Upon any such notice of resignation by the Administrative Agent, the Required Lenders shall appoint a successor Administrative Agent hereunder or thereunder who shall be a commercial bank or trust company reasonably acceptable to the Borrower, which acceptance shall not be unreasonably withheld or delayed (provided that the Borrower’s approval shall not be required if an Event of Default under Section 11.05 then exists).
          (c) If a successor Administrative Agent shall not have been so appointed within such 15 Business Day period, the Administrative Agent, with the consent of the Borrower (which consent shall not be unreasonably withheld or delayed, provided that the Borrower’s consent shall not be required if an Event of Default then exists), shall then appoint a successor Administrative Agent who shall serve as Administrative Agent hereunder or thereunder until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.
          (d) If no successor Administrative Agent has been appointed pursuant to clause (b) or (c) above by the 20th Business Day after the date such notice of resignation was given by the Administrative Agent, the Administrative Agent’s resignation shall become effective and the Required Lenders shall thereafter perform all the duties of the Administrative Agent hereunder and/or under any other Credit Document until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.
          (e) Upon a resignation of the Administrative Agent pursuant to this Section 12.09, the Administrative Agent shall remain indemnified to the extent provided in this Agreement and the other Credit Documents and the provisions of this Section 12 (and the analogous provisions of the other Credit Documents) shall continue in effect for the benefit of the Administrative Agent for all of its actions and inactions while serving as the Administrative Agent.
          12.10 Amendments to Security Documents. (a) Each Lender authorizes and directs the Collateral Agent to enter into the Security Documents for the benefit of the Lenders and the other Secured Creditors. Each Lender hereby agrees, and each holder of any Note by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Required Lenders in accordance with the provisions of this Agreement or the Security Documents, and the exercise by the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. The Collateral Agent is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time prior to an Event of Default, to take any action with respect to any Collateral or Security Documents which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Security Documents. In addition to the foregoing, each Lender acknowledges and agrees to the provisions of Section 31 of the Pledge Agreement and Section 10.9 of the Security Agreement.
          (b) The Lenders hereby authorize the Collateral Agent, at its option and in its discretion, to release any Lien granted to or held by the Collateral Agent upon any Collateral (i) upon termination of the Commitments and payment and satisfaction of all of the Obligations at any time arising under or in respect of this Agreement or the Credit Documents or the transactions contemplated hereby or thereby, (ii) constituting property being sold or otherwise disposed of (to Persons other than the Borrower and its Subsidiaries) upon the sale or other disposition thereof not prohibited by Section 10.02, (iii) if approved, authorized or ratified in writing by the Required Lenders (or all of the Lenders hereunder, to the extent required by Section 13.12) or (iv) as otherwise may be expressly provided in the relevant Security Documents. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Collateral Agent’s authority to release particular types or items of Collateral pursuant to this Section 12.10.
          (c) The Collateral Agent shall have no obligation whatsoever to the Lenders or to any other Person to assure that the Collateral exists or is owned by any Credit Party or is cared for, protected or insured or that the Liens granted to the Collateral Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Collateral Agent in this Section 12.10 or in any of the Security Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Collateral Agent may act in any manner it may deem appropriate, in its sole discretion, given the Collateral Agent’s own interest in the Collateral as one of the Lenders and that the Collateral Agent shall have no duty or liability whatsoever to the Lenders, except for its gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

          12.11 Other Agents. No Person listed on the signature pages hereto as a Co-Arranger, Syndication Agents, Documentation Agent, Lead Arranger or Sole Book Manager shall have any obligations hereunder in its capacity as such.
          12.12 Delivery of Information. The Administrative Agent shall not be required to deliver to any Lender originals or copies of any documents, instruments, notices, communications or other information received by the Administrative Agent from any Credit Party, any Subsidiary, the Required Lenders, any Lender or any other Person under or in connection with this Agreement or any other Credit Document except (i) as specifically provided in this Agreement or any other Credit Document and (ii) as specifically requested from time to time in writing by any Lender with respect to a specific document, instrument, notice or other written communication received by and in the possession of the Administrative Agent at the time of receipt of such request and then only in accordance with such specific request.
          SECTION 13. Miscellaneous.
          13.01 Payment of Expenses, etc. (a) The Borrower shall: (i) whether or not the transactions herein contemplated are consummated, pay all reasonable documented out-of-pocket costs and expenses of the Administrative Agent and the Joint Lead Arrangers (including, without limitation, the reasonable fees and disbursements of White & Case LLP and one local counsel in each relevant jurisdiction as may be necessary or advisable in the judgment of the Joint Lead Arrangers) in connection with the preparation, execution, delivery and administration of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein and any amendment, waiver or consent relating hereto or thereto, of the Administrative Agent and the Joint Lead Arrangers in connection with its syndication efforts with respect to this Agreement and, following an Event of Default, each of the Lenders in connection with the enforcement of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein (including, without limitation, the reasonable fees and disbursements of counsel for the Administrative Agent and, following an Event of Default, one counsel for each group of Indemnified Persons that are substantially similarly situated and one local counsel in each relevant jurisdiction as may be necessary or advisable in the judgment of the Joint Lead Arrangers); (ii) pay and hold the Administrative Agent and each of the Lenders harmless from and against any and all present and future stamp, excise and other similar taxes with respect to the foregoing matters (including, without limitation, Mississippi personal property tax) and save the Administrative Agent and each of the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to such Lender) to pay such taxes; and (iii) defend, protect, indemnify and hold harmless the Administrative Agent, the Joint Lead Arrangers and each Lender, and each of their respective officers, directors, employees, representatives, agents, Affiliates, trustees and investment advisors (each, an “Indemnified Person”) from and hold each of them harmless against any and all liabilities, obligations (including removal or remedial actions), losses, damages, penalties, claims, actions, judgments, suits, costs, expenses and disbursements (including reasonable attorneys’ and consultants’ fees and disbursements) incurred by, imposed on or assessed against any of them as a result of, or arising out of, or in any way related to, or by reason of, (a) any investigation, litigation or other proceeding (whether or not the Administrative Agent or any Lender is a party thereto and whether or not such investigation, litigation or other proceeding is brought by or on behalf of any

Credit Party) related to the entering into and/or performance of this Agreement or any other Credit Document or the use of any Letter of Credit or the proceeds of any Loans hereunder or the consummation of any transactions contemplated herein (including, without limitation, the Transaction) or in any other Credit Document or the exercise of any of their rights or remedies provided herein or in the other Credit Documents, (b) any non-compliance with any Environmental Law relating to any Real Property at any time owned or operated by the Borrower or any of its Subsidiaries, (c) the actual or alleged generation, presence or Release of Hazardous Materials on or from, or the transportation of Hazardous Materials to or from, any Real Property owned or at any time operated by the Borrower or any of its Subsidiaries or (d) any Environmental Claim relating to the Borrower or any of its Subsidiaries or any Real Property owned or at any time operated by the Borrower or any of its Subsidiaries, including, in each case, without limitation, the reasonable fees and disbursements of counsel and other consultants incurred in connection with any such investigation, litigation or other proceeding, provided, the Borrower shall not have any obligation to defend, protect, indemnify and hold harmless any Person hereunder with respect to any liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements (i) to the extent the same resulted from the gross negligence, bad faith or willful misconduct of such Indemnified Person or any Affiliates, officers, directors, employees, agents or members of the foregoing (as determined by a court of competent jurisdiction in a final and non-appealable judgment), (ii) arising from a material breach of the obligations of such Indemnified Person under this Agreement (as determined by a court of competent jurisdiction in a final and non-appealable judgment) or (iii) arising out of, or in connection with any action, suit, proceeding or claim that does not involve an act or omission by any direct or indirect parent or controlling person of the Borrower or the Borrower and that is brought by an Indemnified Person against any other Indemnified Person (other than any action, suit, proceeding or claim involving the Administrative Agent or Joint Lead Arranger in its capacity as such).
          (b) The Borrower further agrees to pay the reasonable legal fees of gaming counsel for the Administrative Agent in Missouri, Nevada, Mississippi, Colorado, Iowa and Indiana and any other relevant state or other jurisdiction and all reasonable costs (including reasonable documented out-of-pocket costs of investigation) associated with any qualification (or exemption or waiver therefrom) of any Lender under, or compliance of any Lender with, the Gaming Regulations in connection with the syndication under, this Agreement.
          (c) To the full extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnified Person, on any theory of liability, for special, indirect, consequential or incidental damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnified Person shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby, except to the extent the liability of such Indemnified Person results from such Indemnified Person’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non appealable decision).

          13.02 Right of Setoff; Collateral Matters. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon any amount becoming due and payable by the Borrower hereunder (whether at stated maturity, by acceleration or otherwise), the Administrative Agent and each Lender is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Credit Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by the Administrative Agent or such Lender (including, without limitation, by branches and agencies of the Administrative Agent or such Lender wherever located) to or for the credit or the account of the Borrower or any of its Subsidiaries against and on account of the Obligations and liabilities of the Credit Parties to the Administrative Agent or such Lender under this Agreement or under any of the other Credit Documents, including, without limitation, all interests in Obligations purchased by such Lender pursuant to Section 13.04(b), and all other claims of any nature or description arising out of or connected with this Agreement or any other Credit Document, irrespective of whether or not the Administrative Agent or such Lender shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured.
          13.03 Notices. (a) Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including telegraphic, telex, telecopier or cable communication) and mailed, telegraphed, telexed, telecopied, cabled or delivered: if to the Borrower or any Credit Party, at the Borrower’s address specified opposite its signature below; if to any Lender, at its address specified on Schedule 13.03; and if to the Administrative Agent, at its Notice Office; or, as to any Credit Party or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties hereto and, as to each Lender, at such other address as shall be designated by such Lender in a written notice to the Borrower and the Administrative Agent. All such notices and communications shall, when mailed, be effective (5) Business Days after deposit in the mails, and when telegraphed, telexed, telecopied, or cabled or sent by overnight courier, be effective one Business Day after dispatch, except that notices and communications to the Administrative Agent or the Borrower shall not be effective until received by the Administrative Agent or the Borrower, as the case may be.
          (b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. Each of the Administrative Agent and the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
          13.04 Benefit of Agreement. (a) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided, however, no Credit Party may assign or transfer any of its rights, obligations or interest hereunder or under any other Credit Document without the prior written consent of the Lenders (it being understood that this Section 13.04 shall not prevent a merger or consolidation otherwise permitted by this Agreement) and, provided, further, that, although any Lender may transfer, assign or grant participations to Eligible Transferees in its rights hereunder, such Lender shall remain a “Lender” for all purposes hereunder (and may not transfer or assign all or any portion of its Commitments hereunder except as provided in Section 13.04(b)) and the transferee, assignee or participant, as the case may be, shall not constitute a “Lender” hereunder and, provided, further, that no Lender shall transfer or grant any participation under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would (i) extend the final scheduled maturity of any Loan, Note or Letter of Credit (unless such Letter of Credit is not extended beyond the Revolving Loan Maturity Date) in which such participant is participating, or reduce the rate or extend the time of payment of interest or Fees thereon (except (x) in connection with a waiver of applicability of any post-default increase in interest rates and (y) any amendment or modification that is not agreed to by each Lender directly affected thereby to the financial definitions in this Agreement or to Section 13.07(a) shall not constitute a reduction in the rate of interest or Fees for purposes of this clause (i), notwithstanding the fact that such amendment or modification would otherwise actually result in such a reduction, so long as the primary purpose (as determined in good faith by the Borrower and the Administrative Agent) of the respective amendment or modification was not to decrease the pricing pursuant to this Agreement) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Total Commitment or a mandatory prepayment of the applicable Loans shall not constitute a change in the terms of such participation, and that an increase in any Commitment (or the available portion thereof) or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (ii) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement or (iii) release all or substantially all of the Collateral under all of the Security Documents (except as expressly provided in the Credit Documents) supporting the Obligations in which such participant is participating. In the case of any such participation, the participant shall not have any rights under this Agreement or any of the other Credit Documents (the participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the participant relating thereto) and all amounts payable by the Borrower hereunder shall be determined as if such Lender had not sold such participation.
          (b) Notwithstanding the foregoing, any Lender (or any Lender together with one or more other Lenders) may (x) assign all or a portion of its Revolving Loan Commitment (and related outstanding Obligations hereunder) and/or its outstanding Term Loans (or, if prior to the Initial Borrowing Date, Term Loan Commitment) to (i)(A) its parent company and/or any Affiliate of such Lender which is at least 50% owned by such Lender or its parent company or to one or more Lenders or (B) to one or more other Lenders or any Affiliate of any such other Lender which is at least 50% owned by such other Lender or its parent company (provided that any fund that invests in bank loans and is managed or advised by the same investment advisor of another fund which is a Lender (or by an Affiliate of such investment advisor) shall be treated as an Affiliate of such other Lender for the purposes of this sub-clause (x)(i)(B)), or (ii) in the case of any Lender that is a fund that invests in bank loans, any other fund that invests in bank loans and is managed by the same investment advisor of any Lender or by an Affiliate of such investment advisor and (y) assign all, or if less than all, a portion equal to at least in the case of assignments of, (A) for A Term Loans, $1,000,000, (B) for B Term Loans, $1,000,000 or (C) for Revolving Loans, $5,000,000 hereunder to one or more Qualified Persons (treating any fund that invests in bank loans and any other fund that invests in bank loans and is managed by the same investment advisor of such fund or by an Affiliate of such investment advisor as a single Qualified Person), each of which assignees shall become a party to this Agreement as a Lender by execution of an Assignment and Assumption Agreement; provided that, (i) at such time Schedule 2.01 shall be deemed modified to reflect the Commitments (and/or outstanding Term Loans) of such new Lender and of the existing Lenders, (ii) upon surrender of the old Notes, new Notes will be issued, at the Borrower’s expense, to such new Lender and to the assigning Lender, such new Notes to be in conformity with the requirements of Section 2.05 (with appropriate modifications) to the extent needed to reflect the revised Commitments (and/or outstanding Term Loans) and requested by such new Lender and/or assigning Lender, (iii) the consent of the Administrative Agent and, with respect to assignments of Revolving Loans and/or Revolving Loan Commitments, each Issuing Lender shall be required in connection with any such assignment pursuant to clause (y) of this Section 13.04(b) (which consent in the case of the Administrative Agent shall not be unreasonably withheld, conditioned or delayed), (iv) unless an Event of Default shall have occurred and is continuing, the consent of the Borrower shall be required in connection with any such assignment pursuant to clause (y) of this Section 13.04(b) (such consent not to be unreasonably withheld, conditioned or delayed), it being understood and agreed that for the first 15 days following the Initial Borrowing Date, the written consent of the Borrower shall not be required in connection with any such assignments to the extent occurring in connection with the primary syndication of this facility; provided that the Borrower has approved all such Lenders prior to the Initial Borrowing Date and (v) the Administrative Agent shall receive at the time of each such assignment, from the assigning or assignee Lender, the payment of a non-refundable assignment fee of $3,500 and, provided, further, that such transfer or assignment will not be effective until recorded by the Administrative Agent on the Register pursuant to Section 13.16 hereof. Notwithstanding the foregoing, any Lender will be permitted to assign Loans to the Borrower pursuant to an Auction under Section 2.17. To the extent of any assignment pursuant to this Section 13.04(b), the assigning Lender shall be relieved of its obligations hereunder with respect to its assigned Commitments. At the time of each assignment pursuant to this Section 13.04(b) to a person which is not already a Lender for Federal income tax purposes, the respective assignee Lender shall provide to the Borrower and the Administrative Agent the appropriate Internal Revenue Service Forms (and, if applicable a Section 5.04(b)(ii) Certificate) described in Section 5.04(b), to the extent such forms would provide a complete exemption from or reduction in U.S. withholding tax (including backup withholding, as applicable. To the extent that an assignment of all or any portion of a Lender’s Commitments and related outstanding Obligations pursuant to Section 2.13, Section 2.15 or this Section 13.04(b) would, at the time of such assignment, result in increased costs under Section 2.10, 2.11, 3.05, 3.06 or 5.04 from those being charged by the respective assigning Lender prior to such assignment, then the Borrower shall not be obligated to pay such increased costs (alt hough the Borrower shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective assignment).
          (c) If any Gaming Authority shall determine that any Lender is not qualified as an approved financial source or otherwise does not meet the standards pursuant to the Gaming Regulations in the relevant jurisdiction, or any Gaming Authority with jurisdiction over the Gaming Business shall determine that any Lender does not meet its suitability standards (in any such case, a “Former Lender”), the Administrative Agent and each Issuing Lender or the Borrower shall have the right (but not the duty) to designate a lender or lenders (in each case, a “Substitute Lender”, which may be any Lender or Lenders that agree to become a Substitute Lender and, if not an existing Lender, with the consent of the Administrative Agent and the Borrower to the extent provided in Section 13.04(b)) that has agreed to assume the rights and obligations of the Former Lender, subject to receipt by the Administrative Agent of evidence satisfactory to the Administrative Agent that such Substitute Lender is a Qualified Person, or has a reasonable basis for a belief that the Substitute Lender is eligible to be a Qualified Person, and in compliance with Gaming Regulations. The Substitute Lender shall assume the rights and obligations of the Former Lender under this Agreement pursuant to an Assignment and Assumption Agreement, which assumption shall be required to comply with, and shall become effective in accordance with, the provisions of Section 13.04(b); provided that the purchase price to be paid by the Substitute Lender to the Administrative Agent for the account of the Former Lender for such assumption shall equal the sum of (i) the unpaid principal amount of any Notes held or Loans made by the Former Lender plus accrued interest thereon plus (ii) the Former Lender’s pro rata share of the aggregate amount of Drawings under all Letters of Credit that have not been reimbursed by the Borrower, plus accrued interest thereon, plus (iii) such Former Lender’s pro rata share of accrued Fees to the date of the assumption, and, provided, further, the Borrower shall pay all obligations owing to the Former Lender under the Credit Documents (including all obligations, if any, owing pursuant to Section 2.11, but excluding those amounts in respect of which the purchase price is being paid as provided above). Each Lender agrees that if it becomes a Former Lender, upon payment to it by the Borrower of all such amounts, if any, owing to it under the Credit Documents, it will execute and deliver an Assignment and Assumption Agreement upon payment of such purchase price.
          (d) Notwithstanding the provisions of subsection (c) of this Section 13.04, but subject to applicable Gaming Regulations, if any Lender becomes a Former Lender, and if the Administrative Agent or the Borrower fails to find a Substitute Lender pursuant to subsection (c) of this Section within any time period specified by the appropriate Gaming Authority for the withdrawal of a Former Lender (the “Withdrawal Period”), the Borrower shall immediately (i) prepay in full the outstanding principal amount of each Note held or Loan made by such Former Lender, together with accrued interest thereon to the earlier of (x) the date of payment or (y) the last day of any Withdrawal Period, and (ii) at the option of the Borrower either (A) place an amount equal to such Former Lender’s Revolving Loan Percentage in each Letter of Credit in a separate cash collateral account with the Administrative Agent for each outstanding Letter of Credit, which amount will be applied by the Administrative Agent to satisfy the Borrower’s reimbursement obligations to the respective Issuing Lender in respect of Drawings under the applicable Letter of Credit or (B) if no Default or Event of Default then exists, terminate the Revolving Loan Commitment of such Former Lender at which time the other Lenders’ Revolving Loan Percentages will be automatically adjusted as a result thereof; provided that the option specified in this clause (B) may only be exercised if, immediately after giving effect thereto no Lender’s outstanding Revolving Loans, when added to the product of (a) such Lender’s RL Percentage and (b) the sum of (I) the aggregate amount of all Letter of Credit Outstandings and (II) the aggregate principal amount of all Swingline Loans then outstanding, would exceed such Lender’s Revolving Loan Commitment at such time.

          (e) Subject to the last sentence of this Section 13.04(e), each Lender agrees that all participations and assignments made hereunder shall be subject to, and made in compliance with, all Gaming Regulations applicable to lenders. Each Lender agrees further that it will not grant participations or assignments (other than to funds that invest in bank loans and are managed by the same investment advisor of such assigning Lender) prior to receiving notice from the Administrative Agent that it has completed the primary syndication of this facility. The Administrative Agent shall provide such notice to the Lenders and the Borrower promptly after completing such primary syndication. The Borrower hereby acknowledges that unless the Borrower has provided the Lenders with a written opinion of counsel as to the suitability standards applicable to lenders of any relevant Gaming Authority with jurisdiction over the Gaming Business, no Lender shall have the responsibility of determining whether or not a potential assignee of such Lender would be a Qualified Person under the Gaming Regulations of any such jurisdiction (provided that any relevant Gaming Authority may nonetheless determine such assignee not to be a Qualified Person).
          (f) Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Loans and Notes hereunder to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank and, with notice to the Administrative Agent, any Lender which is a fund may pledge all or any portion of its Loans and Notes to its trustee in support of its obligations to its trustee.
          13.05 No Waiver; Remedies Cumulative. No failure or delay on the part of the Administrative Agent or any Lender or any holder of any Note in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Borrower or any other Credit Party and the Administrative Agent or any Lender or the holder of any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights, powers and remedies herein or in any other Credit Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which the Administrative Agent or any Lender or the holder of any Note would otherwise have. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent or any Lender or the holder of any Note to any other or further action in any circumstances without notice or demand.
          13.06 Payments Pro Rata. (a) Except as otherwise provided in this Agreement, the Administrative Agent agrees that promptly after its receipt of each payment from or on behalf of the Borrower in respect of any Obligations hereunder, it shall distribute such payment to the Lenders (other than any Lender that has consented in writing to waive its pro rata share of any such payment) pro rata based upon their respective shares, if any, of the Obligations with respect to which such payment was received.
          (b) Each of the Lenders agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or lender’s lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents, or otherwise), which is applicable to the payment of the principal of, or interest on, the Loans, Unpaid Drawings, Commitment Commission or Letter of Credit Fees, of a sum which with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Obligation then owed and due to such Lender bears to the total of such Obligation then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations of the respective Credit Party to such Lenders in such amount as shall result in a proportional participation by all the Lenders in such amount; provided that if all or any portion of such excess amount is thereafter recovered from such Lender, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.
          (c) Notwithstanding anything to the contrary contained herein, the provisions of the preceding Sections 13.06(a) and (b) shall be subject to the express provisions of this Agreement which require, or permit, differing payments to be made to Non-Defaulting Lenders as opposed to Defaulting Lenders.
          (d) Notwithstanding anything to the contrary contained herein, the provisions of the preceding Sections 13.06(a) and (b) shall be subject to the express provisions of this Agreement which require or permit a Lender to obtain or receive a non pro rata amount of any payment or Obligation.
          13.07 Calculations; Computations. (a) The financial statements to be furnished to the Lenders pursuant hereto shall be made and prepared in accordance with GAAP consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by the Borrower to the Lenders and except that quarterly financial statements may not include notes and are subject to year-end adjustments); provided that, (i) except as otherwise specifically provided herein, all computations of Excess Cash Flow (including the Applicable Excess Cash Flow Percentage), the Applicable Margin and the determination of Total Net Leverage Ratio, the Senior Secured Net Leverage Ratio and the Interest Expense Coverage Ratio, and all computations and all definitions (including accounting terms) used in determining compliance with Sections 9.13 and 10.07 and the Financial Covenants, inclusive, shall utilize GAAP and policies in conformity with those used to prepare the audited historical financial statements referred to in Section 8.05(a), (ii) notwithstanding anything to the contrary contained herein, all such financial statements shall be prepared, and all financial covenants contained herein or in any other Credit Document shall be calculated, in each case, without giving effect to any election under FASB ASC 825 (or any similar accounting principle) permitting a Person to value its financial liabilities at the fair value thereof and (iii) to the extent expressly provided herein, certain calculations shall be made on a Pro Forma Basis. In the event of any changes (“Accounting Changes”) in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion of the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC, if such Accounting Changes result in a change in the method of calculation of financial covenants, standards or terms of this Agreement, then the Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated as if such Accounting Changes had not occurred.
          (b) All computations of interest, Commitment Commission and other Fees hereunder shall be made on the basis of a year of 360 days (except for interest calculated by reference to the Prime Lending Rate, which shall be based on a year of 365 or 366 days, as applicable) for the actual number of days (including the first day but excluding the last day; except that in the case of Letter of Credit Fees and Facing Fees, the last day shall be included) occurring in the period for which such interest, Commitment Commission or Fees are payable.
          13.08 GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL. (a) THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL, EXCEPT AS OTHERWISE PROVIDED IN CERTAIN OF THE SECURITY DOCUMENTS, BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, THE JURISDICTION OF THE AFORESAID COURTS. THE BORROWER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO ANY CREDIT PARTY AT ITS ADDRESS SET FORTH OPPOSITE ITS SIGNATURE BELOW. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT UNDER THIS AGREEMENT, ANY LENDER OR THE HOLDER OF ANY NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY CREDIT PARTY IN ANY OTHER JURISDICTION.
          (b) THE BORROWER HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
          (c) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION,

PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
          13.09 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with the Borrower and the Administrative Agent.
          13.10 Effectiveness. This Agreement shall become effective on the date (the “Effective Date”) on which the Borrower, the Administrative Agent and each of the Lenders listed on Schedule 2.01 shall have signed a counterpart hereof (whether the same or different counterparts) and shall have delivered the same to the Administrative Agent at its Notice Office or, in the case of the Lenders, shall have given to the Administrative Agent telephonic (confirmed in writing), written or telex notice (actually received) at such office that the same has been signed and mailed to it. The Administrative Agent will give the Borrower and each Lender prompt written notice of the occurrence of the Effective Date.
          13.11 Headings Descriptive. The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.
          13.12 Amendment or Waiver; etc. (a) Neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the respective Credit Parties party hereto or thereto and the Required Lenders (although additional parties may be added to (and annexes may be modified to reflect such additions), and Subsidiaries of the Borrower may be released from, the Subsidiary Guaranty and the Security Documents in accordance with the provisions hereof and thereof without the consent of the other Credit Parties party thereto or the Required Lenders); provided that no such change, waiver, discharge or termination shall, without the consent of (I) each Lender (other than a Defaulting Lender) in the case of following clauses (ii)-(v), (II) each Lender whose Obligations are being affected in the case of following clause (i) or (III) each Lender (other than a Defaulting Lender) with Obligations being directly affected in the case of following clause (vi),
     (i) extend the final scheduled maturity of any Loan or Note or extend the Stated Maturity of any Letter of Credit beyond the Revolving Loan Maturity Date, or reduce the rate or extend the time of any Scheduled Repayment or any payment of interest or Fees thereon (except (x) in connection with a waiver of applicability of any post-default increase in interest rates and (y) any amendment or modification that is not agreed to by each Lender directly affected thereby to the financial definitions in this Agreement or to Section 13.07(a) shall not constitute a reduction in the rate of interest or Fees for purposes of this clause (i), notwithstanding the fact that such amendment or modification would otherwise actually result in such a reduction, so long as the primary purpose (as determined in good faith by the Borrower and the Administrative Agent) of the respective amendment or modification was not to decrease the pricing pursuant to this Agreement), or reduce the principal amount thereof (except to the extent repaid in cash);
     (ii) release all or substantially all of the Collateral under the Security Documents or all or substantially all of Subsidiary Guarantors (in each case, except as expressly provided in the Credit Documents, including any Security Document);
     (iii) amend, modify or waive any provision of this Section 13.12(a) (except for technical amendments with respect to additional extensions of credit pursuant to this Agreement which afford the protections to such additional extensions of credit of the type provided to the Term Loans and the Revolving Loan Commitments on the Effective Date);
     (iv) reduce the percentage specified in the definition of Required Lenders (it being understood that, with the consent of the Required Lenders or for Incremental Loans permitted under Section 2.15, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the extensions of Term Loans and Revolving Loan Commitments are included on the Effective Date);
     (v) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement; or
     (vi) amend, modify or waive any provision of Section 13.06, except in connection with Section 2.17 or an amendment that provides for a prepayment of Loans by the Borrower (offered ratably to all Lenders with Loans under the applicable Tranche) at a discount to par on terms and conditions approved by the Administrative Agent and the Required Lenders;
provided, further, that no such change, waiver, discharge or termination shall (1) increase the Commitments of any Lender over the amount thereof then in effect without the consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the Total Commitment or a mandatory repayment of Loans shall not constitute an increase of the Commitment of any Lender and that an increase in the available portion of any Commitment of any Lender shall not constitute an increase of the Commitment of such Lender), (2) without the consent of the Swingline Lender, amend, modify or waive any provision relating to the rights or obligations of the Swingline Lender or with respect to Swingline Loans (including, without limitation, the obligations of the other Lenders with Revolving Loan Commitments to fund Mandatory Borrowings), (3) without the consent of the Issuing Lender, amend, modify or waive any provision of Section 3 or alter its rights or obligations with respect to Letters of Credit issued by that Issuing Lender, (4) without the consent of the Administrative Agent, amend, modify or waive any provision of Section 12 or any other provision as same relates to the rights or obligations of the Administrative Agent, (5) without the consent of the Collateral Agent, amend, modify or waive any provision relating to the rights or obligations of the Collateral Agent, (6) except in cases where additional extensions of Term Loans and/or Revolving Loans are being afforded substantially the same treatment afforded to the Term Loans and Revolving Loans pursuant to this Agreement on the Effective Date, without the consent of the Majority Lenders of each Tranche which is being allocated a lesser prepayment, repayment or commitment reduction as a result of the actions described below, alter the required application of any prepayments or repayments (or commitment reduction), as between the various Tranches, pursuant to Section 5.02(h) (it being understood, however, that (x) the Required Lenders may waive, in whole or in part, any such prepayment, repayment or commitment reduction, so long as the application, as amongst the various Tranches, of any such prepayment, repayment or commitment reduction which is still required to be made is not altered and (y) any conversion of any Tranche of Loans into another Tranche of Loans hereunder in like principal amount shall not be considered a “prepayment” or “repayment” for purposes of this clause (6)), or (7) without the consent of the Majority Lenders of the respective Tranche affected thereby, amend the definition of Majority Lenders (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Majority Lenders on substantially the same basis as the extensions of Loans and Commitments are included on the Effective Date).
          (b) If, in connection with any proposed change, waiver, discharge or termination to or of any of the provisions of this Agreement as contemplated by clauses (i) through (vi), inclusive, of the first proviso to Section 13.12(a), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then the Borrower shall have the right, so long as all non-consenting Lenders whose individual consent is required are treated as described in either clause (A) or (B) below, to either (A) replace each such non-consenting Lender or Lenders (or, at the option of the Borrower, if the respective Lender’s consent is required with respect to less than all Tranches of Loans (or related Commitments), to replace only the respective Tranche or Tranches of Commitments and/or Loans of the respective non-consenting Lender which gave rise to the need to obtain such Lender’s individual consent) with one or more Replacement Lenders pursuant to Section 2.13 so long as at the time of such replacement, each such Replacement Lender consents to the proposed change, waiver, discharge or termination or (B) terminate such non-consenting Lender’s Revolving Loan Commitment (if such Lender’s consent is required as a result of its Revolving Loan Commitment) and/or repay each Tranche of outstanding Loans of such Lender which gave rise to the need to obtain such Lender’s consent and/or cash collateralize its applicable RL Percentage of the Letter of Credit of Outstandings, in accordance with Sections 4.02(b) and/or 5.01(b); provided that, unless the Commitments which are terminated, and Loans which are repaid, pursuant to preceding clause (B) are immediately replaced in full at such time through the addition of new Lenders or the increase of the Commitments and/or outstanding Loans of existing Lenders (who in each case must specifically consent thereto), then in the case of any action pursuant to preceding clause (B) the Required Lenders (determined both (x) before giving effect to the proposed action and (y) as if the Loans and Commitments being terminated (and not replaced) were not outstanding) shall specifically consent thereto; provided, further, that in any event the Borrower shall not have the right to replace a Lender, terminate its Commitment or repay its Loans solely as a result of the exercise of such Lender’s rights (and the withholding of any required consent by such Lender) pursuant to the second proviso to Section 13.12(a).
          (c) Notwithstanding the foregoing, (x) any provision of this Agreement may be amended by an agreement in writing entered into by the Borrower, the Required Lenders and the Administrative Agent (and, if their rights or obligations are affected thereby, each Issuing

Lender and the Swingline Lender) if (i) by the terms of such agreement the Commitment of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment and (ii) at the time such amendment becomes effective, each Lender not consenting thereto receives payment (including pursuant to an assignment to a Replacement Lender in accordance with Section 13.04) in full of the principal of and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement and (y) this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders (other than for Incremental Loans permitted under Section 2.15), the Administrative Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Credit Documents with the Term Loans and the Revolving Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.
          13.13 Survival. All indemnities set forth herein including, without limitation, in Sections 2.10, 2.11, 3.06, 5.04, 12.06, 13.01, 13.06 and 13.16 shall survive the execution, delivery and termination of this Agreement and the Notes and the making and repayment of the Loans.
          13.14 Domicile of Loans. Each Lender may transfer and carry its Loans at, to or for the account of any office, Subsidiary or Affiliate of such Lender. Notwithstanding anything to the contrary contained herein, to the extent that a transfer of Loans pursuant to this Section 13.14 would, at the time of such transfer, result in increased costs under Section 2.10, 2.11, 3.06 or 5.04 from those being charged by the respective Lender prior to such transfer, then the Borrower shall not be obligated to pay such increased costs (although the Borrower shall be obligated to pay any other increased costs of the type described above resulting from changes giving rise to such increased costs after the date of the respective transfer to the extent such costs would have been applicable had such transfer not occurred).
          13.15 Confidentiality. (a) Subject to the provisions of clause (b) of this Section 13.15, each Lender agrees that it will not disclose without the prior written consent of the Borrower (other than to its employees, auditors, advisors, agents, representatives or counsel or to another Lender, if the Lender or such Lender’s holding or parent company in its sole discretion determines that any such party should have access to such information in connection with this Agreement and the Transaction, provided such Persons shall be subject to the provisions of this Section 13.15 to the same extent as such Lender) any information with respect to the Borrower or any of its Subsidiaries which is now or in the future furnished pursuant to this Agreement or any other Credit Document; provided that any Lender may disclose any such information (a) as has become generally available to the public (other than as a result of a breach of this Section 13.15 by such Lender), (b) as may be required or appropriate in any report, statement or testimony submitted to any municipal, state or Federal regulatory body having or claiming to have jurisdiction over such Lender or to the Federal Reserve Board or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (c) as may be required or appropriate in respect to any summons or subpoena or in connection with any litigation, (d) in order to comply with any law, order, regulation or ruling applicable to such Lender, (e) to the Administrative Agent or the Collateral Agent, (f) to any prospective or actual transferee or participant in connection with any contemplated transfer or participation of any of the Notes or Commitments or any interest therein by such Lender; provided that such prospective transferee agrees with such Lender on terms and conditions substantially the same as those contained in this Section 13.15 and (g) to any Person (or such Person’s investment advisor) with whom such Lender has entered into or proposes to enter into (in each case either directly or indirectly) any credit swap agreement with respect to such Lender’s Loans and/or Commitments; provided such Person (and such investment advisor, if any) agrees to be bound by the confidentiality provisions contained in this Section 13.15.
          (b) The Borrower hereby acknowledges and agrees that each Lender may share with any of its Affiliates any information related to the Borrower or any of its Subsidiaries (including, without limitation, any nonpublic customer information regarding the creditworthiness of the Borrower and its Subsidiaries), if the Lender or such Lender’s holding or parent company in its sole judgment determines that any such party should have access to such information in connection with this Agreement and the Transaction; provided such Persons shall be subject to the provisions of this Section 13.15 to the same extent as such Lender and provided such sharing of information is undertaken in connection with this Agreement and the Transaction.
          13.16 Registry. The Borrower hereby designates the Administrative Agent to serve as the Borrower’s agent, solely for purposes of this Section 13.16, to maintain a register (the “Register”) on which it will record the Commitments from time to time of each of the Lenders, the Loans made by each of the Lenders and each repayment in respect of the principal amount of the Loans of each Lender. The entries in the Register shall be conclusive, absent manifest error. Failure to make any such recordation, or any error in such recordation shall not affect the Borrower’s obligations in respect of such Loans. With respect to any Lender, the transfer of the Commitments of such Lender and the rights to the principal of, and interest on, any Loan made pursuant to such Commitments shall not be effective until such transfer is recorded on the Register maintained by the Administrative Agent with respect to ownership of such Commitments and Loans and prior to such recordation all amounts owing to the transferor with respect to such Commitments and Loans shall remain owing to the transferor. The registration of assignment or transfer of all or part of any Commitments and Loans shall be recorded by the Administrative Agent on the Register upon and only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment and Assumption Agreement pursuant to Section 13.04(b). Upon such acceptance and recordation, the assignee specified therein shall be treated as a Lender for all purposes of this Agreement. Coincident with the delivery of such an Assignment and Assumption Agreement to the Administrative Agent for acceptance and registration of assignment or transfer of all or part of a Loan, or as soon thereafter as practicable, the assigning or transferor Lender shall surrender the Note (if any) evidencing such Loan, and thereupon one or more new Notes in the same aggregate principal amount shall be issued to the assigning or transferor Lender and/or the new Lender at the request of any such Lender. The Borrower agrees to indemnify the Administrative Agent from and against any and all losses, claims, damages and liabilities of whatsoever nature which may be imposed on, asserted against or incurred by the Administrative Agent in performing its duties under this Section 13.16 except for gross negligence or willful misconduct. The Register shall be available for inspection by the Borrower and any Lender (but only to the extent of entries in the Register that are applicable to such Lender) at any reasonable time and from time to time upon reasonable prior notice.
          Any Lender granting a participation shall keep a register, acting as agent of the Borrower solely for this purpose, specifying such participant’s entitlement to payments of principal, interest and other amounts with respect to such participation (the “Participant Register”). The entries in such Participant Register shall be conclusive absent manifest error, and the Borrower, Lender, and any participant may treat each Person whose name is recorded in the Participant Register pursuant to the terms hereof as a participant for all purposes of this Agreement. For the avoidance of doubt, it is understood and agreed that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a participant’s interest in any Loan or other obligation under this Agreement) except to the extent that such disclosure is necessary to establish that such Loan or other obligation is in registered form for purposes of Section 163(f) of the Code.
          13.17 Application of Gaming Regulations. This Agreement is subject to the Gaming Regulations and laws involving the manufacture, sale and distribution of alcoholic beverages (the “Liquor Laws”). Without limiting the foregoing, the Administrative Agent and the Lenders acknowledge that (i) they are subject to being called forward by the Gaming Authorities or such other Governmental Authorities enforcing the Liquor Laws, in their discretion, for licensing or a finding of suitability or to file or provide other information, and (ii) all rights, remedies and powers in or under this Agreement may be exercised only to the extent that the exercise thereof does not violate any applicable provisions of the Gaming Regulations and Liquor Laws and only to the extent that required approvals (including prior approvals) are obtained from the requisite Gaming Authorities and such other Governmental Authorities. The Administrative Agent and the Lenders agree to cooperate with all Gaming Authorities and such other Governmental Authorities in connection with the provision of such documents or other information as may be requested by such Gaming Authorities and such other Governmental Authorities.
          13.18 USA PATRIOT Act Notice. Each Lender hereby notifies each Credit Party that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub.L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”), it is required to obtain, verify, and record information that identifies each Credit Party, which information includes the name of each Credit Party and other information that will allow such Lender to identify each Credit Party in accordance with the PATRIOT Act, and each Credit Party agrees to provide such information from time to time to any Lender.
          13.19 Post-Closing Actions. Notwithstanding anything to the contrary contained in this Agreement or the other Credit Documents, the parties hereto acknowledge and agree that all conditions precedent and representations, warranties, covenants, Events of Default and other provisions contained in this Agreement and the other Credit Documents shall be deemed modified as set forth on Schedule 13.19 hereto (and to permit the taking of the actions described therein within the time periods required therein, rather than as elsewhere provided in the Credit Documents); provided that (x) to the extent any representation and warranty would not be true because the actions set forth therein were not taken on the Initial Borrowing Date, the respective representation and warranty shall be required to be true and correct in all material respects at the time the respective action is taken (or was required to be taken) in accordance with the provisions of Schedule 13.19 and (y) all representations and warranties relating to the Security Documents shall be required to be true immediately after the actions required to be taken by Schedule 13.19 have been taken (or were required to be taken). The acceptance of the benefits of each Credit Event shall constitute a representation, warranty and covenant by the Borrower to each of the Lenders that the actions required pursuant to this Section 13.19 and Schedule 13.19 will be, or have been, taken within the relevant time periods referred to in Schedule 13.19 and that, at such time, all representations and warranties contained in this Agreement and the other Credit Documents shall then be true and correct in all material respects without any modification pursuant to this Section 13.19 or Schedule 13.19, and the parties hereto acknowledge and agree that the failure to take any of the actions required pursuant to Schedule 13.19, within the relevant time periods required therein, shall give rise to an immediate Event of Default pursuant to this Agreement.
          13.20 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Credit Document, the interest paid or agreed to be paid under the Credit Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

          IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.

Address: Ameristar Casinos, Inc. 3773 Howard Hughes Parkway, Suite 490S	AMERISTAR CASINOS, INC.
Las Vegas, Nevada 89169	By:	/s/ Peter C. Walsh
Attention: Chief Financial Officer		Title: Senior Vice President & General Counsel
Fax: 702-369-8860
with copies to: Ameristar Casinos, Inc. 16633 Ventura Boulevard, Suite 1050 Encino, California 91436 Attention: Senior Vice President and General Counsel Fax: 702-733-8478
60 Wall Street New York, New York 10005	DEUTSCHE BANK TRUST COMPANY AMERICAS, Individually and as Administrative Agent
Tel: (212) 250-6039	By:	/s/ Mary Kay Coyle
Fax: (212) 797-5690		Title: Managing Director
Attention: May Kay Coyle

	By:	/s/ Scottye Lindsey
Title: Director

WELLS FARGO BANK, N.A. as Joint Lead Arranger and Syndication Agent
	By:	/s/ Candace Borrego
Title: Vice President

BANK OF AMERICA, N.A. as a Syndication Agent
	By:	/s/ Brandon Bolio
Title: Vice President

JPMORGAN CHASE BANK, N.A. as a Syndication Agent
By:	/s/ Marc Costantino
Title: Executive Director

COMMERZBANK AG, NEW YORK AND GRAND CAYMAN BRANCHES as a Co-Documentation Agent
By:	/s/ Michael Weinert
Title: Vice President

By:	/s/ Aleksandra Pacholek
Title: Associate

U.S. BANK NATIONAL ASSOCIATION as a Co-Documentation Agent
By:	/s/ Kyle E. Orrock
Title: Assistant Vice President

SCHEDULE 2.01
COMMITMENTS

	A Term Loan	B Term Loan	Revolving Loan
Lenders	Commitments	Commitments	Commitments

DEUTSCHE BANK TRUST COMPANY AMERICAS	200,000,000.00	700,000,000.00	500,000,000.00

Total:	200,000,000.00	700,000,000.00	500,000,000.00

SCHEDULE 2.17
DUTCH AUCTION PROCEDURES
This Schedule 2.17 is intended to summarize certain basic terms of the modified Dutch auction procedures pursuant to and in accordance with the terms and conditions of Section 2.17 of the Credit Agreement, of which this Schedule 2.17 is a part. It is not intended to be a definitive statement of all of the terms and conditions of a Dutch auction, the definitive terms and conditions for which shall be set forth in the applicable offering document. None of the Administrative Agent, the Auction Manager, or any of their respective affiliates or any officers, directors, employees, agents or attorneys-in-fact of such Persons (together with the Administrative Agent and its affiliates, the “Agent-Related Person”) makes any recommendation pursuant to any offering document as to whether or not any Lender should sell its Loans to the Borrower pursuant to any offering documents, nor shall the decision by the Administrative Agent, the Auction Manager or any other Agent-Related Person (or any of their affiliates) in its respective capacity as a Lender to sell its Loans to the Borrower be deemed to constitute such a recommendation. Each Lender should make its own decision on whether to sell any of its Loans and, if it decides to do so, the principal amount of and price to be sought for such Loans. In addition, each Lender should consult its own attorney, business advisor or tax advisor as to legal, business, tax and related matters concerning each Auction and the relevant offering documents. Capitalized terms not otherwise defined in this Schedule 2.17 have the meanings assigned to them in the Credit Agreement.
     (a) Notice Procedures. In connection with each Auction, the Borrower will provide notification to the Auction Manager (for distribution to the Lenders of the Loans (each, an “Auction Notice”)). Each Auction Notice shall contain (i) the maximum principal amount (calculated on the face amount thereof) of Loans that the Borrower offers to purchase in such Auction (the “Auction Amount”), which shall be no less than $5,000,000 (unless another amount is agreed to by the Administrative Agent); (ii) the range of discounts to par (the “Discount Range”), expressed as a range of prices per $1,000 (in increments of $5), at which the Borrower would be willing to purchase Loans in such Auction; and (iii) the date on which such Auction will conclude, on which date Return Bids (as defined below) will be due by 1:00 p.m. (New York time) (as such date and time may be extended by the Auction Manager, such time the “Expiration Time”). Such Expiration Time may be extended for a period not exceeding three (3) Business Days upon notice by the Borrower to the Auction Manager received not less than 24 hours before the original Expiration Time; provided that only one extension per offer shall be permitted. An Auction shall be regarded as a “failed auction” in the event that either (x) the Borrower withdraws such Auction in accordance with the terms hereof or (y) the Expiration Time occurs with no Qualifying Bids (as defined below) having been received. In the event of a failed auction, the Borrower shall not be permitted to deliver a new Auction Notice prior to the date occurring three (3) Business Days after such withdrawal or Expiration Time, as the case may be. Notwithstanding anything to the contrary contained herein, the Borrower shall not initiate any Auction by delivering an Auction Notice to the Auction Manager until after the conclusion (whether successful or failed) of the previous Auction (if any), whether such conclusion occurs by withdrawal of such previous Auction or the occurrence of the Expiration Time of such previous Auction.
     (b) Reply Procedures. In connection with any Auction, each Lender of Loans wishing to participate in such Auction shall, prior to the Expiration Time, provide the Auction Manager with a notice of participation, in the form included in the respective offering document (each, a “Return Bid”) which shall specify (i) a discount to par that must be expressed as a price per $1,000 (in increments of $5) in principal amount of Loans (the “Reply Price”) within the Discount Range and (ii) the principal amount of Loans, in an amount not less than $1,000,000 or an integral multiple of $1,000 in excess thereof, that such Lender offers for sale at its Reply Price (the “Reply Amount”). A Lender may submit a Reply Amount that is less than the minimum amount and incremental amount requirements described above only if the Reply Amount comprises the entire amount of the Loans held by such Lender. Lenders may only submit one Return Bid per Auction but each Return Bid may contain up to three (3) component bids, each of which may result in a separate Qualifying Bid and each of which will not be contingent on any other component bid submitted by such Lender resulting in a Qualifying Bid. In addition to the Return Bid, the participating Lender must execute and deliver, to be held by the Auction Manager, an assignment and acceptance in the form included in the offering document (each, an “Auction Assignment and Assumption”). The Borrower will not purchase any Loans at a price that is outside of the applicable Discount Range, nor will any Return Bids (including any component bids specified therein) submitted at a price that is outside such applicable Discount Range be considered in any calculation of the Applicable Threshold Price.
     (c) Acceptance Procedures. Based on the Reply Prices and Reply Amounts received by the Auction Manager, the Auction Manager, in consultation with the Borrower, will calculate the lowest purchase price (the “Applicable Threshold Price”) for such Auction within the Discount Range for such Auction that will allow the Borrower to complete the Auction by purchasing the full Auction Amount (or such lesser amount of Loans for which the Borrower has received Qualifying Bids). The Borrower shall purchase Loans from each Lender whose Return Bid is within the Discount Range and contains a Reply Price that is equal to or less than the Applicable Threshold Price (each, a “Qualifying Bid”). All Loans included in Qualifying Bids (including multiple component Qualifying Bids contained in a single Return Bid) received at a Reply Price lower than the Applicable Threshold Price will be purchased at such applicable Reply Prices and shall not be subject to proration.
     (d) Proration Procedures. All Loans offered in Return Bids (or, if applicable, any component thereof) constituting Qualifying Bids at the Applicable Threshold Price will be purchased at the Applicable Threshold Price; provided that if the aggregate principal amount (calculated on the face amount thereof) of all Loans for which Qualifying Bids have been submitted in any given Auction at the Applicable Threshold Price would exceed the remaining portion of the Auction Amount (after deducting all Loans to be purchased at prices below the Applicable Threshold Price), the Borrower shall purchase the Loans for which the Qualifying Bids submitted were at the Applicable Threshold Price ratably based on the respective principal amounts offered and in an aggregate amount equal to the amount necessary to complete the purchase of the Auction Amount. No Return Bids or any component thereof will be accepted above the Applicable Threshold Price.
     (e) Notification Procedures. The Auction Manager will calculate the Applicable Threshold Price and post the Applicable Threshold Price and proration factor onto an internet or intranet site (including an IntraLinks, SyndTrak or other electronic workspace) in accordance with the Auction Manager’s standard dissemination practices by 4:00 p.m. New York time on the same

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Business Day as the date the Return Bids were due (as such due date may be extended in accordance with this Schedule 2.17). The Auction Manager will insert the principal amount of Loans to be assigned and the applicable settlement date into each applicable Auction Assignment and Assumption received in connection with a Qualifying Bid. Upon the request of the submitting Lender, the Auction Manager will promptly return any Auction Assignment and Assumption received in connection with a Return Bid that is not a Qualifying Bid.
     (f) Auction Assignment and Assumption. Each Auction Assignment and Assumption shall contain the following representations and warranties by the Borrower:
(i)	The conditions set forth in Section 2.17(a) of the Credit Agreement have each been satisfied on and as of the date hereof.

(ii)	The representations and warranties of the Borrower and each other Credit Party contained in Section 8 of the Credit Agreement or any other Credit Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (other than any representation or warranty that is qualified by materiality or reference to Material Adverse Effect, which shall be true and correct in all respects) on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes hereof, the representations and warranties contained in Section 8.05 of the Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to the terms of Credit Agreement
     (g) Additional Procedures. Once initiated by an Auction Notice, the Borrower may withdraw an Auction only in the event that, a) as of such time, no Qualifying Bid has been received by the Auction Manager, or b) Borrower has failed to meet a condition set forth in Section 2.17(a) of the Credit Agreement. Furthermore, in connection with any Auction, upon submission by a Lender of a Return Bid, such Lender will not have any withdrawal rights. Any Return Bid (including any component bid thereof) delivered to the Auction Manager may not be modified, revoked, terminated or cancelled by a Lender. However, an Auction may become void if the conditions to the purchase of Loans by the Borrower required by the terms and conditions of Section 2.17 of the Credit Agreement are not met. The purchase price in respect of each Qualifying Bid for which purchase by the Borrower is required in accordance with the foregoing provisions shall be paid directly by the Borrower to the respective assigning Lender on a settlement date as determined jointly by the Borrower and the Auction Manager (which shall be not later than ten (10) Business Days after the date Return Bids are due). The Borrower shall execute each applicable Auction Assignment and Assumption received in connection with a Qualifying Bid. All questions as to the form of documents and validity and eligibility of Loans that are the subject of an Auction will be determined by the Auction Manager, in consultation with the Borrower, and their determination will be final and binding so long as such determination is not inconsistent with the terms of Section 2.17 of the Credit Agreement or this Schedule 2.17. The Auction Manager’s interpretation of the terms and conditions of the offering document, in consultation with the

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Borrower, will be final and binding so long as such interpretation is not inconsistent with the terms of Section 2.17 of the Credit Agreement or this Schedule 2.17. None of the Administrative Agent, the Auction Manager, any other Agent-Related Person or any of their respective affiliates assumes any responsibility for the accuracy or completeness of the information concerning the Borrower, the Credit Parties, or any of their affiliates (whether contained in an offering document or otherwise) or for any failure to disclose events that may have occurred and may affect the significance or accuracy of such information. This Schedule 2.17 shall not require the Borrower to initiate any Auction.

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SCHEDULE 3.01
Existing Letters of Credit

				Automatic	Latest
L/C No.	Amount	Issued	Expiry	Extension	Expiry	Beneficiary
S18546	$57,296.00	3/10/10	9/24/11	Yes	9/24/11	City of Black Hawk
S18341	$381,035.00	8/7/09	5/31/12	Yes		Northern Indiana Public Service
S13820	$2,607,889.06	12/20/00	8/15/11	Yes		Firstar Bank, Cedar Rapids, IA
S13906	$170,000.00	03/06/01	11/20/11	Yes		Entergy Mississippi, Inc.
S14217	$500,000.00	08/01/01	11/20/11	Yes		Legion Insurance Company
S14964	$487,000.00	12/11/02	11/20/11	Yes		State of Nevada, Division of Insurance
TOTAL	$4,203,220.06

SCHEDULE 6.10
Ship Properties

*	Ship Properties marked with an asterisk are Mortgaged Ship Properties.

Location	Name	Description	Official Number
Council Bluffs	Ameristar II*	Permanently moored riverboat	1035267
Kansas City	River King*	Permanently-moored barge in coffer-dam	1050080
Kansas City	River Queen*	Permanently-moored barge in coffer-dam	1050081
St. Charles	St. Charles I*	Permanently-moored barge in coffer-dam	1043286
St. Charles	St. Charles II*	Permanently-moored barge in coffer-dam	1043287
East Chicago	Winstar*	Non-cruising riverboat	1052579

SCHEDULE 8.09
Tax Matters
     1. The Internal Revenue Service (“IRS”) is conducting an examination of the Borrower’s consolidated federal income tax returns for the years ended December 31, 2006, 2007, 2008 and 2009. In April 2011, the IRS issued eight Notices of Proposed Adjustments related to the audit. The statute of limitations for the tax years ended December 31, 2006 and 2007 have been extended through June 30, 2012 in connection with this audit.
     2. The Missouri Department of Revenue is conducting an audit of Ameristar Casino Kansas City, Inc.’s sales, use and payroll withholding taxes for the years ended December 31, 2007, 2008 and 2009.
     3. Ameristar Casino Council Bluffs, Inc. has filed a protest of its Iowa sales, use and local tax assessment for the period October 1, 2004 through September 30, 2007.
     4. The Borrower has filed a protest of the California Franchise Tax Board’s Notices of Proposed Assessments for its income tax returns for the years ended December 31, 2003, 2004 and 2005.
     5. Ameristar Casino St. Charles, Inc. has filed a Notice of Appeal of its 2009 and 2010 real property taxes in St. Charles County, Missouri.
     6. Ameristar Casino Council Bluffs, Inc. has filed a Notice of Appeal and Petition of its 2010 real property taxes in Pottawattamie County, Iowa.
     7. Ameristar Casino East Chicago, LLC has filed a Notice of Appeal of its 2008 and 2009 real property taxes in Lake County, Indiana.
     8. Ameristar Casino East Chicago, LLC has filed a Notice of Appeal of its 2010 personal property taxes in Lake County, Indiana.
     9. The Indiana Department of Revenue is conducting an audit of Ameristar Casino East Chicago, LLC’s sales and use taxes for the period from September 2007 through December 2009. In connection with this audit, we extended the statute of limitations for the 2007 year until December 31, 2011.
     10. The Department of Labor has reviewed certain payroll information for Ameristar Casino East Chicago, LLC during 2010 and 2011. This review has been recommended for closure with no findings.
     11. The IRS is conducting an audit of the Borrower’s 401(k) Plan for the year ended December 31, 2008.

SCHEDULE 8.10
ERISA Matters
     A Subsidiary of the Borrower currently contributes to the Seafarers Pension Plan and the Seafarers Money Purchase Pension Plan, each a multiemployer Plan, for the benefit of approximately 12 and 20 employees, respectively, who are covered by collective bargaining agreements at its East Chicago facility. The amount of the contributions is not material.

SCHEDULE 8.11(c)
Real Property

*	Properties marked with an asterisk are Mortgaged Properties.

Entity	Description	Address	City	State	Ownership

Corporate	Headquarters	3773 Howard Hughes Pkwy	Las Vegas	NV	Leasehold
Corporate	Encino Office	16633 Ventura Boulevard, Suite 1050	Encino	CA	Leasehold
Corporate	Bigwood Condominium Units F-6 and F-9	129 Saddle Rd, Ketchum, ID	Ketchum	ID	Leasehold
*Black Hawk	Facility site	111 Richman St. (+ hillside land across street)	Black Hawk	CO	Fee
Black Hawk	Warehouse	15173 Highway 119	Gilpin County	CO	Fee
Black Hawk	Former Richman Casino	100 Richman St.	Black Hawk	CO	Fee
Black Hawk	Former Kerr Property	402 Silver Gulch Road	Black Hawk	CO	Fee
*Cactus Pete’s	Horseshu Hotel	1220 Highway 93	Jackpot	NV	Fee
*Cactus Pete’s	Horseshu Casino	1304 Highway 93	Jackpot	NV	Fee
Cactus Pete’s	Parking lot and general store	1308 Highway 93	Jackpot	NV	Fee
*Cactus Pete’s	Cactus Petes casino site	1385 Highway 93	Jackpot	NV	Fee
Cactus Pete’s	Chevron station	1104 Highway 93	Jackpot	NV	Fee
Cactus Pete’s	Cactus Petes condos	1490 Keno Dr.	Jackpot	NV	Fee
Cactus Pete’s	Billboard site W side of 93		Jackpot	NV	Fee
Cactus Pete’s	Middle Stack Apartments	2400 Ace Dr.	Jackpot	NV	Fee
Cactus Pete’s	Gray studios	2405 Ace Dr.	Jackpot	NV	Fee
Cactus Pete’s	Twin Springs Apartments	2301 Ace Dr.	Jackpot	NV	Fee
Cactus Pete’s	Main RV park next to airport	1315 Keno Dr.	Jackpot	NV	Fee
Cactus Pete’s	Trailer park	1201 Keno Dr.	Jackpot	NV	Fee
Cactus Pete’s	Truck parking lot south of general store		Jackpot	NV	Fee
Cactus Pete’s	Horse arena		Jackpot	NV	Fee
Cactus Pete’s	Cactus Petes storage area, vacant lot & truck parking	Keno Dr.	Jackpot	NV	Fee
Cactus Pete’s	Vacant field SW of LDS church		Jackpot	NV	Fee
Cactus Pete’s	Vacant lot next to truck parking		Jackpot	NV	Fee
Cactus Pete’s	Office space (recruiting)	550 Blue Lakes Blvd North	Twin Falls	ID	Leasehold
*Council Bluffs	Casino site (including parcel disclaimed by IA)	2200 River Road	Council Bluffs	IA	Fee (except disclaimed parcel)
Council Bluffs	Truck parking (former Agriliance land)		Council Bluffs	IA	Fee
Council Bluffs	Warehouse	2121 South 7th Street	Council Bluffs	IA	Leasehold
*Council Bluffs	Holiday Inn	2202 River Road (within Casino site parcel)	Council Bluffs	IA	Landlord
*Council Bluffs	Hampton Inn	2204 River Road (within Casino site parcel)	Council Bluffs	IA	Landlord
*East Chicago	Facility site	777 Ameristar Blvd.	East Chicago	IN	Leasehold
*Kansas City	Facility site	3200 North Ameristar Drive	Kansas City	MO	Fee

Entity	Description	Address	City	State	Ownership

Kansas City	Hunt Midwest cave storage	8600 N.E. Underground Drive	Kansas City	MO	Leasehold
*Kansas City	Spectrum (child care facility)	3250 North Ameristar Drive	Kansas City	MO	Landlord
*St. Charles	Main facility site	1260 S Main St.	St. Charles	MO	Fee
St. Charles	Undeveloped wetlands, adjacent to Family Arena complex along Missouri river	S River Rd	St. Charles	MO	Fee
St. Charles	Undeveloped wetlands in West Alton, MO. Adjacent to the Missouri river	“Off Red School House”	West Alton	MO	Fee
*Vicksburg	Casino site	4116 — 4146 Washington St.	Vicksburg	MS	Fee
*Vicksburg	Hotel site	4155 Washington St.	Vicksburg	MS	Fee
Vicksburg	Administration Building	4116 Washington St.	Vicksburg	MS	Fee
Vicksburg	Engineering Building	4115 Washington St.	Vicksburg	MS	Fee
Vicksburg	Shell gas station and related land	4133-4135 Washington St.	Vicksburg	MS	Fee
Vicksburg	Latham North parcel (vacant)	Washington St.	Vicksburg	MS	Fee
Vicksburg	Carwash (vacant)	Washington St.	Vicksburg	MS	Fee
Vicksburg	Goldie’s parcel (vacant)	Washington St.	Vicksburg	MS	Fee
Vicksburg	McDonald parcel (vacant)	Washington St.	Vicksburg	MS	Fee
Vicksburg	Riverview parcel (vacant)	Washington St.	Vicksburg	MS	Fee
Vicksburg	Beavers parcel	Washington St.	Vicksburg	MS	Leasehold (long-term)
Vicksburg	Warehouse (former Sears building)	Former Battlefield Mall	Vicksburg	MS	Leasehold (mo.-to-mo.)

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SCHEDULE 8.13
Subsidiaries
Ameristar Casino Black Hawk, Inc., a Colorado corporation;
Ameristar Casino Council Bluffs, Inc., an Iowa corporation;
Ameristar Casino St. Charles, Inc., a Missouri corporation;
Ameristar Casino St. Louis, Inc., a Missouri corporation;
Ameristar Casino Kansas City, Inc., a Missouri corporation;
Ameristar Casino Vicksburg, Inc., a Mississippi corporation;
Cactus Pete’s, Inc., a Nevada corporation;
Ameristar Casino Las Vegas, Inc., a Nevada corporation;
A.C. Food Services, Inc., a Nevada corporation;
Ameristar East Chicago Holdings, LLC, an Indiana limited liability company;
Ameristar Casino East Chicago, LLC, an Indiana limited liability company;
Richmond Street Development, Inc., a Pennsylvania corporation; and
Nickel Acquisition Corp., a Delaware corporation.

SCHEDULE 8.18
Existing Indebtedness
None.

SCHEDULE 8.19
Environmental Matters
     According to the Environmental Data Registry (“EDR”) and Nevada Department of Environmental Protection records, there are nine underground storage tanks (“USTs”) on property owned and operated by a Subsidiary of the Borrower in Jackpot, Nevada, including six at a Chevron service station owned and operated by the Subsidiary. The USTs were installed between 1972 and 1984. Six of the USTs are in use and three are permanently out of use. The USTs contain gasoline, diesel fuel, waste oil and other contents.
     According to the EDR and Mississippi Department of Environmental Quality records, there are six USTs on property owned and operated by a Subsidiary of the Borrower as a Shell service station in Vicksburg, Mississippi. The USTs were installed between 1975 and 1983. Five of the USTs are in use and one is closed. The USTs contain gasoline, diesel fuel and kerosene.

SCHEDULE 8.20
Legal Names; Type of Organization (and whether a Registered Organization); Jurisdiction of
Organization, etc.

	Type of	Registered	Jurisdiction of	Transmitting	Organizational
Legal Name	Organization	Organization?	Organization	Utility?	ID Number
Ameristar Casinos, Inc.	Corporation	Yes	Nevada	No	C10616-1993
Ameristar Casino Black Hawk, Inc.	Corporation	Yes	Colorado	No	20041217988
Ameristar Casino Council Bluffs, Inc.	Corporation	Yes	Iowa	No	176851
Ameristar Casino St. Charles, Inc.	Corporation	Yes	Missouri	No	488762
Ameristar Casino St. Louis, Inc.	Corporation	Yes	Missouri	No	475047
Ameristar Casino Kansas City, Inc.	Corporation	Yes	Missouri	No	488764
Ameristar Casino Vicksburg, Inc.	Corporation	Yes	Mississippi	No	600744
Cactus Pete’s, Inc.	Corporation	Yes	Nevada	No	C504-1956
Ameristar Casino Las Vegas, Inc.	Corporation	Yes	Nevada	No	C9692-1996
A.C. Food Services, Inc.	Corporation	Yes	Nevada	No	C3478-1997
Ameristar East Chicago Holdings, LLC	Limited Liability Company	Yes	Indiana	No	2007051700265
Ameristar Casino East Chicago, LLC	Limited Liablity Company	Yes	Indiana	No	2004100100200

SCHEDULE 10.01(iii)
Existing Liens

	JURISDICTION	SEARCH		FILE NO./	COLLATERAL
DEBTOR(S)	SEARCHED	VALID THRU	SECURED PARTY	FILE DATE	DESCRIPTION
Ameristar Casinos, Inc.	NV SOS	3/17/11	CIT Technology Financing Services, Inc. 10201 Centurion Parkway North Suite 100 Jacksonville, FL 32256	Initial 2007005664-7 02/22/07	E(S)
Ameristar Casinos, Inc.	NV SOS	3/17/11	CIT Technology Financing Services, Inc. 10201 Centurion Parkway North Suite 100 Jacksonville, FL 32256	Initial 2007010465-2 04/03/07	E(S)
Ameristar Casinos, Inc.	NV SOS	3/17/11	CIT Technology Financing Services, Inc. 10201 Centurion Parkway North Suite 100 Jacksonville, FL 32256	Initial 2007010466-4 04/03/07	E(S)
Ameristar Casinos, Inc.	NV SOS	3/17/11	CIT Technology Financing Services, Inc. 10201 Centurion Parkway North Suite 100 Jacksonville, FL 32256	Initial 2007010467-6 04/03/07	E(S)
Ameristar Casinos, Inc.	NV SOS	3/17/11	CIT Technology Financing Services, Inc. 10201 Centurion Parkway North Suite 100 Jacksonville, FL 32256	Initial 2007011562-9 04/11/07	E(S)
Ameristar Casinos, Inc.	NV SOS	3/17/11	CIT Technology Financing Services, Inc. 10201 Centurion Parkway North Suite 100 Jacksonville, FL 32256	Initial 2007011563-1 04/11/07	E(S)
Ameristar Casinos, Inc.	NV SOS	3/17/11	IGT 9295 Prototype Drive Reno, NV 89521	Initial 2009020352-9 08/19/09	E(S)
Ameristar Casinos, Inc.	NV SOS	3/17/11	IGT 9295 Prototype Drive Reno, NV 89521	Initial 2009020390-9 08/19/09	E(S)
Ameristar Casinos, Inc.	NV SOS	3/17/11	IGT 9295 Prototype Drive Reno, NV 89521	Initial 2009030674-3 12/21/09	E(S)

	JURISDICTION	SEARCH		FILE NO./	COLLATERAL
DEBTOR(S)	SEARCHED	VALID THRU	SECURED PARTY	FILE DATE	DESCRIPTION
Ameristar Casinos, Inc.	NV SOS	3/17/11	WIMS Gaming, Inc. 800 S. Northpoint Blvd. Waukegan, IL 50085	Initial 2010024607-7 09/29/10	E(S)
Cactus Pete’s	NV SOS	03/17/11	WMS Gaming Inc. 800 South Northpoint Blvd Waukegan, IL 60085	Initial 2004015629-9 05/17/04	E(S)
Continuation 2009009105-1 04/10/09
Cactus Pete’s	NV SOS	03/17/11	Jackson Oil, Inc. 3450 Commercial Court Meridian, ID 83642	Initial 2006019066-3 06/15/06	E(S)
Cactus Pete’s	NV SOS	03/17/11	Central Products Inc. 7750 Georgetown Road Indianapolis, Indiana 46268	Initial 2007032171-5 10/01/07	E(S)
Cactus Pete’s	NV SOS	03/17/11	CIT Technology Financing Services, Inc. 10201 Centurion Parkway North Suite 100 Jacksonville, FL 32256	Initial 2008018005-8 06/05/08	E(C)
Cactus Pete’s	NV SOS	03/17/11	IGT 9295 Prototype Drive Reno, NV 89521	Initial 2009018251-1 07/24/09	E(S)
Cactus Pete’s	NV SOS	03/17/11	IGT 9295 Prototype Drive Reno, NV 89521	Initial 2009025296-4 10/19/09	E(S)
Cactus Pete’s	NV SOS	03/17/11	US Bancorp 1310 Madrid Street Marshall, MN 56258	Initial 2009025444-9 10/21/09	E(S)
Cactus Pete’s	NV SOS	03/17/11	Golden West Advertising 114 E. 37th Street Boise, ID 83714	Initial 2009026046-6 10/28/09	E(S)
Cactus Pete’s	NV SOS	03/17/11	IGT 9295 Prototype Drive Reno, NV 89521	Initial 2010001275-5 01/14/10	E(S)
Cactus Pete’s	NV SOS	03/17/11	Aristocrat Technologies, Inc. 7230 Amigo Street Las Vegas, NV 89119	Initial 2010025202-0 10/05/10	E(S)
Cactus Pete’s	NV SOS	03/17/11	Konami Gaming, Inc. 585 Trade Center Drive Las Vegas, NV 89119	Initial 2010028554-8 11/11/10	E(C)

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	JURISDICTION	SEARCH		FILE NO./	COLLATERAL
DEBTOR(S)	SEARCHED	VALID THRU	SECURED PARTY	FILE DATE	DESCRIPTION
Cactus Pete’s	NV SOS	03/17/11	Bally Technologies, Inc. 6601 S. Bermuda Las Vegas, NV 89119	Initial 2011003459-9 02/10/11	E(S)
Cactus Pete’s	NV SOS	03/17/11	Konami Gaming, Inc. 585 Trade Center Drive Las Vegas, NV 89119	Initial 2011005902-2 03/10/11	E(C)
Ameristar Casino Kansas City, Inc.	MO SOS	03/13/11	WMS Gaming Inc. 800 South Northpoint Blvd Waukegan, IL 60085	Initial 20040051103H 05/11/04	E(C)
Continuation 20090035108K 04/09/09
Ameristar Casino Kansas City, Inc.	MO SOS	03/13/11	Missouri Office Systems & Supply 1961 Hirst Drive Moberly, MO 65270	Initial 20080000473F 01/02/08	E(C)
Ameristar Casino Kansas City, Inc.	MO SOS	03/13/11	IGT 9295 Prototype Drive Reno, NV 89521	Initial 20090097887A 10/06/09	E(S)
Ameristar Casino Kansas City, Inc.	MO SOS	03/13/11	IGT 9295 Prototype Drive Reno, NV 89521	Initial 20090097902K 10/06/09	E(S)
Ameristar Casino Kansas City, Inc.	MO SOS	03/13/11	Ainsworth Game Technology Limited 6600 NW 12th Avenue, Suite 201 Ft. Lauderdale, FL 33309	Initial 20090105180H 10/26/09	O Financed equipment and proceeds — fixtures and proceeds
Ameristar Casino Kansas City, Inc.	MO SOS	03/13/11	IGT 9295 Prototype Drive Reno, NV 89521	Initial 20090126263B 12/30/09	E(S)
Ameristar Casino Kansas City, Inc.	MO SOS	03/13/11	Aristocrat Technologies, Inc. 7230 Amigo Street Las Vegas, NV 89119	Initial 20100052221G 05/18/10	E(S)
Ameristar Casino Kansas City, Inc.	MO SOS	03/13/11	Konami Gaming, Inc. 585 Trade Center Drive Las Vegas, NV 89119	Initial 20100064828B 06/22/10	E(C)
Ameristar Casino Kansas City, Inc.	MO SOS	03/13/11	Konami Gaming, Inc. 585 Trade Center Drive Las Vegas, NV 89119	Initial 20100084737C 08/17/10	E(C)

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	JURISDICTION	SEARCH		FILE NO./	COLLATERAL
DEBTOR(S)	SEARCHED	VALID THRU	SECURED PARTY	FILE DATE	DESCRIPTION
Ameristar Casino Kansas City, Inc.	MO SOS	03/13/11	Aristocrat Technologies, Inc. 7230 Amigo Street Las Vegas, NV 89119	Initial 20100100910F 10/01/10	E(S)
Ameristar Casino Kansas City, Inc.	MO SOS	03/13/11	Bally Technologies, Inc. 6601 S. Bermuda Las Vegas, NV 89119	Initial 20110001423F 01/05/11	E(S)
Ameristar Casino Kansas City, Inc.	MO SOS	03/13/11	Konami Gaming, Inc. 585 Trade Center Drive Las Vegas, NV 89119	Initial 20110007788F 01/21/11	E(C)
Ameristar Casino Kansas City, Inc.	MO SOS	03/13/11	Konami Gaming, Inc. 585 Trade Center Drive Las Vegas, NV 89119	Initial 20110007789G 01/21/11	E(C)
Ameristar Casino Kansas City, Inc.	MO SOS	03/13/11	Konami Gaming, Inc. 585 Trade Center Drive Las Vegas, NV 89119	Initial 20110015138C 02/11/11	E(C)
Ameristar Casino Kansas City, Inc.	MO SOS	03/13/11	Missouri Office Systems & Supply 1961 Hirst Drive Moberly, MO 65270	Initial 20110024982M 03/09/11	E(C)
Ameristar Casino St. Charles, Inc.	MO SOS	03/13/11	GE Capital PO Box 740423 Atlanta, GA 30374 Assignor Secured Party CDS Office Systems, Inc. PO Box 740441 Atlanta, GA 70441	Initial 20020108982C 09/30/02	E(S)
Continuation 04/13/07 20070042630F 04/13/07
Ameristar Casino St. Charles Inc	MO SOS	03/13/11	Canon Financial Services 158 Gaither Drive #200 Mt Laurel, NJ 08054	Initial 20070012022H 01/31/07	E(C)
Ameristar Casino St. Charles, Inc.	MO SOS	03/13/11	QRS, Inc. PO Box 17166 Louisville, KY 40217	Initial 20070080450H 07/09/07	E(S)
Ameristar Casino St. Charles Inc	MO SOS	03/13/11	Canon Financial Services 158 Gaither Drive #200 Mt Laurel, NJ 08054	Initial 20080000495K 01/02/08	E(C)

4

	JURISDICTION	SEARCH		FILE NO./	COLLATERAL
DEBTOR(S)	SEARCHED	VALID THRU	SECURED PARTY	FILE DATE	DESCRIPTION
Ameristar Casino St. Charles Inc	MO SOS	03/13/11	Canon Financial Services 158 Gaither Drive #200 Mt Laurel, NJ 08054	Initial 20080028043J 03/13/08	E(C)
Ameristar Casino St. Charles, Inc.	MO SOS	03/13/11	WMS Gaming, Inc. 800 S. Northpoint Blvd. Waukegan, IL 60085	Initial 20080097758H 09/08/08	E(S)
Ameristar Casino St. Charles	MO SOS	03/13/11	Bally Technologies, Inc. 6601 S. Bermuda Las Vegas, NV 89119	Initial 20090098916F 10/09/09	E(S)
Ameristar Casino St. Charles, Inc.	MO SOS	03/13/11	IGT 9295 Prototype Drive Reno, NV 89521	Initial 20090101892C 10/19/09	E(S)
Ameristar Casino St. Charles, Inc.	MO SOS	03/13/11	IGT 9295 Prototype Drive Reno, NV 89521	Initial 20100001521C 01/06/10	E(S)
Ameristar Casino St. Charles, Inc.	MO SOS	03/13/11	IGT 9295 Prototype Drive Reno, NV 89521	Initial 20100031292A 03/26/10	E(S)
Ameristar Casino St. Charles	MO SOS	03/13/11	Bally Technologies, Inc. 6601 S. Bermuda Las Vegas, NV 89119	Initial 20100037683A 04/13/10	E(S)
Ameristar Casino St. Charles	MO SOS	03/13/11	Bally Technologies, Inc. 6601 S. Bermuda Las Vegas, NV 89119	Initial 20100043731B 04/28/10	E(S)
Ameristar Casino St. Charles, Inc.	MO SOS	03/13/11	Konami Gaming, Inc. 585 Trade Center Drive Las Vegas, NV 89119	Initial 20100064829C 06/22/10	E(C)
Ameristar Casino St. Charles, Inc.	MO SOS	03/13/11	Aristocrat Technologies, Inc. 7230 Amigo Street Las Vegas, NV 89119	Initial 20100066694F 06/25/10	E(S)
Ameristar Casino St. Charles, Inc.	MO SOS	03/13/11	Aristocrat Technologies, Inc. 7230 Amigo Street Las Vegas, NV 89119	Initial 20100100811F 10/01/10	E(S)
Ameristar Casino St. Charles	MO SOS	03/13/11	Bally Technologies, Inc. 6601 S. Bermuda Las Vegas, NV 89119	Initial 20100103588K 10/11/10	E(S)
Ameristar Casino St. Charles, Inc.	MO SOS	03/13/11	Konami Gaming, Inc. 585 Trade Center Drive Las Vegas, NV 89119	Initial 20100105474F 10/15/10	E(C)

5

	JURISDICTION	SEARCH		FILE NO./	COLLATERAL
DEBTOR(S)	SEARCHED	VALID THRU	SECURED PARTY	FILE DATE	DESCRIPTION
Ameristar Casino St. Charles, Inc.	MO SOS	03/13/11	Bally Technologies, Inc. 6601 S. Bermuda Las Vegas, NV 89119	Initial 20100118429K 11/22/10	E(S)
Ameristar Casino St. Charles Inc	MO SOS	03/13/11	Bally Technologies, Inc. 6601 S. Bermuda Las Vegas, NV 89119	Initial 20110001432F 01/15/11	E(S)
Ameristar Casino St. Charles Inc	MO SOS	03/13/11	Bally Technologies, Inc. 6601 S. Bermuda Las Vegas, NV 89119	Initial 20110014655G 02/10/11	E(S)
Ameristar Casino Black Hawk, Inc.	CO SOS	03/17/11	WMS Gaming, Inc. 800 S. Northpoint Blvd. Waukegan, Illinois 60085	Initial 2008F089081 09/05/08	E(C)
Ameristar Casino Black Hawk, Inc.	CO SOS	03/17/11	Aristocrat Technologies, Inc. 7230 Amigo Street Las Vegas, NV 89119	Initial 2009F064424 07/28/09	E(S)
Ameristar Casino Black Hawk, Inc.	CO SOS	03/17/11	IGT 9295 Prototype Drive Reno, NV 89521	Initial 2009F083719 10/02/09	E(S)
Ameristar Casino Black Hawk, Inc.	CO SOS	03/17/11	IGT 9295 Prototype Drive Reno, NV 89521	Initial 2009F084950 10/08/09	E(S)
Ameristar Casino Black Hawk, Inc.	CO SOS	03/17/11	IGT 9295 Prototype Drive Reno, NV 89521	Initial 2010F003402 01/12/10	E(S)
Ameristar Casino Black Hawk, Inc.	CO SOS	03/17/11	Aristocrat Technologies, Inc. 7230 Amigo Street Las Vegas, NV 89119	Initial 2010F041761 05/18/10	E(S)
Ameristar Casino Black Hawk, Inc.	CO SOS	03/17/11	Aristocrat Technologies, Inc. 7230 Amigo Street Las Vegas, NV 89119	Initial 2010F064052 08/24/10	E(S)
Ameristar Casino Council Bluffs, Inc.	IA SOS	03/17/11	Namco Cybertainment Inc. 877 Supreme Drive Bensenville, IL 90106	Initial P556028-3 07/16/07	E(S)
Ameristar Casino Council Bluffs, Inc.	IA SOS	03/17/11	Toshiba America Business Solutions, Inc. 1961 Hirst Drive Moberly, MO 65270	Initial X136822-5 08/07/08	E(C)

6

	JURISDICTION	SEARCH		FILE NO./	COLLATERAL
DEBTOR(S)	SEARCHED	VALID THRU	SECURED PARTY	FILE DATE	DESCRIPTION
Ameristar Casino Council Bluffs, Inc.	IA SOS	03/17/11	WMS Gaming, Inc. 800 S. Northpoint Blvd. Waukegan, IL 60085	Initial X139301-3 09/05/08	E(S)
Ameristar Casino Council Bluffs, Inc.	IA SOS	03/17/11	Ainsworth Game Technology Limited 6600 NW 12th Avenue Suite 201 Ft. Lauderdale, FL 33309	Initial P584015-7 08/24/09	O Financed equipment and proceeds — fixtures and proceeds
Ameristar Casino Council Bluffs, Inc.	IA SOS	03/17/11	IGT 9295 Prototype Drive Reno, NV 89521	Initial X170854-0 09/14/09	E(S)
Ameristar Casino Council Bluffs, Inc.	IA SOS	03/17/11	IGT 9295 Prototype Drive Reno, NV 89521	Initial X173211-4 10/07/09	E(S)
Ameristar Casino Council Bluffs, Inc.	IA SOS	03/17/11	IGT 9295 Prototype Drive Reno, NV 89521	Initial X179942-3 12/28/09	E(S)
Ameristar Casino Council Bluffs, Inc.	IA SOS	03/17/11	Aristocrat Technologies, Inc. 7230 Amigo Street Las Vegas, NV 89119	Initial X10012892-4 05-18-10	E(S)
Ameristar Casino Council Bluffs, Inc.	IA SOS	03/17/11	Konami Gaming, Inc. 585 Trade Center Drive Las Vegas, NV 8911i	Initial P10007162-5 08/24/10	E(S)
Ameristar Casino Council Bluffs, Inc.	IA SOS	03/17/11	Aristocrat Technologies, Inc. 7230 Amigo Street Las Vegas, NV 89119	Initial X10023816-3 09/24/10	E(S)
Ameristar Casino Council Bluffs, Inc.	IA SOS	03/17/11	Bally Technologies, Inc. 6601 S. Bermuda Las Vegas, NV 89119	Initial X11000478-1 01/05/11	E(S)
Ameristar Casino Council Bluffs, Inc.	IA SOS	03/17/11	Konami Gaming, Inc. 585 Trade Center Drive Las Vegas, NV 8911i	Initial E11005444-4 01/24/11	E(S)
Ameristar Casino East Chicago, LLC	IN SOS	03/13/11	WMS Gaming, Inc. 800 S. Northpoint Blvd. Waukegan, IL 60085	Initial 200900001972111 03/11/09	E(S)
Ameristar Casino East Chicago, LLC	IN SOS	03/13/11	Aristocrat Technologies, Inc. 7230 Amigo Street Las Vegas, NV 89119	Initial 200900004703823 06/05/09	E(S)

7

	JURISDICTION	SEARCH		FILE NO./	COLLATERAL
DEBTOR(S)	SEARCHED	VALID THRU	SECURED PARTY	FILE DATE	DESCRIPTION
Ameristar Casino East Chicago, LLC	IN SOS	03/13/11	IGT 9295 Prototype Drive Reno, NV 89521	Initial 200900005074118 06/18/09	E(S)
Ameristar Casino East Chicago, LLC	IN SOS	03/13/11	Konami Gaming, Inc. 585 Trade Center Drive Las Vegas, NV 8911	Initial 200900006845953 08/24/09	E(S)
Ameristar Casino East Chicago, LLC	IN SOS	03/13/11	Ainsworth Game Technology Limited 6600 NW 12th Avenue Suite 201 Ft. Lauderdale, FL 33309	Initial 200900006880992 08/25/09	O Financed equipment and proceeds — fixtures and proceeds
Ameristar Casino East Chicago, LLC	IN SOS	03/13/11	IGT 9295 Prototype Drive Reno, NV 89521	Initial 200900007095517 09/03/09	E(S)
Ameristar Casino East Chicago, LLC	IN SOS	03/13/11	IGT 9295 Prototype Drive Reno, NV 89521	Initial 200900007372373 09/15/09	E(S)
Ameristar Casino East Chicago, LLC	IN SOS	03/13/11	IGT 9295 Prototype Drive Reno, NV 89521	Initial 20100000169433 01/06/10	E(S)
Ameristar Casino East Chicago, LLC	IN SOS	03/13/11	Bally Technologies, Inc. 6601 S. Bermuda Las Vegas, NV 89119	Initial 201000003106992 04/13/10	E(S)
Ameristar Casino East Chicago, LLC	IN SOS	03/13/11	Aristocrat Technologies, Inc. 7230 Amigo Street Las Vegas, NV 89119	Initial 201000005433058 06/28/10	E(S)
Ameristar Casino East Chicago, LLC	IN SOS	03/13/11	Konami Gaming, Inc. 585 Trade Center Drive Las Vegas, NV 8911	Initial 201000006599395 08/05/10	E(S)
Ameristar Casino East Chicago, LLC	IN SOS	03/13/11	Aristocrat Technologies, Inc. 7230 Amigo Street Las Vegas, NV 89119	Initial 201000007800280 09/15/10	E(S)

8

	JURISDICTION	SEARCH		FILE NO./	COLLATERAL
DEBTOR(S)	SEARCHED	VALID THRU	SECURED PARTY	FILE DATE	DESCRIPTION
Ameristar Casino East Chicago, LLC	IN SOS	03/13/11	Konami Gaming, Inc. 585 Trade Center Drive Las Vegas, NV 8911	Initial 201000008600471 10/12/10	E(S)
Ameristar Casino East Chicago, LLC	IN SOS	03/13/11	Konami Gaming, Inc. 585 Trade Center Drive Las Vegas, NV 8911	Initial 201000008603090 10/12/10	E(S)
Ameristar Casino East Chicago, LLC	IN SOS	03/13/11	Konami Gaming, Inc. 585 Trade Center Drive Las Vegas, NV 8911	Initial 201000009067025 10/27/10	E(S)
Ameristar Casino East Chicago, LLC	IN SOS	03/13/11	Konami Gaming, Inc. 585 Trade Center Drive Las Vegas, NV 8911	Initial 201100002085615 03/11/11	E(S)
Ameristar Casino Vicksburg, Inc.	MS SOS	3/16/11	Canon Financial Services 158 Gaither Drive #200 Mt. Laurel, NJ 08054	Initial 20060181794K 08/16/06	E(C)
Ameristar Casino Vicksburg, Inc.	MS SOS	3/16/11	IGT 9295 Prototype Drive Reno, NV 89521	Initial 20090170456F 08/19/09	E(S)
Ameristar Casino Vicksburg, Inc.	MS SOS	3/16/11	IGT 9295 Prototype Drive Reno, NV 89521	Initial 200901698829H 08/19/09	E(S)
Ameristar Casino Vicksburg, Inc.	MS SOS	3/16/11	WMS Gaming, Inc. 800 S. Northpoint Blvd. Waukegan, IL 60085	Initial 20080191461C 09/08/07	E(S)
Ameristar Casino Vicksburg, Inc.	MS SOS	3/16/11	Canon Financial Services 158 Gaither Drive #200 Mt. Laurel, NJ 08054	Initial 20060192412J 08/30/06	E(C)
Ameristar Casino Vicksburg, Inc.	MS SOS	3/16/11	Aristocrat Technologies, Inc. 7230 Amigo Street Las Vegas, NV 89119	Initial 20100200078A 09/17/10	E(S)
Ameristar Casino Vicksburg, Inc.	MS SOS	3/16/11	Canon Financial Services 158 Gaither Drive #200 Mt. Laurel, NJ 08054	Initial 20060281267F 12/20/06	E(C)
Ameristar Casino Vicksburg, Inc.	MS SOS	3/16/11	IGT 9295 Prototype Drive Reno, NV 89521	Initial 20090267177B 12/22/09	E(S)

9

	JURISDICTION	SEARCH		FILE NO./	COLLATERAL
DEBTOR(S)	SEARCHED	VALID THRU	SECURED PARTY	FILE DATE	DESCRIPTION
Ameristar Casino Vicksburg, Inc.	MS SOS	3/16/11	Konami Gaming, Inc. 585 Trade Center Drive Las Vegas, NV 8911	Initial 20100228774A 10/28/10	E(S)
Ameristar Casino Vicksburg, Inc.	MS SOS	3/16/11	Konami Gaming, Inc. 585 Trade Center Drive Las Vegas, NV 8911	Initial 20110337725A 03/11/11	E(S)
Ameristar Casino Vicksburg, Inc.	MS SOS	3/16/11	Aristocrat Technologies, Inc. 7230 Amigo Street Las Vegas, NV 89119	Initial 20100126978A 07/01/10	E(S)

10

SCHEDULE 9.03(b)
Insurance Policy Endorsement
MORTGAGEHOLDERS
1.	Mortgageholder includes trustee.

2.	We will pay for covered loss of or damage to buildings or structures to each mortgageholder shown on the Declarations in their order of precedence, as interests may appear.

3.	The mortgageholder has the right to receive loss payment even if the mortgageholder has started foreclosure or similar action on the building or structure.

4.	If we deny your claim because of your acts or because you have failed to comply with the terms of this Commercial Property Coverage Part, the mortgageholder will still have the right to receive loss payment if the mortgageholder:
a.	Pays the premium due under this Commercial Property Coverage Part at our request if you have failed to do so;

b.	Submits a signed, sworn proof of loss within 60 days after receiving notice from us of your failure to do so; and

c.	Has notified us of any change in ownership, occupancy, or substantial change in risk known to the mortgageholder.
               All of the terms of this Commercial Property Coverage Part will then apply directly to the mortgageholder.
5.	If we pay the mortgageholder for any loss or damage and deny payment to you because of your acts or because you have failed to comply with the terms of this Commercial Property Coverage Part:
a.	The mortgageholder’s rights under the mortgage will be transferred to us to the extent of the amount we pay; and

b.	The mortgageholder’s right to recover the full amount of the mortgageholder’s claim will not be impaired.
               At our option, we may pay to the mortgageholder the whole principal on the mortgage plus any accrued interest. In this event, your mortgage and note will be transferred to us and you will pay your remaining mortgage debt to us.
6.	If we cancel the policy, we will give written notice to the mortgageholder at least:
a.	10 days before the effective date of cancellation if we cancel for your nonpayment of premium; or

b.	30 days before the effective date of cancellation if we cancel for any other reason.
7.	If we elect not to renew the policy, we will give written notice to the mortgageholder at least 10 days before the expiration date of this policy.

2

SCHEDULE 10.03
Restricted Payment Basket Amount
          “Restricted Payment Basket Amount” means, at the time of any Dividend or Investment, the sum (x) $100,000,000 and (y) the sum, without duplication, of:
     (a) 50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of the Borrower and its Subsidiaries during the period (treating such period as a single accounting period) beginning on January 1, 2011 and ending on the last day of the most recent fiscal quarter of the Borrower ending immediately prior to the date of the making of such Investment and/or Dividend for which internal financial statements are available, plus
     (b) 100% of the fair market value of the aggregate net proceeds received by the Borrower from any Person (other than from a Subsidiary of the Borrower) from the issuance and sale of Qualified Capital Stock of the Borrower or the amount by which Indebtedness of the Borrower or any Subsidiary is reduced by the conversion or exchange of debt securities or Disqualified Capital Stock into or for Qualified Capital Stock of the Borrower (to the extent that proceeds of the issuance of such Qualified Capital Stock would have been includable in this clause if such Qualified Capital Stock had been initially issued for cash) subsequent to the Initial Borrowing Date and on or prior to the date of the making of such Dividend and/or Investment (excluding any Qualified Capital Stock of the Borrower the purchase price of which has been financed directly or indirectly using funds (i) borrowed from the Borrower or any Subsidiary, unless and until and to the extent such borrowing is repaid, or (ii) contributed, extended, guaranteed or advanced by the Borrower or any Subsidiary (including, without limitation, in respect of any employee stock ownership or benefit plan)); provided that such aggregate net proceeds are limited to cash, Cash Equivalents and other Productive Assets, plus
     (c) 100% of the aggregate cash received by the Borrower subsequent to the Initial Borrowing Date and on or prior to the date of the making of such Investment and/or Dividend upon the exercise of options or warrants (whether issued prior to or after the Initial Borrowing Date) to purchase Qualified Capital Stock of the Borrower, plus
     (d) to the extent that any Investment made pursuant to Section 10.05(xvii) of the Credit Agreement after the Initial Borrowing Date is sold for cash or Cash Equivalents or otherwise liquidated or repaid for cash or Cash Equivalents, or any dividends, distributions, interest payments, principal repayments or returns of capital are received by the Company or any Subsidiary in respect of any such Investment, the proceeds of such sale, liquidation, repayment, dividend, distribution, principal repayment or return of capital, in each such case valued at the cash or fair market value of Cash Equivalents received with respect to such Investment (less the cost of disposition, if any), and to the extent that any such Investment consisting of a guaranty that was made after the Initial Borrowing Date is terminated or cancelled, the excess, if any, of (x) the amount by which such Investment reduced the Restricted Payment Basket Amount, over (y) the aggregate amount of payments made (including costs incurred) in respect of such guaranty.
     Notwithstanding the foregoing, net proceeds received by the Borrower from the issuance and sale of any Qualified Capital Stock which are applied in accordance with Section 10.05(xii) of the Credit Agreement shall not be included under clauses (b) and (c) above.
          For the purpose of the definition of “Restricted Payment Basket Amount”:
          “Capital Stock” means (1) with respect to any Person that is a corporation, any and all shares, rights, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of common stock and preferred stock of such Person, and (2) with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person.
          “Casino” means any gaming establishment and other property or assets directly ancillary thereto or used in connection therewith, including any building, restaurant, hotel, theater, parking facilities, retail shops, land, golf courses and other recreation and entertainment facilities, marina, vessel, barge, ship and equipment.
          “Consolidated Net Income” means, with respect to any Person for any period, the aggregate net income (or loss) of such Person and its Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided, however, that there shall be excluded therefrom:
     (1) net after-tax gains and losses from all sales or dispositions of assets outside of the ordinary course of business,
     (2) any net after-tax effect of extraordinary or non-recurring income or gains or losses, costs, charges or expenses, including from severance, relocation and curtailments or modifications to pension and post-retirement employee benefit plans,
     (3) any after-tax effect of income (loss) from the early extinguishment, conversion or cancellation of debt, Interest Swap Obligations, Hedging Obligations or other derivative instruments,
     (4) any impairment charge or asset write-off, in each case pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP,
     (5) the effect of marking to market Interest Swap Obligations and Hedging Obligations permitted to be incurred by Section 10.04(ii) of the Credit Agreement,
     (6) the cumulative effect of a change in accounting principles,
     (7) any net income of any other Person if such other Person is not a Subsidiary and is accounted for by the equity method of accounting, except that such Person’s equity in the net income of any such other Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash

2

actually distributed by such other Person during such period to such Person or a Subsidiary as a dividend or other distribution (subject, in case of a dividend or other distribution to a Subsidiary, to the limitation that such amount so paid to a Subsidiary shall be excluded to the extent that such amount could not at that time be paid to the Borrower due to the restrictions set forth in clause (8) below),
     (8) any net income of any Subsidiary that is not a Guarantor if such Subsidiary is subject to restrictions, directly or indirectly, by contract, operation of law, pursuant to its charter or otherwise on the payment of dividends or the making of distributions by such Subsidiary to such Person except that:
(a)	such Person’s equity in the net income of any such Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash (or other property actually converted into cash) actually distributed or that could have been paid or distributed during such period to such Person as a dividend or other distribution (whether or not due to a waiver of such restriction), and

(b)	such Person’s equity in a net loss of any such Subsidiary for such period shall be included in determining such Consolidated Net Income regardless of any such restriction,
     (9) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following the Initial Borrowing Date,
     (10) income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued),
     (11) in the case of a successor to such Person by consolidation or merger or as a transferee of such Person’s assets, any net income or loss of the successor corporation prior to such consolidation, merger or transfer of assets,
     (12) non-cash charges or expenses relating to compensation expense in connection with benefits provided under employee stock option plans, restricted stock plans and other equity compensation arrangements,
     (13) any net unrealized gains and losses resulting from Hedging Obligations and the application of ASC Topic 815 will be excluded,
     (14) any expenses, charges or losses that are covered by indemnification or other reimbursement provisions in connection with any Investment permitted under Section 10.05 of the Credit Agreement or any sale, conveyance, transfer or other disposition of assets permitted under the Credit Agreement, to the extent actually reimbursed, or, so long as the Borrower has made a determination that a reasonable basis exists for indemnification or reimbursement and only to the extent that such amount is in fact indemnified or reimbursed within 365 days of such determination

3

(with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365 days),
     (15) to the extent covered by insurance and actually reimbursed, or, so long as the Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is in fact reimbursed within 365 days of the date of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within such 365 days), expenses, charges or losses with respect to liability or casualty events or business interruption, and
     (16) any fees, expenses, premiums and other charges in connection with the issuance of the Senior Notes, the incurrence of the Loans and the issuance of Letters of Credit under the Credit Agreement, the Stock Repurchase or any other issuance or repayment of Indebtedness, issuance of Equity Interests, refinancing transaction, amendment or other modification of any debt instrument, acquisition, investment or asset disposition.
          “Disqualified Capital Stock” means any Capital Stock which by its terms (or by the terms of any security into which it is, by its terms, convertible or for which it is, by its terms, exchangeable at the option of the holder thereof), or upon the happening of any specified event (other than a Change of Control), is required to be redeemed or is redeemable (at the option of the holder thereof) at any time prior to the latest Maturity Date at the time of determination or is exchangeable at the sole option of the holder (except upon a Change of Control) thereof for Indebtedness at any time prior to the latest Maturity Date at the time of detemination. The “maximum fixed redemption or repurchase price” of any Disqualified Capital Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were repurchased on the date on which such “maximum fixed redemption or repurchase price” shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined in good faith by the board of directors of the issuing Person.
          “Hedging Obligations” means all obligations of the Credit Parties or any Subsidiary that is not a Credit Party arising under or in connection with any rate or basis swap, forward contract, commodity swap or option, equity or equity index swap or option, bond, note or bill option, interest rate option, foreign currency exchange transaction, cross currency rate swap, currency option, cap, collar or floor transaction, swap option, synthetic trust product, synthetic lease or any similar transaction or agreement.
          “Interest Swap Obligations” means the net obligations of any Person under any interest rate protection agreement, interest rate future, interest rate option, interest rate swap, interest rate cap, collar or floor transaction or other interest rate Hedging Obligation.
          “Productive Assets” means assets (including assets owned directly or indirectly through Capital Stock of a Subsidiary) of a kind used or usable in the businesses of the Credit Parties as they are conducted on the determination date and any Related Business.

4

          “Qualified Capital Stock” means any Capital Stock that is not Disqualified Capital Stock.
          “Related Business” means the gaming (including pari-mutuel betting) business and/or any and all businesses that in the good faith judgment of the Borrower are reasonably related to, necessary for, in support or anticipation of, ancillary or complementary to or in preparation for (or required by a Gaming Authority to be developed, constructed, improved or acquired in connection with the licensing approval of such Casino or Casinos) the gaming business including, without limitation, the development, expansion or operation of any casino (including any land-based, dockside, riverboat or other type of Casino), owned, or to be owned, by the Borrower or one of its Subsidiaries

5

SCHEDULE 13.03
Lender Addresses

LENDERS	ADDRESSES
Deutsche Bank Trust Company Americas	60 Wall Street, New York, NY 10005

SCHEDULE 13.19
Required Post-Closing Actions
The Borrower and each Credit Party hereby covenants and agrees that (each of which shall constitute a covenant for purposes of the Agreement):
1.	as promptly as possible, but in any event no later than December 31, 2011 (subject to extension by the Administrative Agent in its sole discretion),
a.	the Borrower shall have obtained, or caused to have been obtained, approval from the Nevada Gaming Authorities of (i) the pledge by the Borrower in favor of the Collateral Agent of all of the Equity Interests in Cactus Pete’s, Inc., a Nevada corporation (“CPI”), and (ii) any and all covenants contained in the Agreement and other Credit Documents that constitute restrictions on transfers of, and agreements not to encumber, the Equity Interests in CPI,

b.	the Borrower shall have satisfied all conditions and requirements of Section 6.06 with respect to the Equity Interests in CPI, and

c.	the Administrative Agent shall have received all legal opinions that it may reasonably request in connection with the foregoing, which legal opinions shall be in form and substance reasonably acceptable to the Administrative Agent;
2.	as promptly as possible, but in any event no later than May 31, 2011 (subject to extension by the Administrative Agent in its sole discretion),
a.	the Borrower shall have obtained, or caused to have been obtained, approval from the Mississippi Gaming Authorities of (i) the pledge by the Borrower in favor of the Collateral Agent of all of the Equity Interests in Ameristar Casino Vicksburg, Inc., a Mississippi corporation (“ACV”), and (ii) any and all covenants contained in the Agreement and other Credit Documents that constitute restrictions on transfers of, and agreements not to encumber, the Equity Interests in ACV,

b.	the Borrower shall have satisfied all conditions and requirements of Section 6.06 with respect to the Equity Interests in ACV, and

c.	the Administrative Agent shall have received all legal opinions that it may reasonably request in connection with the foregoing, which legal opinions shall be in form and substance reasonably acceptable to the Administrative Agent;
3.	as promptly as possible, but in any event no later than June 30, 2011 (subject to extension by the Administrative Agent in its sole discretion),
a.	the Borrower shall have obtained, or caused to have been obtained, approval from the Iowa Gaming Authorities of (i) the pledge by the Borrower in favor of the Collateral Agent of all of the Equity Interests in Ameristar Casino Council Bluffs, Inc, an Iowa corporation (“ACCB”), (ii) any and all provisions and covenants contained in the Agreement and the other Credit Documents that constitute restrictions on transfers of, and agreements not to encumber, the Equity Interests in ACCB and (iii) any and all provisions contained in the Agreement and other Credit Documents that impose restrictions and obligations on the activities of ACCB, including the Subsidiary Guaranty of ACCB,
b.	the Borrower shall have satisfied all conditions and requirements of Sections 6.06 through 6.10 with respect to ACCB, and

c.	the Administrative Agent shall have received all legal opinions that it may reasonably request in connection with the foregoing, which legal opinions shall be in form and substance reasonably acceptable to the Administrative Agent.
4.	as promptly as possible, but in any event no later than June 30, 2011 (subject to extension by the Administrative Agent in its sole discretion),
a.	the Borrower shall have obtained, or caused to have been obtained, approval from the Missouri Gaming Authorities of (i) the pledge by the Borrower in favor of the Collateral Agent of all of the Equity Interests in Ameristar Casino St. Charles, Inc, a Missouri corporation (“ACSC”), and in Ameristar Casino Kansas City, Inc., a Missouri corporation (“ACKC”), (ii) any and all provisions and covenants contained in the Agreement and the other Credit Documents that constitute restrictions on transfers of, and agreements not to encumber, the Equity Interests in ACSC and ACKC, and (iii) the grant of security interests in slot machines and similar gaming devices by ACSC and ACKC in favor of the Collateral Agent pursuant to the Security Agreement,

b.	(i) the Borrower shall have satisfied all conditions and requirements of Section 6.06 with respect to the Equity Interests in ACSC and ACKC and (ii) ACSC and ACKC shall have satisfied all conditions and requirements of Section 6.07, and

c.	the Administrative Agent shall have received all legal opinions that it may reasonably request in connection with the foregoing, which legal opinions shall be in form and substance reasonably acceptable to the Administrative Agent;
5.	as promptly as possible after the surrender and termination of the existing mortgage on the “Ameristar” located in Vicksburg, but in any event no later than 30 Business Days following the Effective Date (subject to extension by the Administrative Agent in its sole discretion), the Borrower shall surrender the “Certificate of Documentation” with respect to the “Ameristar”; and

6.	as promptly as possible, but in any event no later than July 15, 2011 (subject to extension by the Administrative Agent in its sole discretion),
a.	the Borrower shall have satisfied all conditions and requirements of Sections 6.08(c) and 6.08(d),

b.	the Borrower shall have used commercially reasonable efforts to obtain or cause to have been obtained, consents and estoppels with respect to certain Mortgaged Properties, in form and substance reasonably acceptable to the Administrative Agent, from (i) City of East Chicago, Indiana, Department of Redevelopment, (ii) Birmingham Drainage District, (iii) Port Authority of Kansas City, Missouri and (iv) Missouri Department of Natural Resources, and

c.	the Borrower shall have used commercially reasonable efforts to obtain or cause to have been obtained, subordination, nondisturbance and attornment agreements from tenants, as the Administrative Agent may reasonably request.
7.	as promptly as possible, but in any event no later than May 31, 2011 (subject to extension by the Administrative Agent in its sole discretion), the Borrower shall have delivered to the Administrative Agent, that certain promissory note from St. Charles Riverfront Transportation Development District in favor of Ameristar Casino St. Charles, Inc.